Execution Version
ASSET-BASED REVOLVING CREDIT AGREEMENT
by and among
PAR PACIFIC HOLDINGS, INC.,
as Holdings,
PAR PETROLEUM, LLC,
PAR HAWAII, LLC,
HERMES CONSOLIDATED, LLC,
WYOMING PIPELINE COMPANY LLC,
PAR MONTANA, LLC, and
PAR ROCKY MOUNTAIN MIDSTREAM, LLC
as Borrowers,
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Agent, Issuing Bank, and Swing Lender,
THE LENDERS THAT ARE PARTIES HERETO,
as the Lenders,
THE OTHER ISSUING BANKS THAT ARE PARTIES HERETO,
as Issuing Banks and
Wells Fargo Bank, National Association, Bank of America, N.A., Goldman Sachs Bank USA, MUFG Bank, LTD and Fifth Third Bank, National Association,
as Joint Lead Arrangers and Joint Bookrunners
Dated as of April 26, 2023

Page

1. DEFINITIONS AND CONSTRUCTION	1

1.1 Definitions	1
1.2 Accounting Terms	92
1.3 UCC	93
1.4 Construction	93
1.5 Time References	94
1.6 Schedules and Exhibits	95
1.7 Rates	95
1.8 Cashless Rollovers	95
1.9 Limited Condition Transaction	95
1.10 [Reserved]	96
1.11 Divisions	96

2. LOANS AND TERMS OF PAYMENT	96

2.1 Revolving Loans	96
2.2 Billings Revolver Increase	97
2.3 Borrowing Procedures and Settlements	99
2.4 Payments; Reductions of Commitments; Prepayments	107
2.5 Promise to Pay; Promissory Notes	112
2.6 Interest Rates and Letter of Credit Fee: Rates, Payments, and Calculations	113
2.7 Crediting Payments	115
2.8 Designated Account	115
2.9 Maintenance of Loan Account; Statements of Obligations	115
2.10 Fees	115
2.11 Letters of Credit	116
2.12 SOFR Options	125
2.13 Capital Requirements	129
2.14 Incremental Facilities	130
2.15 Joint and Several Liability of Borrowers	132
2.16 Extensions of Revolver Commitments	134
2.17 Agent’s Clawback	137
2.18 Taxes.	138

3. CONDITIONS	142

3.1 Conditions Precedent to the Initial Loans	142
3.2 Conditions Precedent to all Extensions of Credit	142
3.3 Maturity	142
3.4 Effect of Maturity	142
3.5 Early Termination by Borrowers	142
3.6 Conditions Subsequent	143

4. REPRESENTATIONS AND WARRANTIES	143

4.1 Due Organization and Qualification; Subsidiaries	143
4.2 Due Authorization; No Conflict	144
4.3 Governmental Consents	144
4.4 Binding Obligations; Perfected Liens	145
4.5 Title to Assets; No Encumbrances	145
4.6 Litigation	145
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4.7 Compliance with Laws	145
4.8 Financial Statements; No Material Adverse Effect	146
4.9 Solvency	146
4.10 Employee Benefits	146
4.11 Environmental Condition	146
4.12 Complete Disclosure	147
4.13 Patriot Act	147
4.14 [Reserved]	147
4.15 Payment of Taxes	147
4.16 Margin Stock	148
4.17 Governmental Regulation	148
4.18 OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws	148
4.19 Employee and Labor Matters	148
4.20 [Reserved]	149
4.21 [Reserved]	149
4.22 Eligible Accounts Receivables	149
4.23 [Reserved]	150
4.24 [Reserved]	150
4.25 Location of Chief Executive Office; Registered Offices	150
4.26 [Reserved]	150
4.27 Eligible Renewable Identification Numbers; RFS	150
4.28 [Reserved]	150
4.29 [Reserved]	150
4.30 [Reserved]	150
4.31 [Reserved]	150
4.32 [Reserved]	150
4.33 Insurance	150
4.34 Security Documents	150
4.35 Intermediation Documents	151
4.36 Affected Financial Institution	151

5. AFFIRMATIVE COVENANTS	151

5.1 Financial Statements, Reports, Certificates	151
5.2 Reporting	151
5.3 Existence	151
5.4 Maintenance of Properties	152
5.5 Taxes	152
5.6 Insurance	152
5.7 Inspections; Examinations; Books and Records	153
5.8 Compliance with Laws	154
5.9 Environmental	154
5.10 Compliance with Material Contracts	155
5.11 Formation of Subsidiaries	155
5.12 Further Assurances	156
5.13 [Reserved]	156
5.14 Compliance with ERISA and the IRC	156
5.15 ABL Collateral Administration.	157
5.16 [Reserved]	161
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5.17 Landlord and Storage Agreement	161
5.18 OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws	161
5.19 Beneficial Ownership Regulation	162
5.20 Intermediation Documents	162

6. NEGATIVE COVENANTS	162

6.1 Indebtedness	162
6.2 Liens	162
6.3 Restrictions on Fundamental Changes	162
6.4 Disposal of Assets	162
6.5 Nature of Business	165
6.6 Prepayments and Amendments	165
6.7 Restricted Payments	165
6.8 Accounting Methods; Organizational Documents	169
6.9 Transactions with Affiliates	169
6.10 Use of Proceeds	171
6.11 Designation of Restricted and Unrestricted Subsidiaries	172
6.12 [Reserved]	173
6.13 Burdensome Agreement	173
6.14 [Reserved]	175
6.15 Hedging	175
6.16 Financial Covenant	175
6.17 Intermediation Facilities	176
6.18 Holdings Covenant	176

7. EVENTS OF DEFAULT	177

7.1 Payments	177
7.2 Covenants	177
7.3 Judgments.	178
7.4 Voluntary Bankruptcy, etc	178
7.5 Involuntary Bankruptcy, etc	178
7.6 Default Under Other Agreements	179
7.7 Representations, etc.	179
7.8 Guaranty	179
7.9 Security Documents	179
7.10 Loan Documents	179
7.11 Change of Control	180
7.12 ERISA	180
7.13 Certain Environmental Event	180
7.14 Intercreditor Provisions	180

8. RIGHTS AND REMEDIES	180

8.1 Rights and Remedies	180
8.2 Remedies Cumulative	181

9. WAIVERS; INDEMNIFICATION	182
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(continued)
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9.1 Demand; Protest; etc	182
9.2 The Lender Group's Liability for Collateral	182
9.3 Indemnification	182

10. NOTICES	183

11. CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER; JUDICIAL REFERENCE PROVISION	184

12. ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS	185

12.1 Assignments and Participations	185
12.2 Successors	190

13. AMENDMENTS; WAIVERS	190

13.1 Amendments and Waivers	190
13.2 No Waivers; Cumulative Remedies	194
13.3 Replacement of Certain Lenders.	194

14. AGENT; THE LENDER GROUP;	195

14.1 Appointment and Authorization of Agent	195
14.2 Delegation of Duties	196
14.3 Liability of Agent	197
14.4 Reliance by Agent	197
14.5 Notice of Default or Event of Default	198
14.6 Credit Decision	198
14.7 Costs and Expenses; Indemnification	198
14.8 Agent in Individual Capacity	199
14.9 Successor Agent	199
14.10 Lender in Individual Capacity	200
14.11 Collateral and Guaranty Matters	200
14.12 Restrictions on Actions by Lenders; Sharing of Payments	203
14.13 Agency for Perfection	204
14.14 Payments by Agent to the Lenders	204
14.15 Concerning the Collateral and Related Loan Documents	204
14.16 Field Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information	204
14.17 Several Obligations; No Liability	206
14.18 Joint Lead Arrangers	206
14.19 Erroneous Payments	206
14.20 Agent Professionals	208
14.21 Collateral Agent	208

15. [Reserved]	209

16. GENERAL PROVISIONS	209

16.1 Effectiveness	209
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16.2 Section Headings	209
16.3 Interpretation	209
16.4 Severability of Provisions	209
16.5 Bank Product Providers	209
16.6 Debtor-Creditor Relationship	210
16.7 Counterparts; Electronic Execution	210
16.8 Revival and Reinstatement of Obligations; Certain Waivers	211
16.9 Confidentiality	212
16.10 Survival	214
16.11 Patriot Act; Due Diligence	214
16.12 Integration	214
16.13 Release of Guarantors and Collateral	214
16.14 Acknowledgement and Consent to Bail-In of Affected Financial Institutions	215
16.15 Certain ERISA Matters	215
16.16 Permitted Intercreditor Agreements and Intermediation Access Agreements	217
16.17 The Administrative Borrower	218
16.18 Acknowledgment Regarding Any Support QFCs	219

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EXHIBITS AND SCHEDULES
Exhibit A    Form of Assignment and Acceptance
Exhibit B-1    Form of Compliance Certificate
Exhibit B-2    Bank Product Provider Agreement
Exhibit C    Form of Note
Exhibit D    Form of Perfection Certificate
Exhibit E    Form of Notice of Borrowing
Exhibit F    Form of Notice of Conversion
Exhibit G-1    Form of U.S. Tax Compliance Certificate (Non-Partnership Foreign Lenders)
Exhibit G-2    Form of U.S. Tax Compliance Certificate (Non-Partnership Foreign Participants)
Exhibit G-3    Form of U.S. Tax Compliance Certificate (Foreign Participant Partnerships)
Exhibit G-4    Form of U.S. Tax Compliance Certificate (Foreign Lender Partnerships)
Exhibit H    SOFR Notice

Schedule A    Agent’s Account
Schedule B-1    Existing Liens
Schedule C-1    Commitments
Schedule D-1    Designated Accounts
Schedule E-1    Existing Letters of Credit
Schedule F    Eligible Unbilled Accounts
Schedule G    Investment Grade Receivables

Schedule 1.2    Individual Letter of Credit Sublimits
Schedule 3.1    Conditions Precedent
Schedule 3.6    Conditions Subsequent
Schedule 4.1(b)    Capitalization of Borrower
Schedule 4.1(c)    Capitalization of Borrower’s Subsidiaries
Schedule 4.1(d)    Subscriptions, Options, Warrants, Calls
Schedule 4.10    ERISA
Schedule 4.11    Environmental Matters
Schedule 4.14    Indebtedness
Schedule 4.25    Chief Executive Offices/Registered Offices/Location of Inventory
Schedule 5.1    Financial Statements, Reports, Certificates
Schedule 5.2    Reporting
Schedule 6.9    Affiliate Transactions
Schedule 6.13    Burdensome Agreements

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ASSET-BASED REVOLVING CREDIT AGREEMENT
THIS ASSET-BASED REVOLVING CREDIT AGREEMENT, is entered into as of April 26, 2023, by and among PAR PACIFIC HOLDINGS, INC., a Delaware corporation (“Holdings”), PAR PETROLEUM, LLC, a Delaware limited liability company (the “Par Borrower”), PAR HAWAII, LLC, a Delaware limited liability company (the “Par Hawaii”), HERMES CONSOLIDATED, LLC, a Delaware limited liability company (the “Hermes”), WYOMING PIPELINE COMPANY LLC, a Wyoming limited liability company, (“Wyoming Pipeline”), PAR MONTANA, LLC, a Delaware limited liability company (“Par Montana”), and PAR ROCKY MOUNTAIN MIDSTREAM, LLC, a Delaware limited liability company, (“Par Rocky”, and collectively, with the Par Borrower, Par Hawaii, Hermes, Wyoming Pipeline and Par Montana, the “Borrowers”), the lenders identified on the signature pages hereof (each of such lenders, together with its successors and permitted assigns, is referred to hereinafter as a “Lender”, as that term is hereinafter further defined), the issuing banks party hereto from time to time, WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association (“Wells Fargo”), as administrative agent and collateral agent for each member of the Lender Group (as defined below) (in such capacity, together with its successors and assigns in such capacity, “Agent”).
The parties agree as follows:
1.    DEFINITIONS AND CONSTRUCTION.
1.1    Definitions. As used in this Agreement, the following terms shall have the following definitions:
“Acknowledgment Agreement” has the meaning specified therefor in the definition of “Intermediation Access Agreement”.
“Account” means an account (as that term is defined in the UCC), including all rights to payment for goods sold or leased, or for services rendered.
“Account Debtor” means a Person obligated under an Account, Chattel Paper or General Intangible.
“Account Party” has the meaning specified therefor in Section 2.11(h) of this Agreement.
“Accounting Changes” means changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successor thereto or any agency with similar functions).
“Acquired Entity” has the meaning set forth in the definition of “Borrower Group Fixed Charge Coverage Ratio”.
“Acquired Entity Debt” has the meaning set forth in the definition of “Borrower Group Fixed Charge Coverage Ratio”.
“Acquisition” means (a) the purchase or other acquisition by a Person or its Subsidiaries of all or substantially all of the assets of (or any division or business line of) any other Person, or (b) the purchase or other acquisition (whether by means of a merger, consolidation, amalgamation or otherwise) by a Person or its Subsidiaries of all or substantially all of the Equity Interests of any other Person.
“Additional Documents” has the meaning specified therefor in Section 5.12 of this Agreement.

“Adjusted Term SOFR” means, for purposes of any calculation, the rate per annum equal to (a) Term SOFR for such calculation plus (b) the Term SOFR Adjustment; provided that if Adjusted Term SOFR as so determined shall ever be less than the Floor, then Adjusted Term SOFR shall be deemed to be the Floor.
“Administrative Borrower” has the meaning specified therefor in Section 16.17 of this Agreement.
“Administrative Questionnaire” has the meaning specified therefor in Section 12.1(a) of this Agreement.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affected Lender” has the meaning specified therefor in Section 2.13(b) of this Agreement.
“Affiliate” means, as applied to any Person, any other Person who controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” means the possession, directly or indirectly through one or more intermediaries, of the power to direct the management and policies of a Person, whether through the ownership of Equity Interests, by contract, or otherwise.
“Agent” has the meaning specified therefor in the preamble to this Agreement.
“Agent-Related Persons” means Agent, together with its Affiliates, officers, directors, employees, attorneys, representatives and agents.
“Agent’s Account” means the Deposit Account of Agent identified on Schedule A to this Agreement (or such other Deposit Account of Agent that has been designated as such, in writing, by Agent to Borrowers and the Lenders).
“Agent’s Liens” means the Liens granted by each Loan Party or its Subsidiaries to Agent under the Loan Documents and securing the Obligations.
“Agreement” means this Asset-Based Revolving Credit Agreement, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.
“AHYDO Payment” means any prepayment or redemption pursuant to the terms of any Indebtedness that is intended or designed to cause such Indebtedness not to be treated as an “applicable high yield discount obligation” within the meaning of Section 163(i) of the IRC.
“Anti-Corruption Laws” means the FCPA, the U.K. Bribery Act of 2010, as amended, and all other applicable laws and regulations or ordinances concerning or relating to bribery, money laundering or corruption in any jurisdiction in which any Loan Party or Subsidiary or Affiliate thereof is located or is doing business.
“Anti-Money Laundering Laws” means the applicable laws or regulations in any jurisdiction in which any Loan Party or any of its Subsidiaries or Affiliates is located or is doing business that relates to money laundering, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.

“Applicable Law” means all applicable provisions of constitutions, laws (including principles of common law), statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals and orders of Governmental Authorities and all applicable orders and decrees of all courts and arbitrators.
“Applicable Margin” means, as of any date of determination and with respect to Base Rate Loans or SOFR Loans, as applicable, the applicable margin set forth in the following table that corresponds to the Average Excess Availability calculation for the most recently completed calendar quarter; provided, that, for the period from the Closing Date through and including June 30, 2023, the Applicable Margin shall be set at the margin in the row styled “Level II”:

Level	Average Excess Availability	Applicable Margin for Base Rate Loans (the “Base Rate Margin”)	Applicable for SOFR Loans (the “SOFR Rate Margin”)
I	> 50.0% of the Maximum Revolver Amount	0.25 percentage points	1.25 percentage points
II	≤ 50.0% of the Maximum Revolver Amount and > 30.0% of the Maximum Revolver Amount	0.50 percentage points	1.50 percentage points
III	< 30.0% of the Maximum Revolver Amount	0.75 percentage points	1.75 percentage points
The Applicable Margin shall be re-determined as of the first day of each calendar quarter.
“Applicable Unused Line Fee Percentage” means, as of any date of determination, the applicable percentage set forth in the following table that corresponds to the Average Revolver Usage of Borrowers for the most recently completed quarter as determined by Agent in its Permitted Discretion; provided, that for the period from the Closing Date through and including June 30, 2023, the Applicable Unused Line Fee Percentage shall be set at the rate in the row styled “Level II”:

Level	Average Revolver Usage	Applicable Unused Line Fee Percentage
I	> 50.0% of the Maximum Revolver Amount	0.250 percentage points
II	< 50.0% of the Maximum Revolver Amount	0.300 percentage points

The Applicable Unused Line Fee Percentage shall be re-determined on the first date of each quarter by Agent and promptly communicated in writing to the Borrowers.
“Application Event” means the occurrence of (a) a failure by Borrowers to repay all of the Obligations in full on the applicable Maturity Date, (b) an Event of Default (other than under Section 7.4 or Section 7.5) and the election by the Required Lenders to require that payments and proceeds of Collateral be applied pursuant to Section 2.4(b)(iii) of this Agreement, or (c) an Event of Default under Section 7.4 or Section 7.5.
“Asphalt” means liquid asphalt, including blended liquid asphalt.
“Assignee” has the meaning specified therefor in Section 12.1(a) of this Agreement.

“Assignment and Acceptance” means an Assignment and Acceptance Agreement substantially in the form of Exhibit A to this Agreement or any other form approved by the Agent.
“Attributable Indebtedness” means, on any date, in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP in all material respects.
“Authorized Persons” means as to any Person, the Chairman of the Board of Directors, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Chief Accounting Officer, the Treasurer, any Assistant Treasurer, the Controller, the General Counsel, the Secretary or any Vice-President of such Person, and any other officer designated as such in writing to the Agent by such Person. Unless the context otherwise provides in this Agreement, any reference to an Authorized Person shall be deemed to be a reference to an Authorized Person of the Par Borrower.
“Availability Reserve” means the sum (without duplication) of
(a)    the Inventory Reserve;
(b)    the Rent and Charges Reserve;
(c)    the Tax Reserve;
(d)    the Bank Product Reserve;
(e)    the aggregate amount of liabilities (other than First Purchase Crude Payables) secured by Liens upon Collateral that are senior to the Agent’s Liens on the Collateral (but imposition of any such reserve shall not waive an Event of Default, if any, arising therefrom);
(f)    the First Purchaser Reserve;
(g)    the Dilution Reserve;
(h)    with respect to Inventory consisting of tank heels or tank bottoms, reserves for estimated evacuation, extraction and/or other removal costs;
(i)    any reserve instituted by the Agent in accordance with Section 6.7(b)(i); and
(j)    such additional reserves, in such amounts and with respect to such matters, as Agent in its Permitted Discretion may elect and promptly communicate to the Borrowers in writing to impose from time to time.
“Available Increase Amount” means, as of any date of determination, an amount equal to the result of (a) $250,000,000, minus (b) the aggregate principal amount of Increases to the Revolver Commitments previously made pursuant to Section 2.14 of this Agreement.
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable,
(a)    if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or

(b)    otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.12(d)(iii)(D).
“Average Excess Availability” means, with respect to any period, the sum of the aggregate amount of Excess Availability for each day in such period (as reasonably calculated by Agent as of the end of each respective day) divided by the number of days in such period.
“Average Revolver Usage” means, with respect to any period, the sum of the aggregate amount of Revolver Usage for each day in such period (calculated as of the end of each respective day) divided by the number of days in such period.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means
(a)    with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and
(b)    with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bank Product” means any one or more of the following financial products or accommodations extended to any Obligor or any of its Restricted Subsidiaries (excluding Intermediation Subsidiaries) by a Bank Product Provider: (a) credit cards (including commercial cards (including so-called “purchase cards”, “procurement cards” or “p-cards”)), (b) payment card processing services, (c) debit cards, (d) stored value cards, (e) Cash Management Services, or (f) transactions under Hedge Agreements.
“Bank Product Agreements” means those agreements entered into from time to time by any Obligor or any of its Restricted Subsidiaries (excluding Intermediation Subsidiaries) with a Bank Product Provider in connection with the obtaining of any of the Bank Products.
“Bank Product Collateralization” means providing Cash Collateral (pursuant to documentation reasonably satisfactory to Agent) to be held by Agent for the benefit of the Bank Product Providers (other than the Hedge Providers) or by the applicable Bank Product Providers in an amount reasonably determined by Agent or the applicable Bank Product Providers as sufficient to satisfy the reasonably estimated credit exposure, operational risk or processing risk with respect to the then existing Bank Product Obligations (other than Hedge Obligations); provided in no case will such amount exceed 102.5% of such estimated credit exposure risk.
“Bank Product Obligations” means

(a)    all obligations, liabilities, reimbursement obligations, fees, or expenses owing by each Obligor and its Restricted Subsidiaries (excluding Intermediation Subsidiaries) to any Bank Product Provider pursuant to or evidenced by a Bank Product Agreement and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising,
(b)    all Hedge Obligations, and
(c)    all amounts that Agent or any Lender is obligated to pay to a Bank Product Provider as a result of Agent or such Lender purchasing participations from, or executing guarantees or indemnities or reimbursement obligations to, a Bank Product Provider with respect to the Bank Products provided by such Bank Product Provider to an Obligor or its Restricted Subsidiaries (excluding Intermediation Subsidiaries).
“Bank Product Provider” means any Lender or any of its Affiliates, including each of the foregoing in its capacity, if applicable, as a Hedge Provider, that is a Lender or an Affiliate of a Lender at the time such Bank Product is provided or entered into or that becomes a Lender or an Affiliate of a Lender thereafter; provided, that no such Person (other than Wells Fargo or its Affiliates) shall constitute a Bank Product Provider with respect to a Bank Product unless and until Agent receives a Bank Product Provider Agreement from such Person
(a)    on or prior to the Closing Date (within 10 days after the Closing Date or such later date as Agent shall agree to in writing in its sole discretion) with respect to Bank Products provided on or prior to the Closing Date,
(b)    on or prior to the date that is 10 days after the provision of such Bank Product to an Obligor or its Restricted Subsidiaries (excluding Intermediation Subsidiaries) (or such later date as Agent shall agree to in writing in its sole discretion) with respect to Bank Products provided by a Lender or its Affiliates after the Closing Date; or
(c)    on or prior to the date that is 10 days (or such later date as Agent shall agree to in writing in its sole discretion) after a Person becomes a Lender or an Affiliate of a Lender, to the extent such Person has an outstanding Bank Product provided to an Obligor or its Restricted Subsidiaries (excluding Intermediation Subsidiaries) at the time such Person becomes a Lender or an Affiliate of a Lender.
“Bank Product Provider Agreement” means an agreement in substantially the form attached hereto as Exhibit B-2 to this Agreement or otherwise in form and substance reasonably satisfactory to Agent, duly executed by the applicable Bank Product Provider, the applicable Obligor, and Agent.
“Bank Product Reserves” means, as of any date of determination, those reserves that Agent deems necessary or appropriate in its Permitted Discretion to establish (based upon the Bank Product Providers’ determination of the liabilities and obligations of each Loan Party and its Subsidiaries in respect of Bank Product Obligations) in respect of Bank Products then provided or outstanding.
“Bankruptcy Code” means title 11 of the United States Code, as in effect from time to time.
“Base Rate” means, for any day, the greatest of (a) the Federal Funds Rate in effect on such day plus ½%, (b) Term SOFR for a one-month tenor in effect on such date, plus one percentage point; provided, that this clause (b) shall not be applicable during any period in which Term SOFR is unavailable or unascertainable, and (c) the rate of interest announced, from time to time, within Wells Fargo at its principal office in San Francisco as its “prime rate” in effect on such day (the “Prime Rate”), with the understanding that the “prime rate” is one of Wells Fargo’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo may designate. Each change in the Base Rate shall take effect simultaneously with the corresponding change or changes in the Prime Rate, the Federal Funds Rate or Term SOFR, as applicable (provided that clause (b) shall not be applicable during any period in which Term SOFR is unavailable or unascertainable). Notwithstanding the foregoing, in no event shall the Base Rate be less than 1.00%.
“Base Rate Loan” means each portion of the Loan that bears interest at a rate determined by reference to the Base Rate.
“Base Rate Margin” has the meaning specified therefor in the definition of Applicable Margin.
“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.12(d)(iii)(A).
“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the sum of:
(a)    the alternate benchmark rate that has been selected by the Agent and the Par Borrower giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities and
(b)    the related Benchmark Replacement Adjustment;
provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Available Tenor, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Agent and the Par Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.
“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:
(a)    in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(b)    in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:
(a)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(b)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the FRB, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(c)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.
For the avoidance of doubt, if the then-current Benchmark has any Available Tenors, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).
“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.12(d)(iii) and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.12(d)(iii).
“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F. R. § 1010.230.
“Billings” has the meaning specified therefor in the definition of “Billings Acquisition”.
“Billings Acquisition” means the acquisition pursuant to the Billings PSA of the high-conversion, complex refinery located in Billings, Montana and certain associated distribution and logistics assets (such refinery and related assets, “Billings”), and 100% of the issued and outstanding equity interests in Exxon Billings Cogeneration, Inc. and in Yellowstone Logistics Holding Company.
“Billings Acquisition Increase” has the meaning specified therefor in Section 2.2(a) of this Agreement.
“Billings Acquisition Increase Date” has the meaning specified therefor in Section 2.2(b) of this Agreement.
“Billings Acquisition Revolver Increase Commitment” with respect to each Revolving Lender, its commitment to increase its Revolver Commitment, and, with respect to all Revolving Lenders, their Revolver Commitments, in each case as such Dollar amounts are set forth beside such Revolving Lender’s name under the heading “Billings Acquisition Revolver Increase Commitment” on Schedule C-1 to this Agreement or in the Assignment and Acceptance pursuant to which such Revolving Lender became a Revolving Lender under this Agreement, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 12.1 of this Agreement, and as such amounts may be decreased by the amount of reductions in the Revolver Commitments made in accordance with Section 2.4(c) hereof. As of the Closing Date, the aggregate Billings Acquisition Revolver Increase Commitments is $450,000,000.
“Billings Field Exam” has the meaning specified therefor in the definition of “Borrowing Base”.
“Billings Pre-Increase Revolver Lenders” has the meaning specified therefor in Section 2.2(e) of this Agreement.
“Billings Post-Increase Revolver Lenders” has the meaning specified therefor in Section 2.2(e) of this Agreement.
“Billings PSA” means that certain Equity and Asset Purchase Agreement, dated as of October 20, 2022, by and among Exxon Mobil Corporation, ExxonMobil Oil Corporation and ExxonMobile Pipeline Company, LLC, Par Montana, Par Montana Holdings, LLC, and Holdings, as amended, restated, supplemented from time to time to the extent not prohibited by this Agreement.

“Billings Ticking Fee” has the meaning specified therefor in Section 2.10(d) of this Agreement.
“Board of Directors” means, as to any Person, the board of directors (or comparable managers) of such Person, or any committee thereof duly authorized to act on behalf of the board of directors (or comparable managers).
“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States (or any successor).
“Borrowed Money” means, with respect to any Person, without duplication, its (a) Indebtedness that (i) arises from the lending of money by any Person to such Person or (ii) is evidenced by notes, drafts, bonds, debentures, credit documents or similar instruments; (b) Capital Leases; (c) reimbursement obligations with respect to drawn letters of credit; and (d) guaranties of any Indebtedness of the foregoing types owing by another Person.
“Borrower Group” means Par Borrower and its Restricted Subsidiaries, excluding any Intermediation Subsidiary.
“Borrower Group Consolidated Cash Interest Expense” means Consolidated Cash Interest Expense of the Borrower Group less 60% (or, after consummation of the Billings Acquisition Increase, 40%) of Consolidated Cash Interest Expense attributable to the Term Loans.
“Borrower Group Distributions” means Distributions less Intermediation Subsidiary Distributions received by Par Borrower, in each case during the applicable period.
“Borrower Group Fixed Charge Coverage Ratio” means, the ratio, determined on a consolidated basis for the Borrower Group for the most recently completed four-Fiscal Quarter or, during a Financial Reporting Trigger Period and Covenant Trigger Period, for the most recently completed 12-month period, of
(a)    EBITDA minus Unfinanced Capital Expenditures, minus cash income and capital taxes paid (net of cash tax refunds received during such period) plus, without duplication, the excess of any cash income and capital tax refunds during such period over all cash income and capital taxes paid in cash during such period, plus if positive, the EBITDA of USOR and any other Acquired Entity (as defined below) (which shall be calculated in a manner consistent with the amount reported for purposes of calculating the Fixed Charge Coverage Ratio) solely to the extent of the amount of dividends or distributions paid in cash by USOR or such Acquired Entity, as applicable to any Person in the Borrower Group during the applicable period, up to a maximum amount equal to the sum of Borrower Group Consolidated Cash Interest Expense and scheduled principal payments made, in each case, during such applicable period with respect to the Term Loan Credit Agreement or any Acquired Entity Debt, as applicable, to
(b)    Borrower Group Fixed Charges.
In addition, for purposes of calculating the Borrower Group Fixed Charge Coverage Ratio:
(a)    acquisitions that have been made by the Par Borrower or any of its Restricted Subsidiaries that become part of the Borrower Group, including through mergers, amalgamations or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the Par Borrower or any of its Restricted Subsidiaries, and including all related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, or that are to be made on the Calculation Date, will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period, including any EBITDA and any pro forma expense and cost reductions that have occurred or are reasonably expected to occur, in the reasonable judgment of a financial officer that is an Authorized Person of the Par Borrower (regardless of whether those cost savings or operating improvements could then be reflected in pro forma financial statements in accordance with Regulation S-X promulgated under the Securities Act or any other regulation or policy of the SEC related thereto);
(b)    the EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;
(c)    the Borrower Group Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Borrower Group Fixed Charges will not be obligations of the Borrower Group following the Calculation Date;
(d)    interest income reasonably anticipated by the Par Borrower to be received during the applicable four-quarter period from cash or Cash Equivalents held by the Borrower Group, which cash or Cash Equivalents exist on the Calculation Date or will exist as a result of the transaction giving rise to the need to calculate the Borrower Group Fixed Charge Coverage Ratio, will be included;
(e)    any Person that is in the Borrower Group on the Calculation Date will be deemed to have been in the Borrower Group at all times during such four-quarter period;
(f)    any Person that is not in the Borrower Group on the Calculation Date will be deemed not to have been in the Borrower Group at any time during such four-quarter period;
(g)    if any Indebtedness bears a floating rate of interest, the Interest Expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedge Obligation applicable to such Indebtedness if such Hedge Obligation has a remaining term as at the Calculation Date in excess of 12 months); and
(h)    interest on a Capitalized Lease Obligations and imputed interest on Attributable Indebtedness shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Borrower to be the rate of interest implicit in such Capitalized Lease Obligation or Attributable Indebtedness in accordance with GAAP.
For the purposes hereof, “Acquired Entity” shall mean any Intermediation Subsidiary directly or indirectly acquired by an Obligor after the Closing Date as permitted by this Agreement and “Acquired Entity Debt” shall mean any Indebtedness incurred by an Obligor as permitted by this Agreement (other than pursuant to this Agreement) for the purpose of financing such acquisition.
“Borrower Group Fixed Charges” means, with respect to the Borrower Group, the sum of Borrower Group Consolidated Cash Interest Expense, scheduled principal payments made on Borrowed Money, and Borrower Group Distributions paid in cash (other than Upstream Payments and Permitted Holdings Payments (Tax)) provided, that for the purpose of determining the Borrower Group Fixed Charge Coverage Ratio in the definition of “Payment Conditions” as applied to Section 6.6(b) only, “Borrower Group Fixed Charges” shall also include all optional or voluntary redemptions of Indebtedness outstanding under Term Loan Credit Agreement on the Closing Date (or of any Refinancing Indebtedness in respect thereof).

“Borrower Materials” means Borrowing Base Reports, Compliance Certificates, Payment Conditions Certificates and other materials and/or information provided by or on behalf of the Borrowers or any Subsidiary hereunder, as well as other Reports and other information provided by an Obligor to the Agent or the Lenders hereunder.
“Borrowers” has the meaning specified therefor in the preamble to this Agreement; provided that an Authorized Person of the Par Borrower may designate from time to time any Borrower (other than Par Borrower) as a non-Borrower to the extent (a) such Authorized Person provides written notice to the Agent, (b) such Borrower is not the primary borrower, obligor or applicant with respect to any Revolver Usage outstandings at such time, (c) the Payment Conditions are satisfied, (d) deliver an updated pro forma Borrowing Base Report and (e) either (i) such Person becomes a Guarantor hereunder or (ii) there is no Overadvance after such designation.
“Borrowing” means a group of Loans (including Swingline Loans) or Extraordinary Advances that are made or converted together on the same day and have the same interest option and, if applicable, Interest Period.
“Borrowing Base” means, on any date of determination, an amount equal to the lesser of
(a)    the aggregate of the Revolver Commitments; and
(b)    the sum of the following owned by an Obligor:
(i)    85% of Eligible Accounts Receivable (other than Eligible Investment Grade Receivables, Eligible Credit Card Receivables, Eligible L/C-Backed Receivables and Eligible Unbilled Accounts); plus
(ii)    90% of Eligible Investment Grade Receivables; plus
(iii)    90% of Eligible Credit Card Receivables; plus
(iv)    90% Eligible L/C-Backed Receivables; plus
(v)    80% of Eligible Refinery Hydrocarbon Inventory (other than (A) Eligible Refinery Hydrocarbon Inventory at the Borrowers’ and Restricted Subsidiaries’ service stations and cardlocks and provided that tank heels or tank bottoms (excluding sludge, water and asphalt) will be eligible up to 50% (before application of the advance rate) and (B) Eligible Petroleum Asphalt Inventory); plus
(vi)    the lesser of (A) 80% of Eligible Refinery Hydrocarbon Inventory at the Borrowers’ and the Restricted Subsidiaries’ service stations and cardlocks (provided that tank heels or tank bottoms (excluding sludge, water and asphalt) will be eligible up to 50% (before application of the advance rate)) and (B) an amount equal to 10% of the Borrowing Base; plus
(vii)    the lesser of (A) 65% of Eligible Lubricants Inventory (other than Inventory consisting of tank heels or tank bottoms) and (B) an amount equal to 10% of the Borrowing Base; plus
(viii)    80% of Eligible In-Transit Crude Oil and Eligible In-Transit Products; plus

(ix)    the lesser of (A) 80% of the excess of: (1) the amount available to be drawn under Letters of Credit issued in connection with purchases of crude oil that constitutes Petroleum Inventory by the Obligors over (2) the aggregate outstanding amounts payable by the Obligors to the suppliers of such Petroleum Inventory that could be drawn under such Letters of Credit and (B) $40,000,000 (or, after consummation of the Billings Acquisition Increase, $160,000,000); plus
(x)    the lesser of (A) 85% of the Eligible Exchange Agreement Positive Balance and (B) $10,000,000 (or, after consummation of the Billings Acquisition Increase, $20,000,000); plus
(xi)    the lesser of (A) 50% of Eligible Merchandise Inventory and (B) an amount equal to 10% of the Borrowing Base; plus
(xii)    the lesser of (A) 70% of Eligible Unbilled Accounts and (B) $3,000,000 (or, after consummation of the Billings Acquisition Increase, $6,000,000); plus
(xiii)    at the option of the Borrowers, 100% of Eligible Cash; plus
(xiv)    the lesser of (A) 70% of Eligible Renewable Identification Numbers of the Obligors, and (B) an amount equal to 5% of the Borrowing Base; plus
(xv)    70% of Eligible Petroleum Asphalt Inventory, minus
(xvi)    the Availability Reserve.
Notwithstanding anything to the contrary, the portion of the Borrowing Base comprised of Eligible Cash may be adjusted by Agent upon written notice to the Administrative Borrower, based on Agent’s Permitted Discretion, on a daily basis to reflect the aggregate amount of Eligible Cash as of the open of business on each Business Day as verified by Agent (which verification may be by receipt by Agent from the applicable Lender or Administrative Borrower of screenshots of each website of each applicable deposit bank or securities intermediary describing the balance in each applicable account holding Eligible Cash).
Receivables in respect of the Billings operations may be included in the Borrowing Base prior to the completion of a customary field exam and collateral audit in respect of such receivables (the “Billings Field Exam”); provided, that the portion of the Borrowing Base attributable to such Receivables shall be an amount equal to 50% of the aggregate gross accounts receivable amount for such Receivables without determination as to whether or not such accounts receivable would satisfy any of the conditions to constitute Eligible Receivables. If the Billings Field Exam is not completed within 90 days (or such long period as the Agent may agree in its sole discretion) after the consummation of the Billings Acquisition, advance rates in respect of such Receivables shall be automatically reduced to zero until the completion of the Billings Field Exam. The Billings Field Exam will be in addition to regular periodic field exams and collateral audits under Section 5.7(c).
“Borrowing Base Assets” means, with respect to the Obligors, Eligible Accounts Receivable, Eligible Investment Grade Receivables, Eligible Credit Card Receivables, Eligible L/C-Backed Receivables, Eligible Refinery Hydrocarbon Inventory, Eligible Lubricants Inventory, Eligible In-Transit Crude Oil, Eligible In-Transit Products, the Eligible Exchange Agreement Positive Balance, assets described in clause (ix) of the definition of “Borrowing Base”, Eligible Merchandise Inventory, Eligible Unbilled Accounts, Eligible Cash, Eligible Renewable Identification Numbers and Eligible Petroleum Asphalt Inventory.

“Borrowing Base Report” means a report of the Borrowing Base by Borrowers, in form and substance satisfactory to Agent in its Permitted Discretion (with the form and substance of the Borrowing Base Report delivered on the Closing Date being deemed to be satisfactory to Agent).
“Borrowing Base Reporting Trigger Period” means the period
(a)    commencing on the day that Excess Availability for three consecutive Business Days is less than the greater of (i) $10,000,000 (or, after consummation of the Billings Acquisition Increase, $40,000,000) and (ii) 12.5% of the lesser of the Borrowing Base and the Maximum Revolver Amount on such day; and
(b)    continuing until the day
(i)    Excess Availability has been greater than the greater of (A) $10,000,000 (or, after consummation of the Billings Acquisition Increase, $40,000,000) and (B) 12.5% of the lesser of the Borrowing Base and Maximum Revolver Amount on such day for a period of 30 consecutive days and
(ii)    no Specified Event of Default has occurred and is continuing.
“Business Day” means any day that is not a Saturday, Sunday, or other day on which the Federal Reserve Bank of New York is closed.
“Capital Expenditures” means, with respect to any Person for any period, the amount of all expenditures by such Person and its Subsidiaries during such period that are capital expenditures as determined in accordance with GAAP, whether such expenditures are paid in cash or financed, but excluding, without duplication
(a)    with respect to the purchase price of assets that are purchased substantially contemporaneously with the trade-in of existing assets during such period, the amount that the gross amount of such purchase price is reduced by the credit granted by the seller of such assets for the assets being traded in at such time,
(b)    expenditures made during such period to consummate one or more Acquisitions,
(c)    expenditures during such period that, pursuant to a written agreement, are reimbursed by a third Person (excluding any Loan Party or any of its Affiliates) and
(d)    capital expenditures in connection with turnarounds.
“Capital Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.
“Capitalized Lease Obligation” means that portion of the obligations under a Capital Lease that is required to be capitalized in accordance with GAAP.
“Captive Insurer” means any Restricted Subsidiary of the Par Borrower that is a captive insurance company established for the primary purpose of insuring any Loan Parties and their Restricted Subsidiaries and that is or will be subject to regulation as an insurance subsidiary.

“Cash Collateral” means cash and Cash Equivalents, and any interest or other income earned thereon, that is delivered to Agent or the applicable Issuing Bank to Cash Collateralize any Obligations, and all interest, dividends, earnings and other proceeds relating thereto.
“Cash Collateralize” means, the delivery of cash to Agent, as security for the payment of Obligations, in an amount equal to
(a)    with respect to LC Obligations, 102.5% of the aggregate LC Obligations, and
(b)    with respect to any other Obligations (including Bank Product Obligations), 102.5% of the amount of such Obligations.
“Cash Dominion Cure Event” means,
(a)    with respect to any Cash Dominion Event arising from a Specified Event of Default, the date on which such Specified Event of Default no longer exists and
(b)    with respect to any other Cash Dominion Event, Excess Availability is equal to or greater than the greater of (i) 10.0% of the lesser of the Borrowing Base and the Maximum Revolver Amount or (ii) $10,000,000 (or, after consummation of the Billings Acquisition Increase, $40,000,000) for a period of twenty (20) consecutive calendar days.
“Cash Dominion Event” means, any time either
(a)    a Specified Event of Default has occurred and is continuing, or
(b)    Excess Availability is less than the greater of (i) 10.0% of the lesser of the Borrowing Base and the Maximum Revolver Amount and (ii) $10,000,000 (or, after consummation of the Billings Acquisition Increase, $40,000,000) for five consecutive Business Days.
“Cash Dominion Period” means, the period (a) commencing on the day that a Cash Dominion Event occurs, and (b) continuing until a Cash Dominion Cure Event has occurred with respect to each then outstanding Cash Dominion Event.
“Cash Equivalents” means
(a)    marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof,
(b)    marketable direct obligations issued or fully guaranteed by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one (1) year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Rating Group (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”),
(c)    commercial paper as to which the obligor thereunder is resident of the United States and maturing no more than two-hundred and seventy (270) days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s,

(d)    certificates of deposit, time deposits, overnight bank deposits or bankers’ acceptances maturing within one (1) year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof or the District of Columbia or any United States branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $500,000,000,
(e)    Deposit Accounts maintained with (i) any bank that satisfies the criteria described in clause (d) above, or (ii) any other bank organized under the laws of the United States or any state thereof so long as the full amount maintained with any such other bank is insured by the Federal Deposit Insurance Corporation,
(f)    repurchase obligations of any commercial bank satisfying the requirements of clause (d) of this definition or of any recognized securities dealer having combined capital and surplus of not less than $500,000,000, having a term of not more than seven (7) days, with respect to securities satisfying the criteria in clauses (a) or (d) above,
(g)    debt securities with maturities of six (6) months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the criteria described in clause (d) above and
(h)    Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (g) above.
“Cash Management Services” means obligations owed by the Borrowers or any Guarantor (other than any Intermediation Subsidiaries) to any Lender or Affiliate of a Lender in respect of any overdraft and related liabilities arising from credit card, treasury, depository and cash management services or any automated clearing house transfers of funds, controlled disbursement or any other banking products or services.
“CFC” means a “controlled foreign corporation” (as that term is defined in Section 957 of the IRC) or any direct or indirect subsidiary of a controlled foreign corporation.
“Change in Law” means the occurrence after the date of this Agreement of: (a) the adoption or effectiveness of any law, rule, regulation, judicial ruling, judgment or treaty, (b) any change in any law, rule, regulation, judicial ruling, judgment or treaty or in the administration, interpretation, implementation or application by any Governmental Authority of any law, rule, regulation, guideline or treaty, (c) any new, or adjustment to, requirements prescribed by the Board of Governors for “Eurocurrency Liabilities” (as defined in Regulation D of the Board of Governors), requirements imposed by the Federal Deposit Insurance Corporation, or similar requirements imposed by any domestic or foreign governmental authority or resulting from compliance by Agent or any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority and related in any manner to SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR or (d) the making or issuance by any Governmental Authority of any request, rule, guideline or directive, whether or not having the force of law; provided, that notwithstanding anything in this Agreement to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, and (ii) all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities shall, in each case, be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Change of Control” means the occurrence of any of the following:
(a)    any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a “person” or “group” shall be deemed to have “beneficial ownership” of all Equity Interests that such “person” or “group” has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of more than fifty percent (50%) of the Equity Interests of Holdings (or any successor thereto permitted hereunder) entitled to vote in the election of members of the Board of Directors of Holdings (or the governing authority of such successor); or
(b)    Holdings (or any successor thereto) ceases to own, directly or indirectly, 100% of the total voting power of the voting Equity Interests of any Borrower.
“Closing Date” means the date of the satisfaction or waiver of the conditions set forth in Section 3.1 of this Agreement.
“Collateral” means all assets and interests in assets and proceeds thereof now owned or hereafter acquired by any Loan Party or its Subsidiaries in or upon which a Lien is granted by such Person in favor of Agent or the Lenders under any of the Loan Documents.
“Collateral Rights Agreements” means
(a)    that certain Amended and Restated Collateral Rights Agreement, dated as of the Closing Date (the “Existing Collateral Rights Agreement”), between Wells Fargo Bank, National Association, as a Term Facility Agent, and the Agent, as acknowledged by the Par Borrower and the other Loan Parties party thereto, as in effect on the date hereof, and as may be amended, amended and restated, supplemented or otherwise modified from time to time as permitted by the Loan Documents and
(b)    any other collateral rights agreement or similar agreement entered into between a Term Facility Agent and the Agent, and acknowledged by the Par Borrower and the other Loan Parties party thereto, as may be amended, amended and restated, supplemented or otherwise modified from time to time as permitted by the Loan Documents, which shall in all material respects be in the same form, and have the same substance, as the Existing Collateral Rights Agreement with such changes as may be reasonably agreed to by Agent.
“Commitment” means, with respect to each Lender, its Revolver Commitment, and, with respect to all Lenders, their Revolver Commitments, as the context requires, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 to this Agreement or in the Assignment and Acceptance pursuant to which such Lender became a Lender under this Agreement, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 12.1 of this Agreement.
“Commodity Account” means any commodity account (as that term is defined in the UCC).
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Compliance Certificate” means a certificate substantially in the form of Exhibit B-1 to this Agreement delivered by a financial officer that is an Authorized Person of the Par Borrower to Agent.

“Confidential Information” has the meaning specified therefor in Section 16.9(a) of this Agreement.
“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.12(b)(ii) and other technical, administrative or operational matters) that the Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Agent (in consultation with the Parr Borrower) in a manner substantially consistent with market practice (or, if the Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Agent (in consultation with the Parr Borrower) determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Agent (in consultation with the Parr Borrower) decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Consolidated Cash Interest Expense” means Consolidated Interest Expense excluding any amount described in clause (a) of the definition thereof and any amount not payable in cash (including any interest payable-in-kind).
“Consolidated Funded Indebtedness” shall mean, as of any date of determination, the aggregate amount (without duplication) of all Funded Indebtedness of the Par Borrower and its Restricted Subsidiaries or of the Borrower Group, as applicable, as of such date, determined on a consolidated basis in accordance with GAAP.
“Consolidated Interest Expense” means, for any period, the sum (determined without duplication) of the aggregate gross interest expense for such period, whether paid or accrued, including to the extent included in interest expense under GAAP:
(a)    amortization of deferred financing fees, debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net payments (if any) pursuant to any Hedging Agreements;
(b)    any interest expense on Indebtedness of another Person that is guaranteed by the Par Borrower or any Restricted Subsidiary or secured by a Lien on assets of the Par Borrower or any Restricted Subsidiary (whether or not such guarantee or Lien is called upon);
(c)    capitalized interest and
(d)    the portion of any payments or accruals under Capital Leases allocable to interest expense, plus the portion of any payments or accruals under Synthetic Leases allocable to interest expense whether or not the same constitutes interest expense under GAAP.
“Consolidated Net Income” means, for any period, the net income (or loss) of the Par Borrower and its Restricted Subsidiaries or the Borrower Group, as applicable, for such period, determined on a consolidated basis, without duplication, in accordance with GAAP and before any reduction in respect of preferred stock dividends; provided, that in calculating Consolidated Net Income of the Par Borrower and its Restricted Subsidiaries or of the Borrower Group, as applicable, for any period, there shall be excluded
(a)    any net income (loss) of any Person if such Person is not the Par Borrower or a Restricted Subsidiary, except that the Par Borrower’s or any Restricted Subsidiary’s equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Par Borrower or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (b) below);
(b)    solely for purposes of Section 6.7, any net income (loss) of any Restricted Subsidiary that is not a Guarantor if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of similar distributions by such Restricted Subsidiary, directly or indirectly, to the Par Borrower by operation of the terms of such Restricted Subsidiary’s charter or any agreement, instrument, judgment, decree, order, statute or governmental rule or regulation applicable to such Restricted Subsidiary or its stockholders (other than (x) restrictions that have been waived or otherwise released, (y) restrictions pursuant to this Agreement and (z) restrictions in effect on the Closing Date with respect to a Restricted Subsidiary and other restrictions with respect to such Restricted Subsidiary that taken as a whole are not materially less favorable to the Agent and the Lenders hereunder than such restrictions in effect on the Closing Date as determined by the Borrower in good faith), except that
(i)    the Par Borrower’s equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of any dividend or distribution that was or that could have been made by such Restricted Subsidiary during such period to the Par Borrower or another Restricted Subsidiary (subject, in the case of a dividend that could have been made to another Restricted Subsidiary, to the limitation contained in this clause (b)) and
(ii)    the net loss of such Restricted Subsidiary shall be included to the extent of the aggregate Investment of the Par Borrower or any of its other Restricted Subsidiaries in such Restricted Subsidiary;
(c)    (x)     any gain or loss realized upon the sale, abandonment or other disposition of any asset of the Par Borrower or any Restricted Subsidiary (including pursuant to any sale/leaseback transaction) that is not sold, abandoned or otherwise disposed of in the ordinary course of business (as determined in good faith by the chief executive officer, the chief financial officer or other financial officer that is an Authorized Person of the Par Borrower) and
(y)     any gain or loss realized upon the disposal, abandonment or discontinuation of operations constituting a material business unit of the Par Borrower or any Restricted Subsidiary, and any income (loss) from disposed, abandoned or discontinued operations constituting a material business unit;
(d)    (x) any extraordinary, unusual or nonrecurring gain, loss or charge and (y) any fees, expenses and charges associated with the transactions contemplated hereby occurring on the Closing Date and any acquisition, disposition, merger, amalgamation or consolidation;
(e)    the cumulative effect of a change in accounting principles or a change as a result of the adoption or modification of accounting policies;

(f)    all deferred financing costs written off and premiums paid in connection with any early extinguishment of Indebtedness or Hedge Obligations or other derivative instruments;
(g)    any unrealized gains or losses in respect of Hedge Obligations;
(h)    any unrealized foreign currency transaction gains or losses in respect of Indebtedness of any Person denominated in a currency other than the functional currency of such Person;
(i)    any non-cash compensation charge arising from any grant of stock, stock options or other equity-based awards, or any vesting or acceleration thereof;
(j)    to the extent otherwise included in Consolidated Net Income, any unrealized foreign currency translation or transaction gains or losses in respect of Indebtedness or other obligations of the Par Borrower or any Restricted Subsidiary owing to the Par Borrower or any Restricted Subsidiary;
(k)    any non-cash charge, expense or other impact attributable to application of the purchase or recapitalization method of accounting (including the total amount of depreciation and amortization, cost of sales or other non-cash expense resulting from the write-up of assets to the extent resulting from such purchase or recapitalization accounting adjustments);
(l)    expenses related to the conversion or modification of various employee benefit programs, and non-cash compensation related expenses;
(m)    any fees, expenses, charges, premiums or other payments, or any amortization thereof, in connection with the incurrence of Indebtedness (including such fees, expenses or charges related to the offering and issuance of debt securities, the syndication and incurrence of any Loans or a Term Loan Facility), Equity Issuance, refinancing transaction or amendment or modification of any debt instrument (including any amendment, refinancing or replacement or other modification of any Loans or a Term Loan Facility) and including, in each case, any such transaction consummated on or prior to the Closing Date and any such transaction undertaken but not completed, and any charges or non-recurring costs incurred during such period as a result of any such transaction, in each case whether or not successful or consummated;
(n)    any expenses, charges or losses to the extent covered by insurance or indemnity and actually reimbursed, or, so long as such Person has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer or indemnifying party and only to the extent that such amount is in fact reimbursed within 365 days of the date of the insurable or indemnifiable event (net of any amount so added back in any prior period to the extent not so reimbursed within the applicable 365-day period); and
(o)    any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities and investments recorded using the equity method or as a result of a change in law or regulation, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP.
“Consolidated Total Net Indebtedness” means, at any date, the aggregate principal amount of Consolidated Funded Indebtedness (net of Unrestricted Cash as of such date).
“Control Agreement” means a control agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by a Loan Party or one of its Subsidiaries, Agent, and the applicable securities intermediary (with respect to a Securities Account) or bank (with respect to a Deposit Account).

“Covenant Trigger Period” means, the period
(a)    commencing on the day that Excess Availability is less than the greater of (i) $10,000,000 (or, after consummation of the Billings Acquisition Increase, $40,000,000) and (ii) 10.0% of the lesser of the Borrowing Base and the Maximum Revolver Amount; and
(b)    continuing until the day
(i)    Excess Availability has been greater than the greater of (A) $10,000,000 (or, after consummation of the Billings Acquisition Increase, $40,000,000) and (B) 10.0% of the lesser of the Borrowing Base and the Maximum Revolver Amount on such day for a period of thirty (30) consecutive calendar days and
(ii)    no Specified Event of Default has occurred and is continuing.
“Covered Party” has the meaning specified therefor in Section 16.18(a) of this Agreement.
“Credit Agreement Refinancing Indebtedness” means
(a)    Permitted First Priority Refinancing Debt,
(b)    Permitted Unsecured Refinancing Debt or
(c)    other Indebtedness incurred pursuant to a Refinancing Amendment (as defined in the Term Loan Credit Agreement as in effect on the date hereof), in each case, issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace, repurchase, retire or refinance, in whole or part, existing Loans, or any then-existing Credit Agreement Refinancing Indebtedness (“Refinanced Debt”); provided, that
(i)    such Indebtedness has a maturity no earlier than the maturity date for the Refinanced Debt,
(ii)    no Subsidiary of Holdings shall Guarantee any such Credit Agreement Refinancing Indebtedness unless such Subsidiary is a Guarantor hereunder and, if secured, no Credit Agreement Refinancing Indebtedness shall be secured by Liens on any assets other than the Collateral and shall be secured on an pari passu basis with the Liens securing the Term Loan Obligations, and such Credit Agreement Refinancing Indebtedness shall be subject to the relevant Intercreditor Agreement(s),
(iii)    the Weighted Average Life to Maturity of such Indebtedness shall be no shorter than the remaining Weighted Average Life to Maturity for the Refinanced Debt,
(iv)    such Indebtedness shall not have a greater principal amount than the principal amount of the Refinanced Debt plus accrued but unpaid interest, fees, premiums (if any) and penalties thereon and reasonable fees, expenses, original issue discount and upfront fees associated with the refinancing,
(v)    the other terms and conditions of such Indebtedness shall not be more restrictive (taken as a whole) to the Par Borrower and its Restricted Subsidiaries (as determined by the Par Borrower in good faith) than those applicable to the Refinanced Debt (except for (x) pricing, premiums, fees, rate floors and optional prepayment and redemption terms, (y) covenants or other provisions applicable only to periods after the latest maturity date under the Term Loan Credit

Agreement at the time of incurrence of such Indebtedness and (z) terms and conditions that are added for the benefit of the Loans remaining outstanding after the incurrence or issuance of such Credit Agreement Refinancing Indebtedness (it being understood that no consent shall be required from the Agent or any of the Lenders for such additions) and it being understood that to the extent any financial maintenance covenant is added for the benefit of such Credit Agreement Refinancing Indebtedness in the form of Refinancing Loans or refinancing notes or other debt securities (whether issued in a public offering, Rule 144A, private placement or otherwise), no consent shall be required from the Agent or any of the Lenders to the extent that such financial maintenance covenant is also added for the benefit of the Loans remaining outstanding after the incurrence or issuance of such Credit Agreement Refinancing Indebtedness (provided that a certificate of an Authorized Person of the Par Borrower delivered to the Agent at least five (5) Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Par Borrower has determined in good faith that such terms and conditions satisfy the requirement of this clause (v) shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Agent notifies the Par Borrower within such five (5) Business Day period that it disagrees with such determination (including a description of the basis upon which it disagrees))), and
(vi)    such Refinanced Debt shall be repaid, repurchased, retired, defeased or satisfied and discharged, all accrued interest, fees, premiums (if any) and penalties in connection therewith shall be paid, and all commitments thereunder terminated, on the date such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained.
“Credit Card Issuer” means, any person who issues or whose members issue credit cards, including, without limitation, MasterCard or VISA bank credit or debit cards or other bank credit or debit cards issued through MasterCard International, Inc., Visa, U.S.A., Inc. or Visa International and American Express, Discover, Diners Club, Carte Blanche and other non-bank credit or debit cards, including, without limitation, credit or debit cards issued by or through American Express Travel Related Services Company, Inc., and Novus Services, Inc. and other issuers approved by the Agent.
“Credit Card Processor” means, any servicing or processing agent or any factor or financial intermediary who facilitates, services, processes or manages the credit authorization, billing transfer and/or payment procedures with respect to any Obligor’s sales transactions involving credit card or debit card purchases by customers using credit cards or debit cards issued by any Credit Card Issuer.
“Credit Card Receivables” means, any Receivable due to any Obligor arising out of the sale of Inventory in the Ordinary Course of Business on the following credit cards: Visa, MasterCard, American Express, Diners Club, Discover and such other credit cards as the Agent shall approve from time to time, in each case which have been earned by performance by such Obligor but not yet paid to such Obligor by the Credit Card Issuer or the Credit Card Processor, as applicable; provided that, in any event, “Credit Card Receivables” shall exclude Receivables due in connection with proprietary credit cards.
“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.
“Declined Proceeds” has the meaning set forth in the Term Loan Credit Agreement, as in effect on the date hereof.

“Default” means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.
“Defaulting Lender” means any Lender that
(a)    has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies Agent and the Par Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable Default or Event of Default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to Agent, Issuing Bank or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two (2) Business Days of the date when due,
(b)    has notified the Par Borrower, Issuing Bank or Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable Default or Event of Default, shall be specifically identified in such writing or public statement) cannot be satisfied),
(c)    has failed, within three (3) Business Days after written request by Agent or the Par Borrower, to confirm in writing to Agent and the Par Borrower that it will comply with its prospective funding obligations hereunder (provided, that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by Agent and the Par Borrower), or
(d)    has, or has a direct or indirect parent company that has, (i) become the subject of any Insolvency Proceeding, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state, provincial or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided, that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States, or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.
Any determination by Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to the Par Borrower, Issuing Bank and each Lender.
“Defaulting Lender Rate” means (a) for the first three days from and after the date the relevant payment is due, the Base Rate, and (b) thereafter, the interest rate then applicable to Revolving Loans that are Base Rate Loans (inclusive of the Base Rate Margin applicable thereto).
“Deposit Account” means any deposit account (as that term is defined in the UCC).
“Designated Account” means the Deposit Account of Par Borrower identified on Schedule D-1 to this Agreement (or such other Deposit Account of Par Borrower located at Designated Account Bank that has been designated as such, in writing, by Par Borrower to Agent).

“Designated Account Bank” has the meaning specified therefor in Schedule D-1 to this Agreement (or such other bank that is located within the United States that has been designated as such, in writing, by Par Borrower to Agent).
“Designated Non-Cash Consideration” means the fair market value of non-cash consideration received by the Par Borrower or a Restricted Subsidiary in connection with a Disposition that is designated as “Designated Non-Cash Consideration” pursuant to a certificate of an Authorized Person of the Par Borrower, setting forth the basis of such valuation, less the amount of cash and Cash Equivalents received in connection with a subsequent sale of such Designated Non-Cash Consideration.
“Detached Renewable Identification Number” means a Renewable Identification Number generated in accordance with RFS that is no longer associated with a specific gallon of biofuel to the extent such separation has occurred as provided in 40 CFR 80.1429(b), or such successor rule or regulation that governs the separation of Renewable Identification Numbers from a volume of renewable fuel.
“Dilution Percent” means, the percent, determined for the Obligors’ most recent Fiscal Quarter, equal to (a) bad debt write-downs or write-offs, discounts, returns, promotions, credits, credit memos and other dilutive items with respect to Accounts owing to the Obligors, divided by (b) gross sales of the Obligors.
“Dilution Reserve” means the aggregate amount of reserves, as established by Agent from time to time in its Permitted Discretion, exercised in good faith, in an amount equal to the value of, without duplication, the Eligible Accounts Receivable, Eligible Investment Grade Receivables, Eligible Credit Card Receivables, Eligible L/C-Backed Receivables and Eligible Unbilled Accounts multiplied by 1.0% for each percentage point (or portion thereof) that the Obligors’ Dilution Percent exceeds 5.0%.
“Disposition” or “Dispose” means the sale, conveyance, transfer, license, lease, assignment or other disposition (including any sale and leaseback transaction and any sale or issuance of Equity Interests in a Restricted Subsidiary, other than directors’ qualifying shares and shares issued to foreign nationals to the extent required by applicable law) of any property by any Person, including any sale, conveyance, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith; provided, that “Disposition” and “Dispose” shall not be deemed to include any issuance by the Par Borrower of any of its Equity Interests to another Person or a theft, loss, physical destruction or damage, taking or similar event with respect to any property of any Person.
“Disqualified Equity Interests” means any Equity Interests that, by their terms (or by the terms of any security or other Equity Interests into which they are convertible or for which they are exchangeable), or upon the happening of any event or condition
(a)    mature or are mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control, casualty, condemnation event or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control, casualty, condemnation event or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments),
(b)    are redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part (except as a result of a change of control, casualty, condemnation event or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control, casualty, condemnation event or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), or
(c)    are or become convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after the Latest Maturity Date;
provided that Equity Interests in any Person that are issued to any director or employee, or to any plan for the benefit of directors or employees, shall not constitute Disqualified Equity Interests solely because they may be required to repurchased by such Person or any of its subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.
“Disqualified Institution” means, on any date,
(a)    any Person designated by the Par Borrower as a “Disqualified Institution” by written notice delivered to Agent prior to the date hereof or, if after the date hereof, subject to the written consent of Agent (not to be unreasonably withheld, conditioned or delayed),
(b)    those Persons who are direct competitors of the Par Borrower identified in writing by Borrower to Agent from time to time and
(c)    in the case of each Person identified pursuant to clauses (a) and (b) above, any of their Affiliates that are either (i) identified in writing by the Par Borrower from time to time, or (ii) clearly identifiable as Affiliates on the basis of such Affiliate’s name (other than, in the case of this clause (ii), Affiliates that are bona fide debt funds);
provided, that no designation of any Person as a Disqualified Institution shall retroactively disqualify any assignments or participations made to, or information provided to, such Person before it was designated as a Disqualified Institution, and such Person shall not be deemed to be a Disqualified Institution in respect of any assignments or participations made to such Person prior to the date of such designation; provided, further, that “Disqualified Institutions” shall exclude any Person that Borrower has designated as no longer being a “Disqualified Institution” by written notice delivered to Agent from time to time.
“Distribution” means any payment of a distribution, interest or dividend on any Equity Interest (other than payment-in-kind); or purchase, redemption or other acquisition or retirement for value of any Equity Interest.
“Dollars” or “$” means United States dollars.
“Domestic Subsidiary” means any Subsidiary of any Loan Party that is not a Foreign Subsidiary.
“Dominion Account” means, a special account established by Borrowers or other Obligors at Wells Fargo or another bank acceptable to Agent, over which Agent has control (and either has or may obtain exclusive control for withdrawal purposes).
“Drawing Document” means any Letter of Credit or other document presented for purposes of drawing under any Letter of Credit, including by electronic transmission such as SWIFT, electronic mail, facsimile or computer generated communication.
“EBITDA” means, for any period, the following determined on a consolidated basis, without duplication, for the Par Borrower and its Restricted Subsidiaries or of the Borrower Group, as applicable, in accordance with GAAP:

(a)    Consolidated Net Income for such period, plus
(b)    the sum of the following, without duplication, to the extent (except with respect to clauses (b)(xi) and (xii) below) deducted in determining Consolidated Net Income for such period:
(i)    provision for all taxes (whether or not paid, estimated or accrued) based on income, profits or capital (including penalties and interest, if any);
(ii)    Interest Expense;
(iii)    depreciation;
(iv)    amortization (including amortization of goodwill and intangibles and amortization and write-off of financing costs);
(v)    any non-cash charge, write-down, expense or loss (including as a result of any inventory valuation adjustment);
(vi)    any expenses or charges related to any Disposition, Equity Issuance, Indebtedness or Investment, in each case permitted by this Agreement (whether or not consummated or incurred, and including any offering or sale of Equity Interests to the extent the proceeds thereof were intended to be contributed to the equity capital of the Par Borrower or its Restricted Subsidiaries (or the Borrower Group, if applicable);
(vii)    the amount of any loss attributable to non-controlling interests;
(viii)    all deferred financing costs written off and premiums paid in connection with any early extinguishment of Indebtedness or any Hedge Obligation or other derivative instruments;
(ix)    the amount of any restructuring charge or reserve or non-recurring integration charges or reserves (including severance costs, costs associated with office, facility and branch openings, closings and consolidations (in the case of openings, incurred in connection with acquisitions and Investments) and relocation costs);
(x)    any costs or expenses incurred by the Par Borrower or any Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the Par Borrower or net cash proceeds of an issuance of Equity Interests of the Par Borrower (other than Disqualified Equity Interests);
(xi)    proceeds from business interruption insurance (to the extent such proceeds are not reflected as revenue or income in computing Consolidated Net Income and only to the extent the losses or other reduction of net income to which such proceeds are attributable are not otherwise added back in computing Consolidated Net Income); and
(xii)    the amount of “run-rate” cost savings, operating expense reductions, operating enhancements and synergies projected by the Par Borrower in good faith to be realized as the result of (I) the transactions contemplated hereby occurring on the Closing Date or (II) actions taken or to be taken on or prior to the date that is 24 months after the consummation of any operational change, Acquisition or Disposition, and in each case prior to or during such period (calculated on a pro forma basis as though such cost savings, operating expense reductions, operating enhancements and synergies had been realized on the first day of such period; it being understood that “run-rate” means the full recurring benefit for a period that is associated with any action taken or committed to be taken), net of the amount of actual benefits realized during such period from such actions; provided that
(A)     a duly completed certificate signed by the chief executive officer or the chief financial officer or other financial officer that is an Authorized Person of the Par Borrower shall be delivered to the Agent together with the Compliance Certificate required to be delivered pursuant to Section 5.1, certifying that such cost savings, operating expense reductions, operating enhancements and synergies are reasonably anticipated to be realized as a result of the transactions contemplated hereby occurring on the Closing Date or within 24 months after the consummation of any operational change, Acquisition or Disposition, as applicable, and are factually supportable as determined in good faith by the Par Borrower, and
(B)     no cost savings, operating expense reductions, operating enhancements and synergies shall be added pursuant to this clause (xii) to the extent duplicative of any expenses or charges otherwise added to Consolidated Net Income, whether through a pro forma adjustment or otherwise, for such period and
(C)     projected amounts (not yet realized) may no longer be added in calculating EBITDA pursuant to subclause (II) of this clause (xii) to the extent occurring more than eight full fiscal quarters after the specified action taken in order to realize such projected cost savings, operating expense reductions, operating enhancements and synergies.
For the purposes of calculating EBITDA for any period of four (4) consecutive fiscal quarters (each, a “Reference Period”), if at any time during such Reference Period (and after the Closing Date), any Loan Party or any of its Restricted Subsidiaries shall have made an Acquisition in exchange for consideration in an amount exceeding $10,000,000, EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto (including pro forma adjustments arising out of events which are directly attributable to such Acquisition and are factually supportable, in each case) or in such other manner acceptable to Agent as if any such Acquisition or adjustment occurred on the first (1st) day of such Reference Period.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of EEA Financial Institution.
“Electronic Record” has the meaning assigned to that term in, and shall be interpreted in accordance with, 15 U.S.C. 7006.

“Electronic Signature” has the meaning assigned to that term in, and shall be interpreted in accordance with, 15 U.S.C. 7006.
“Eligible Account Obligor” means, on any date, any Person obligated to pay a Receivable
(a)    that is not a Borrower, a Subsidiary or an Affiliate of a Borrower;
(b)    that has not filed for, and is not currently the object of, a proceeding relating to its bankruptcy, insolvency, reorganization, winding-up or composition or reorganization of debts; and
(c)    that is in good standing with the Borrowers and their Restricted Subsidiaries and satisfies all applicable credit standards of the Borrowers and their Restricted Subsidiaries.
“Eligible Accounts Receivable” means, on any date, all Receivables (other than Credit Card Receivables, Investment Grade Receivables and L/C Backed Receivables) denominated in Dollars payable by Eligible Account Obligors to an Obligor, net of any returns, rebates, discounts (calculated on the shortest terms), credits, other allowances and deductions, and Taxes (including sales, state excise or other taxes) that have been or could be claimed by the Eligible Account Obligor (or are payable in the case of Taxes), that comply with each of the representations and warranties respecting eligible Accounts made in the Loan Documents and that are not ineligible due to any of the following criteria (unless otherwise agreed by the Agent in its Permitted Discretion); provided, that such criteria may be revised from time to time by the Agent in its Permitted Discretion by notifying the Administrative Borrower thereof in writing in order to address information with respect to the Obligors’ business or assets of which the Agent becomes aware after the Closing Date (or at any time with respect to the Billings business or assets):
(a)    billed Receivables that have not been paid by the date 30 days after the respective due dates therefor;
(b)    any Receivable subject to, or as to which there has been asserted, any defense, dispute, claim, offset, counterclaim, deduction, recoupment, reserve, chargeback, credit or allowance, unless
(i)    the applicable Eligible Account Obligor has entered into an agreement acceptable to the Agent to waive the foregoing rights, or
(ii)    with respect to any such Receivable, (A) the applicable Obligor’s obligation to pay for crude oil constitutes the applicable setoff, and (B) the applicable Obligor’s payment obligation is fully secured by a Letter of Credit;
provided that, if any such defense, dispute, claim, offset or counterclaim is asserted with respect to such Receivable in an amount equal to a sum certain, then such Receivable shall be an Eligible Account Receivable to the extent the face amount thereof exceeds such sum certain;
(c)    all Receivables from an Eligible Account Obligor from whom a check, promissory note, draft, trade acceptance or other instrument for the payment (in whole or in part) of money has been received, presented for payment and returned uncollected for any reason;
(d)    all Receivables from a sale to an Affiliate, or from a sale-or-return, sale-on-approval, or otherwise subject to any repurchase or return arrangement;
(e)    Receivables owed to an Obligor by an Eligible Account Obligor, the aggregate unpaid balance of which exceeds twenty percent (20%) of the aggregate unpaid balance of all Receivables owed to the Obligors at such time by all of the Obligors’ Eligible Account Obligors (or such higher percentage as the Agent may establish for the Eligible Account Obligor from time to time), but only to the extent of such excess;
(f)    all Asphalt Receivables that are payable by their terms more than 60 days from the respective invoice dates therefor and any other Receivables that are payable by their terms more than 30 days from the respective invoice dates therefor;
(g)    any Receivable (i) in which the Agent, for the benefit of the Secured Parties, does not have a valid and perfected first priority security interest or (ii) that is subject to any other Lien other than Liens permitted by clauses (a), (e) or (f) of the definition of “Permitted Liens”;
(h)    any Receivable owing by an Eligible Account Obligor
(i)    (A) which has suspended or ceased doing business, is liquidating, dissolving or winding up its affairs, is not Solvent or (B) is subject to any Sanctions or on any specially designated nationals list maintained by OFAC, or
(ii)    with respect to which the Obligors are not able to bring suit or enforce remedies against such Eligible Account Obligor through judicial process;
(i)    Receivables owing by an Eligible Account Obligor that is organized or has its principal offices outside the United States and Canada, or with respect to which the portion of its assets in the United States and Canada is not material in relation to the size of the Receivables owed by such Eligible Account Obligor;
(j)    Receivables with respect to which goods have been placed on consignment, guaranteed sale, bill-and-hold, or other terms by reason of which the payment by the Eligible Account Obligor may be conditional;
(k)    Receivables with respect to which an invoice has not been sent prior to the date of any Borrowing Base Report in which such Receivables are included for purposes of calculation of the Borrowing Base;
(l)    Receivables which arise out of any contract or order which, by its enforceable terms, forbids or makes void or unenforceable any assignment by the applicable Obligor to the Agent, for the benefit of the Secured Parties, of the Receivable arising with respect thereto;
(m)    Receivables evidenced by any instrument, unless such instrument has been delivered to the Agent for the benefit of the Secured Parties;
(n)    Receivables with respect to which the Agent believes, in its Permitted Discretion, that the collection thereof is impaired, that such Receivables may not be paid by reason of the Eligible Account Obligor’s inability to pay or that are otherwise identified as unsatisfactory to the Agent;
(o)    (i)    Receivables owed by the government of the United States of America or any department, agency, public corporation, or other instrumentality thereof that do not constitute Eligible U.S. Government Accounts Receivable and
(ii)     Receivables owed by any Governmental Authority other than the government of the United States of America or any department, agency, public corporation, or other instrumentality thereof, unless the applicable Obligor has satisfied the requirements of Applicable Law, including delivering documentation satisfactory to the Agent, to effectuate the assignment of such Receivables and establish the right of the Agent to enforce payment directly against the Eligible Account Obligor;
(p)    Receivables
(i)    to which (A) the goods giving rise to it have not been delivered to and accepted by the Eligible Account Obligor, or (B) the services giving rise to it have not been accepted by the Eligible Account Obligor, or
(ii)    that otherwise do not represent a final sale;
(q)    Receivables whose payment has been extended, or to which the Eligible Account Obligor has made a partial payment, or which arise from a sale on a cash-on-delivery basis;
(r)    Receivables which represent a progress billing or retainage, or relate to services for which a performance, surety or completion bond or similar assurance has been issued;
(s)    Receivables that include a billing for interest, fees or late charges, but ineligibility shall be limited to the extent thereof; or
(t)    Receivables for which (unless otherwise agreed by the Agent in its Permitted Discretion) not more than 50% of the aggregate value of the Receivables of such Person have not been paid by the date 30 days after the respective due dates therefor.
“Eligible Cash” means, cash of an Obligor held in a segregated restricted Deposit Account pledged to the Agent, for the benefit of the Secured Parties, as security for the Obligations, and in which the Agent, for the benefit of the Secured Parties, has a first priority perfected security interest (subject only to Liens permitted under clause (r) of the definition of “Permitted Liens”), subject to a Deposit Account Control Agreement.
“Eligible Credit Card Receivables” means, on any date, all Credit Card Receivables denominated in Dollars, that have been earned and represent the bona fide amounts due to an Obligor from a Credit Card Processor and/or Credit Card Issuer and that do not satisfy any of the following criteria (unless otherwise agreed by the Agent in its Permitted Discretion) provided, that such criteria may be revised from time to time by the Agent in its Permitted Discretion by notifying the Administrative Borrower thereof in writing in order to address information with respect to the Obligors’ business or assets of which the Agent becomes aware after the Closing Date (or at any time with respect to the Billings business or assets):
(a)    any Credit Card Receivable that has been outstanding more than five Business Days;
(b)    any Credit Card Receivable owing by a Credit Card Issuer or a Credit Card Processor which has suspended or ceased doing business, is liquidating, dissolving or winding up its affairs, or is not Solvent;
(c)    any Credit Card Receivable that is not the valid, legally enforceable obligation of the applicable Credit Card Processor or Credit Card Issuer with respect thereto;
(d)    any Credit Card Receivable (i) in which Agent, for the benefit of the Secured Parties, does not have a valid and perfected first priority security interest or (ii) that is subject to any other Lien other than Liens permitted by clauses (a), (e) or (f) of the definition of “Permitted Liens”;

(e)    any Credit Card Receivable that does not conform in all material respects to all representations, warranties or other provisions in the Loan Documents or in the credit card agreements relating to such Credit Card Receivable;
(f)    any Credit Card Receivable that is subject to risk of offset, non-collection or not being processed due to unpaid and/or accrued Credit Card Processor fee balances, but only to the extent of such unpaid and/or accrued Credit Card Processor fee balances;
(g)    any Credit Card Receivable evidenced by any instrument, unless such instrument has been delivered to the Agent for the benefit of the Secured Parties; or
(h)    any Credit Card Receivable with respect to which the Agent believes, in its Permitted Discretion, that the collection thereof is impaired, that such Credit Card Receivable may not be paid by reason of the Credit Card Issuer’s or Credit Card Processor’s inability to pay or that are otherwise identified as unsatisfactory to the Agent in its Permitted Discretion.
In determining the amount to be so included in the calculation of the value of an Eligible Credit Card Receivable, the face amount thereof shall be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all customary fees and expenses in connection with any credit card arrangements and (ii) the aggregate amount of all cash received by an Obligor in respect thereof but not yet applied by the applicable Obligor to reduce the amount of such Eligible Credit Card Receivable.
“Eligible Exchange Agreement Positive Balance” means, at any date of determination, the amount of Exchange Agreement Positive Balance provided, that such amount may be revised from time to time by the Agent in its Permitted Discretion by notifying the Administrative Borrower thereof in writing in order to address information with respect to the Obligors’ business or assets of which the Agent becomes aware after the Closing Date (or at any time with respect to the Billings business or assets). Without limiting the foregoing, the Eligible Exchange Agreement Positive Balance, which shall be determined after
(a)    adjusting the Exchange Agreement Positive Balance upward or downward, as applicable, to account for discounts, allowances, rebates, credits and other adjustments in respect of such Exchange Agreement Positive Balances and
(b)    deducting from the Exchange Agreement Positive Balance the amount billed for or representing retainage, if any, by counterparties to Exchange Agreements.
The Eligible Exchange Agreement Positive Balance shall not include any Exchange Agreement Positive Balance
(a)    to the extent that the Agent, for the benefit of the Secured Parties, does not have a valid, first priority perfected security interest in the Exchange Agreement Positive Balance and in the Petroleum Inventory to which such Exchange Agreement Positive Balance relates, or
(b)    with respect to which
(i)    the contract counterparty has disputed liability, or made any claim to any Obligor with respect to such Exchange Agreement Positive Balance or with respect to any other Exchange Agreement Positive Balance due from such contract counterparty, other than for a minimal adjustment in the Ordinary Course of Business and in accordance with regular commercial practice, or

(ii)    any event of a type described in Section 7.4 or 7.5 has occurred with respect to the contract counterparty, or the contract counterparty has suspended normal business operations;
provided that the value of the Eligible Exchange Agreement Positive Balance shall be subject to reserves as determined by the Agent in its Permitted Discretion.
“Eligible In-Transit Crude Oil” means, at any date of determination, In-Transit Crude Oil owned by an Obligor that satisfies the criteria set forth in the definition of Eligible Refinery Hydrocarbon Inventory (other than the requirements as to location of such inventory as set forth in clauses (b), (d) or (k) of such definition) and, unless otherwise agreed by the Agent, In-Transit Crude Oil shall not be Eligible In-Transit Crude Oil unless the purchase price of such In-Transit Crude Oil has been paid or is supported by a Letter of Credit. Eligible In-Transit Crude Oil shall be valued at market value determined in accordance with the Valuation Method, and determined after, if required by the Agent in its Permitted Discretion, taking into account transportation and handling charges that affect the value thereof as determined by the Agent in its Permitted Discretion.
“Eligible In-Transit Products” ” means, at any date of determination, In-Transit Products owned by an Obligor that satisfies the criteria set forth in the definition of Eligible Refinery Hydrocarbon Inventory (other than the requirements as to location of such inventory as set forth in clauses (b), (d), or (k) of such definition), and, unless otherwise agreed by the Agent, In-Transit Products shall not be Eligible In-Transit Products unless the Agent shall have taken Rent and Charges Reserve in its Permitted Discretion or the Agent has received a third party agreement from the operator of the barge or rail in which such In-Transit Products is transmitted in form satisfactory to the Agent in its Permitted Discretion. Eligible In-Transit Products shall be valued at market value determined in accordance with the Valuation Method, and determined after, if required by the Agent in its Permitted Discretion, taking into account transportation and handling charges that affect the value thereof as determined by the Agent in its Permitted Discretion.
“Eligible Investment Grade Receivables” means, on any date, all Investment Grade Receivables denominated in Dollars and payable to an Obligor that satisfy the criteria set forth in the definition of Eligible Accounts Receivable (other than by reason of being an Investment Grade Receivable), net of any returns, rebates, discounts (calculated on the shortest terms), credits, other allowances and deductions, and Taxes (including sales, state excise or other taxes) that have been or could be claimed by the Eligible Account Obligor (or are payable in the case of Taxes).
“Eligible L/C-Backed Receivables” means, on any date, all L/C Backed Receivables denominated in Dollars and payable to an Obligor that satisfy the criteria set forth in the definition of Eligible Accounts Receivable (other than the requirements set forth in clauses (c), (e), (h)(i)(A) or (h)(ii), (i) and (n) of such definition and by reason of being an L/C Backed Receivable), net of any returns, rebates, discounts (calculated on the shortest terms), credits, other allowances and deductions, and Taxes (including sales, state excise or other taxes) that have been or could be claimed by the Eligible Account Obligor (or are payable in the case of Taxes).
“Eligible Lubricants Inventory” means, at any date, the aggregate value (which shall be the lower of cost (determined in accordance with GAAP on a first-in, first-out basis) or market value) of all Lubricants owned by an Obligor and that do not satisfy any of the following criteria (unless otherwise agreed by the Agent in its Permitted Discretion); provided, that such criteria may be revised from time to time by the Agent in its Permitted Discretion by notifying the Administrative Borrower thereof in writing in order to address information with respect to the Obligors’ business or assets of which the Agent becomes aware after the Closing Date (or at any time with respect to the Billings business or assets):

(a)    Lubricants (i) in which Agent, for the benefit of the Secured Parties, does not have a valid and perfected first priority security interest or (ii) that is subject to any other Lien other than Liens permitted by clauses (a), (e) or (f) of the definition of “Permitted Liens”;
(b)    Lubricants
(i)    located on premises that are not owned by an Obligor or a Restricted Subsidiary, or held by a bailee or otherwise subject to any third party interest, with respect to which any landlord’s waiver or other third party agreement in form and substance satisfactory to, the Agent shall not have been furnished (except where an appropriate Rent and Charges Reserve has been established), or
(ii)    commingled with any product other than Lubricants that are owned by another Obligor and in which Agent, for the benefit of the Secured Parties, has a valid and perfected first priority security interest;
(c)    Lubricants of any Obligor with respect to which any event described in Section 7.4 or 7.5 shall have occurred and be continuing;
(d)    Lubricants held on consignment, or subject to any deposit or downpayment;
(e)    Lubricants located outside the United States;
(f)    Lubricants consigned to any Person;
(g)    Lubricants that are subject to a warehouse receipt or negotiable document;
(h)    Lubricants that are subject to a license or other arrangement that restricts the Obligors’ or the Agent’s right to dispose of such Lubricants, unless the Agent has received an appropriate lien waiver in form and substance satisfactory to the Agent;
(i)    Lubricants that are not located at terminals, storage tanks and lines related thereto (including line fills but excluding basic sediment and water and slop oil), bulk plants, service stations and cardlocks, in each case owned or leased and operated by the Obligors or any Restricted Subsidiary (and, in the case of leased locations, with respect to which a landlord’s waiver or agreement has not been provided if requested by the Agent as set forth in clause (b) of this definition (except where an appropriate Rent and Charges Reserve has been established)) or at such other locations as may be approved from time to time by the Agent; or
(j)    Lubricants that are obsolete, unsalable, damaged or otherwise unfit for sale or further processing in the Ordinary Course of Business or otherwise unsatisfactory to the Agent in its Permitted Discretion.
“Eligible Merchandise Inventory” means, at any date, the aggregate value (which shall be the lower of cost (determined in accordance with GAAP on a first-in, first-out basis) or market value) of all Merchandise Inventory owned by an Obligor and that do not satisfy any of the following criteria (unless otherwise agreed by the Agent in its Permitted Discretion); provided, that such criteria may be revised from time to time by the Agent in its Permitted Discretion by notifying the Administrative Borrower thereof in writing in order to address information with respect to the Obligors’ business or assets of which the Agent becomes aware after the Closing Date (or at any time with respect to the Billings business or assets):

(a)    (i) in which Agent, for the benefit of the Secured Parties, does not have a valid and perfected first priority security interest or (ii) that is subject to any other Lien other than Liens permitted by clauses (a), (e) or (f) of the definition of “Permitted Liens”;
(b)    (i)     located on premises that are not owned by an Obligor or any Restricted Subsidiary (other than at service stations leased by and operated by an Obligor or any Restricted Subsidiary (other than an Intermediation Subsidiary)) or held by a bailee or otherwise subject to any third party interest with respect to which a landlord’s waiver or other third party agreement in form and substance satisfactory to, the Agent, shall not have been furnished (except where an appropriate Rent and Charges Reserve has been established), or
(ii)     commingled with any product other than Merchandise Inventory that is owned by an Obligor and in which Agent, for the benefit of the Secured Parties, has a valid and perfected first priority security interest;
(c)    attributable to any Obligor with respect to which any event described in Section 7.4 or 7.5 shall have occurred and be continuing;
(d)    in transit from vendors or suppliers;
(e)    held on consignment, or subject to any deposit or downpayment;
(f)    located outside the United States;
(g)    consigned to any Person;
(h)    subject to a license or other arrangement that restricts the Obligors’ or the Agent’s right to dispose of such Merchandise Inventory, unless the Agent has received an appropriate lien waiver in form and substance satisfactory to the Agent; or
(i)    that was acquired from a Person subject to any Sanctions or on any specially designated nationals list maintained by OFAC, is obsolete, unsalable, damaged or otherwise unfit for sale in the Ordinary Course of Business or otherwise unsatisfactory to the Agent in its Permitted Discretion.
“Eligible Petroleum Asphalt Inventory” means Eligible Refinery Hydrocarbon Inventory that consists of Asphalt.
“Eligible Refinery Hydrocarbon Inventory” mean, at any date, the aggregate market value, as determined in accordance with the Valuation Method, of all Petroleum Inventory owned by an Obligor and that do not satisfy any of the following criteria (unless otherwise agreed by the Agent in its Permitted Discretion); provided, that such criteria may be revised from time to time by the Agent in its Permitted Discretion by notifying the Administrative Borrower thereof in writing in order to address information with respect to the Obligors’ business or assets of which the Agent becomes aware after the Closing Date (or at any time with respect to the Billings business or assets):
(a)    (i)     in which Agent, for the benefit of the Secured Parties, does not have a valid and perfected first priority security interest (except as such priority may be subject to statutory Liens securing First Purchase Crude Payables that purport to have priority over other secured creditors) or
(ii)     that is subject to any other Lien other than (x) Liens permitted by clauses (a), (e) or (f) of the definition of “Permitted Liens”, or (y) statutory Liens securing First Purchase Crude Payables;

(b)    (i)     located on premises that are not owned by an Obligor or any Restricted Subsidiary (other than (A) Petroleum Inventory at service stations leased by and operated by an Obligor or any Restricted Subsidiary (other than an Intermediation Subsidiary) and (B) Petroleum Inventory at cardlocks operated by an Obligor or one of the any Restricted Subsidiaries (other than an Intermediation Subsidiary)) or held by a bailee or otherwise subject to any third party interest with respect to which a landlord’s waiver or other third party agreement in form and substance satisfactory to, the Agent shall not have been furnished (except where an appropriate Rent and Charges Reserve has been established), or
(ii)     commingled with any product other than Petroleum Inventory that is owned by another Obligor and in which Agent, for the benefit of the Secured Parties, has a valid and perfected first priority security interest;
(c)    attributable to any Obligor with respect to which any event described in Section 7.4 or 7.5 shall have occurred and be continuing;
(d)    in transit from vendors or suppliers;
(e)    held on consignment or subject to any deposit or downpayment;
(f)    located outside the United States;
(g)    consigned to any Person;
(h)    subject to a warehouse receipt or negotiable document;
(i)    subject to a license or other arrangement that restricts the Obligors’ or the Agent’s right to dispose of such Petroleum Inventory, unless the Agent has received an appropriate lien waiver in form and substance satisfactory to the Agent;
(j)    consisting of, or commingled with, Hydrocarbons subject to a Structured Hydrocarbon Supply Arrangement;
(k)    not located at the Refineries or at terminals, field production tanks, storage tanks and lines related thereto (including line fills but excluding basic sediment and water and slop oil), bulk plants, service stations and cardlocks, in each case, owned and operated by an Obligor or any Restricted Subsidiary or at such other locations as may be approved from time to time by the Agent; or
(l)    that is obsolete, unsalable, damaged or otherwise unfit for sale or further processing in the Ordinary Course of Business or otherwise unsatisfactory to the Agent in its Permitted Discretion.
“Eligible Renewable Identification Numbers” means with respect to any Renewable Identification Number type as of any date of determination, the aggregate number of Detached Renewable Identification Numbers of such type owned by the Borrowers (collectively, “Owned RINs”) at such time less (i) the number of Owned RINs that become invalid within 91 days after such date of determination and (ii) the number of Detached Renewable Identification Numbers of such type that would be required to set off all renewable volume obligations of all Loan Parties (other than Intermediation Guarantors) under the RFS that are due within three (3) months after such date of determination; provided, that, such Detached Renewable Identification Numbers satisfy the following additional criteria (which may be revised from time to time by Agent in its Permitted Discretion to address the results of any information with respect to Loan Parties’ business or assets of which Agent becomes aware after the Closing Date, including any field examination or appraisal performed or received from time to time after the Closing

Date, and other due diligence or information with respect to the Loan Parties’ business or assets of which Agent becomes aware after the date hereof):
(a)    such Detached Renewable Identification Numbers are subject to (i) a valid and perfected first priority security interest in favor of Agent, for the benefit of the Secured Parties, and (ii) no other Lien other than Liens permitted by clauses (a), (e) and (f) of the definition of “Permitted Liens”; and
(b)    all material requirements of Applicable Law (including, without limitation, RFS) with respect to such Detached Renewable Identification Numbers have been satisfied.
“Eligible Transferee” means (a) any Lender, (b) any Affiliate of any Lender, (c) any Related Fund of any Lender and (d) any other Person, other than, in each case, a natural Person, a Defaulting Lender, Holdings, a Loan Party, any Subsidiary of a Loan Party, any Affiliate of a Loan Party or a Disqualified Institution.
“Eligible U.S. Government Accounts Receivable” means Eligible Accounts Receivable owed by the government of the United States of America, or any department, agency, public corporation, or other instrumentality thereof; provided that, unless otherwise permitted by the Agent in its Permitted Discretion, the requirement of acknowledgement by the government set forth in the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq.), and any steps necessary to perfect the Agent’s Liens therein and to give the Agent the right to collect such accounts, have been complied with to the Agent’s satisfaction with respect to such accounts.
“Eligible Unbilled Accounts” means, on any date, all Receivables that
(a)    would be Eligible Accounts Receivable but for the fact that they remain unbilled and are not the subject of an invoice, are payable by any Persons listed on Schedule F to an Obligor and are not deemed in writing from the Agent (in its Permitted Discretion) to the Administrative Borrower to not be Eligible Unbilled Accounts, and
(b)    are a right to payment for the sale of Inventory and not then included in the determination of any other component of the Borrowing Base;
provided that, Eligible Unbilled Accounts shall not include any such Receivables that are unbilled more than 15 days after the month in which such Receivables accrued.
“Employee Benefit Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, (a) that is or within the preceding six (6) years has been sponsored, maintained or contributed to by any Loan Party, Subsidiary or ERISA Affiliate or (b) to which any Loan Party, Subsidiary or ERISA Affiliate has, or has had at any time within the preceding six (6) years, any liability, contingent or otherwise.
“Engagement Letter” means that certain Engagement Letter, dated as of February 2, 2023, among Holdings, and Wells Fargo Bank, National Association.
“Environmental Action” means any written complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other written communication from any Governmental Authority, or any third party involving actual or alleged violations of Environmental Laws or Releases of Hazardous Materials (a) from or onto any assets, properties, or businesses of the Par Borrower, any Subsidiary of the Par Borrower, or any of their predecessors in interest, (b) from or onto adjoining properties or businesses, or (c) from or onto any facilities which received Hazardous Materials generated by the Par Borrower, any Subsidiary of the Par Borrower, or any of their predecessors in interest.
“Environmental Law” means any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy, or rule of common law now or hereafter in effect and in each case as amended, or any applicable and enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, in each case, to the extent binding on any Loan Party or its Subsidiaries, relating to the environment, natural resources, human health or safety (to the extent related to exposure to Hazardous Materials), or the generation, management, transportation, disposal, or Release or threatened Release of Hazardous Materials, in each case as amended from time to time.
“Environmental Liabilities” means all liabilities, monetary obligations, losses, damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, or Remedial Action required, by any Governmental Authority or any third party, and which relate to any Environmental Action.
“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities.
“Environmental Permit” means any permit, registration, license, notice, approval, consent, exemption, waiver, variance, or other authorization required under or issued pursuant to any Environmental Law.
“Equity Interests” means, with respect to a Person, all of the shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in such Person, whether voting or nonvoting, including capital stock (or other ownership or profit interests or units), preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act) (other than any debt security which by its terms is convertible at the option of the holder into Equity Interests, to the extent such holder has not so converted such debt security).
“Equity Issuance” means (a) any issuance by the Par Borrower of shares of its Equity Interests to any Person that is not a Loan Party or any Restricted Subsidiary thereof (including, without limitation, in connection with the exercise of options or warrants or the conversion of any debt securities to equity) and (b) any capital contribution from any Person that is not a Loan Party into any Loan Party or any Restricted Subsidiary thereof. The term “Equity Issuance” shall not include (A) any Disposition or (B) any issuance or incurrence of any Indebtedness for borrowed money by any Loan Party or any of its Restricted Subsidiaries.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statutes, and all regulations and guidance promulgated thereunder. Any reference to a specific section of ERISA shall be deemed to be a reference to such section of ERISA and any successor statutes, and all regulations and guidance promulgated thereunder.
“ERISA Affiliate” means (a) any Person subject to ERISA whose employees are treated as employed by the same employer as the employees of any Loan Party or its Subsidiaries under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of any Loan Party or its Subsidiaries under IRC Section 414(c), (c) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any organization subject to

ERISA that is a member of an affiliated service group of which any Loan Party or any of its Subsidiaries is a member under IRC Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any Person subject to ERISA that is a party to an arrangement with any Loan Party or any of its Subsidiaries and whose employees are aggregated with the employees of such Loan Party or its Subsidiaries under IRC Section 414(o).
“ERISA Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the IRC or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the IRC) the assets of any such “employee benefit plan” or “plan.”
“Erroneous Payment” has the meaning specified therefor in Section 14.19(a) of this Agreement.
“Erroneous Payment Deficiency Assignment” has the meaning specified therefor in Section 14.19(d) of this Agreement.
“Erroneous Payment Impacted Loans” has the meaning specified therefor in Section 14.19(d) of this Agreement.
“Erroneous Payment Return Deficiency” has the meaning specified therefor in Section 14.19(d) of this Agreement.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Event of Default” has the meaning specified therefor in Section 7 of this Agreement.
“Excess Availability” means, as of any time of determination, the amount equal to (a) the Line Cap minus (b) the sum of the Revolver Usage.
“Exchange Act” means the Securities Exchange Act of 1934, as in effect from time to time.
“Exchange Agreement” means, an agreement under which an Obligor undertakes to deliver goods on behalf of an unaffiliated Person to a customer of such Person in exchange for such Person’s delivery of similar goods to a customer of such Obligor.
“Exchange Agreement Positive Balance” means, at any date of determination, with respect to an Obligor that is a party to an Exchange Agreement, the amount of the positive balance, valued on a mark-to-market basis in accordance with the Valuation Method, of Petroleum Inventory that such Obligor has the right to receive in the Ordinary Course of Business from a counterparty to such Exchange Agreement (other than an Affiliate of such Borrower or another party determined by the Agent in its Permitted Discretion to be unacceptable) or money owing to such Borrower in connection with an exchange of Petroleum Inventory under such Exchange Agreement, net of any offsets or counterclaims.
“Excluded Accounts” has the meaning specified therefor in Section 5.15(d)(i)(A) of this Agreement.
“Excluded Asset” means
(a)    any equipment, motor vehicle or other assets in which a lien can only be perfected by action with respect to a certificate of title, and any accessions thereto;

(b)    any Real Property;
(c)    any property to the extent that the pledge thereof or granting of a Lien thereon is prohibited by Applicable Law (including the requirement to obtain consent of any Governmental Authority), in each case, only to the extent and for so long as the terms of such Applicable Law applicable thereto validly prohibit, or require the consent of any Governmental Authority which has not been obtained as a condition to the creation by such Loan Party of, a security interest in such property in favor of the Agent (after giving effect to Sections 9-406(d), 9-407(a), 9-408(a) or 9-409 of the UCC (or any successor provision or provisions) or any other Applicable Law (including the Bankruptcy Code or any other Debtor Relief Law));
(d)    any Equity Interests;
(e)    any permit, lease, license, contract or other agreement to which any Loan Party is a party or any property owned by any Loan Party on the date hereof or hereafter acquired that (i) is subject to a purchase money Lien or Capital Lease or similar arrangement permitted to be incurred pursuant to the provisions of this Agreement or (ii) is subject to Liens described in clause (y) of the definition of “Permitted Liens”; provided, that, in the case of sub-clause (ii), such permit, lease, license, contract or other agreement or property shall not be property that in the absence of this clause (e) would have been Collateral; and, in each case, such Loan Party’s rights and interests therein, to the extent that the grant of a Lien in respect thereof under the Guaranty and Security Agreement
(A)    shall constitute or result in a breach of, a default under, an invalidation of, a termination of, or the unenforceability of any right of such Loan Party under, such permit, lease, license, contract or other agreement or the agreement governing such purchase money Lien, Capital Lease or similar arrangement or assets subject to Liens described in clause (y) of the definition of “Permitted Liens” or
(B)    requires the consent of any Person other than any Loan Party or any Affiliate thereof with respect to such permit, lease, license, contract or other agreement or such agreement governing such purchase money Lien, Capital Lease or similar arrangement or is subject to Liens described in clause (y) of the definition of “Permitted Liens”, which consent has not been obtained as a condition the creation of any other Lien on such property or creates a right of termination in favor of any Person other than any Loan Party or any Affiliate thereof (after giving effect to Sections 9-406(d), 9-407(a), 9-408(a) or 9-409 of the UCC (or any successor provision or provisions) or any other Applicable Law (including the Bankruptcy Code or any other Debtor Relief Law);
(f)    any governmental licenses, state, provincial or local franchises, charters or authorizations (other than cash proceeds thereof, Renewable Identification Numbers or biodiesel credits), the pledge or granting of a security interest in which would violate or be restricted or prohibited thereby or by Applicable Law or would require the consent or approval of a third party, in each case, unless such restrictions are rendered ineffective under the UCC or other Applicable Law of any applicable jurisdiction; provided, however, that the Collateral shall include (and the definition of Excluded Assets shall not then include) any portion of such governmental licenses, state, provincial or local franchises, charters or authorizations immediately at such time as the contractual or legal provisions referred to above shall no longer be applicable or such required consent shall have been received;
(g)    Intellectual Property (other than, for the avoidance of doubt, any license or authorization to use Intellectual Property granted to the Agent (or any other Secured Party) in the Intercreditor Agreements, the Guaranty and Security Agreement or any other Security Document);

(h)    any acquired property (including property acquired through acquisition of, or merger or amalgamation with, another Person) acquired in connection with a transaction otherwise permitted by this Agreement if at the time of such acquisition, the granting of a Lien therein or the pledge thereof is prohibited by any contract or other agreement to the extent and for so long as such contract or other agreement prohibits such Lien or pledge (provided, that such contract or agreement was not entered into in contemplation thereof);
(i)    Intermediation Collateral;
(j)    pledges and security interests prohibited or restricted by Applicable Law (including any requirement to obtain the consent of any Governmental Authority, unless such consent has been obtained (it being understood that there shall be no obligation to obtain such consent)) (after giving effect to the applicable anti-assignment provisions of the UCC, the assignment of which is expressly deemed effective under the UCC or other Applicable Law notwithstanding such prohibition);
(k)    any assets (including Equity Interests) owned by a Foreign Subsidiary or an Unrestricted Subsidiary;
(l)    any assets (including Equity Interests) owned by a CFC, a FSHCO or a direct or indirect Subsidiary of a CFC or FSHCO;
(m)    environmental credits (other than, for avoidance of doubt, Renewable Identification Numbers);
(n)    Renewable Identification Numbers owned by any Person that is not an Obligor;
(o)    letter-of-credit rights to the extent not perfected by the filing of a UCC financing statement;
(p)    Excluded Accounts; and
(q)    other property to the extent the Agent determines that the cost of obtaining or perfecting a lien or security interest therein is excessive in relation to the benefit afforded to the Lenders thereby;
provided, that (x) Excluded Assets shall not include the right to receive any proceeds from any Excluded Asset, the right to receive any payment of money (including, without limitation, general intangibles) or any other rights referred to in Sections 9-406(f), 9-407(a) or 9-408(a) of the UCC (or any successor provision or provisions) or any proceeds, substitutions or replacements of any Excluded Asset unless such proceeds, substitutions or replacements thereof would otherwise constitute Excluded Assets, and (y) notwithstanding anything to the contrary contained in any Loan Document, no Loan Party shall be required to take any action under the law of any non-U.S. jurisdiction to create or perfect a security interest in any assets.
“Excluded Refinery” has the meaning set forth in the Term Loan Credit Agreement, as in effect on the date hereof.
“Excluded Subsidiary” means
(a)    any non-wholly owned Restricted Subsidiary,
(b)    any Immaterial Subsidiary,

(c)    any Foreign Subsidiary,
(d)    any Domestic Subsidiary of a Foreign Subsidiary,
(e)    any Captive Insurer,
(f)    any special purpose entity reasonably required to be used for the incurrence of purchase money or Capital Lease financings permitted hereunder,
(g)    any Restricted Subsidiary that (i) is prohibited by (A) any Applicable Law or (B) any contractual obligation (other than any contractual obligation in favor of a Loan Party or Affiliate thereof) from Guaranteeing the Obligations (provided that in the case of the foregoing clause (B), such contractual obligation exists on the Closing Date or at the time such Restricted Subsidiary becomes a Subsidiary and shall not have been entered into in contemplation of such Restricted Subsidiary’s becoming a Subsidiary) or (ii) would require a consent, approval, license or authorization (including any regulatory consent, approval, license or authorization) of any Governmental Authority to provide a Guarantee of the Obligations (unless such consent, approval, license or authorization is received),
(h)    any CFC or FSHCO;
(i)    any Subsidiary of Holdings to the extent that the burden or cost (including, without limitation, any potential tax liability) of obtaining a guarantee outweighs the benefits afforded thereby as reasonably determined by the Agent and the Borrowers; or
(j)    any Unrestricted Subsidiary;
provided, that no Subsidiary shall constitute an Excluded Subsidiary if such Subsidiary is (x) not considered an “Excluded Subsidiary” under any Term Facility Documents that govern a Material Term Facility or (y) otherwise constitutes a guarantor under any Term Loan Facility (or any other Material Term Facility).
“Excluded Swap Obligation” means, with respect to any Loan Party or any Restricted Subsidiary, any Swap Obligation if, and to the extent that, all or a portion of the guaranty of such Loan Party of (including by virtue of the joint and several liability provisions of Section 2.15), or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guaranty of such Loan Party or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guaranty or security interest is or becomes illegal.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient (i) Taxes imposed on or measured by net income or net profits (however denominated), franchise Taxes, and branch profits Taxes, in each case (A) imposed as a result of such Recipient being organized under the laws of, or having its principal office, or in the case of any Lender, its applicable lending office, located in the jurisdiction imposing such Tax (or any political subdivision thereof) or (B) that are Other Connection Taxes; (ii) United States federal withholding Taxes that would not have been imposed but for a Lender’s failure to comply with the requirements of Section 2.18(g) of this Agreement, (iii) in the case of a Lender, any United States federal withholding Taxes imposed on amounts payable to or for the account of a Lender with respect to an applicable interest in a Loan, Commitment, Letter of Credit or otherwise under a Loan Document pursuant to a law in effect on the date on which (A) such Lender acquires such interest in the Loan, Commitment, Letter of Credit (other than pursuant to an assignment request by a Borrower pursuant to Section 13.3) or (B) such Lender changes its lending office, except in each case, to the extent that, pursuant to Section 2.18, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changes its lending office and (iv) any withholding Taxes imposed under FATCA.
“Existing ABL Agreement” has the meaning specified therefor on Schedule 3.1.
“Existing Collateral Rights Agreement” has the meaning specified therefor in the definition of “Collateral Rights Agreement”.
“Existing Intermediation Documents” has the meaning specified thereof in Section 4.36.
“Existing Letters of Credit” means those letters of credit described on Schedule E-1 to this Agreement.
“Extended Revolver Commitment” has the meaning specified therefor in Section 2.16(a) of this Agreement.
“Extending Revolver Lender” has the meaning specified therefor in Section 2.16(a) of this Agreement.
“Extension” has the meaning specified therefor in Section 2.16(a) of this Agreement.
“Extension Offer” has the meaning specified therefor in Section 2.16(a) of this Agreement.
“Extraordinary Advances” has the meaning specified therefor in Section 2.3(d)(iii) of this Agreement.
“FATCA” means Sections 1471 through 1474 of the IRC, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and (a) any current or future regulations or official interpretations thereof, (b) any agreements entered into pursuant to Section 1471(b)(1) of the IRC, and (c) any intergovernmental agreement, treaty or convention entered into by the United States and any fiscal or regulatory legislation, rules, or practices adopted pursuant to any such intergovernmental agreement, treaty or convention entered into in connection therewith.
“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.
“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal to, for each day during such period, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Agent from three Federal funds brokers of recognized standing selected by it (and, if any such rate is below zero, then the rate determined pursuant to this definition shall be deemed to be zero).

“Fee Letter” means that certain fee letter, dated as of the date hereof, among the Borrowers and Agent.
“Feedstocks” means, all crude oil, natural gas liquids, and other Hydrocarbons and ethanol, in so far as such Feedstocks are used or useful as fuel or in the manufacture, processing, refining, or blending of Intermediate Products and Refined Products at one or more Refineries.
“Financial Fixed Charge Coverage Ratio” means, the ratio, determined on a consolidated basis for Par Borrower and its Restricted Subsidiaries for the most recently completed four-Fiscal Quarter or, during a Financial Reporting Trigger Period and Covenant Trigger Period, for the most recently completed 12-month period, of (a) EBITDA minus Unfinanced Capital Expenditures, minus cash income and capital taxes paid (net of cash tax refunds received during such period) plus, without duplication, the excess of any cash income and capital tax refunds during such period over all cash income and capital taxes paid in cash during such period, to (b) Financial Fixed Charges.
In addition, for purposes of calculating the Financial Fixed Charge Coverage Ratio:
(a)    acquisitions that have been made by the Par Borrower or any of its Restricted Subsidiaries, including through mergers, amalgamations or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the Par Borrower or any of its Restricted Subsidiaries, and including all related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, or that are to be made on the Calculation Date, will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period, including any EBITDA and any pro forma expense and cost reductions that have occurred or are reasonably expected to occur, in the reasonable judgment of a financial officer that is an Authorized Person of the Par Borrower (regardless of whether those cost savings or operating improvements could then be reflected in pro forma financial statements in accordance with Regulation S-X promulgated under the Securities Act or any other regulation or policy of the SEC related thereto);
(b)    the EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;
(c)    the Financial Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Financial Fixed Charges will not be obligations of the Par Borrower or any of its Restricted Subsidiaries following the Calculation Date;
(d)    interest income reasonably anticipated by the Par Borrower to be received during the applicable four-quarter period from cash or Cash Equivalents held by the Par Borrower or any Restricted Subsidiary, which cash or Cash Equivalents exist on the Calculation Date or will exist as a result of the transaction giving rise to the need to calculate the Financial Fixed Charge Coverage Ratio, will be included;
(e)    any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;
(f)    any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period;

(g)    if any Indebtedness bears a floating rate of interest, the Interest Expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedge Obligation applicable to such Indebtedness if such Hedge Obligation has a remaining term as at the Calculation Date in excess of 12 months); and
(h)    interest on a Capitalized Lease Obligations and imputed interest on Attributable Indebtedness shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Borrower to be the rate of interest implicit in such Capitalized Lease Obligation or Attributable Indebtedness in accordance with GAAP.
“Financial Fixed Charges” means, with respect to Par Borrower and its Restricted Subsidiaries, the sum of Consolidated Cash Interest Expense, scheduled principal payments made on Borrowed Money, and Distributions paid in cash (other than Upstream Payments, and Permitted Holdings Payments (Tax)).
“Financial Reporting Trigger Period” means, the period
(a)    commencing on the day that Excess Availability for a period of three (3) consecutive Business Days is less than the greater of (i) $10,000,000 (or, after consummation of the Billings Acquisition Increase, $40,000,000) and (ii) the lesser of 15.0% of the Borrowing Base and the Maximum Revolver Amount on such day; and
(b)    continuing until the day Excess Availability has been greater than the greater of (A) $10,000,000 (or, after consummation of the Billings Acquisition Increase, $40,000,000) and (B) the lesser of 15.0% of the Borrowing Base and the Maximum Revolver Amount on such day for a period of thirty (30) consecutive calendar days.
“First Purchase Crude Payables” means, at any time, the unpaid amount of any obligation of an Obligor as a “first purchaser” of crude oil, which is secured by a statutory “first purchaser” Lien created under the laws of any state to the extent such obligation is not at the time of determination covered by a Letter of Credit issued hereunder.
“First Purchaser Reserve” means, the aggregate amount of reserves established by the Agent from time to time in its Permitted Discretion in respect of First Purchase Crude Payables owed by the Obligors.
“Fixed Charge Coverage Ratio” means, with respect to the Par Borrower and its Restricted Subsidiaries for any period, the ratio (a) of EBITDA for such period to (b) Fixed Charges for such period. Unless otherwise specified herein, the Fixed Charge Coverage Ratio shall be calculated on a trailing four (4) fiscal quarter basis for the applicable Reference Period. In the event that the Par Borrower or any of its Restricted Subsidiaries Incurs, repays, repurchases or redeems any Indebtedness (other than incurrences and repayments, in each case, in respect of borrowings under this Agreement) or issues, repurchases or redeems Disqualified Equity Interests or preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such Incurrence, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of Disqualified Equity Interests or preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of such period.
In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(a)    acquisitions that have been made by the Par Borrower or any of its Restricted Subsidiaries, including through mergers, amalgamations or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the Par Borrower or any of its Restricted Subsidiaries, and including all related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, or that are to be made on the Calculation Date, will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period, including any EBITDA and any pro forma expense and cost reductions that have occurred or are reasonably expected to occur, in the reasonable judgment of a financial officer that is an Authorized Person of the Par Borrower (regardless of whether those cost savings or operating improvements could then be reflected in pro forma financial statements in accordance with Regulation S-X promulgated under the Securities Act or any other regulation or policy of the SEC related thereto);
(b)    the EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;
(c)    the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the Par Borrower or any of its Restricted Subsidiaries following the Calculation Date;
(d)    interest income reasonably anticipated by the Par Borrower to be received during the applicable four-quarter period from cash or Cash Equivalents held by the Par Borrower or any Restricted Subsidiary, which cash or Cash Equivalents exist on the Calculation Date or will exist as a result of the transaction giving rise to the need to calculate the Fixed Charge Coverage Ratio, will be included;
(e)    any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;
(f)    any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period;
(g)    if any Indebtedness bears a floating rate of interest, the Interest Expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedge Obligation applicable to such Indebtedness if such Hedge Obligation has a remaining term as at the Calculation Date in excess of 12 months); and
(h)    interest on a Capitalized Lease Obligations and imputed interest on Attributable Indebtedness shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Borrower to be the rate of interest implicit in such Capitalized Lease Obligation or Attributable Indebtedness in accordance with GAAP.
“Fixed Charges” means, with respect to any fiscal period and with respect to the Par Borrower and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP,
(a)    the sum, without duplication, of
(i)    the consolidated Interest Expense of the Par Borrower and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capitalized Lease Obligations, imputed interest with respect to Attributable Indebtedness or synthetic or financing leases, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedge Obligations in respect of interest rates and excluding the write-off of any deferred financing fees or charges or debt discount, including those incurred in respect of the transactions contemplated hereby on or prior to the Closing Date, but excluding any one time cash costs associated with breakage in respect of Hedge Obligations, any payment with respect to premiums or other breakage costs of Indebtedness, penalties and interest relating to taxes, and any expense resulting from the discounting of Indebtedness in connection with the amortization of commissions, fees and expenses; plus
(ii)    the consolidated Interest Expense of the Par Borrower and its Restricted Subsidiaries that was capitalized during such period; plus
(iii)    any interest on Indebtedness of another Person that is guaranteed by the Par Borrower or one of its Restricted Subsidiaries or secured by a Lien on assets of the Par Borrower or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus
(iv)    all dividends, whether paid or accrued and whether or not in cash, on any series of Disqualified Equity Interests or preferred stock of the Par Borrower or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the Par Borrower (other than Disqualified Equity Interests) or to the Par Borrower or a Restricted Subsidiary of the Par Borrower, in each case, determined on a consolidated basis in accordance with GAAP; minus
(b)    to the extent included in clause (a) above, write-offs of deferred financing costs of the Par Borrower and its Restricted Subsidiaries during such period and any charge related to, or any premium or penalty paid in connection with, paying any such Indebtedness of the Par Borrower and its Restricted Subsidiaries prior to its stated maturity.
“Flood Insurance Laws” means, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto, (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (v) Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor thereto.
“Floor” means the rate of interest equal to 0.00% per annum.
“FLSA” means the Fair Labor Standards Act of 1938.
“Foreign Lender” means any Lender or Participant that is not a United States person within the meaning of IRC section 7701(a)(30).
“Foreign Subsidiary” means any direct or indirect subsidiary of any Loan Party that is organized under the laws of any jurisdiction other than the United States, any state thereof or the District of Columbia.
“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“FSHCO” means any Subsidiary of any Borrower substantially all of which Subsidiary’s assets consist directly or indirectly of the Equity Interests in one or more CFCs.
“Funded Indebtedness” means, without duplication,
(i)     all Indebtedness of the Par Borrower and its Restricted Subsidiaries described in clauses (a), (b) (only to the extent such letter of credit, bankers’ acceptance, bank guaranty, surety bond or similar instrument has been drawn and then only in the amount of the outstanding reimbursement obligation with respect thereto that is not fully Cash Collateralized), and (c) of the definition of “Indebtedness” (including all Attributable Indebtedness of the Par Borrower and its Restricted Subsidiaries in respect of Capital Leases) and
(ii)     all Indebtedness of the Par Borrower and its Restricted Subsidiaries described in clauses (d) and (h) of the definition of “Indebtedness” to the extent relating to other Funded Indebtedness.
For the avoidance of doubt, no Indebtedness described under clauses (q) or (r) of the definition of “Permitted Indebtedness” will constitute Funded Indebtedness.
“Funding Date” means the date on which a Borrowing occurs.
“Funding Losses” has the meaning specified therefor in Section 2.12(b)(ii) of this Agreement.
“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.
“Governing Documents” means, with respect to any Person, the certificate or articles of incorporation, notice of articles, by-laws, certificate of formation, operating agreement, limited liability company agreement, certificate of limited partnership, limited partnership agreement or other organizational documents of such Person.
“Governmental Authority” means the government of any nation or any political subdivision thereof, whether at the national, state, tribal, territorial, provincial, county, municipal or any other level, and any agency, authority, commission, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of, or pertaining to, government (including any supra-national bodies such as the European Union or the European Central Bank).
“Guarantee” means, as to any Person, any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect,
(a)    to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation,
(b)    to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation,
(c)    to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or

(d)    entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.
The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.
“Guarantor” means (a) each Person that is a “Guarantor” under the Guaranty and Security Agreement, and (b) each other Person that becomes a guarantor after the Closing Date pursuant to Section 5.11 of this Agreement; provided, that, notwithstanding anything to the contrary herein, any “Guarantor” or other “Loan Party” (as defined therein) under any Term Loan Facility (or any other Material Term Facility) shall be (or substantially concurrently become) a Loan Party hereunder.
“Guaranty and Security Agreement” means that certain guaranty and security agreement, dated as of even date with this Agreement, executed and delivered by each of the Loan Parties to the Agent.
“Hazardous Materials” means (a) substances that are defined or listed in, or otherwise classified pursuant to, any Environmental Laws as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “EP toxicity”, (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty (50) parts per million.
“Hedge Agreement” means a “swap agreement” as that term is defined in Section 101(53B)(A) of the Bankruptcy Code.
“Hedge Obligations” means any and all obligations or liabilities, whether absolute or contingent, due or to become due, now existing or hereafter arising, of each Obligor and its Restricted Subsidiaries (excluding Intermediation Subsidiaries) arising under, owing pursuant to, or existing in respect of Hedge Agreements entered into with one or more of the Hedge Providers.
“Hedge Provider” means any Bank Product Provider that is a party to a Hedge Agreement with an Obligor or its Restricted Subsidiaries (excluding Intermediation Subsidiaries) or otherwise provides Bank Products under clause (f) of the definition thereof; provided, that if, at any time, a Lender ceases to be a Lender under this Agreement (prior to the payment in full of the Obligations), then, from and after the date on which it ceases to be a Lender thereunder, neither it nor any of its Affiliates shall constitute Hedge Providers except with respect to the trades in existence on such date and the obligations with respect to Hedge Agreements for trades entered into after such date with such former Lender or any of its Affiliates from and after such date shall not constitute Hedge Obligations.
“Hermes” shall have the meaning set forth in the preamble to this Agreement.
“Holdings” has the meaning specified therefor in the preamble to this Agreement.

“Holdings Guarantee” means the guarantee by Holdings of principal and interest due and payable on the Loans pursuant to that certain Guaranty, dated as of the date hereof, by Holdings, as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.
“Hydrocarbons” means oil, gas, asphalt, casing head gas, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons, all products refined, processed, separated, settled and dehydrated therefrom, including, without limitation, kerosene, liquefied petroleum gas, refined lubricating oils, diesel fuel, drip gasoline, natural gasoline, biodiesel, ethanol and all other minerals.
“Immaterial Subsidiary” means any Restricted Subsidiary of a Loan Party that individually owns Total Assets with a book value of no more than two and one-half percent (2.50%) of Total Assets of Borrower and its Restricted Subsidiaries and has annual EBITDA (on an individual basis) of no more than $10,000,000; provided, that all Immaterial Subsidiaries together shall own Total Assets with an aggregate book value of no more than five percent (5.00%) of Total Assets of the Borrower and its Restricted Subsidiaries and shall have EBITDA (on a combined basis) of no more than $25,000,000 in the aggregate; provided, further, that no Subsidiary shall constitute an Immaterial Subsidiary if it directly or indirectly Guarantees or provides credit support for Indebtedness for borrowed money of any Loan Party with a principal amount in excess of $1,000,000.
“In-Transit Crude Oil” means, crude oil purchased by an Obligor, for delivery to such Obligor via pipeline from a vendor or supplier.
“In-Transit Products” means, refined fuel, jet fuel, diesel, unleaded gas, blendstocks, other additives, ethanol, biofuels and other renewable fuels purchased by an Obligor, for delivery to such Obligor via pipeline, barge or rail from a vendor or supplier.
“Increase” has the meaning specified therefor in Section 2.14(a).
“Increase Date” has the meaning specified therefor in Section 2.14(c).
“Increase Joinder” has the meaning specified therefor in Section 2.14(b).
“Incur” means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of such Indebtedness (and “Incurrence” and “Incurred” will have meanings correlative to the foregoing); provided, that
(a)    any Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary of the Par Borrower will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary of the Borrower and
(b)    neither the accrual of interest nor the accretion of original issue discount nor the payment of interest in the form of additional Indebtedness with the same terms and the payment of dividends on Disqualified Equity Interests in the form of additional shares of the same class of Disqualified Equity Interests (to the extent provided for when the Indebtedness or Disqualified Equity Interests on which such interest or dividend is paid was originally issued) will be considered an Incurrence of Indebtedness;
provided, that in each case the amount thereof is for all other purposes included in the Fixed Charges, Borrower Group Fixed Charges, Financial Fixed Charges and Indebtedness of the Par Borrower or its Restricted Subsidiary as accrued.
“Indebtedness” as to any Person means

(a)    all obligations of such Person for borrowed money,
(b)    all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, or other financial products,
(c)    that portion of the obligations of such Person as a lessee under Capital Leases that is properly classified as a liability on a balance sheet in accordance with GAAP,
(d)    all obligations or liabilities of others that constitute Indebtedness secured by a Lien on any asset of such Person, irrespective of whether such obligation or liability is assumed,
(e)    all obligations of such Person to pay the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business and repayable in accordance with customary trade practices and, for the avoidance of doubt, other than royalty payments payable in the ordinary course of business in respect of non-exclusive licenses) and any earn-out or similar obligations,
(f)    all monetary obligations of such Person owing under Hedge Agreements (which amount shall be calculated based on the amount that would be payable by such Person if the Hedge Agreement were terminated on the date of determination),
(g)    any Disqualified Equity Interests of such Person, and
(h)    any obligation of such Person Guaranteeing or intended to Guarantee (whether directly or indirectly Guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (a) through (g) above.
For purposes of this definition,
(i)     the amount of any Indebtedness represented by a Guarantee or other similar instrument shall be the lesser of the principal amount of the obligations Guaranteed and still outstanding and the maximum amount for which the Guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Indebtedness,
(ii)     the amount of any Indebtedness which is limited or is non-recourse to a Person or for which recourse is limited to an identified asset shall be valued at the lesser of (A) if applicable, the limited amount of such obligations, and (B) if applicable, the fair market value of such assets securing such obligation and
(iii)     earn-out and similar payment obligations shall be valued based upon the amount thereof, if any, required to be recorded on a balance sheet prepared in accordance with GAAP.
“Indemnified Liabilities” has the meaning specified therefor in Section 9.3 of this Agreement.
“Indemnified Person” has the meaning specified therefor in Section 9.3 of this Agreement.
“Indemnified Taxes” means, (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by, or on account of any obligation of, any Loan Party under any Loan Document, and (b) to the extent not otherwise described in the foregoing clause (a), Other Taxes.
“Individual Letter of Credit Sublimit” means, for each Issuing Bank, the Letter of Credit sublimit set forth for such Issuing Bank on Schedule 1.2.

“Initial Revolver Commitment” means with respect to each Revolving Lender, its Revolver Commitment, and, with respect to all Revolving Lenders, their Revolver Commitments, in each case as such Dollar amounts are set forth beside such Revolving Lender’s name under the heading “Initial Revolver Commitment” on Schedule C-1 to this Agreement or in the Assignment and Acceptance pursuant to which such Revolving Lender became a Revolving Lender under this Agreement, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 12.1 of this Agreement, and as such amounts may be decreased by the amount of reductions in the Revolver Commitments made in accordance with Section 2.4(c) hereof.
“Initial Term Loans” means the Term Loans borrowed under the Term Loan Credit Agreement on February 28, 2023.
“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of any Debtor Relief Law or under any other state, provincial or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.
“Insurance and Condemnation Event” means the receipt by any Loan Party or any of its Restricted Subsidiaries of any cash insurance proceeds or condemnation awards payable by reason of theft, loss, physical destruction or damage, taking or similar event with respect to any of their respective property (other than of any (a) Term Loan Collateral or (b) Intermediation Collateral).
“Intellectual Property” means, all intellectual and similar Property of a Person, including inventions, designs, patents, Patents (as defined in the Term Loan Documents on the date hereof), copyrights, Copyrights (as defined in the Term Loan Documents on the date hereof), trademarks, Trademarks (as defined in the Term Loan Documents on the date hereof), service marks, trade names, trade secrets, confidential or proprietary information, customer lists, know-how, software (including source code and object code), databases, inventions (whether or not patentable), algorithms, processes, product designs, industrial designs, blueprints, drawings, data, customer lists, URLs and domain names, specifications, documentations, reports, catalogs, literature, and any other forms of technology or proprietary information of any kind, including all rights therein and all applications for registration or registrations thereof; all embodiments or fixations thereof and all related documentation, applications, registrations and franchises; all licenses or other rights to use any of the foregoing; and all books and records relating to the foregoing.
“Intercompany Subordination Agreement” means an intercompany subordination agreement, dated as of even date with this Agreement, executed and delivered by each Loan Party and each of its Restricted Subsidiaries required to be a party to such agreement pursuant to clause (f) of the definition of “Permitted Indebtedness” and/or clause (o) of the definition of “Permitted Investments” and the Agent, the form and substance of which is reasonably satisfactory to Agent.
“Intercreditor Agreements” means the Collateral Rights Agreements and any other intercreditor agreement contemplated by the terms of the Loan Documents and reasonably acceptable to the Agent, in each case to the extent in effect and as the context may require.
“Interest Expense” means, for any period, the aggregate of the interest expense of the Par Borrower and its Restricted Subsidiaries or of the Borrower Group, as applicable, for such period, determined on a consolidated basis in accordance with GAAP.
“Interest Period” means, with respect to any SOFR Loan, a period commencing on the date of the making of such SOFR Loan (or the continuation of a SOFR Loan or the conversion of a Base Rate Loan to a SOFR Loan) and ending 1, 3 or 6 months thereafter; provided, that

(a)    interest shall accrue at the applicable rate based upon Adjusted Term SOFR from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires,
(b)    any Interest Period that would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day,
(c)    with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is 1, 3 or 6 months after the date on which the Interest Period began, as applicable,
(d)    Borrowers may not elect an Interest Period which will end after the applicable Maturity Date;
(e)    with respect to any initial Loans, if an Interest Period begins on the Closing Date, such Interest Period shall be permitted, at the election of the Par Borrower, to end on the last Business Day of the calendar month containing the Closing Date; and
(f)    no tenor that has been removed from this definition pursuant to Section 2.12(d)(iii)(D) shall be available for specification in any SOFR Notice or conversion or continuation notice.
“Intermediate Products” means, all Feedstocks that have been partially processed or refined as isomerate, cat feed, gasoline components or naphtha.
“Intermediation Access Agreements” means
(a)    each acknowledgment agreement as in effect on the Closing Date, among the Agent, any Term Facility Agent, J. Aron, Merrill Lynch Commodities, Inc., Par Hawaii Refining, USOR, McChord Pipeline Co., a Washington corporation and USOT (the “Acknowledgment Agreement”), as may be amended, amended and restated, supplemented or otherwise modified from time to time as permitted by the Loan Documents and
(b)    any acknowledgment agreement with a Term Facility Agent and a counterparty to an Intermediation Facility otherwise permitted under the Loan Documents, which shall in all material respects be in the same form, and have the same substance, when taken as a whole, as the Acknowledgment Agreement with such changes as may be reasonably agreed to by Agent.
“Intermediation Collateral” means, with respect to any Subsidiary of the Par Borrower that is party to an Intermediation Facility and is an Intermediation Subsidiary, all of the following property or assets of such party:
(a)    all inventory;
(b)    all receivables other than receivables constituting identifiable proceeds of Term Loan Collateral;
(c)    all Renewable Identification Numbers;
(d)    all investment property, chattel paper, general intangibles (excluding trademarks, trade names and other intellectual property), documents and instruments, in each case, to the extent relating to items in clauses (a), (b) and (c) (but for the avoidance of doubt, excluding Equity Interests of each Subsidiary);
(e)    deposit accounts and other bank and securities accounts (excluding any Dominion Account and any Term Loan Collateral Proceeds Account), and cash and Cash Equivalents on deposit therein;
(f)    commercial tort claims,
(g)    commodities accounts and contracts,
(h)    Intermediation Documents,
(i)    tax refunds,
(j)    Hedge Agreements,
(k)    books and records relating to clauses (a) through (j); and
(l)    all proceeds of (including proceeds of business interruption insurance and other insurance), and supporting obligations, including letter of credit rights, with respect to, any of the foregoing (except to the extent that such proceeds and supporting obligations constitute Collateral);
provided, that Intermediation Collateral may also include such other property or assets as agreed in writing by the Agent and the Par Borrower; provided, further, that “Intermediation Collateral” shall not include any of the foregoing assets to the extent such assets are excluded pursuant to the express agreement of the applicable Intermediation Counterparty. For the avoidance of doubt, the Intermediation Collateral does not include any Intermediation Property.
“Intermediation Counterparty” means any counterparty to an Intermediation Facility with the Par Borrower or any Subsidiary and any permitted successor or assign of such counterparty.
“Intermediation Document” means any agreement, document or instrument entered into in connection with or related to any Intermediation Facility.
“Intermediation Guarantor” means any Intermediation Subsidiary that is a Guarantor.
“Intermediation Facility” means, as applicable,
(a)    the J. Aron Intermediation Agreement,
(b)    the MLC Intermediation Agreement,
(c)    any uncommitted revolving credit and/or letter of credit facility for Par Hawaii Refining, so long as the loans and extensions of credit made thereunder shall solely finance and provide credit support for the purchase of crude oil and pay fees and expenses in connection therewith, together with all related loan documents, security agreements, account control agreements, other collateral documents and ancillary agreements among the parties thereto, in each case as any of the same may be extended, renewed, amended, supplemented, restated, amended and restated or otherwise modified from time to time, or refinanced and/or replaced with another Intermediation Facility from time to time and in whole or in part, and
(d)    any crude oil or other feedstock supply agreements, natural gas supply agreements, hydrogen supply agreements, or off-take agreements relating to intermediate or refined products, in each case entered into by the Par Borrower or any of its Subsidiaries and an Intermediation Counterparty for purposes of facilitating a customary intermediation arrangement, together with all related storage agreements, marketing and sales agreements, agency agreements, security agreements, account control agreements, other collateral documents and other ancillary agreements among such parties, in each case as any of the same may be extended, renewed, amended, supplemented, restated, amended and restated or otherwise modified from time to time, or refinanced and/or replaced with another Intermediation Facility from time to time and in whole or in part;
provided that
(i)     the terms of any Intermediation Facility described in clause (d) shall be (A) on the then prevailing market terms or (B) not materially more disadvantageous to the Lenders, taken as a whole, as compared to the terms of the J. Aron Intermediation Agreement or MLC Intermediation Agreement in effect on the date hereof, taken as a whole, in each case of clause (A) or (B), as determined in good faith by an Authorized Person of the Par Borrower,
(ii)    such Intermediation Facility shall be in the ordinary course of business, consistent with past practices and not for speculative purposes,
(iii)    no Intermediation Facility shall provide for any Lien on any assets other than Intermediation Collateral, and
(iv)    none of Holdings, Par Borrower or Par Borrower’s Restricted Subsidiaries (other than Intermediation Subsidiaries) shall enter into an Intermediation Facility (other than a guarantee thereof by Par Borrower to the extent permitted by clause (r)(ii) of the definition of “Permitted Indebtedness”).
“Intermediation Property” means all Hydrocarbons from time to time owned by an Intermediation Counterparty under the terms of an Intermediation Facility.
“Intermediation Subsidiary” means
(a)    Par Hawaii Refining, USOR, McChord Pipeline Co. and USOT, and
(b)    any Subsidiary of Par Borrower (other than the Guarantors as of the Closing Date that are not referenced in clause (a) above) that (i) is acquired after the Closing Date and such acquisition is otherwise permitted by the Loan Documents or (ii) is formed after the Closing Date and, in each case of clauses (i) and (ii), is designated by an Authorized Person of Par Borrower as an Intermediation Subsidiary pursuant to a certificate delivered to the Agent.
The Par Borrower may designate any such Subsidiary of the Par Borrower to become an Intermediation Subsidiary if:
(A)    such Subsidiary
(1)    has entered into, is entering into, or will promptly enter into, an Intermediation Facility (other than, with respect to the MLC Intermediation Agreement, USOT, only for so long as its direct parent company is an Intermediation Subsidiary);
(2)    does not own any Equity Interest of any Borrower or any Restricted Subsidiary of the Par Borrower (other than a Restricted Subsidiary that is also an Intermediation Subsidiary); and

(3)    would constitute an Investment which the Par Borrower could make in compliance with Section 6.7; and
(B)    the Payment Conditions are satisfied and, after giving effect to such designation, there is no pro forma Overadvance.
Notwithstanding the preceding, if, at any time, an Intermediation Subsidiary would fail to meet the preceding requirements in clause (A)(1) and (2) as an Intermediation Subsidiary, it shall thereafter cease to be a Intermediation Subsidiary for purposes of this Agreement and shall be required to comply with Section 5.11 (as applicable and to the extent not already satisfied); provided, that the assets of such former Intermediation Subsidiary may not be included in the Borrowing Base until the Agent has completed a customary field examination and/or audit in respect of such assets (it being understood that any such field examination and/or audit shall be at the Borrowers’ expense and in addition to any periodic field examination and/or audit permitted pursuant to Section 5.7(c)).
“Intermediation Subsidiary Distribution” means any Distribution by an Intermediation Subsidiary.
“Inventory” is as defined in the UCC, including all goods intended for sale, lease, display or demonstration; all work in process; and all raw materials, and other materials and supplies of any kind that are or could be used in connection with the manufacture, printing, packing, shipping, advertising, sale, lease or furnishing of such goods, or otherwise used or consumed in an Obligor’s business (but excluding Equipment).
“Inventory Reserve” means reserves established by the Agent in its Permitted Discretion to reflect declines in market value or to reflect factors that may negatively impact the value of Inventory, including change in salability, obsolescence, seasonality, theft, shrinkage, imbalance, change in composition or mix, markdowns and vendor chargebacks.
“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans or other extensions of credit (including Guarantees), advances, capital contributions (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others) (excluding (a) commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business and (b) bona fide Accounts arising in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Par Borrower or any Restricted Subsidiary of the Par Borrower sells or otherwise disposes of any Equity Interests of any wholly-owned Restricted Subsidiary of the Par Borrower that is a Guarantor such that, after giving effect to any such sale or disposition, such Person becomes an Excluded Subsidiary under clause (a) of the definition thereof, the Par Borrower will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value, as determined in good faith by an Authorized Person of the Par Borrower at the time such Subsidiary becomes an Excluded Subsidiary, of such Excluded Subsidiary not sold or disposed of. The acquisition by the Par Borrower or any Restricted Subsidiary of the Par Borrower of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Par Borrower or such Restricted Subsidiary in such third Person in an amount equal to the fair market value, as determined in good faith by an Authorized Person of the Par Borrower, of the Investment held by the acquired Person in such third Person. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustment for increases or decreases in value, or write-ups, write-downs, or write-offs with respect to such Investment, less any amount realized in respect of such Investment upon the sale, collection, return of capital or loan or advance repayment (not to exceed the original amount invested).
“Investment Grade Receivables” means, any Receivable due to any Obligor and owing by an Eligible Account Obligor
(a)    with a long-term issuer rating of BBB- or higher by S&P and Baa3 or higher by Moody’s (or the equivalent of such rating organization) and
(b)    listed on Schedule G (as such schedule, with the consent of the Agent in its Permitted Discretion, (i) is updated and attached to a Borrowing Base Report or (ii) is updated and supplemented from time to time).
“IRC” means the Internal Revenue Code of 1986, as amended.
“IRS” means the United States Internal Revenue Service.
“ISP” means, with respect to any Letter of Credit, the International Standby Practices 1998 (International Chamber of Commerce Publication No. 590) and any version or revision thereof accepted by the Issuing Bank for use.
“Issuer Document” means, with respect to any Letter of Credit, a letter of credit application, a letter of credit agreement, or any other document, agreement or instrument entered into (or to be entered into) by a Borrower in favor of Issuing Bank and relating to such Letter of Credit.
“Issuing Bank” means Wells Fargo, Bank of America, N.A. and its branches and Affiliates, Fifth Third Bank, National Association, MUFG Bank, LTD, Goldman Sachs Bank USA or any other Lender that, at the request of Borrowers and with the consent of Agent (such consent not to be unreasonably withheld, delayed or conditioned), agrees, in such Lender’s sole discretion, to become an Issuing Bank for the purpose of issuing Letters of Credit pursuant to Section 2.11 of this Agreement, and Issuing Bank shall be a Lender.
“J. Aron” has the has the respective meaning specified therefor in the definition of “J. Aron Intermediation Agreement”.
“J. Aron Intermediation Agreement” means that certain Second Amended and Restated Supply and Offtake Agreement dated as of June 1, 2021, as amended prior to or on the date hereof, by and between J. Aron & Company LLC (“J. Aron”) and Par Hawaii Refining, together with all related storage agreements, marketing and sales agreements, agency agreements, security agreements, account control agreements, other collateral documents and other ancillary agreements among such parties, in each case as any of the same may be extended, renewed, amended, supplemented, restated, amended and restated or otherwise modified from time to time, or refinanced and/or replaced with an Intermediation Facility under clause (d) thereof from time to time and in whole or in part; provided that (i) no J. Aron Intermediation Agreement shall provide for any lien on any assets other than J. Aron Intermediation Collateral and (ii) none of Par Borrower or its Restricted Subsidiaries, other than Par Hawaii Refining, shall enter into (or otherwise be a party and/or provide credit support for) the J. Aron Intermediation Agreement (other than a guarantee thereof by Par Borrower to the extent permitted by clause (r)(ii) of the definition of “Permitted Indebtedness”).
“J. Aron Intermediation Collateral” means, with respect to Par Hawaii Refining, all of the following property and assets of Par Hawaii Refining: (a) all inventory; (b) all receivables other than receivables constituting identifiable proceeds of the Term Loan Collateral; (c) all Renewable

Identification Numbers; (d) all investment property, chattel paper, general intangibles (excluding trademarks, trade names and other intellectual property), documents, commercial tort claims and instruments, in each case, to the extent relating to items in clauses (a), (b) and (c) (but for the avoidance of doubt, excluding Equity Interests of each Subsidiary); (e) all deposit accounts and other bank and securities accounts (excluding any Term Loan Collateral Proceeds Account) and cash and cash equivalents; (f) books and records relating to clauses (a) through (e); and (g) all proceeds of (including proceeds of business interruption and other insurance) and supporting obligations (including letter of credit rights) with respect to, any of the foregoing; provided that “J. Aron Intermediation Collateral” shall not include any of the foregoing assets to the extent such assets are excluded pursuant to the express agreement of J. Aron. For the avoidance of doubt, the J. Aron Intermediation Collateral does not include any Intermediation Property.
“Joint Lead Arrangers” means Wells Fargo, Bank of America, N.A., Goldman Sachs Bank USA, MUFG Bank, LTD and Fifth Third Bank, National Association, each as a joint lead arranger and joint bookrunner.
“Latest Maturity Date” means, on any date of determination, the latest Maturity Date applicable to any Loan or Commitment hereunder at such time, including the latest Maturity Date of any Extended Revolver Commitment or any Increase, in each case as extended in accordance with this Agreement from time to time. If no Extension has been consummated pursuant to Section 2.16 of this Agreement, the Latest Maturity Date is the Maturity Date.
“L/C Backed Receivables” means, any Receivable due to any Obligor and owing by an Eligible Account Obligor to the extent such Receivable is backed by a letter of credit (a) in form and substance, and from an Issuing Bank that is, reasonably acceptable to the Agent, and (b) which is in the possession of, and directly drawable by, a Borrower (provided, that during a Cash Dominion Period, such letter credit shall be in the possession of, and directly drawable by, the Agent).
“LCT Election” means the Borrower’s election to treat a specified action or transaction as a Limited Condition Transaction.
“LCT Test Date” has the meaning specified therefor in Section 1.9 of this Agreement.
“Lender” has the meaning specified therefor in the preamble to this Agreement, shall include Issuing Bank and the Swing Lender and shall include any other Person made a party to this Agreement pursuant to the provisions of Section 12.1 of this Agreement and “Lenders” means each of the Lenders or any one or more of them.
“Lender Group” means each of the Lenders (including Issuing Bank and the Swing Lender) and Agent, or any one or more of them.
“Lender Group Expenses” means all
(a)    costs or expenses (including insurance premiums but excluding Taxes, which shall be governed by Section 2.18, other than Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim) required to be paid by any Loan Party or its Restricted Subsidiaries under any of the Loan Documents that are paid, advanced, or incurred by the Lender Group,
(b)    reasonable and documented out-of-pocket fees or charges paid or incurred by Agent in connection with the Lender Group’s transactions with each Loan Party and its Restricted Subsidiaries under any of the Loan Documents, including fees or charges for photocopying, notarization, couriers and messengers, telecommunication, public record searches (including Tax lien, litigation and UCC searches), filing fees, recording fees, publication, real estate surveys, real estate title policies and endorsements, and environmental audits,
(c)    Agent’s reasonable and customary fees and charges imposed or incurred in connection with any background checks or OFAC/PEP searches related to any Loan Party or its Restricted Subsidiaries,
(d)    Agent’s reasonable and customary fees and charges (as adjusted from time to time) with respect to the disbursement of funds (or the receipt of funds) to or for the account of the Borrower (whether by wire transfer or otherwise), together with any out-of-pocket costs and expenses incurred in connection therewith,
(e)    reasonable and customary charges imposed or incurred by Agent resulting from the dishonor of checks payable by or to any Loan Party,
(f)    reasonable, documented out-of-pocket costs and expenses paid or incurred by the Lender Group to correct any default or enforce any provision of the Loan Documents, or during the continuance of an Event of Default, in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated,
(g)    field examination, appraisal, and valuation fees and expenses of Agent related to any field examinations, appraisals, or valuation to the extent of the fees and charges (and up to the amount of any limitation) provided in, and limited by, Section 5.7(c) of this Agreement,
(h)    Agent’s and Lenders’ reasonable, documented costs and expenses (including reasonable and documented out-of-pocket attorneys’ fees and expenses) relative to third party claims or any other lawsuit or adverse proceeding paid or incurred, whether in enforcing or defending the Loan Documents or otherwise in connection with the transactions contemplated by the Loan Documents, Agent’s Liens in and to the Collateral, or the Lender Group’s relationship with any Loan Party or any of its Restricted Subsidiaries,
(i)    Agent’s reasonable and documented costs and expenses (including reasonable and documented out-of-pocket attorneys’ fees and due diligence expenses) incurred in advising, structuring, drafting, reviewing, administering (including travel, meals, and lodging), syndicating (including reasonable costs and expenses relative to the rating of the Loans, CUSIP, DXSyndicate™, SyndTrak or other communication costs incurred in connection with a syndication of the loan facilities), or amending, waiving, or modifying the Loan Documents, and
(j)    Agent’s and each Lender’s reasonable and documented costs and expenses (including reasonable and documented out-of-pocket attorneys, accountants, consultants, and other advisors fees and expenses) incurred in terminating, enforcing (including attorneys, accountants, consultants, and other advisors reasonable and documented out-of-pocket fees and expenses incurred in connection with a “workout,” a “restructuring,” or an Insolvency Proceeding concerning any Loan Party or any of its Restricted Subsidiaries or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether a lawsuit or other adverse proceeding is brought, or in taking any enforcement action or any Remedial Action with respect to the Collateral (provided that the fees and expenses of counsel that shall constitute Lender Group Expenses shall in any event be limited to one primary counsel, one local counsel in each reasonably necessary jurisdiction, one specialty counsel to Agent in each reasonably necessary specialty area (including insolvency law) and one or more additional counsel to Lenders in the case of an actual or potential conflict of interest).

“Lender Group Representatives” has the meaning specified therefor in Section 16.9 of this Agreement.
“Lender-Related Person” means, with respect to any Lender, such Lender, together with such Lender’s Affiliates, officers, directors, employees, attorneys, representatives and agents.
“Letter of Credit” means a letter of credit (as that term is defined in the UCC) issued by Issuing Bank, including any letter of credit issued for the account of a Person whose Equity Interests are acquired (including by way of merger, amalgamation or consolidation) by a Loan Party or any of its Subsidiaries in an Acquisition permitted hereunder and outstanding at the time such Person is so acquired, so long as the issuer of such letter of credit then is or becomes a Lender and an Issuing Bank, in each case in accordance with the terms hereof, and such letter of credit complies with, and is subject to, the terms of this Agreement.
“Letter of Credit Collateralization” means either
(a)    providing Cash Collateral (pursuant to documentation reasonably satisfactory to Agent (including that Agent, for the benefit of the Secured Parties, has a first priority perfected Lien in such Cash Collateral, subject to Liens described in clause (r) of the definition of “Permitted Liens”), including provisions that specify that the Letter of Credit Fees and all commissions, fees, charges and expenses provided for in Section 2.11(k) of this Agreement (including any fronting fees) will continue to accrue while the Letters of Credit are outstanding) to be held by Agent for the benefit of the Revolving Lenders in an amount equal to one hundred five percent (102.5%) of the then existing Letter of Credit Usage with respect to any Letters of Credit,
(b)    delivering to Agent documentation executed by all beneficiaries under the Letters of Credit, in form and substance reasonably satisfactory to Agent and Issuing Bank, terminating all of such beneficiaries’ rights under the Letters of Credit, or
(c)    providing Agent with a standby letter of credit, in form and substance reasonably satisfactory to Agent, from a commercial bank acceptable to Agent (in its sole discretion) in an amount equal to one hundred five percent (102.5%) of the then existing Letter of Credit Usage with respect to any Letters of Credit (it being understood that the Letter of Credit Fee and all fronting fees set forth in this Agreement will continue to accrue while the Letters of Credit are outstanding and that any such fees that accrue must be an amount that can be drawn under any such standby letter of credit).
“Letter of Credit Disbursement” means a payment made by Issuing Bank pursuant to a Letter of Credit.
“Letter of Credit Exposure” means, as of any date of determination with respect to any Lender, such Lender’s participation in the Letter of Credit Usage pursuant to Section 2.11(e) on such date.
“Letter of Credit Fee” has the meaning specified therefor in Section 2.6(b) of this Agreement.
“Letter of Credit Indemnified Costs” has the meaning specified therefor in Section 2.11(f) of this Agreement.
“Letter of Credit Related Person” has the meaning specified therefor in Section 2.11(f) of this Agreement.
“Letter of Credit Sublimit” means $65,000,000 (or, after consummation of the Billings Acquisition Increase, $250,000,000).

“Letter of Credit Usage” means, as of any date of determination, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit, plus (b) the aggregate amount of outstanding reimbursement obligations with respect to Letters of Credit which remain unreimbursed or which have not been paid through a Revolving Loan.
“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, easement, lien (statutory or other), security interest, or other security arrangement and any other preference, priority, or preferential arrangement of any kind or nature whatsoever that has the effect of an encumbrance, including any conditional sale contract or other title retention agreement, the interest of a lessor under a Capital Lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.
“Line Cap” means, as of any date of determination, the lesser of (a) the Maximum Revolver Amount, and (b) the Borrowing Base as of such date of determination.
“Limited Condition Transaction” means
(a)    any Acquisition or other Investment by the Par Borrower or one or more of its Restricted Subsidiaries permitted hereunder (whether by merger, amalgamation, consolidation or other business combination or the acquisition of Equity Interests, assets or otherwise), whose consummation is not conditioned on the availability of, or on obtaining, third party financing;
(b)    any Restricted Payment, redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, Disqualified Equity Interests or preferred stock by the Par Borrower or one or more of its Restricted Subsidiaries requiring irrevocable notice in advance of such Restricted Payment, redemption, repurchase, defeasance, satisfaction and discharge or repayment; and
(c)    any other transaction not prohibited by this Agreement whose consummation is not conditioned on the availability of, or on obtaining, third party financing (but excluding to the extent it is such transaction and not used for the purpose of consummating such transaction, any Borrowing hereunder, the issuance, renewal or extension of any Letter of Creditor or any other credit event hereunder).
“Loan” means any Revolving Loan, Swing Loan, Extraordinary Advance made (or to be made) hereunder.
“Loan Account” has the meaning specified therefor in Section 2.9 of this Agreement.
“Loan Documents” means this Agreement, the Control Agreements, the Borrowing Base Reports, the Fee Letter, the Guaranty and Security Agreement, the Security Documents, the Holdings Guarantee, the Engagement Letter, the Intercompany Subordination Agreement, each Intercreditor Agreement, to the extent in effect, any Intermediation Access Agreements, the Letters of Credit, Incremental Amendment or Extension Offer, any note or notes executed by Borrower in connection with this Agreement and payable to any member of the Lender Group, and any other instrument or agreement entered into, now or in the future, by any Loan Party or any of its Restricted Subsidiaries and any member of the Lender Group in connection with this Agreement (but specifically excluding Bank Product Agreements) that is identified in such instrument or agreement as being a “Loan Document”.
“Loan Party” means any Borrower or any Guarantor (other than Holdings).

“Lubricants” means, Inventory consisting of motor oil, hydraulic oil, gear oil, cutting oil, grease, and various chemicals and solvents of a similar nature. For avoidance of doubt, Lubricants are not Feedstocks, Intermediate Products or Refined Products.
“Margin Stock” as defined in Regulation U of the Board of Governors as in effect from time to time.
“Material Adverse Effect” means with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singularly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences whether or not related, a material adverse effect on, or with respect to:
(a)    the business, results of operations, financial condition or assets of the Loan Parties and their Restricted Subsidiaries taken as a whole,
(b)    the ability of Loan Parties and their Restricted Subsidiaries taken as a whole to perform their respective payment obligations under the Loan Documents, or
(c)    the material rights and remedies of Agent and Lenders under any of the Loan Documents.
“Material Contract” means any agreement or arrangement to which a Borrower or Restricted Subsidiary is party (other than the Loan Documents) (a) that is deemed to be a material contract under any securities law applicable to such Person, including the Securities Act of 1933; (b) for which breach, termination, nonperformance or failure to renew could reasonably be expected to have a Material Adverse Effect; (c) that relates to Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Hedge Agreements, in an aggregate principal amount (or Swap Termination Value) of $75,000,000 or more; or (d) that relates to any Intermediation Facility.
“Material Term Facility” means a Term Facility with an outstanding aggregate principal amount in excess of $75,000,000.
“Maturity Date” means April 26, 2028.
“Maximum Revolver Amount” means $150,000,000, as such amount may be (a) decreased by the amount of reductions in the Revolver Commitments made in accordance with Section 2.4(c) of this Agreement, or (b) increased pursuant to Section 2.2 or 2.14 of this Agreement.
“Merchandise Inventory” means, Inventory (other than (a) Lubricants not for sale at a retail location and (b) Petroleum Inventory) held by any Obligor for retail sale in the Ordinary Course of Business.
“Midstream Assets” means (a) assets used primarily for gathering, transmission, compression, distribution, storage, processing, marketing, fractionation, dehydration, stabilization or treatment of natural gas, natural gas liquids, oil or other Hydrocarbons, carbon dioxide or water, in each case, not integral to any refining process or comprising a material integral part of a Refinery (other than an Excluded Refinery) and (b) Equity Interests of any Person whose assets primarily consist of assets referred to in clause (a).
“MLC Intermediation Agreement” means that certain First Lien 2002 ISDA Master Agreement dated as of March 17, 2016, by and between Merrill Lynch Commodities, Inc. and U.S. Oil & Refining Co., a Delaware corporation, together with all related storage agreements, marketing and sales agreements, agency agreements, security agreements, account control agreements, other collateral documents and other ancillary agreements among such parties, in each case as any of the same may be extended, renewed, amended, supplemented, restated, amended and restated or otherwise modified from time to time, or refinanced and/or replaced with another Intermediation Facility under clause (d) thereof from time to time and in whole or in part; provided that
(a)    no MLC Intermediation Agreement shall provide for any lien on any assets other than MLC Intermediation Collateral and
(b)    none of Par Borrower or its Restricted Subsidiaries, other than USOR and USOR’s Subsidiaries existing as of the Closing Date, shall enter into the MLC Intermediation Agreement or provide any guarantee (or other credit support in respect) thereof (other than a guarantee thereof by Par Borrower to the extent permitted by clause (r)(ii) of the definition of “Permitted Indebtedness”).
“MLC Intermediation Collateral” means, with respect to USOR, all of the following property and assets of USOR: (a) all inventory; (b) all receivables other than receivables constituting identifiable proceeds of the Term Loan Collateral; (c) all Renewable Identification Numbers; (d) all investment property, chattel paper, general intangibles (excluding trademarks, trade names and other intellectual property), documents, commercial tort claims and instruments, in each case, to the extent relating to items in clauses (a), (b) and (c) (but for the avoidance of doubt, excluding Equity Interests of each Subsidiary); (e) all deposit accounts and other bank and securities accounts (excluding any Term Loan Collateral Proceeds Account) and cash and cash equivalents; (f) books and records relating to clauses (a) through (e); and (g) all proceeds of (including proceeds of business interruption and other insurance) and supporting obligations (including letter of credit rights) with respect to, any of the foregoing; provided that “MLC Intermediation Collateral” shall not include any of the foregoing assets to the extent such assets are excluded pursuant to the express agreement of MLC. For the avoidance of doubt, the MLC Intermediation Collateral does not include any Intermediation Property.
“Moody’s” has the meaning specified therefor in the definition of Cash Equivalents.
“Multiemployer Plan” means any multiemployer plan within the meaning of Section 3(37) or 4001(a)(3) of ERISA with respect to which any Loan Party, Subsidiary or ERISA Affiliate has an obligation to contribute or has any liability, contingent or otherwise or could be assessed withdrawal liability assuming a complete withdrawal from any such multiemployer plan.
“Net Cash Proceeds” means:
(a)    with respect to any Disposition by any Loan Party or any of its Restricted Subsidiaries of assets or an Insurance and Condemnation Event, the amount of proceeds in the form of cash and Cash Equivalent received (directly or indirectly) from time to time (whether as initial consideration or through the payment of deferred consideration) by or on behalf of such Loan Party or such Restricted Subsidiary, in connection therewith after deducting therefrom only
(i)    the amount of any Indebtedness secured by any Permitted Lien on any asset (other than (A) Indebtedness owing to Agent or any Lender under this Agreement or the other Loan Documents and (B) Indebtedness assumed by the purchaser of such asset) which is required to be, and is, repaid in connection with such transaction or event,
(ii)    reasonable fees, commissions, and expenses related thereto and required to be paid by such Loan Party or such Restricted Subsidiary in connection with such transaction or event (including fees, commissions, or expenses incurred as described in clause (d) of Permitted Holdings Payments),

(iii)    Taxes paid, payable or reasonably expected to be payable to any taxing authorities by such Loan Party or such Restricted Subsidiary (or Permitted Holdings Payments in connection with Taxes paid, payable or reasonably expected to be payable to any taxing authorities by Holdings) in connection with such transaction or event including any Taxes associated with the repatriation of such proceeds to a Loan Party, and
(iv)    all amounts that are set aside as a reserve (A) for adjustments in respect of the purchase price of such assets, (B) for any liabilities associated with such transaction or event, to the extent such reserve is required by GAAP, and (C) for the payment of unassumed liabilities relating to the assets sold or otherwise disposed of at the time of, or within thirty (30) days after, the date of such transaction or event, to the extent that in each case the funds described above in this clause (iv) are (x) deposited into escrow with a third party escrow agent or set aside in a separate Deposit Account that is subject to a Control Agreement in favor of Agent, and (y) offered to be paid to Agent as a prepayment of the applicable Obligations in accordance with Section 2.4 of this Agreement at such time when such amounts are no longer required to be set aside as such a reserve; and
(b)    with respect to the issuance or incurrence of any Indebtedness by any Loan Party or any of its Restricted Subsidiaries, the aggregate amount of cash and Cash Equivalents received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of such Loan Party or such Restricted Subsidiary in connection with such issuance or incurrence, after deducting therefrom only (i) reasonable fees, commissions, and expenses related thereto and required to be paid by such Loan Party or such Restricted Subsidiary in connection with such issuance or incurrence, and (ii) Taxes paid, payable or reasonably expected to be payable to any taxing authorities by such Loan Party or such Restricted Subsidiary in connection with such issuance or incurrence.
“Net Leverage Ratio” means at any date, the ratio of (a) Consolidated Total Net Indebtedness on such date to (b) EBITDA for the four fiscal quarters ended immediately prior to such date for which internal financial statements are available.
“Non-Consenting Lender” has the meaning specified therefor in Section 13.3(a) of this Agreement.
“Non-Defaulting Lender” means each Lender other than a Defaulting Lender.
“Not Otherwise Applied” means, (a) with respect to cash investments permitted pursuant to clause (d) of the definition of “Permitted Investments”, cash not applied as a Specified Equity Contribution or pursuant to Section 6.7(a)(iii), (b) with respect to cash used as a Specified Equity Contribution, cash not applied as an investment permitted pursuant to clause (d) of the definition of “Permitted Investments” or pursuant to Section 6.7(a)(iii), or (c) with respect to cash used pursuant to Section 6.7(a)(iii), cash not applied as an investment permitted pursuant to clause (d) of the definition of “Permitted Investments” or as a Specified Equity Contribution. “Otherwise Applied” has the correlated meaning.
“Note” means a promissory note made by the Borrowers in favor of a Lender evidencing the Loans made by such Lender, substantially in the form attached as Exhibit C, and any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.
“Notification Event” means (a) the occurrence of a “reportable event” described in Section 4043 of ERISA for which the thirty (30)-day notice requirement has not been waived by applicable regulations issued by the PBGC, (b) the withdrawal of any Loan Party, Subsidiary or ERISA Affiliate from a Pension Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of

ERISA, (c) the termination of a Pension Plan, the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination, under Section 4041 of ERISA, if the plan assets are not sufficient to pay all plan liabilities, (d) the institution of proceedings to terminate, or the appointment of a trustee with respect to, any Pension Plan by the PBGC or any Pension Plan or Multiemployer Plan administrator, (e) any other event or condition that would constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, (f) the imposition of a Lien pursuant to the IRC or ERISA in connection with any Employee Benefit Plan or the existence of any facts or circumstances that could reasonably be expected to result in the imposition of a Lien with respect to an Employee Benefit Plan, (g) the partial or complete withdrawal of any Loan Party, Subsidiary or ERISA Affiliate from a Multiemployer Plan, (h) any event or condition that results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by the PBGC of proceedings to terminate or to appoint a trustee to administer a Multiemployer Plan under ERISA, (i) any Pension Plan being in “at risk status” within the meaning of IRC Section 430(i), (j) any Multiemployer Plan being in “endangered status” or “critical status” within the meaning of IRC Section 432(b) or the determination that any Multiemployer Plan is or is expected to be insolvent within the meaning of Title IV of ERISA, (k) with respect to any Pension Plan, any Loan Party, Restricted Subsidiary or ERISA Affiliate incurring a substantial cessation of operations within the meaning of ERISA Section 4062(e), (l) the failure of any Pension Plan or Multiemployer Plan to meet the minimum funding standards within the meaning of the IRC or ERISA (including Section 412 of the IRC or Section 302 of ERISA), in each case, whether or not waived, or (m) the failure to make by its due date a required payment or contribution with respect to any Pension Plan or Multiemployer Plan.
“Obligations” means
(a)    all loans (including the Revolving Loans (inclusive of Extraordinary Advances and Swing Loan), debts, principal, interest (including any interest that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), reimbursement or indemnification obligations with respect to Letters of Credit (irrespective of whether contingent), premiums, liabilities (including all amounts charged to the Loan Account pursuant to this Agreement), obligations (including indemnification obligations), fees (including the fees provided for in the Engagement Letter), Lender Group Expenses (including any fees or expenses that accrue after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), Guarantees, and all covenants and duties of any other kind and description owing by any Loan Party arising out of, under, pursuant to, in connection with, or evidenced by this Agreement or any of the other Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all other expenses or other amounts that any Loan Party is required to pay or reimburse by the Loan Documents or by law or otherwise in connection with the Loan Documents and
(b)    all Bank Product Obligations; provided that, anything to the contrary contained in the foregoing notwithstanding, the Obligations shall exclude any Excluded Swap Obligation.
Without limiting the generality of the foregoing, the Obligations of the Borrowers under the Loan Documents include the obligation to pay (i) the principal of the Revolving Loan, (ii) (A) interest accrued on the Revolving Loans and (B) the amount necessary to reimburse Issuing Bank for amounts paid or payable pursuant to Letters of Credit, (iv) Letter of Credit commissions, fees (including fronting fees) and charges,, (iii) Lender Group Expenses, (iv) fees payable under this Agreement or any of the other Loan Documents, and (v) indemnities and other amounts payable by any Loan Party under any Loan Document. Any reference in this Agreement or in the Loan Documents to the Obligations shall include all or any portion thereof and any extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any Insolvency Proceeding.
“Obligor” means, each Borrower or Guarantor (other than Holdings or any Intermediation Subsidiary).
“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.
“Ordinary Course of Business” means, the ordinary course of business of any applicable Borrower or Restricted Subsidiary, consistent with Applicable Law and past practices.
“Originating Lender” has the meaning specified therefor in Section 12.1(e) of this Agreement.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered or performed its obligations or received payment under, or enforced its rights or remedies under this Agreement or any other Loan Document).
“Other Debt Representative” means, with respect to any series of Permitted First Priority Refinancing Debt, Incremental Equivalent Debt or other secured Debt permitted to be Incurred hereunder or any Refinancing Indebtedness of the foregoing, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors and assigns in such capacities.
“Other Taxes” means all present or future stamp, court, excise, value added, or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment required by the Loan Parties pursuant to Section 13.3).
“Overadvance” means, as of any date of determination, that the Revolver Usage is greater than any of the limitations set forth in Section 2.1 or Section 2.11 of this Agreement.
“Overnight Rate” means, for any day, the greater of (a) the Federal Funds Rate and (b) an overnight rate determined by the Agent in accordance with banking industry rules on interbank compensation.
“Par Borrower” shall have the meaning set forth in the preamble to this Agreement.
“Par Hawaii” shall have the meaning set forth in the preamble to this Agreement.
“Par Hawaii Refinery” means the Par East refinery of Par Hawaii Refining located in Kapolei, Hawaii.
“Par Hawaii Refining” means Par Hawaii Refining, LLC, a Delaware limited liability company.
“Par Montana” shall have the meaning set forth in the preamble to this Agreement.
“Par Petroleum Finance” shall mean Par Petroleum Finance Corp., a Delaware corporation.

“Par Rocky” shall have the meaning set forth in the preamble to this Agreement.
“Participant” has the meaning specified therefor in Section 12.1(e) of this Agreement.
“Participant Register” has the meaning specified therefor in Section 12.1(i) of this Agreement.
“Patriot Act” has the meaning specified therefor in Section 4.13 of this Agreement.
“Payment Condition Event” means each event in the Loan Documents that is subject to the satisfaction of the Payment Conditions.
“Payment Conditions” means, with respect to any Payment Condition Event, each of the following conditions:
(a)    as of the date of any such payment or transaction, and immediately after giving effect thereto, no Event of Default shall exist or has occurred and is continuing,
(b)    either
(x)    (A)    average Excess Availability during the immediately preceding 30 consecutive day period on a pro forma basis shall have been greater than the greater of (I) $15,000,000 (or, after consummation of the Billings Acquisition Increase, $60,000,000) and (II) 17.5% of the lesser of the Borrowing Base and the Maximum Revolver Amount then in effect; and
(B)    immediately before and immediately after giving effect to the payment or transaction, on a pro forma basis using the most recent calculation of the Borrowing Base immediately prior to any such payment or transaction, Excess Availability shall be greater than the greater of (I) $15,000,000 (or, after consummation of the Billings Acquisition Increase, $60,000,000) and (II) 17.5% of the lesser of the Borrowing Base and the Maximum Revolver Amount then in effect; or
(y)    (A)    average Excess Availability during the immediately preceding 30 consecutive day period on a pro forma basis shall have been greater than the greater of (I) $10,000,000 (or, after consummation of the Billings Acquisition Increase, $40,000,000) and (II) 12.5% of the lesser of the Borrowing Base and the Maximum Revolver Amount then in effect,
(B)    immediately before and immediately after giving effect to the payment or transaction, on a pro forma basis using the most recent calculation of the Borrowing Base immediately prior to any such payment or transaction, Excess Availability shall be greater than the greater of (I) $10,000,000 (or, after consummation of the Billings Acquisition Increase, $40,000,000) and (II) 12.5% of the lesser of the Borrowing Base and the Maximum Revolver Amount then in effect; and
(C)     as of the date of any such payment or transaction, and immediately before and immediately after giving effect thereto, on a pro forma basis (including with respect to periods prior to the Closing Date), the Borrower Group Fixed Charge Coverage Ratio (1) for the four-Fiscal Quarter period ending on the last day of the most recent Fiscal Quarter or (2) during a Financial Reporting Trigger Period, for the 12-month period ending on the last day of the most recent month, prior to the date of such payment or transaction for which Agent has received financial statements in accordance with Section 5.1 shall be at least 1.00 to 1.00 and

(c)    receipt by Agent of a certificate of an Authorized Person of the Par Borrower certifying as to compliance with the preceding clauses and demonstrating (in reasonable detail) the calculations required thereby (each, a “Payment Conditions Certificate”).
“Payment Conditions Certificate” has the meaning specified therefor in the definition of “Payment Conditions”.
“Payment Item” means each check, draft or other item of payment payable to any Obligor, including those constituting proceeds of any Collateral.
“Payment Recipient” has the meaning specified therefor in Section 14.19(a) of this Agreement.
“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to the provisions of Title IV or Section 302 of ERISA or Sections 412 or 430 of the IRC sponsored, maintained, or contributed to by any Loan Party, Subsidiary or ERISA Affiliate or to which any Loan Party, Subsidiary or ERISA Affiliate has any liability, contingent or otherwise.
“Perfection Certificate” means a certificate in the form of Exhibit D to this Agreement.
“Permitted Discretion” means a determination made in the exercise, in good faith, of reasonable credit judgment (from the perspective of a secured, asset-based lender).
“Permitted Dispositions” means:
(a)    any Disposition in which:
(i)    the Par Borrower (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Disposition at least equal to the fair market value, as determined at the time of contractually agreeing to such Disposition, of the assets or Equity Interests issued or sold or otherwise disposed of; and
(ii)    at least 75% of the consideration therefor received by the Par Borrower or such Restricted Subsidiary is in the form of cash or Cash Equivalents or replacement assets used or useful to the business or a combination of the foregoing. For purposes of this clause (ii), each of the following shall be deemed to be cash:
(A)    any liabilities (as shown on the Par Borrower’s or such Restricted Subsidiary’s most recent balance sheet) of the Par Borrower or such Restricted Subsidiary (other than contingent liabilities, Indebtedness that is by its terms subordinated to the Loans or any Guarantee and liabilities to the extent owed to the Par Borrower or any Subsidiary of the Borrower) that are assumed by the transferee of any such assets pursuant to a written customary assignment and assumption agreement that releases the Par Borrower or such Restricted Subsidiary from further liability therefor;
(B)    any securities, notes or other obligations received by the Par Borrower or such Restricted Subsidiary from such transferee that are converted by the Par Borrower or such Restricted Subsidiary into cash within two hundred ten (210) days after the date of such Disposition (to the extent of the cash received in that conversion); and
(C)    any Designated Non-Cash Consideration received by the Par Borrower or any of its Restricted Subsidiaries in such Disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (C) that is at that time outstanding, not to exceed the greater of $80,000,000 and 2.0% of Total Assets at the time of the receipt of such Designated Non-Cash Consideration (with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value);
(b)    any single transaction or series of related transactions that involves assets or Equity Interests and, to the extent the Payment Conditions are not met, has a fair market value, as determined in good faith by an officer of the Par Borrower, of less than $35,000,000; provided, that the aggregate amount of all Dispositions made pursuant to this clause (b) while the Payment Conditions are not met shall not exceed $120,000,000 in any period of twelve (12) consecutive calendar months;
(c)    any Disposition of inventory, Renewable Identification Numbers, environmental credits and biodiesel credits in the ordinary course of business, consistent with past practices and not for speculative purposes, including dispositions of inventory pursuant to, or arising from or related to Intermediation Facilities otherwise permitted by this Agreement;
(d)    any Disposition of any Specified Assets in connection with the decommissioning thereof;
(e)    other than with respect to Intermediation Facilities, any Dispositions pursuant to buy-sell arrangements relating to Hydrocarbons in the ordinary course of business, consistent with past practices and not for speculative purposes;
(f)    a transfer of assets or Equity Interests (i) between, among or to Obligors, (ii) between or among Restricted Subsidiaries that are not Guarantors, (iii) from an Intermediation Subsidiary to any other Person; (iv) from an Obligor or a Restricted Subsidiary to an Intermediation Subsidiary (other than a transfer of Collateral) to the extent such transfer is permitted by Section 6.9 and so long as no Event of Default has occurred and is continuing, or (v) so long as no Event of Default has occurred and is continuing, any Disposition (other than of Accounts) from the Par Borrower to an Intermediation Subsidiary to the extent such assets have substantially contemporaneously been contributed and Not Otherwise Applied by Holdings or its Subsidiaries (other than the Par Borrower and its Subsidiaries) and were otherwise never property of the Par Borrower and its Subsidiaries;
(g)    an issuance of Equity Interests by a Restricted Subsidiary of the Borrower to the Borrower or to another Restricted Subsidiary;
(h)    the sale or other disposition of cash and Cash Equivalents or the unwinding of any Hedge Obligations;
(i)    Dispositions of accounts receivable in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings;
(j)    a Restricted Payment that is permitted by the covenant set forth in Section 6.7 or a Permitted Investment;
(k)    any sale or disposition of any property or equipment that has become damaged, worn out or obsolete or is no longer used or useful in the business and any sale or disposition of other property (other than any Refinery) in connection with scheduled turnarounds, maintenance and equipment and facility updates;
(l)    the creation of a Lien not prohibited by this Agreement and the disposition of any assets or rights resulting from the enforcement thereof;

(m)    any transfer of property (including Retail Property) in connection with a sale and leaseback transaction not to exceed $100,000,000 in the aggregate for all such transfers during the term of this Agreement;
(n)    any issuance of Disqualified Equity Interests pursuant to Section 6.1 hereof;
(o)    any surrender or waiver of contract rights pursuant to a settlement, release, recovery on or surrender of contract, tort or other claims of any kind;
(p)    Dispositions of Equity Interests in any Unrestricted Subsidiary and Investments in Permitted Joint Ventures;
(q)    leases or sub-leases and early terminations of leases or sub-leases relating any convenience stores or any Midstream Assets of the type described in clause (a) of the definition thereof, in each case in the ordinary course of business; and
(r)    Dispositions in connection with ordinary course refurbishments or exchanges of catalysts, including platinum or similar precious metals and related products, necessary or useful for the operation of Refineries.
Notwithstanding the foregoing or anything to the contrary herein, (x) any Disposition in connection with a sale and leaseback transaction will be deemed to have been incurred in reliance only on clause (m) above and (y) any Refinery (other than an Excluded Refinery or Specified Assets) shall only be disposed of (i) in exchange for consideration in the form of at least 75% cash or Cash Equivalents at the time of such Disposition at least equal to the fair market value of such Refinery, as determined in good faith by the Par Borrower, and (ii) so long as all Net Cash Proceeds of such Disposition of such Refinery are applied in accordance with the Term Facilities.
All applicable proceeds of Permitted Dispositions shall be deposited into and maintained in a Dominion Account to the extent required by Section 5.15(b)(v).
“Permitted First Priority Refinancing Debt” has the meaning set forth in the Term Loan Credit Agreement, as in effect on the date hereof.
“Permitted Holdings Payments” means the declaration and payment of dividends, distributions, or other payments (however characterized) by the Par Borrower to Holdings to pay, in each case without duplication:
(a)    franchise taxes, excise taxes and other fees, taxes and expenses, in each case, to the extent required to maintain the existence of the Par Borrower and its Subsidiaries or for the Par Borrower and its Subsidiaries to conduct business in a jurisdiction;
(b)    so long as the Par Borrower is
(x)     treated as a pass-through or disregarded entity for tax purposes, and of which any direct or indirect parent of the Par Borrower is an owner, member or partner (directly or through one or more entities that are treated as pass-through entities for tax purposes) or
(y)     a member of an affiliated, consolidated, combined, unitary or similar group that includes any direct or indirect parent of the Par Borrower, amounts equal to the amounts of federal, state and local taxes that would be owed (or estimated would be owed), to the extent such taxes are attributable to the income, assets or activities of the Borrowers or one or more of the

Restricted Subsidiaries and, to the extent of the amount actually received from its Unrestricted Subsidiaries, in amounts equal to the amounts that would be required to pay such taxes to the extent attributable to the income, assets or activities of such Unrestricted Subsidiaries;
provided that in each case the amount of such payments or loans in any fiscal year does not exceed the amount that the Borrowers and the Restricted Subsidiaries would be hypothetically required to pay in respect of federal, state and local taxes for such fiscal year as if the Borrowers and the Restricted Subsidiaries (and Unrestricted Subsidiaries, to the extent described above) computed and filed their tax returns on a stand-alone basis and did not take into account net operating losses or carryforwards or other tax attributes of any direct or indirect parent of the Par Borrower or such parent’s Affiliates;
(c)    so long as the Par Borrower is a member of an affiliated or consolidated group for U.S. federal income tax purposes, payments made under the Tax Sharing Agreement effective April 1, 2014, or any successor or extended agreement, whether to Holdings or any Affiliate of Holdings and whether renewed as a payment in lieu of taxes, compensation or indemnity, in each case without duplication with payments made under clause (a) or (b) above;
(d)    general corporate administrative, operating and overhead costs and expenses of any direct or indirect parent of the Par Borrower that are attributable to the Par Borrower and its Subsidiaries;
(e)    any Net Cash Proceeds from the Disposition of an Excluded Refinery or Specified Assets;
(f)    (x) salary, bonus and other benefits payable to employees, consultants, directors, officers and managers of any direct or indirect parent of the Par Borrower and (y) indemnification claims made by employees, consultants, directors, officers and managers of the Par Borrower or any direct or indirect parent of the Par Borrower; and
(g)    fees and expenses related to any equity or debt offering or acquisition by any direct or indirect parent of the Par Borrower or its Subsidiaries (whether or not successful).
“Permitted Holdings Payments (Tax)” means Permitted Holdings Payments described in clauses (a) through (c) of the definition of the Permitted Holdings Payments (to the extent a payment of taxes).
“Permitted Indebtedness” means:
(a)    Indebtedness in respect of the Obligations,
(b)    Indebtedness under Term Loan Facilities; provided, that (i) the aggregate principal amount for all Indebtedness under this clause (b) at any time outstanding shall not exceed an amount equal to the sum of $550,000,000 plus the amount of incremental Indebtedness permitted to be incurred under Section 2.17 of the Term Loan Credit Agreement (as in effect on the date hereof), in an aggregate principal amount not to exceed the Incremental Available Amount (as defined in the Term Loan Credit Agreement (as in effect on the date hereof) and (ii) such Term Loan Facilities shall be subject at all times after the Closing Date to a Collateral Rights Agreement,
(c)    Indebtedness of the Par Borrower and its Restricted Subsidiaries, if the Fixed Charge Coverage Ratio for the Par Borrower’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred would have been at least 2.00:1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred at the beginning of such four-quarter period and any Refinancing Indebtedness in respect of such Indebtedness,

(d)    Indebtedness as of the Closing Date set forth on Schedule 4.14 to this Agreement and any Refinancing Indebtedness in respect of such Indebtedness,
(e)    (i)    Indebtedness represented by Capitalized Lease Obligations, mortgage financings or purchase money obligations, in each case, Incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation, improvement or lease of property, plant or equipment used or useful in the business of the Par Borrower or its Restricted Subsidiaries, including any Refinancing Indebtedness in respect of such Indebtedness, in an aggregate amount not to exceed the greater of (x) $100,000,000 and (y) 2.5% of Total Assets (measured at the time of incurrence) at any time outstanding and
(ii)     Permitted Retail Store Purchase Money Indebtedness and,
in each case, any Refinancing Indebtedness in respect of such Indebtedness,
(f)    intercompany Indebtedness owing to and held by the Par Borrower or any of its Restricted Subsidiaries (and any Refinancing Indebtedness in respect of such Indebtedness); provided, however, that:
(i)    if the Par Borrower or any Guarantor (other than an Intermediation Guarantor) is the obligor on such Indebtedness and the obligee is not the Par Borrower or any Guarantor (other than an Intermediation Guarantor), such Indebtedness must be unsecured and expressly subordinated to the prior payment in full in cash of all Obligations under the Loan Documents pursuant to the Intercompany Subordination Agreement;
(ii)    (A) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Par Borrower or a Restricted Subsidiary thereof and (B) any sale or other transfer of any such Indebtedness to a Person that is not either the Par Borrower or a Restricted Subsidiary thereof, will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Par Borrower or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (f) and
(iii)    to the extent such Indebtedness is (A) owing to a Loan Party by a Restricted Subsidiary that is not a Loan Party or (B) owing to a Loan Party that is not an Intermediation Guarantor by an Intermediation Guarantor, in the case of each of clauses (A) and (B), such Indebtedness is otherwise a Permitted Investment (other than clause (j) thereof),
(g)    the Guarantee (i) by any Loan Party in respect of Permitted Indebtedness of any other Loan Party (other than any Intermediation Guarantor), (ii) by the Par Borrower or any Restricted Subsidiary in respect of Permitted Indebtedness of any non-Guarantor Restricted Subsidiary or Intermediation Guarantor to the extent such Guarantee constitutes a Permitted Investment and (iii) by any Intermediation Subsidiary of Permitted Indebtedness,
(h)    Indebtedness arising in connection with the endorsement of instruments or other payment items for deposit,
(i)    the Incurrence by the Par Borrower or any of its Restricted Subsidiaries of Indebtedness arising from agreements providing for indemnification, earn-outs, adjustment of purchase price or similar obligations, or Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Par Borrower or any of its Restricted Subsidiaries pursuant to such agreements, in any case Incurred in connection with the Permitted Dispositions (other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition) or Permitted Investments,
(j)    Indebtedness owed to any Person providing property, casualty, liability, or other insurance to any Loan Party or any of its Subsidiaries in the ordinary course of business, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the policy or fiscal year in which such Indebtedness is incurred,
(k)    the Incurrence by the Par Borrower or any of its Restricted Subsidiaries of (i) Hedge Obligations consisting of transactions for the purchase, sale or exchange of Hydrocarbons of the types used or produced by the Par Borrower and its Restricted Subsidiaries, (ii) any other Hedge Obligations provided, that, in the case of clause (ii) such obligations are (or were) entered into for the purpose of mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by the Par Borrower and its Restricted Subsidiaries, or changes in the value of securities issued by the Par Borrower and its Restricted Subsidiaries, and not for purposes of speculation, or (iii) Hedge Obligations (as defined in the Term Loan Credit Agreement, as in effect on the date hereof) under Term Loan Qualifying Hedge Agreements,
(l)    unsecured Indebtedness of any Loan Party owing to employees, former employees, former officers, directors, or former directors (or any spouses, ex-spouses, or estates of any of the foregoing) incurred in connection with the repurchase or redemption by such Loan Party of the Equity Interests of Borrower that has been issued to such Persons, so long as the aggregate amount of all such Indebtedness outstanding at any one time does not exceed $10,000,000,
(m)    unsecured Indebtedness incurred in respect of netting services, overdraft protection, and other like services, in each case, incurred in the ordinary course of business,
(n)    Indebtedness constituting Guarantees of the Indebtedness of Permitted Joint Ventures and Unrestricted Subsidiaries in an aggregate outstanding principal amount not to exceed the greater of (x) $100,000,000 and (y) 2.50% of Total Assets (measured at the time of incurrence),
(o)    [reserved];
(p)    Indebtedness in connection with an operating lease or consignment, or sale-leaseback transaction otherwise permitted under this Agreement in an aggregate principal amount not to exceed $100,000,000 at any time outstanding,
(q)    to the extent constituting Indebtedness, buy-sell arrangements (other than Intermediation Facilities) with respect to Hydrocarbons, Renewable Identification Numbers and biodiesel credits incurred in the ordinary course of business, consistent with past practices and not for speculative purposes,
(r)    (i)    to the extent constituting Indebtedness, obligations of Intermediation Subsidiaries with respect to Intermediation Facilities otherwise permitted under this Agreement, in each case incurred in the ordinary course of business, consistent with past practices and not for speculative purposes and
(ii)    the unsecured guarantee of Par Borrower of (A) the MLC Intermediation Agreement, (B) the J. Aron Intermediation Agreement, and (C) any other Intermediation Facility on substantially similar terms as its unsecured guarantee of the J. Aron Intermediation Agreement in effect on the Closing Date (or on such other terms as the Agent may agree in its Permitted Discretion),
(s)    accrual of interest, accretion or amortization of original issue discount, or the payment of interest in kind, in each case, on Indebtedness that otherwise constitutes Permitted Indebtedness,
(t)    Indebtedness of the Borrowers in respect of one or more series of senior secured (on a pari passu basis) loans or notes (whether issued in a public offering, under Rule 144A of the Securities Act or in another private placement, or borrowing or otherwise) (and including any bridge financings in lieu of such notes) or unsecured “mezzanine” loans or notes or senior unsecured or subordinated loans or notes, in each case, pursuant to an indenture, interim agreement, loan agreement, note purchase agreement or otherwise and any extensions, renewals, refinancings and replacements thereof, including in the case of any such notes, any Registered Equivalent Notes (the “Incremental Equivalent Debt”); provided, that such Incremental Equivalent Debt shall be permitted by the Term Loan Credit Agreement, as in effect on the date hereof, in an aggregate principal amount not to exceed the Incremental Availability Amount (as defined in the Term Loan Credit Agreement, as in effect on the date hereof),
(u)    Indebtedness incurred in connection with an acquisition, provided, that, on a pro forma basis, after giving effect to the incurrence thereof, (x) the Par Borrower could Incur at least $1.00 of Indebtedness under clause (c) above or (y) the Fixed Charge Coverage Ratio for the Par Borrower is higher than immediately prior to such transaction and any Refinancing Indebtedness in respect of such Indebtedness,
(v)    Indebtedness up to an aggregate principal amount not to exceed the greater of (x) $100,000,000 and (y) 2.50% of Total Assets (measured at the time of incurrence),
(w)    Indebtedness under performance bonds, surety bonds, release, appeal and similar bonds, statutory obligations or with respect to workers’ compensation claims, in each case Incurred in the ordinary course of business, and reimbursement obligations in respect of the foregoing,
(x)    the Incurrence by the Par Borrower or any of its Restricted Subsidiaries of Indebtedness consisting of letters of credit issued in the ordinary course of business or reimbursement obligations in respect thereof; provided that upon the drawing upon such letters of credit, such obligations are reimbursed within 30 days following such drawing,
(y)    Indebtedness incurred in connection with ordinary course operating leases or consignments, refurbishments or exchanges of catalysts, including platinum or similar precious metals and related products, necessary or useful for the operation of the Refineries, and
(z)    Permitted First Priority Refinancing Debt and Permitted Unsecured Refinancing Debt and any Refinancing Indebtedness of any of the foregoing.
The Borrowers will not Incur any Indebtedness that is subordinate in right of payment to any other Indebtedness of the Borrowers unless it is subordinate in right of payment to the Loans to the same extent. The Par Borrower will not permit any Guarantor to Incur any Indebtedness that is subordinate in right of payment to any other Indebtedness of such Guarantor unless it is subordinate in right of payment to such Guarantor’s Guarantee of the Loans to the same extent. For purposes of the foregoing, no Indebtedness will be deemed to be subordinated in right of payment to any other Indebtedness of the Borrowers or any Guarantor, as applicable, solely by reason of any Liens or Guarantees arising or created in respect thereof or by virtue of the fact that the holders of any secured Indebtedness have entered into any intercreditor agreements giving one or more of such holders priority over the other holders in the collateral held by them.
Notwithstanding the foregoing or anything to the contrary herein, all Indebtedness incurred under the Loan Documents will be deemed to have been incurred in reliance only on clause (a) above, all Indebtedness incurred under the Term Loan Facility will be deemed to have been incurred in reliance only on clause (b) above, and all Indebtedness in respect of Hedge Obligations will be deemed to have been incurred in reliance only on clause (k) above. For purposes of determining compliance with Section 6.1, except with respect to clauses (b) and (k) above, in the event that any proposed Indebtedness meets the criteria of more than one of the categories described in clauses (d) through (u) above, or is entitled to be Incurred pursuant to clause (c) above, the Borrowers will be permitted to classify such item of Indebtedness at the time of its Incurrence in any manner that complies with this definition and Section 6.1. In addition, except with respect to clauses (b) and (k) above, any Indebtedness originally classified as Incurred pursuant to clauses (d) through (u) above may later be reclassified by the Borrowers such that it will be deemed as having been incurred pursuant to another of such clauses or pursuant to clause (c) above to the extent that such reclassified Indebtedness could be Incurred pursuant to such new clause at the time of such reclassification. Notwithstanding the foregoing or anything to the contrary herein, the maximum amount of Indebtedness that may be Incurred pursuant to Section 6.1 will not be deemed to be exceeded with respect to any outstanding Indebtedness due solely to the result of fluctuations in the exchange rates of currencies.
“Permitted Investments” means:
(a)    Investments in a Borrower or in a Guarantor (other than an Intermediation Guarantor);
(b)    Investments in any non-Guarantor Restricted Subsidiary made by another non-Guarantor Restricted Subsidiary, and Investments in any Intermediation Guarantor made by another Intermediation Guarantor;
(c)    Investments existing on the Closing Date;
(d)    Investments in cash and Cash Equivalents;
(e)    any Investment by the Par Borrower or any Restricted Subsidiary in a Person, if as a result of such Investment:
(i)    such Person becomes a Guarantor (other than an Intermediation Guarantor) or an Immaterial Subsidiary; or
(ii)    such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, a Borrower or a Guarantor (other than an Intermediation Guarantor);
(f)    any Investment made as a result of the receipt of non-cash consideration from a Disposition that was made pursuant to and in compliance with, or in connection with a Disposition of assets permitted under Section 6.4 (other than clause (j) of the definition of “Permitted Disposition”);
(g)    Hedge Obligations that are otherwise permitted under this Agreement;
(h)    stock, obligations or securities received in satisfaction of claims or judgments, in compromise or settlement of debts created in the ordinary course of business, or by reason of a composition or readjustment of debts or reorganization of another Person;

(i)    Investments made in exchange for Equity Interests (other than Disqualified Equity Interests) of the Par Borrower, Holdings or any other direct or indirect parent of the Par Borrower;
(j)    advances or other loans to customers or suppliers in the ordinary course of business and endorsements for collection or deposit arising in the ordinary course of business;
(k)    commission, payroll, travel and similar advances to officers and employees of the Par Borrower or any of its Restricted Subsidiaries that are expected at the time of such advance ultimately to be recorded as an expense in conformity with GAAP;
(l)    any Guarantee permitted to be Incurred under Section 6.1;
(m)    Investments in non-Guarantor Restricted Subsidiaries, Unrestricted Subsidiaries, Intermediation Guarantors and Permitted Joint Ventures, taken together, up to an aggregate amount not to exceed the greater of (x) $100,000,000 and (y) 2.50% of Total Assets, at the time of Investment (net of, with respect to the Investment in any particular Person, the cash return thereon received after the Closing Date as a result of any sale for cash, repayment, redemption, liquidating distribution or other cash realization, not to exceed the amount of Investments in such Person made after the Closing Date in reliance on this clause); provided that if any Investment pursuant to this clause is made in any Person that is not a Restricted Subsidiary of the Par Borrower and a Guarantor on the date of making such Investment and such Person becomes a Restricted Subsidiary of the Par Borrower and a Guarantor that is not an Intermediation Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (a) above and shall cease to have been made pursuant to this clause for so long as such Person continues to be a Restricted Subsidiary and a Guarantor that is not an Intermediation Subsidiary,
(n)    Investments if the Payment Conditions have been satisfied;
(o)    Investments of cash made by the Par Borrower to any Intermediation Subsidiary so long as such Investment is funded with the substantially contemporaneous contribution of cash Not Otherwise Applied to the Par Borrower by Holdings or its Subsidiaries (other than the Par Borrower and its Subsidiaries), and in the case of a loan, are subject to the Intercompany Subordination Agreement;
(p)    equity Investments by any Loan Party in any Restricted Subsidiary of such Loan Party which is required by law to maintain a minimum net capital requirement or as may be otherwise required by Applicable Law; and
(q)    Investments not otherwise permitted above up to an aggregate amount at any one time outstanding not to exceed the greater of (x) $130,000,000 and (y) 3.25% of Total Assets at the time of Investment (net of, with respect to the Investment in any particular Person, the cash return thereon received after the Closing Date as a result of any sale for cash, repayment, redemption, liquidating distribution or other cash realization, not to exceed the amount of Investments in such Person made after the Closing Date in reliance on this clause); provided that if any Investment pursuant to this clause is made in any Person that is not a Restricted Subsidiary of the Par Borrower and a Guarantor on the date of making such Investment and such Person becomes a Restricted Subsidiary of the Par Borrower and a Guarantor that is not an Intermediation Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (a) above and shall cease to have been made pursuant to this clause for so long as such Person continues to be a Restricted Subsidiary and a Guarantor that is not an Intermediation Subsidiary after such date;
provided, that Permitted Investments shall not include any Investments with a Refinery (other than any Excluded Refinery) in or to any Person (other than a Loan Party or a Restricted Subsidiary).

“Permitted Joint Venture” means any Person (other than a Restricted Subsidiary) in which the Par Borrower owns (including ownership through its Restricted Subsidiaries) Equity Interests representing less than 100% of the total outstanding Equity Interests of such Person; provided, that such Person is engaged only in the businesses that are permitted for the Par Borrower and its Restricted Subsidiaries pursuant to Section 6.5.
“Permitted Liens” means:
(a)    Liens granted to, or for the benefit of, Agent to secure the Obligations,
(b)    Liens on Term Loan Collateral in respect of any secured Term Facility incurred pursuant to clause (b), (t) or, in the case of Permitted First Priority Refinancing Debt (or any secured Refinancing Indebtedness in respect thereof), (z) of the definition of “Permitted Indebtedness” and related obligations under the Term Loan Qualifying Hedge Agreements so long as such Indebtedness and other obligations are subject to the Collateral Rights Agreement,
(c)    Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Par Borrower or any Restricted Subsidiary of the Borrower; provided, that such Liens were not created in contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Par Borrower or the Restricted Subsidiary (other than pursuant to after-acquired property clauses in effect with respect to such Lien at the time of acquisition on property acquired thereafter of the type that would have been subject to such Lien notwithstanding the occurrence of such acquisition and securing the obligations to which the original Liens relate),
(d)    Liens on property existing at the time of acquisition thereof by the Par Borrower or any Restricted Subsidiary of the Par Borrower; provided, that such Liens were not created in contemplation of such acquisition and do not extend to any property other than the property so acquired by the Borrower or the Restricted Subsidiary (other than pursuant to after-acquired property clauses in effect with respect to such Lien at the time of acquisition on property acquired thereafter of the type that would have been subject to such Lien notwithstanding the occurrence of such acquisition and securing the obligations to which the original Liens relate),
(e)    Liens for unpaid Taxes that either (i) are not yet delinquent, or (ii) the underlying Taxes are the subject of Permitted Protests,
(f)    judgment Liens arising solely as a result of the existence of judgments, orders, requirements to pay issued by a Governmental Authority or awards that do not constitute an Event of Default under Section 7.3 of this Agreement and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made,
(g)    Liens set forth on Schedule B-1 to this Agreement; provided, that to qualify as a Permitted Lien, any such Lien described on Schedule B-1 to this Agreement shall only secure the Indebtedness that it secures on the Closing Date and any Refinancing Indebtedness in respect thereof,
(h)    the interests of lessors under operating leases and licensors under license agreements,
(i)    (i)    Liens securing Indebtedness permitted to be incurred pursuant to clause (e)(i) of the definition of “Permitted Indebtedness”; provided, that any such Lien (x) covers only the assets acquired, constructed, installed or improved with such Indebtedness and related contracts, intangibles, and other assets that are incidental thereto (including improvements, accessions thereto and replacements thereof and proceeds and products thereto) and (y) is created within 365 days of such acquisition, construction, installation or improvement and
(ii)    Liens securing Permitted Retail Store Purchase Money Indebtedness; provided, that, any such Liens (x) apply only to the assets acquired, developed or constructed with such Indebtedness and related contracts, intangibles, and other assets that are incidental thereto (including improvements, accessions thereto and replacements thereof and proceeds and products thereto) and customarily included in a real estate mortgage, and (y) are created within 365 days of such acquisition or construction,
(j)    Liens on cash and Cash Equivalents (other than Eligible Cash) securing Indebtedness permitted to be incurred pursuant to clause (k) of the definition of “Permitted Indebtedness”,
(k)    Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, or other similar Liens, incurred in the ordinary course of business and not in connection with the borrowing of money, and which Liens either (i) are for sums not yet delinquent, which are not overdue for a period of more than thirty (30) days, or (ii) are the subject of Permitted Protests,
(l)    Liens on amounts deposited in the ordinary course of business to secure the Par Borrower’s and its Subsidiaries’ obligations in connection with worker’s compensation or other unemployment insurance or to secure public or statutory obligations,
(m)    Liens on amounts deposited to secure the Borrower’s and its Subsidiaries’ obligations in connection with the making or entering into of bids, tenders, contracts (other than contracts for the payment of Indebtedness), leases, letters of credit (or reimbursement obligations in respect thereof) or other similar obligations arising in the ordinary course of business,
(n)    Liens on amounts deposited to secure the Borrower’s and its Subsidiaries’ reimbursement obligations with respect to surety, performance, release, appeal or similar bonds obtained in the ordinary course of business,
(o)    with respect to any Real Property, survey exceptions, defects in title, encumbrances, easements, encroachments, rights of way, zoning restrictions and other restrictions that do not materially interfere with or impair the value, use or operation thereof,
(p)    non-exclusive licenses of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business,
(q)    Liens that are replacements of Permitted Liens to the extent that the original Indebtedness is the subject of permitted Refinancing Indebtedness and so long as the replacement Liens only encumber those assets or types or classes of assets that secured the original Indebtedness or under written agreements pursuant to which the original Liens arose, could have secured the original Indebtedness (plus improvements, accessions and replacements to such property or proceeds and products thereof),

(r)    rights of setoff or bankers’ liens upon deposits of funds in favor of banks or other depository institutions, solely to the extent incurred in connection with the maintenance of such Deposit Accounts in the ordinary course of business,
(s)    Liens granted in the ordinary course of business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent the financing is permitted under the definition of Permitted Indebtedness,
(t)    Liens solely on any cash earnest money deposits made by a Loan Party or any of its Subsidiaries in connection with any letter of intent or purchase agreement with respect to an Acquisition,
(u)    Liens securing Intermediation Facilities, so long as such Liens solely extend to Intermediation Collateral,
(v)    Liens securing Incremental Equivalent Debt; provided, that the Other Debt Representative of the holders of each such Indebtedness becomes party to the Collateral Rights Agreements and the Intermediation Access Agreements and such Liens are not on Collateral,
(w)    Liens on the Term Loan Collateral securing obligations in respect of Permitted First Priority Refinancing Debt (and any Refinancing Indebtedness of any of the foregoing); provided, that the Other Debt Representative of the holders of each such Indebtedness becomes party, in the event that it is not already a party, to the Collateral Rights Agreements and the Intermediation Access Agreements,
(x)    Liens (i) in favor of any Borrower or any Guarantor (other than an Intermediation Guarantor), (ii) of any non-Obligor Restricted Subsidiary in favor of any non-Obligor Restricted Subsidiary (other than any Intermediation Subsidiary) and (iii) of any Intermediation Subsidiary in favor of any Restricted Subsidiary,
(y)    Liens securing Indebtedness permitted to be incurred pursuant to clause (v) of the definition of “Permitted Indebtedness”, any Guarantees of such Indebtedness, and Liens that do not secure Indebtedness, so long as the aggregate principal amount of the Indebtedness and other obligations secured under this clause (y) do not exceed the greater of (x) $100,000,000 and (y) 2.50% of Total Assets (measured at the time of incurrence),
(z)    Liens on the Equity Interests of Unrestricted Subsidiaries or Permitted Joint Ventures,
(aa)    Liens on, related to, properties to secure all or part of the costs incurred in the ordinary course of business of exploration, drilling, development or operation thereof,
(bb)    Liens on pipeline or pipeline facilities which arise out of operation of law,
(cc)    Liens reserved in oil and gas mineral leases for bonus or rental payments and for compliance with the terms of such leases, and Liens arising under partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for the sale, purchase, exchange, transportation or processing of oil, gas or other hydrocarbons, unitization and pooling declarations and agreements, development agreements, operating agreements, area of mutual interest agreements, and other agreements which are customary in any business in which the Borrower and its Restricted Subsidiaries are permitted to engage in pursuant to this Agreement,
(dd)    Liens arising from precautionary UCC financing statements regarding operating leases or consignments and “protective” Liens granted in connection with sales permitted hereunder (including sale-leaseback transactions permitted hereunder) that are intended to be “true sales”, or bailment, storage or similar arrangements in which a counterparty holds title to the assets that are the subject of such transaction, including liens granted by the Par Borrower or a Restricted Subsidiary to the counterparty in Intermediation Facilities, which Liens are intended to protect such counterparty in the event that such transaction is recharacterized as a secured financing and attach only to the assets that are subject of such transaction,
(ee)    Liens of franchisors in the ordinary course of business not securing Indebtedness,
(ff)    Liens incurred in the ordinary course of business not in the aggregate materially detracting from the value of the properties or their use in the operation of the business of the Par Borrower and its Restricted Subsidiaries,
(gg)    Liens on the assets of any non-Guarantor Restricted Subsidiary securing Indebtedness or other obligations of such Subsidiaries that were permitted by the terms of this Agreement to be incurred,
(hh)    Liens on metals and the right to receive metals arising out of an operating lease or consignment, or sale-leaseback of a catalyst necessary or useful for the operation of refinery assets of the Borrower and its Restricted Subsidiaries, securing obligations of the Borrower or a Restricted Subsidiary in respect of such lease, consignment, or sale-leaseback transaction, provided, that, such Liens do not encumber any assets other than the catalyst and the related metals and proceeds of the foregoing; provided, further, that such operating lease or consignment, or sale-leaseback of a catalyst shall be entered into in the ordinary course of business, consistent with past practices and not for speculative purposes,
(ii)    Liens of any Governmental Authority on any trust account established for the benefit of an environmental agency or department to the extent required under Applicable Law,
(jj)    Liens incurred in connection with ordinary course refurbishments or exchanges of catalysts, including platinum or similar precious metals and related products, necessary or useful for the operation of the Refineries,
(kk)    statutory Liens securing First Purchase Crude Payables arising in the ordinary course of business which are not overdue, and
(ll)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods.
Notwithstanding the foregoing, all Liens incurred under the Loan Documents will be deemed to have been incurred in reliance only on clause (a) above, and all Liens incurred under the Term Loan Documents will be deemed to have been incurred in reliance only on clause (b).
“Permitted Protest” means the right of any Loan Party or any of its Subsidiaries to protest any Lien (other than any Lien that secures the Obligations), Taxes, or rental payment; provided, that (a) a reserve with respect to such obligation is established on such Loan Party’s or its Subsidiaries’ books and records in such amount as is required under GAAP and (b) any such protest is being contested in good faith by appropriate proceedings.
“Permitted Retail Store Purchase Money Indebtedness” means, as of any date of determination, Purchase Money Indebtedness incurred for the purpose of financing all or any part of the purchase price or cost of acquisition, improvement, or construction or development of retail stores to be operated by the Par Borrower or a Restricted Subsidiary, in an aggregate amount not to exceed the greater of (x)

$50,000,000 and (y) one and one-half percent (1.5%) of Total Assets (measured at the time of incurrence) at any time outstanding.
“Permitted Unsecured Refinancing Debt” has the meaning set forth in the Term Loan Credit Agreement, as in effect on the date hereof.
“Person” means natural persons, corporations, limited liability companies, unlimited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.
“Petroleum Inventory” means Inventory consisting of refined petroleum products, crude oil, condensate, natural gas liquids, liquefied petroleum gases, asphalt, ethanol, biofuels, other renewable fuels, or any blend thereof.
“PBGC” means the Pension Benefit Guaranty Corporation or any successor agency.
“Platform” has the meaning specified therefor in Section 16.9(c) of this Agreement.
“Post-Increase Revolver Lenders” has the meaning specified therefor in Section 2.14(e) of this Agreement.
“Pre-Increase Revolver Lenders” has the meaning specified therefor in Section 2.14(e) of this Agreement.
“Prime Rate” has the meaning specified therefor in the definition of “Base Rate”.
“Pro Rata Share” means, as of any date of determination:
(a)    with respect to a Lender's obligation to make all or a portion of the Revolving Loans, with respect to such Lender's right to receive payments of interest, fees, and principal with respect to the Revolving Loans, and with respect to all other computations and other matters related to the Revolver Commitments or the Revolving Loans, the percentage obtained by dividing (i) the Revolving Loan Exposure of such Lender, by (ii) the aggregate Revolving Loan Exposure of all Lenders,
(b)    with respect to a Lender's obligation to participate in the Letters of Credit, with respect to such Lender's obligation to reimburse Issuing Bank, and with respect to such Lender's right to receive payments of Letter of Credit Fees, and with respect to all other computations and other matters related to the Letters of Credit, the percentage obtained by dividing (i) the Revolving Loan Exposure of such Lender, by (ii) the aggregate Revolving Loan Exposure of all Lenders; provided, that if all of the Revolving Loans have been repaid in full and all Revolver Commitments have been terminated, but Letters of Credit remain outstanding, Pro Rata Share under this clause shall be the percentage obtained by dividing (A) the Letter of Credit Exposure of such Lender, by (B) the Letter of Credit Exposure of all Lenders, and
(c)    with respect to all other matters and for all other matters as to a particular Lender (including the indemnification obligations arising under Section 14.7 of this Agreement), the percentage obtained by dividing (i) the Revolving Loan Exposure of such Lender, by (ii) the aggregate Revolving Loan Exposure of all Lenders, in any such case as the applicable percentage may be adjusted by assignments permitted pursuant to Section 12.1; provided, that if all of the Loans have been repaid in full and all Commitments have been terminated, Pro Rata Share under this clause shall be the percentage obtained by dividing (A) the Letter of Credit Exposure of such Lender, by (B) the Letter of Credit Exposure of all Lenders.
“Projections” means the Par Borrower’s forecasted (a) consolidated balance sheets, (b) consolidated profit and loss statements, and (c) consolidated cash flow statements, all prepared on a basis consistent with the Par Borrower’s historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.
“Property” means, any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.
“Protective Advances” has the meaning specified therefor in Section 2.3(d)(i) of this Agreement.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Public Lender” has the meaning specified therefor in Section 16.9(c) of this Agreement.
“Purchase Money Indebtedness” means Indebtedness (other than the Obligations, but including Capitalized Lease Obligations), incurred at the time of, or within three hundred and sixty-five (365) days after, the acquisition, improvement or construction of any fixed assets for the purpose of financing all or any part of the acquisition, improvement or construction cost thereof.
“Qualified Equity Interests” means and refers to any Equity Interests issued by the Par Borrower (and not by one or more of its Subsidiaries) that is not a Disqualified Equity Interest.
“Real Property” means any estates or interests in real property now owned or leased or hereafter acquired or leased by any Loan Party or one of its Restricted Subsidiaries and the equipment and fixtures thereon and the improvements thereto.
“Receivables” means, as to an Obligor, all accounts receivable, whether billed or unbilled, and all rights to payment from any Credit Card Issuer or Credit Card Processor, in each case, arising out of the sale of Inventory in the Ordinary Course of Business.
“Recipient” means (a) the Agent or (b) any Lender, as applicable.
“Record” means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.
“Reference Period” has the meaning specified therefor in the definition of EBITDA.
“Refinancing” has the meaning specified therefor on Schedule 3.1.
“Refinancing Indebtedness” means any Indebtedness of the Borrowers or any of their Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease, substitute for or refund other Indebtedness of the Borrowers or any of their Restricted Subsidiaries (other than intercompany Indebtedness); provided, that:
(a)    such refinancings, renewals, or extensions do not result in an increase in the principal amount of the Indebtedness so refinanced, renewed, or extended, other than by the amount of premiums paid thereon, accrued and unpaid interest on account thereof and the fees and expenses incurred in connection therewith and by the amount of unfunded commitments with respect thereto,

(b)    if this Agreement restricted the maturity date of such Indebtedness being refinanced, renewed or extended, such refinancings, renewals, or extensions has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded,
(c)    if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Loans, such Refinancing Indebtedness is subordinated in right of payment to the Loans, on terms at least as favorable, taken as a whole, to the Lenders as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;
(d)    such Indebtedness is Incurred by either (i) the Restricted Subsidiary that is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded or (ii) a Borrower or a Guarantor;
(e)    such Indebtedness is not secured by any collateral that was not pledged to secure the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded and to the extent that the Indebtedness being refinanced was (or was required to be) subject to the Collateral Rights Agreements and the Intermediation Access Agreements, the holders of such Refinancing Indebtedness (if such Indebtedness is secured) or an Other Debt Representative on their behalf, shall become party to the Collateral Rights Agreements and the Intermediation Access Agreements, in each case providing for the same (or lesser) lien priority;
(f)    such Indebtedness is not Guaranteed by any Person that did not Guarantee the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded; and
(g)    the material terms (other than pricing and yield and optional prepayment or redemption provisions) of such Refinancing Indebtedness or of any agreement entered into or of any instrument issued in connection therewith are not, in the aggregate, less favorable in any material respect to the Loan Parties or the Lenders than the terms of any agreement or instrument governing the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (except for (A) covenants and other provisions applicable only to periods after the Latest Maturity Date or (B) terms that are added for the benefit of the Secured Parties hereunder (it being understood that no consent shall be required from the Agent or any of the Lenders to the extent that such terms are also added for the benefit of each Secured Parties).
“Refined Products” means, all gasoline, diesel, aviation fuel, fuel oil, propane, ethanol, transmix, and other products processed, refined or blended from Feedstocks and Intermediate Products.
“Refineries” means, collectively, (a) the Par Hawaii Refinery, (b) the USOR Refinery, (c) the Wyoming Refinery and (d) each other refinery acquired or constructed by the Par Borrower or a Restricted Subsidiary of the Par Borrower after the Closing Date.
“Register” has the meaning specified therefor in Section 12.1(h) of this Agreement.
“Registered Equivalent Notes” means, with respect to any notes originally issued in an offering pursuant to Rule 144A under the Securities Act of 1933 or other private placement transaction under the Securities Act of 1933, substantially identical notes (having the same Guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Registered Loan” has the meaning specified therefor in Section 12.1(h) of this Agreement.
“Related Fund” means any Person (other than a natural person or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.
“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing in, into, or through the indoor or outdoor environment.
“Relevant Governmental Body” means the FRB or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the FRB or the Federal Reserve Bank of New York, or any successor thereto.
“Remedial Action” means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address a Release of Hazardous Materials in the indoor or outdoor environment (excluding routine monitoring or sampling of permitted Releases), (b) prevent or minimize a Release or threatened Release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health, safety, or welfare or the indoor or outdoor environment, (c) restore or reclaim natural resources or the environment, (d) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (e) conduct any other actions with respect to Hazardous Materials required by Environmental Laws.
“Renewable Identification Number” means a thirty-eight (38) character numeric code that is generated by the producer or importer of renewable fuel representing gallons of renewable fuel produced/imported and assigned to batches of renewable fuel that are transferred to others such that a change of ownership is effected, or any similar successor instrument thereof.
“Rent and Charges Reserve” means reserves which may be taken by the Agent in its Permitted Discretion with respect to Eligible Refinery Hydrocarbon Inventory, Eligible Merchandise Inventory, Eligible Lubricants Inventory, Eligible In-Transit Crude Oil and Eligible In-Transit Products in an amount up to the aggregate of, without duplication,
(a)    all past due rent, storage, transportation, terminaling and other amounts owing by a Borrower to any landlord, warehouseman, terminal owner or operator, pipeline, processor, repairman, mechanic, shipper, freight forwarder, broker or other Person who possesses any Eligible Refinery Hydrocarbon Inventory, Eligible Merchandise Inventory, Eligible Lubricants Inventory, Eligible In-Transit Crude Oil or Eligible In-Transit Products or could assert a Lien on any such Inventory, and
(b)    if the owner or operator of a facility, pipeline or other location where any Eligible Refinery Hydrocarbon Inventory, Eligible Merchandise Inventory, Eligible Lubricants Inventory, Eligible In-Transit Crude Oil or Eligible In-Transit Products is located has not subordinated all Liens that are or may be held by it on such Inventory and granted access to such Inventory pursuant to an agreement satisfactory to the Agent, an amount equal to one month of rent, storage, terminaling, transportation and other amounts payable to the applicable owner or operator of such facility, pipeline or other location;
provided that any Rent and Charges Reserve taken with respect to any location at which any Eligible Refinery Hydrocarbon Inventory, Eligible Merchandise Inventory, Eligible Lubricants Inventory, Eligible

In-Transit Crude Oil or Eligible In-Transit Products is located shall not exceed the value of such Inventory stored at such location.
“Replacement Lender” has the meaning specified therefor in Section 2.13(b) of this Agreement.
“Report” has the meaning specified therefor in Section 14.16 of this Agreement.
“Required Lenders” means, at any time, Lenders having or holding more than fifty percent (50%) of the aggregate Revolving Loan Exposure of all Lenders; provided, that (i) the Revolving Loan Exposure of any Defaulting Lender shall be disregarded in the determination of the Required Lenders, and (ii) at any time there are two (2) or more Lenders, “Required Lenders” must include at least two (2) Lenders (who are not Affiliates of one another).
“Reserves” means, as of any date of determination, Availability Reserves.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Restricted Investment” means an Investment other than a Permitted Investment.
“Restricted Payment” has the meaning specified in Section 6.7.
“Restricted Subsidiary” means each direct and indirect Subsidiary of the Par Borrower that is not an Unrestricted Subsidiary.
“Retail Property” means Real Property owned in fee or leased by the Par Borrower or any Restricted Subsidiary that is used in, or held for use in, the Par Borrower’s or such Restricted Subsidiary’s retail operations including, without limitation, all owned or leased real estate associated with (i) retail fueling stations branded as “Hele,” “nomnom” and “76,” (ii) convenience stores, including those branded as “nomnom” and “Hele” and (iii) cardlock stations.
“Revolver Commitment” means, with respect to each Revolving Lender, its Initial Revolver Commitment, and, with respect to all Revolving Lenders, their Initial Revolver Commitments, in each case as such Dollar amounts are set forth beside such Revolving Lender’s name under the applicable heading on Schedule C-1 to this Agreement or in the Assignment and Acceptance or Increase Joinder pursuant to which such Revolving Lender became a Revolving Lender under this Agreement, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 12.1 of this Agreement, and as such amounts may be decreased by the amount of reductions in the Revolver Commitments made in accordance with Section 2.4(c) hereof and as such amounts may be increased in accordance with Section 2.2. As of the Closing Date, the aggregate Revolver Commitments total $150,000,000.
“Revolver Usage” means, as of any date of determination, the sum of (a) the amount of outstanding Revolving Loans (inclusive of Swing Loans and Protective Advances), plus (b) the amount of the Letter of Credit Usage.
“Revolving Lender” means a Lender that has a Revolving Loan Exposure or Letter of Credit Exposure.
“Revolving Loan Base Rate Margin” has the meaning set forth in the definition of Applicable Margin.
“Revolving Loan Exposure” means, with respect to any Revolving Lender, as of any date of determination (a) prior to the termination of the Revolver Commitments, the amount of such Lender’s Revolver Commitment, and (b) after the termination of the Revolver Commitments, the aggregate outstanding principal amount of the Revolving Loans of such Lender.
“Revolving Loan SOFR Margin” has the meaning set forth in the definition of Applicable Margin.
“Revolving Loans” has the meaning specified therefor in Section 2.1(a) of this Agreement.
“RFS” means the Renewable Fuel Standard of the United States Environmental Protection Agency in accordance with according to the Energy Policy Act of 2005 and the Energy Independence and Security Act of 2007.
“Sanctioned Entity” means (a) a country or territory or a government of a country or territory, (b) an agency of the government of a country or territory, (c) an organization directly or indirectly controlled by a country or territory or its government, or (d) a Person resident in or determined to be resident in a country or territory, in each case of clauses (a) through (d) that is a target of Sanctions, including a target of any country or territory sanctions program administered and enforced by OFAC.
“Sanctioned Person” means, at any time (a) any Person named on the list of Specially Designated Nationals and Blocked Persons maintained by OFAC, OFAC’s consolidated Non-SDN list or any other Sanctions-related list maintained by any other Governmental Authority, (b) a Person or legal entity that is a target of Sanctions, (c) any Person operating, organized or resident in a Sanctioned Entity, or (d) any Person directly or indirectly owned or controlled (individually or in the aggregate) by or acting on behalf of any such Person or Persons described in clauses (a) through (c) above.
“Sanctions” means individually and collectively, respectively, any and all economic sanctions, trade sanctions, financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes anti-terrorism laws and other sanctions laws, regulations or embargoes, including those imposed, administered or enforced from time to time by: (a) the United States of America, including those administered by OFAC, the U.S. Department of State, the U.S. Department of Commerce, or through any existing or future executive order, (b) the United Nations Security Council, (c) the European Union or any European Union member state, (d) His Majesty’s Treasury of the United Kingdom or (e) any other Governmental Authority with jurisdiction over any Loan Party or any of their respective Subsidiaries or Affiliates.
“S&P” has the meaning specified therefor in the definition of Cash Equivalents.
“SEC” means the United States Securities and Exchange Commission and any successor thereto.
“Secured Parties” means the Agent, the Lenders (including Issuing Bank and the Swing Lender), the Bank Product Providers, the Joint Lead Arrangers and the other agents party to this Agreement.
“Securities Account” means a securities account (as that term is defined in the UCC).
“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.
“Security Document” means the Guaranty and Security Agreement, any Control Agreement and any other security agreement or other instrument or document entered into, now or in the future, by any Loan Party for the purposes of granting, perfecting or preserving any Lien to secure the Obligations in connection with any of the foregoing or Section 5.11 or 5.12.
“Settlement” has the meaning specified therefor in Section 2.3(e)(i) of this Agreement.

“Settlement Date” has the meaning specified therefor in Section 2.3(e)(i) of this Agreement.
“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“SOFR Deadline” has the meaning specified therefor in Section 2.12(b)(i) of this Agreement.
“SOFR Loan” means each portion of a Revolving Loan that bears interest at a rate determined by reference to Adjusted Term SOFR (other than pursuant to clause (c) of the definition of “Base Rate”).
“SOFR Margin” means the Revolving Loan SOFR Margin.
“SOFR Notice” means a written notice in the form of Exhibit H to this Agreement.
“SOFR Option” has the meaning specified therefor in Section 2.12(a) of this Agreement.
“Solvent” means, with respect to any Person as of any date of determination, that
(a)    at fair valuations, the sum of such Person’s debts (including contingent liabilities) is less than all of such Person’s assets,
(b)    such Person is not engaged or about to engage in a business or transaction for which the remaining assets of such Person are unreasonably small in relation to the business or transaction or for which the property remaining with such Person is an unreasonably small capital,
(c)    such Person has not incurred and does not intend to incur, or reasonably believe that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise), and
(d)    such Person is “solvent” or not “insolvent”, as applicable within the meaning given those terms and similar terms under Debtor Relief Laws or other Applicable Laws relating to fraudulent transfers and conveyances.
For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).
“Specified Assets” means the Par West refinery and all assets used or located at the Par West refinery, provided, that no such assets shall be included in the Borrowing Base.
“Specified Event of Default” means any Event of Default described in any of Section 7.1, Section 7.2(a) (as a result of (i) the failure to comply with Section 5.3(a)(i) (solely with respect to each Borrower’s valid existence), Section 5.15(a)(i), Section 5.15(b)(iv) or Section 5.15(d) or (ii) a breach of any of the Financial Covenants in Section 6.16), Section 7.2(b) (as a result of the failure to comply with Section 5.1), Section 7.4, Section 7.5, Section 7.6, Section 7.7 (with respect to material representations set forth in the Borrowing Base Report or in any supporting documentation in respect thereof) or Section 7.11, in each case, subject to any cure rights or cure periods specified therein.

“Specified Representations” means the representations and warranties contained in Sections 4.1(a), 4.2, 4.3, 4.4, 4.9, 4.13, 4.16 and 4.18 hereof.
“Standard Letter of Credit Practice” means, for Issuing Bank, any domestic or foreign law or letter of credit practices applicable in the city in which Issuing Bank issued the applicable Letter of Credit or, for its branch or correspondent, such laws and practices applicable in the city in which it has advised, confirmed or negotiated such Letter of Credit, as the case may be, in each case, (a) which letter of credit practices are of banks that regularly issue letters of credit in the particular city, and (b) which laws or letter of credit practices are required or permitted under ISP or UCP, as chosen in the applicable Letter of Credit.
“Structured Hydrocarbon Supply Arrangement” means, a transaction or series of transactions entered into by a Borrower pursuant to which one or more third parties supplies, or agrees to supply, to such Borrower Hydrocarbons of a type that, at the time of such supply, are used or produced in the Ordinary Course of Business of the Borrowers and their Restricted Subsidiaries, including, without limitation, such transactions that include sales by such Borrower of similar Hydrocarbons to such third parties and later purchases (or options to purchase) by such Borrower of similar Hydrocarbons from such third parties and/or their affiliates and such transactions that include the provision by such Borrower to such third parties of related storage and other related services or the leasing by such Borrower of related storage facilities.
“Subsidiary” of a Person means a corporation, partnership, limited liability company, unlimited liability company or other entity in which that Person directly or indirectly owns or controls the Equity Interests having ordinary voting power to elect a majority of the Board of Directors or other governing authority of such corporation, partnership, limited liability company, or other entity. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Par Borrower.
“Supermajority Lenders” means, at any time, Revolving Lenders having or holding more than 66 2/3% of the aggregate Revolving Loan Exposure of all Revolving Lenders; provided, that (i) the Revolving Loan Exposure of any Defaulting Lender shall be disregarded in the determination of the Supermajority Lenders and (ii) at any time there are two (2) or more Lenders, “Supermajority Lenders” must include at least two (2) Lenders (who are not Affiliates of one another).
“Swap Obligation” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.
“Swap Termination Value” means, in respect of any one or more Hedge Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Agreements, (a) for any date on or after the date such Hedge Agreements have been closed out and termination values determined in accordance therewith, such termination values, and (b) for any date prior to the date referenced in clause (a), the amounts determined as the mark-to-market values for such Hedge Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedge Agreements (which may include a Lender or any Affiliate of a Lender).
“Swing Lender” means Wells Fargo or any other Lender that, at the request of Borrowers and with the consent of Agent agrees, in such Lender’s sole discretion, to become the Swing Lender under Section 2.3(b) of this Agreement.

“Swing Loan” has the meaning specified therefor in Section 2.3(b) of this Agreement.
“Swing Loan Exposure” means, as of any date of determination with respect to any Lender, such Lender’s Pro Rata Share of the Swing Loans on such date.
“Synthetic Lease” means
(a)    any so-called synthetic, off-balance sheet or tax retention lease, or
(b)    an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).
“Tax Lender” has the meaning specified therefor in Section 13.3 of this Agreement.
“Tax Reserve” means the aggregate amount of reserves established by the Agent from time to time in its Permitted Discretion in respect of federal and state excise taxes and sales taxes that will be payable by the Borrowers in connection with sales of Inventory included in the calculation of the Borrowing Base.
“Taxes” means any taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments or other charges in the nature of a tax now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein, and all interest, penalties or similar liabilities with respect thereto.
“Term Facility” means any Indebtedness in the form of notes, loans or other Indebtedness for Borrowed Money Incurred pursuant to clauses (b), (t) or, in the case of Permitted First Priority Refinancing Debt (or any secured Refinancing Indebtedness in respect thereof), (z) of the definition of “Permitted Indebtedness”.
“Term Facility Document” means the Term Loan Documents and all agreements, documents and instruments executed or delivered by an Obligor or any Subsidiary in connection with a Term Facility.
“Term Facility Agent” means the agent under the Term Loan Credit Agreement or with respect to any other Term Facility.
“Term Loan Credit Agreement” means, that certain Term Loan Credit Agreement, dated as of February 28, 2023, by and among Wells Fargo Bank, National Association, as Term Facility Agent, the Lenders party thereto from time to time, Holdings, the Par Borrower and Par Petroleum Finance, as amended, restated, replaced, refinanced, supplemented or otherwise modified from time to time.
“Term Loan Collateral” means “Collateral”, as defined in the Term Loan Credit Agreement, as in effect on the date hereof, with such changes from time to time that do not include any Collateral.
“Term Loan Collateral Proceeds Account” has the meaning specified for “Collateral Account” in the Term Loan Credit Agreement (as in effect on the date hereof).
“Term Loan Document” means the Term Loan Credit Agreement, and all agreements, documents and instruments executed or delivered by an Obligor or any Subsidiary in connection therewith.
“Term Loan Facilities” means the credit facilities established pursuant to the Term Loan Credit Agreement.

“Term Loan Qualifying Hedge Agreements” means
(a)    Hedge Agreements entered into by the Par Borrower, with one or more Joint Lead Arrangers (as defined in the Term Loan Credit Agreement) or any counterparty reasonably acceptable to the agent under the Term Loan Credit Agreement, which Hedge Agreements reduce interest rate exposure related to the Term Loan Credit Agreement with respect to up to 50% of the outstanding Loans under the Term Loan Credit Agreement;
(b)    that certain ISDA Master Agreement, dated as of June 1, 2015 between J. Aron & Company LLC and Par Hawaii Refining, including the Amended and Restated Schedule thereto dated as of December 21, 2017 and all other annexes, exhibits and attachments thereto and all transactions from time to time entered into thereunder (including transactions outstanding on the date hereof and any transactions hereafter entered into), as each may be amended, supplemented, amended and restated or otherwise modified and in effect from time to time; and
(c)    any other Secured Hedge Agreement (as defined in the Term Loan Credit Agreement, as in effect on the date hereof).
“Term Loans” means term loans borrowed pursuant to a Term Facility.
“Term SOFR” means,
(a)    for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (Eastern time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and
(b)    for any calculation with respect to a Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (Eastern time) on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Rate Term SOFR Determination Day.
“Term SOFR Adjustment” means, for any calculation with respect to a Base Rate Loan or a SOFR Loan, a percentage equal to 0.10% per annum.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Agent in its reasonable discretion).
“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.
“Total Assets” means (a) in the case of the Par Borrower, the total consolidated assets of the Par Borrower and its Restricted Subsidiaries, as shown on the most recent balance sheet of the Par Borrower provided to the Agent pursuant to Section 3.1 or Section 5.1 and (b) in the case of any Person or Persons, the total combined or consolidated assets of such Person or Persons, as of the end of the most recent fiscal quarter, in each case calculated in accordance with GAAP and determined on a pro forma basis to give effect to any acquisition or disposition of assets with a fair market value in excess of $500,000 made after such balance sheet date and on or prior to the date of determination.
“UCC” shall mean the Uniform Commercial Code as in effect in the State of New York, and any successor statute, as in effect from time to time.
“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits 2007 Revision, International Chamber of Commerce Publication No. 600 and any version or revision thereof accepted by Issuing Bank for use.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“Unfinanced Capital Expenditures” means for any period, Capital Expenditures made by such Person during such period (including those funded by the proceeds of Collateral) and not financed or funded from the proceeds of Indebtedness (other than the Loans), issuances of Equity Interests, Dispositions or casualty events or condemnation awards in respect of Equipment or Real Property.
“United States” means the United States of America.
“Unrestricted Cash” shall mean, as of any date of determination, the aggregate amount of all cash and Cash Equivalents on the consolidated balance sheet of the Par Borrower and its Restricted Subsidiaries, that are not subject to a Lien (other than any Lien securing any Intermediation Facility or that is in favor of the Agent or any collateral agent in respect of a Term Facility, or a Lien permitted under clause (r) of the definition of “Permitted Lien”).
“Unrestricted Subsidiary” means any Subsidiary of the Par Borrower that is designated by an Authorized Person of the Par Borrower as an Unrestricted Subsidiary, and any Subsidiary of such Subsidiary; provided that a Borrower (or direct or indirect parent thereof) may not be designated as an Unrestricted Subsidiary if such Borrower is the primary borrower, obligor or applicant with respect to any Revolver Usage outstandings at such time. Notwithstanding the provisions set forth above with respect to

“Unrestricted Subsidiaries”, the Par Borrower shall not designate any Subsidiary as an Unrestricted Subsidiary, to the extent that such Subsidiary (x) directly or indirectly owns a Refinery (other than Excluded Refineries) or (y) is not an “Unrestricted Subsidiary” for purposes of the Material Term Facilities. As of the Closing Date, there are no Unrestricted Subsidiaries.
“Unused Line Fee” has the meaning specified therefor in Section 2.10(b) of this Agreement.
“Upstream Payment” means Distribution by a Restricted Subsidiary made ratably with respect to its Equity Interests and Distributions by a Borrower to another Borrower or made with respect to Indebtedness held by a holder of Equity Interests (other than holders of Equity Interests in the Par Borrower); it being understood and agreed that nothing in this definition shall permit or deemed to permit any Distribution by an Obligor with respect to Indebtedness held by a holder of Equity Interest that is not an Obligor.
“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities; provided, that for purposes of notice requirements in Sections 2.3(a), 2.3(c) and 2.12(b), in each case, such day is also a Business Day.
“U.S. Person” means any Person that is a United States person within the meaning of IRC section 7701(a)(30).
“U.S. Special Resolution Regimes” has the meaning specified therefor in Section 16.18 of this Agreement.
“U.S. Tax Compliance Certificate” has the meaning specified therefor in Section 2.18(g) of this Agreement.
“USOR” means U.S. Oil & Refining Co., a Delaware corporation.
“USOR Refinery” means the refinery of USOR located in Tacoma, Washington.
“USOT” means USOT WA, LLC, a Washington limited liability company.
“Valuation Method” means, the benchmark market pricing, methods and criteria used in connection with the most recent field examination and inventory appraisal performed prior to the Closing Date (including, for the avoidance of doubt, OPIS and Platts as of the most recent field examination and inventory appraisal) and such benchmarks, methods and criteria, and revisions thereof, as may be mutually agreed by the Agent and the Administrative Borrower from time to time to address the results of any field examination or inventory appraisal performed after the Closing Date and other due diligence or other information with respect to the Obligors’ business or assets of which the Agent becomes aware after the Closing Date (or at any time with respect to the Billings business or assets).
“Voidable Transfer” has the meaning specified therefor in Section 16.8 of this Agreement.
“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years calculated to the nearest one-twelfth that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Wells Fargo” means Wells Fargo Bank, National Association, a national banking association.
“Withholding Agent” means any Loan Party and the Agent.
“Write-Down and Conversion Powers” means
(a)    with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and
(b)    with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
“Wyoming Pipeline” shall have the meaning set forth in the preamble to this Agreement.
“Wyoming Refinery” means the refinery of Hermes located in Newcastle, Wyoming.
1.2    Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP; provided, that if the Par Borrower notifies Agent that the Par Borrower requests an amendment to any provision hereof to eliminate the effect of any Accounting Change occurring after the Closing Date or in the application thereof on the operation of such provision (or if Agent notifies the Par Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such Accounting Change or in the application thereof, then Agent and the Par Borrower agree that they will negotiate in good faith amendments to the provisions of this Agreement that are directly affected by such Accounting Change with the intent of having the respective positions of the Lenders and the Par Borrower after such Accounting Change conform as nearly as possible to their respective positions immediately before such Accounting Change took effect and, until any such amendments have been agreed upon and agreed to by the Required Lenders, the provisions in this Agreement shall be calculated as if no such Accounting Change had occurred. When used herein, the term “financial statements” shall include the notes and schedules thereto. Whenever the term “Borrower” or “Par Borrower” is used in respect of a financial covenant or a related definition, it shall be understood to mean the Par Borrower and its Restricted Subsidiaries on a consolidated basis, unless the context clearly requires otherwise. Notwithstanding anything to the contrary contained herein, (a) all financial statements delivered hereunder shall be prepared, and all financial covenants contained herein shall be calculated, without giving effect to any election under the Statement of Financial Accounting Standards Board’s Accounting Standards Codification Topic 825 (or any similar accounting principle) permitting a Person to value its financial liabilities or Indebtedness at the fair value thereof, and (b) the term “unqualified opinion” as used herein to refer to opinions or reports provided by accountants shall mean an opinion or report that is (i) unqualified, and (ii) does not include any explanation, supplemental comment, or other comment concerning the ability of the applicable Person to continue as a going concern or concerning the scope of the audit. Notwithstanding any changes in GAAP or application of GAAP after March 30, 2018, any lease of the Par Borrower or their Subsidiaries that would be characterized as an operating lease under GAAP in effect on March 30, 2018, or as applied on March 30, 2018 (whether such lease is entered into before or after March 30, 2018) shall not constitute a Capital Lease under this Agreement or any other Loan

Document as a result of such changes in GAAP or application thereof unless otherwise agreed to in writing by the Par Borrower and Required Lenders.
1.3    UCC.
(a)    Any terms used in this Agreement that are defined in the UCC shall be construed and defined as set forth in the UCC unless otherwise defined herein; provided, that to the extent that the UCC is used to define any term herein and such term is defined differently in different Articles of the UCC, the definition of such term contained in Article 9 of the UCC shall govern.
(b)    As used herein, the following terms are defined in accordance with the UCC in effect in the State of New York from time to time: “Chattel Paper,” “Commercial Tort Claim,” “Commodity Account,” “Deposit Account,” “Document,” “Equipment,” “General Intangibles,” “Goods,” “Instrument,” “Investment Property,” “Letter-of-Credit Right,” “Payment Intangible,” “Securities Account” and “Supporting Obligation.”
1.4    Construction.
(a)    Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement or in any other Loan Document to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts, and contract rights. Any reference to “province” or like terms in the Loan Documents shall be construed to include “territory” and like terms.
(b)    Any reference herein or in any other Loan Document to the satisfaction, repayment, or payment in full of the Obligations shall mean
(i)    (A)     the payment or repayment in full in immediately available funds of (i) the principal amount of, and interest accrued and unpaid with respect to, all outstanding Loans, together with the payment of any premium applicable to the repayment of the Loans, (ii) all Lender Group Expenses that have accrued and are unpaid regardless of whether demand has been made therefor, and (iii) all fees or charges that have accrued hereunder or under any other Loan Document (including the Letter of Credit Fee, the Billings Ticking Fee and the Unused Line Fee) and are unpaid, and
(B)    in the case of contingent reimbursement obligations with respect to Letters of Credit, providing Letter of Credit Collateralization or other arrangements satisfactory to the applicable Issuing Bank,

(ii)    the receipt by Agent of Cash Collateral in order to secure any other contingent Obligations for which a claim or demand for payment has been made on or prior to such time or in respect of matters or circumstances known to Agent or a Lender at such time that are reasonably expected to result in any loss, cost, damage, or expense (including attorneys’ fees and legal expenses), such Cash Collateral to be in such amount as Agent reasonably determines is appropriate to secure such contingent Obligations,
(iii)    the payment or repayment in full in immediately available funds of all other outstanding Obligations other than (i) unasserted contingent indemnification Obligations, (ii) any Bank Product Obligations (other than Hedge Obligations) that, at such time, are allowed by the applicable Bank Product Provider to remain outstanding without being required to be repaid or Cash Collateralized, and (iii) any Hedge Obligations that, at such time, are allowed by the applicable Hedge Provider to remain outstanding without being required to be repaid, and
(iv)    the termination of all of the Commitments of the Lenders and of the obligation of the Issuing Banks to issue Letters of Credit.
(c)    Any reference herein to any Person shall be construed to include such Person’s successors and assigns.
(d)    Any requirement of a writing contained herein or in any other Loan Document shall be satisfied by the transmission of a Record.
(e)    This Agreement and other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms.
(f)    This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to Agent and the other parties, and are the products of all parties. Accordingly, this Agreement and the other Loan Documents shall not be construed against Agent or Lenders merely because of Agent’s or any Lender’s involvement in their preparation.
(g)    For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (i) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (ii) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.
(h)    All calculations of value, Borrowing Base components, Loans, Letters of Credit, Obligations and other amounts herein shall be denominated in Dollars, unless expressly provided otherwise, and all determinations (including calculations of Borrowing Base and financial covenants) made from time to time under the Loan Documents shall be made in light of the circumstances existing at such time. Borrowing Base calculations shall be consistent with historical methods of valuation and calculation, and otherwise satisfactory to the Agent.
1.5    Time References. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, all references to time of day refer to Eastern standard time or Eastern daylight saving time, as in effect in New York, New York on such day. For purposes of the computation of a period of time from a specified date to a later specified date, unless otherwise expressly provided, the word “from” means “from and including” and the words “to” and “until” each means “to and including”;

provided, that with respect to a computation of fees or interest payable to Agent or any Lender, such period shall in any event consist of at least one full day.
1.6    Schedules and Exhibits. All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.
1.7    Rates. Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to,
(a)    the continuation of, administration of, submission of, calculation of or any other matter related to the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR or any other Benchmark, any component definition thereof or rates referred to in the definition thereof, or with respect to any alternative, successor or replacement rate thereto (including any then-current Benchmark or any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement), as it may or may not be adjusted pursuant to Section 2.12(d)(iii), will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR or any other Benchmark, prior to its discontinuance or unavailability, or
(b)    the effect, implementation or composition of any Conforming Changes. Agent and its Affiliates or other related entities may engage in transactions that affect the calculation of the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto and such transactions may be adverse to a Borrower.
Agent may select information sources or services in its reasonable discretion to ascertain the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, or any other Benchmark, any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to any Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
1.8    Cashless Rollovers. Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, to the extent that any Lender extends the maturity date of, or replaces, renews or refinances, any of its then-existing Loans with an Increase, Credit Agreement Refinancing Indebtedness, Loans in connection with any Extended Revolver Commitments or loans incurred under a new credit facility, in each case, to the extent such extension, replacement, renewal or refinancing is effected by means of a “cashless roll” by such Lender, such extension, replacement, renewal or refinancing shall be deemed to comply with any requirement hereunder or any other Loan Document that such payment be made “in Dollars, “in immediately available funds”, “in Cash” or any other similar requirement.
1.9    Limited Condition Transaction.
(a)    Notwithstanding anything to the contrary in this Agreement, solely for the purpose of (A) measuring the relevant financial ratios and basket availability with respect to the incurrence of any Indebtedness or Liens, the making of any Investments or the repayment of Indebtedness, Disqualified Equity Interests or preferred stock, or the making of any other Limited Condition Transaction (but excluding any Excess Availability and/or Borrowing Base based ratio and/or basket), or (B) determining compliance with representations and warranties or the occurrence of any Default or Event of Default (but excluding Excess Availability determinations in respect of Payment Conditions or the Borrowing Base), in each case, in connection with a Limited Condition Transaction, the Par Borrower may elect (the “LCT Election”) to deem the date of determination of whether any such action is permitted hereunder for such Limited Condition Transaction to be the date on which the definitive agreements for such Limited Condition Transaction are entered into (or if applicable, the date of delivery of an irrevocable declaration of a Restricted Payment or similar event) (the “LCT Test Date”) or the date of the consummation of the Limited Condition Transaction and related incurrence of Indebtedness or Liens or the related making of Investments or other related transactions, in each case, after giving pro forma effect to the relevant Limited Condition Transaction and related incurrence of Indebtedness or Liens, the related making of Investments or the repayment of Indebtedness, Disqualified Equity Interests or preferred stock or other transaction.
(b)    If the Par Borrower has made an LCT Election, then, in connection with any unrelated calculation of any ratio or test at or following the relevant LCT Test Date, and prior to the earlier of (x) the date on which such Limited Condition Transaction is consummated or (y) the date that the definitive agreement or the date for redemption, repurchase or repayment specified in an irrevocable notice for such Limited Condition Transaction is terminated, passes or expires without consummation of such Limited Condition Transaction, any such ratio or test shall be calculated on (A) a pro forma basis assuming such Limited Condition Transaction and any transactions in connection therewith (including any incurrence of Indebtedness, Liens and the use of proceeds thereof) has been consummated, and also on (B) a standalone basis without giving effect to such Limited Condition Transaction or any such transactions in connection therewith.
(c)    If the Par Borrower has made an LCT Election and any of the ratios or baskets for which compliance was determined or tested as of the LCT Test Date in connection with a Limited Condition Transaction are exceeded as a result of fluctuations in any such ratio or basket (including due to fluctuations of the target of any Limited Condition Transaction) at or prior to the consummation of the relevant transaction or action, such ratios or baskets will not be deemed to have been exceeded as a result of such fluctuations (but, for the avoidance of doubt, any subsequent improvement in the applicable ratio or test may be utilized) solely for purposes of determining whether the Limited Condition Transaction is permitted hereunder.
1.10    [Reserved].
1.11    Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.
2.    LOANS AND TERMS OF PAYMENT.
2.1    Revolving Loans.
(a)    Subject to the terms and conditions of this Agreement, and during the term of this Agreement, each Revolving Lender agrees (severally, not jointly or jointly and severally) to make revolving loans (“Revolving Loans”) to Borrowers in an amount at any one time outstanding not to exceed the lesser of:

(i)    such Lender’s Revolver Commitment, or
(ii)    such Lender’s Pro Rata Share of an amount equal to the lesser of:
(A)    the amount equal to (1) the Maximum Revolver Amount, less (2) the sum of (y) the Letter of Credit Usage at such time, plus (z) the principal amount of Swing Loans outstanding at such time, and
(B)    the amount equal to (1) the Borrowing Base as of such date (based upon the most recent Borrowing Base Report delivered by Borrowers to Agent, as adjusted for Reserves established by Agent in accordance with Section 2.1(c)), less (2) the sum of (x) the Letter of Credit Usage at such time, plus (y) the principal amount of Swing Loans outstanding at such time.
(b)    Amounts borrowed pursuant to this Section 2.1 may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement. The outstanding principal amount of the Revolving Loans, together with interest accrued and unpaid thereon, shall constitute Obligations and shall be due and payable on the applicable Maturity Date or, if earlier, on the date on which they otherwise become due and payable pursuant to the terms of this Agreement.
(c)    Anything to the contrary in this Section 2.1 notwithstanding, Agent shall have the right (but not the obligation) at any time, in the exercise of its Permitted Discretion, to establish and increase or decrease Reserves and against the Borrowing Base. The amount of any Reserve established by Agent, and any changes to the eligibility criteria set forth in the definitions of Eligible Accounts Receivable, Eligible Investment Grade Receivables, Eligible Credit Card Receivables, Eligible L/C-Backed Receivables, Eligible Refinery Hydrocarbon Inventory, Eligible Lubricants Inventory, Eligible In-Transit Crude Oil, Eligible In-Transit Products, Eligible Exchange Agreement Positive Balance, Eligible Merchandise Inventory, Eligible Unbilled Accounts, Eligible Cash, Eligible Renewable Identification Numbers or Eligible Petroleum Asphalt Inventory shall have a reasonable relationship to the event, condition, other circumstance, or fact that is the basis for such reserve or change in eligibility and shall not be duplicative of any other reserve established and currently maintained or eligibility criteria; provided, that Agent shall endeavor to notify Administrative Borrower at or before the time any such Reserve in a material amount is to be established or increased. Upon establishment or increase in Reserves, Agent agrees to make itself available to discuss the Reserve or increase, and Borrowers may take such action as may be required so that the event, condition, circumstance, or fact that is the basis for such reserve or increase no longer exists, in a manner and to the extent reasonably satisfactory to Agent in the exercise of its Permitted Discretion.
2.2    Billings Revolver Increase.
(a)    Each Lender with a Billings Acquisition Revolver Increase Commitment hereby commits on several and not joint basis to increase its Initial Revolver Commitment by an aggregate principal amount set forth under the heading “Billings Acquisition Revolver Increase Commitment” on Schedule C-1 on the terms and conditions set forth in this Section 2.2 (such increase of the Initial Revolving Commitments, the “Billings Acquisition Increase”). Subject to the conditions set forth in clause (b) below, the Initial Revolver Commitments and the Maximum Revolver Amount shall be increased by any amount equal to the aggregate principal amount of all Billings Acquisition Revolver Increase Commitments then-in effect as of the Billings Acquisition Increase Date.
(b)    Each of the following shall be conditions precedent to the Billings Acquisition Increase of the Initial Revolver Commitments and the Maximum Revolver Amount in connection therewith (the date such conditions are satisfied or waived, the “Billings Acquisition Increase Date”):
(i)    The Billings Acquisition shall have been consummated in accordance with the Billings PSA without giving effect to any amendment, waiver, consent or modification that is materially adverse to the Lenders without the consent of each Lender with a Billings Acquisition Revolver Increase Commitment.
(ii)    All fees and expenses due to the Lenders and Agent (and/or any of their respective Affiliates) to the extent required to be reimbursed pursuant to Section 14.7 and to the extent invoiced in writing in reasonable detail to the Administrative Borrower at least three Business Days prior shall have been paid.
(iii)    No Event of Default has occurred or is continuing.
(iv)    Since the Closing Date, there shall not have occurred and be continuing a Material Adverse Effect (as defined in the Billings PSA).
(v)    Upon consummation of the Billings Acquisition and the payment of all consideration in respect thereof (and related fees and expenses) required to be paid on the date thereof, Excess Availability shall be at least $100,000,000, calculated on a pro forma basis after giving effect to the Billings Acquisition Increase.
(vi)    An Authorized Person shall have delivered to Agent (which may be delivered through Agent’s electronic platform or portal) a written notice of the Billings Acquisition Increase and such notice shall be received by Agent no later than 2:00 p.m. one (1) Business Day prior to the Billings Acquisition Increase Date.
(vii)    The Specified Representations of any acquired Subsidiary in connection with the Billings Acquisition and, to the extent Holdings, Par Montana, LLC or Par Montana Holdings, LLC under the Billings PSA has the right to terminate its obligations under the Billings SPA or the failure of such representation results in a failure of a condition of the obligations of Holdings, Par Montana, LLC or Par Montana Holdings, LLC to consummation the Billings Acquisition, any such representations in the Billings PSA, in each case, shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the Billings Acquisition Increase Date, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date).
(c)    Upon the occurrence of the Billings Acquisition Increase Date, the Agent may automatically amend and restate Schedule C-1 hereto to reflect the Revolver Commitments then-in effect on such date without the consent of any other party. The Billings Acquisition Revolver Increase Commitments shall automatically terminate and be reduced to zero upon the earlier of (i) September 30, 2023, (ii) the effectiveness of the Billings Acquisition Increase, (iii) the consummation of the Billings Acquisition without the occurrence of the Billings Acquisition Increase Date, (iv) termination of the Billings PSA without the consummation of the Billings Acquisition and (v) the reduction of the Billings Acquisition Revolver Increase Commitments to zero pursuant to Section 2.4(c)(ii).
(d)    Unless otherwise specifically provided herein, all references in this Agreement and any other Loan Document to Revolving Loans shall be deemed, unless the context otherwise requires, to include Revolving Loans made pursuant to the increased Revolver Commitments and Maximum Revolver Amount pursuant to this Section 2.2.
(e)    Each of the Lenders having a Revolver Commitment prior to the Billings Acquisition Increase Date (the “Billings Pre-Increase Revolver Lenders”) shall assign to any Lender which is acquiring a new or additional Revolver Commitment on the Billings Acquisition Increase Date (the “Billings Post-Increase Revolver Lenders”), and such Billings Post-Increase Revolver Lenders shall purchase from each Billings Pre-Increase Revolver Lender, at the principal amount thereof, such interests in the Revolving Loans and participation interests in Letters of Credit on such Billings Acquisition Increase Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Loans and participation interests in Letters of Credit will be held by Billings Pre-Increase Revolver Lenders and Billings Post-Increase Revolver Lenders ratably in accordance with their Pro Rata Share after giving effect to such increased Revolver Commitments.
(f)    The Revolving Loans, Revolver Commitments, and Maximum Revolver Amount established pursuant to this Section 2.2 shall constitute Revolving Loans, Revolver Commitments, and Maximum Revolver Amount under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from any guarantees and the security interests created by the Loan Documents. Borrowers shall take any actions reasonably required by Agent to ensure and demonstrate that the Liens and security interests granted by the Loan Documents continue to be perfected under the UCC or otherwise after giving effect to the establishment of any such new Revolver Commitments and Maximum Revolver Amount.
2.3    Borrowing Procedures and Settlements.
(a)    Procedure for Borrowing Revolving Loans. Each Borrowing shall be made by a written request by an Authorized Person delivered to Agent (which may be delivered through Agent’s electronic platform or portal) and received by Agent no later than 12:00 noon
(i)    on the Business Day that is the requested Funding Date in the case of a request for a Swing Loan,
(ii)    on the Business Day that is one Business Day prior to the requested Funding Date in the case of a request for a Base Rate Loan that is not a Swing Loan, and
(iii)    on the U.S. Government Securities Business Day that is three U.S. Government Securities Business Days prior to the requested Funding Date in the case of a request for a SOFR Loan, specifying (A) the amount of such Borrowing, and (B) the requested Funding Date (which shall be a Business Day); provided, that Agent may, in its sole discretion, elect to accept as timely requests that are received later than 12:00 noon on the applicable Business Day or U.S. Government Securities Business Day, as applicable.
All Borrowing requests which are not made on-line via Agent’s electronic platform or portal shall be subject to (and unless Agent elects otherwise in the exercise of its sole discretion, such Borrowings shall not be made until the completion of) Agent’s authentication process (with results satisfactory to Agent) prior to the funding of any such requested Revolving Loan.
(b)    Making of Swing Loans. In the case of a Swing Loan and so long as any of
(i)    the aggregate amount of Swing Loans made since the last Settlement Date, minus all payments or other amounts applied to Swing Loans since the last Settlement Date, plus the amount of the requested Swing Loan does not exceed $15,000,000 (or, after consummation of the Billings Acquisition Increase, $60,000,000), or
(ii)    Swing Lender, in its sole discretion, agrees to make a Swing Loan notwithstanding the foregoing limitation (provided, that, with respect to any such Swing Loans made by Swing Lender in its discretion, the amounts thereof in excess of the, amount contemplated by clause (i) above shall be subject to Settlement in accordance with Section 2.3(e) on the Business Day following the Funding Date for such amounts),
Swing Lender shall make a Revolving Loan (any such Revolving Loan made by Swing Lender pursuant to this Section 2.3(b) being referred to as a “Swing Loan” and all such Revolving Loans being referred to as “Swing Loans”) available to Borrowers on the Funding Date applicable thereto by transferring immediately available funds in the amount of such Borrowing to the Designated Account. Each Swing Loan shall be deemed to be a Revolving Loan hereunder and shall be subject to all the terms and conditions (including Section 3) applicable to other Revolving Loans, except that all payments (including interest) on any Swing Loan shall be payable to Swing Lender solely for its own account. Subject to the provisions of Section 2.3(d)(ii), Swing Lender shall not make and shall not be obligated to make any Swing Loan if Swing Lender has actual knowledge that (i) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing, or (ii) the requested Borrowing would exceed the Excess Availability on such Funding Date. Swing Lender shall not otherwise be required to determine whether the applicable conditions precedent set forth in Section 3 have been satisfied on the Funding Date applicable thereto prior to making any Swing Loan. The Swing Loans shall be secured by Agent’s Liens, constitute Revolving Loans and Obligations, and bear interest at the rate applicable from time to time to Revolving Loans that are Base Rate Loans
(c)    Making of Revolving Loans.
(i)    After receipt of a request for a Borrowing of Revolving Loans other than Swing Loans pursuant to Section 2.3(a), Agent shall notify the Lenders by telecopy, telephone, email, or other electronic form of transmission, of the requested Borrowing; such notification to be sent on the Business Day or U.S. Government Securities Business Day, as applicable, that is (A) in the case of a Base Rate Loan, at least one Business Day prior to the requested Funding Date, or (B) in the case of a SOFR Loan, prior to 12:00 noon at least three U.S. Government Securities Business Days prior to the requested Funding Date. If Agent has notified the Lenders of a requested Borrowing on the Business Day that is one Business Day prior to the Funding Date, then each Lender shall make the amount of such Lender’s Pro Rata Share of the requested Borrowing available to Agent in immediately available funds, to Agent’s Account, not later than 12:00 noon on the Business Day that is the requested Funding Date. After Agent’s receipt of the proceeds of such Revolving Loans from the Lenders, Agent shall make the proceeds thereof available to Borrowers on the applicable Funding Date by transferring immediately available funds equal to such proceeds received by Agent to the Designated Account; provided, that subject to the provisions of Section 2.3(d)(ii), no Lender shall have an obligation to make any Revolving Loan, if
(A)    one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing unless such condition has been waived, or
(B)    the requested Borrowing would exceed the Excess Availability on such Funding Date.

(ii)    Unless Agent receives notice from a Lender prior to 9:30 a.m. on the Business Day that is the requested Funding Date relative to a requested Borrowing as to which Agent has notified the Lenders of a requested Borrowing that such Lender will not make available as and when required hereunder to Agent for the account of Borrowers the amount of that Lender’s Pro Rata Share of the Borrowing, Agent may assume that each Lender has made or will make such amount available to Agent in immediately available funds on the Funding Date and Agent may (but shall not be so required), in reliance upon such assumption, make available to Borrowers a corresponding amount. If, on the requested Funding Date, any Lender shall not have remitted the full amount that it is required to make available to Agent in immediately available funds and if Agent has made available to Borrowers such amount on the requested Funding Date, then such Lender shall make the amount of such Lender’s Pro Rata Share of the requested Borrowing available to Agent in immediately available funds, to Agent’s Account, no later than 10:00 a.m. on the Business Day that is the first Business Day after the requested Funding Date (in which case, the interest accrued on such Lender’s portion of such Borrowing for the Funding Date shall be for Agent’s separate account). If any Lender shall not remit the full amount that it is required to make available to Agent in immediately available funds as and when required hereby and if Agent has made available to Borrowers such amount, then that Lender shall be obligated to immediately remit such amount to Agent, together with interest at the Defaulting Lender Rate for each day until the date on which such amount is so remitted. A notice submitted by Agent to any Lender with respect to amounts owing under this Section 2.3(c)(ii) shall be conclusive, absent manifest error. If the amount that a Lender is required to remit is made available to Agent, then such payment to Agent shall constitute such Lender’s Revolving Loan for all purposes of this Agreement. If such amount is not made available to Agent on the Business Day following the Funding Date, Agent will notify Administrative Borrower of such failure to fund and, upon demand by Agent, Borrowers shall pay such amount to Agent for Agent’s account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Revolving Loans composing such Borrowing.
(d)    Protective Advances and Optional Overadvances.
(i)    Any contrary provision of this Agreement or any other Loan Document notwithstanding (but subject to Section 2.3(d)(iv)), at any time (A) after the occurrence and during the continuance of a Default or an Event of Default, or (B) that any of the other applicable conditions precedent set forth in Section 3 are not satisfied, Agent hereby is authorized by Borrowers and the Lenders, from time to time, in Agent’s sole discretion, to make Revolving Loans to, or for the benefit of, Borrowers, on behalf of the Revolving Lenders, that Agent, in its Permitted Discretion, deems necessary or desirable (1) to preserve or protect the Collateral, or any portion thereof, or (2) to enhance the likelihood of repayment of the Obligations (other than the Bank Product Obligations) (the Revolving Loans described in this Section 2.3(d)(i) shall be referred to as “Protective Advances”). Notwithstanding the foregoing, the aggregate amount of all Protective Advances shall not cause the Revolver Usage to exceed the Maximum Revolver Amount.
(ii)    Any contrary provision of this Agreement or any other Loan Document notwithstanding, the Lenders hereby authorize Agent or Swing Lender, as applicable, and either Agent or Swing Lender, as applicable, may, but is not obligated to, knowingly and intentionally, continue to make Revolving Loans (including Swing Loans) to Borrowers notwithstanding that an Overadvance exists or would be created thereby, so long as
(A)    after giving effect to such Revolving Loans, the outstanding Revolver Usage does not exceed the Maximum Revolver Amount, and

(B)    subject to Section 2.3(d)(iv) below, after giving effect to such Revolving Loans, the outstanding Revolver Usage (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) does not exceed the Maximum Revolver Amount.
In the event Agent obtains actual knowledge that the Revolver Usage exceeds the amounts permitted by this Section 2.3(d), regardless of the amount of, or reason for, such excess, Agent shall notify the Lenders as soon as practicable (and prior to making any (or any additional) intentional Overadvances (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) unless Agent determines that prior notice would result in imminent harm to the Collateral or its value, in which case Agent may make such Overadvances and provide notice as promptly as practicable thereafter), and the Lenders with Revolver Commitments thereupon shall, together with Agent, jointly determine the terms of arrangements that shall be implemented with Borrowers intended to reduce, within a reasonable time, the outstanding principal amount of the Revolving Loans to Borrowers to an amount permitted by the preceding sentence. In such circumstances, if any Lender with a Revolver Commitment objects to the proposed terms of reduction or repayment of any Overadvance, the terms of reduction or repayment thereof shall be implemented according to the determination of the Required Lenders. The foregoing provisions are meant for the benefit of the Lenders and Agent and are not meant for the benefit of Borrowers, which shall continue to be bound by the provisions of Section 2.4(e)(i). Each Lender with a Revolver Commitment shall be obligated to settle with Agent as provided in Section 2.3(e) (or Section 2.3(g), as applicable) for the amount of such Lender’s Pro Rata Share of any unintentional Overadvances by Agent reported to such Lender, any intentional Overadvances made as permitted under this Section 2.3(d)(ii), and any Overadvances resulting from the charging to the Loan Account of interest, fees, or Lender Group Expenses.
(iii)    Each Protective Advance and each Overadvance (each, an “Extraordinary Advance”) shall be deemed to be a Revolving Loan hereunder, except that no Extraordinary Advance shall be eligible to be a SOFR Loan. Prior to Settlement of any Extraordinary Advance, all payments with respect thereto, including interest thereon, shall be payable to Agent solely for its own account. Each Revolving Lender shall be obligated to settle with Agent as provided in Section 2.3(e) (or Section 2.3(g), as applicable) for the amount of such Lender’s Pro Rata Share of any Extraordinary Advance. The Extraordinary Advances shall be repayable on demand, secured by Agent’s Liens, constitute Obligations hereunder, and bear interest at the rate applicable from time to time to Revolving Loans that are Base Rate Loans. The provisions of this Section 2.3(d) are for the exclusive benefit of Agent, Swing Lender, and the Lenders and are not intended to benefit Borrowers (or any other Loan Party) in any way. Notwithstanding the foregoing, the aggregate amount of all Extraordinary Advances outstanding at any one time shall not exceed 10% of the Borrowing Base.
(iv)    Notwithstanding anything contained in this Agreement or any other Loan Document to the contrary, no Extraordinary Advance may be made by Agent if such Extraordinary Advance would cause the aggregate Revolver Usage to exceed the Maximum Revolver Amount or any Lender’s Pro Rata Share of the Revolver Usage to exceed such Lender’s Revolver Commitments. No Lender shall have an obligation to settle with Agent for such Extraordinary Advances that cause the aggregate Revolver Usage to exceed the Maximum Revolver Amount or a Lender’s Pro Rata Share of the Revolver Usage to exceed such Lender’s Revolver Commitments as provided in Section 2.3(e) (or Section 2.3(g), as applicable).
(e)    Settlement. It is agreed that each Lender’s funded portion of the Revolving Loans is intended by the Lenders to equal, at all times, such Lender’s Pro Rata Share of the outstanding Revolving Loans. Such agreement notwithstanding, Agent, Swing Lender, and the other Lenders agree (which agreement shall not be for the benefit of Borrowers) that in order to facilitate the administration of this Agreement and the other Loan Documents, settlement among the Lenders as to the Revolving Loans (including Swing Loans and Extraordinary Advances) shall take place on a periodic basis in accordance with the following provisions:
(i)    Agent shall request settlement (“Settlement”) with the Lenders on a weekly basis, or on a more frequent basis if so determined by Agent in its sole discretion (1) on behalf of Swing Lender, with respect to the outstanding Swing Loans, (2) for itself, with respect to the outstanding Extraordinary Advances, and (3) with respect to any Loan Party’s or any of its Restricted Subsidiaries’ payments or other amounts received, as to each by notifying the Lenders by telecopy, telephone, or other similar form of transmission, of such requested Settlement, no later than 2:00 p.m. on the Business Day immediately prior to the date of such requested Settlement (the date of such requested Settlement being the “Settlement Date”). Such notice of a Settlement Date shall include a summary statement of the amount of outstanding Revolving Loans (including Swing Loans and Extraordinary Advances) for the period since the prior Settlement Date. Subject to the terms and conditions contained herein (including Section 2.3(g)):
(y)     if the amount of the Revolving Loans (including Swing Loans and Extraordinary Advances) made by a Lender that is not a Defaulting Lender exceeds such Lender’s Pro Rata Share of the Revolving Loans (including Swing Loans and Extraordinary Advances) as of a Settlement Date, then Agent shall, by no later than 12:00 p.m. on the Settlement Date, transfer in immediately available funds to a Deposit Account of such Lender (as such Lender may designate), an amount such that each such Lender shall, upon receipt of such amount, have as of the Settlement Date, its Pro Rata Share of the Revolving Loans (including Swing Loans and Extraordinary Advances), and
(z)     if the amount of the Revolving Loans (including Swing Loans and Extraordinary Advances) made by a Lender is less than such Lender’s Pro Rata Share of the Revolving Loans (including Swing Loans and Extraordinary Advances) as of a Settlement Date, such Lender shall no later than 12:00 p.m. on the Settlement Date transfer in immediately available funds to Agent’s Account, an amount such that each such Lender shall, upon transfer of such amount, have as of the Settlement Date, its Pro Rata Share of the Revolving Loans (including Swing Loans and Extraordinary Advances).
Such amounts made available to Agent under clause (z) of the immediately preceding sentence shall be applied against the amounts of the applicable Swing Loans or Extraordinary Advances and, together with the portion of such Swing Loans or Extraordinary Advances representing Swing Lender’s Pro Rata Share thereof, shall constitute Revolving Loans of such Lenders. After giving effect to any Settlement, any applicable Swing Loans shall be deemed to be Revolving Loans rather than Swing Loans. If any such amount is not made available to Agent by any Lender on the Settlement Date applicable thereto to the extent required by the terms hereof, Agent shall be entitled to recover for its account such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate.
(ii)    In determining whether a Lender’s balance of the Revolving Loans (including Swing Loans and Extraordinary Advances) is less than, equal to, or greater than such Lender’s Pro Rata Share of the Revolving Loans (including Swing Loans and Extraordinary Advances) as of a Settlement Date, Agent shall, as part of the relevant Settlement, apply to such balance the portion of payments actually received in good funds by Agent with respect to principal, interest, fees payable by Borrowers and allocable to the Lenders hereunder, and proceeds of Collateral.
(iii)    Between Settlement Dates, Agent, to the extent Extraordinary Advances or Swing Loans are outstanding, may pay over to Agent or Swing Lender, as applicable, any payments or other amounts received by Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the Revolving Loans, for application to the Extraordinary Advances or Swing Loans. Between Settlement Dates, Agent, to the extent no Extraordinary Advances or Swing Loans are outstanding, may pay over to Swing Lender any payments or other amounts received by Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the Revolving Loans, for application to Swing Lender’s Pro Rata Share of the Revolving Loans. If, as of any Settlement Date, payments or other amounts of the Loan Parties or their Subsidiaries received since the then immediately preceding Settlement Date have been applied to Swing Lender’s Pro Rata Share of the Revolving Loans other than to Swing Loans, as provided for in the previous sentence, Swing Lender shall pay to Agent for the accounts of the Lenders, and Agent shall pay to the Lenders (other than a Defaulting Lender if Agent has implemented the provisions of Section 2.3(g)), to be applied to the outstanding Revolving Loans of such Lenders, an amount such that each such Lender shall, upon receipt of such amount, have, as of such Settlement Date, its Pro Rata Share of the Revolving Loans. During the period between Settlement Dates, Swing Lender with respect to Swing Loans, Agent with respect to Extraordinary Advances, and each Lender with respect to the Revolving Loans other than Swing Loans and Extraordinary Advances, shall be entitled to interest at the applicable rate or rates payable under this Agreement on the daily amount of funds employed by Swing Lender, Agent, or the Lenders, as applicable.
(iv)    Anything in this Section 2.3(e) to the contrary notwithstanding, in the event that a Lender is a Defaulting Lender, Agent shall be entitled to refrain from remitting settlement amounts to the Defaulting Lender and, instead, shall be entitled to elect to implement the provisions set forth in Section 2.3(g).
(f)    Notation. Consistent with Section 12.1(h), Agent, as a non-fiduciary agent for Borrowers, shall maintain a register showing the principal amount and stated interest of the Revolving Loans, owing to each Lender, including the Swing Loans owing to Swing Lender, and Extraordinary Advances owing to Agent, and the interests therein of each Lender, from time to time and such register shall, absent manifest error, conclusively be presumed to be correct and accurate.
(g)    Defaulting Lenders.
(i)    Notwithstanding the provisions of Section 2.4(b)(iii), Agent shall not be obligated to transfer to a Defaulting Lender any payments made by Borrowers to Agent for the Defaulting Lender’s benefit or any proceeds of Collateral that would otherwise be remitted hereunder to the Defaulting Lender, and, in the absence of such transfer to the Defaulting Lender, Agent shall transfer any such payments
(A)    first, to Agent to the extent of any Extraordinary Advances that were made by Agent and that were required to be, but were not, paid by Defaulting Lender,
(B)    second, to Swing Lender to the extent of any Swing Loans that were made by Swing Lender and that were required to be, but were not, paid by the Defaulting Lender,

(C)    third, to Issuing Bank, to the extent of the portion of a Letter of Credit Disbursement that was required to be, but was not, paid by the Defaulting Lender,
(D)    fourth, to each Non-Defaulting Lender ratably in accordance with their Commitments (but, in each case, only to the extent that such Defaulting Lender’s portion of a Revolving Loan (or other funding obligation) was funded by such other Non-Defaulting Lender),
(E)    fifth, in Agent’s sole discretion, to a suspense account maintained by Agent, the proceeds of which shall be retained by Agent and may be made available to be re-advanced to or for the benefit of Borrowers (upon the request of Borrowers and subject to the conditions set forth in Section 3.2) as if such Defaulting Lender had made its portion of Revolving Loans (or other funding obligations) hereunder, and
(F)    sixth, from and after the date on which all other Obligations have been paid in full, to such Defaulting Lender in accordance with tier (L) of Section 2.4(b)(iii).
Subject to the foregoing, Agent may hold and, in its discretion, re-lend to Borrowers for the account of such Defaulting Lender the amount of all such payments received and retained by Agent for the account of such Defaulting Lender. Solely for the purposes of voting or consenting to matters with respect to the Loan Documents (including the calculation of Pro Rata Share in connection therewith) and for the purpose of calculating the fee payable under Section 2.10(b), such Defaulting Lender shall be deemed not to be a “Lender” and such Lender’s Commitment shall be deemed to be zero; provided, that the foregoing shall not apply to any of the matters governed by Section 13.1(a)(i) through (iii). The provisions of this Section 2.3(g) shall remain effective with respect to such Defaulting Lender until the earlier of (y) the date on which all of the Non-Defaulting Lenders, Agent, Issuing Bank, and Borrowers shall have waived, in writing, the application of this Section 2.3(g) to such Defaulting Lender, or (z) the date on which such Defaulting Lender makes payment of all amounts that it was obligated to fund hereunder, pays to Agent all amounts owing by Defaulting Lender in respect of the amounts that it was obligated to fund hereunder, and, if requested by Agent, provides adequate assurance of its ability to perform its future obligations hereunder (on which earlier date, so long as no Event of Default has occurred and is continuing, any remaining Cash Collateral held by Agent pursuant to Section 2.3(g)(ii) shall be released to Borrowers). The operation of this Section 2.3(g) shall not be construed to increase or otherwise affect the Commitment of any Lender, to relieve or excuse the performance by such Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by any Borrower of its duties and obligations hereunder to Agent, Issuing Bank, or to the Lenders other than such Defaulting Lender. Any failure by a Defaulting Lender to fund amounts that it was obligated to fund hereunder shall constitute a material breach by such Defaulting Lender of this Agreement and shall entitle Borrowers, at their option, upon written notice to Agent, to arrange for a substitute Lender to assume the Commitment of such Defaulting Lender, such substitute Lender that is not an Eligible Transferee to be reasonably acceptable to Agent. In connection with the arrangement of such a substitute Lender, the Defaulting Lender shall have no right to refuse to be replaced hereunder, and agrees to execute and deliver a completed form of Assignment and Acceptance in favor of the substitute Lender (and agrees that it shall be deemed to have executed and delivered such document if it fails to do so) subject only to being paid its share of the outstanding Obligations (other than Bank Product Obligations, but including (1) all interest, fees, and other amounts that may be due and payable in respect thereof, and (2) an assumption of its Pro Rata Share of its participation in the Letters of Credit); provided, that any such assumption of the Commitment of such Defaulting Lender shall not be deemed to constitute a waiver of any of the Lender Groups’

or Borrowers’ rights or remedies against any such Defaulting Lender arising out of or in relation to such failure to fund. In the event of a direct conflict between the priority provisions of this Section 2.3(g) and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.3(g) shall control and govern.
(ii)    If any Swing Loan or Letter of Credit is outstanding at the time that a Lender becomes a Defaulting Lender then:
(A)    such Defaulting Lender’s Swing Loan Exposure and Letter of Credit Exposure shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares but only to the extent (x) the sum of all Non-Defaulting Lenders’ Pro Rata Share of Revolver Usage plus such Defaulting Lender’s Swing Loan Exposure and Letter of Credit Exposure does not exceed the total of all Non-Defaulting Lenders’ Revolver Commitments and (y) the conditions set forth in Section 3.2 are satisfied at such time;
(B)    if the reallocation described in clause (A) above cannot, or can only partially, be effected, Borrowers shall within one Business Day following notice by Agent (x) first, prepay such Defaulting Lender’s Swing Loan Exposure (after giving effect to any partial reallocation pursuant to clause (A) above), and (y) second, Cash Collateralize such Defaulting Lender’s Letter of Credit Exposure (after giving effect to any partial reallocation pursuant to clause (A) above), pursuant to a Cash Collateral agreement to be entered into in form and substance reasonably satisfactory to Agent, for so long as such Letter of Credit Exposure is outstanding; provided, that Borrowers shall not be obligated to Cash Collateralize any Defaulting Lender’s Letter of Credit Exposure if such Defaulting Lender is also Issuing Bank;
(C)    if Borrowers Cash Collateralize any portion of such Defaulting Lender’s Letter of Credit Exposure pursuant to this Section 2.3(g)(ii), Borrowers shall not be required to pay any Letter of Credit Fees to Agent for the account of such Defaulting Lender pursuant to Section 2.6(b) with respect to such Cash Collateralized portion of such Defaulting Lender’s Letter of Credit Exposure during the period such Letter of Credit Exposure is Cash Collateralized;
(D)    to the extent the Letter of Credit Exposure of the Non-Defaulting Lenders is reallocated pursuant to this Section 2.3(g)(ii), then the Letter of Credit Fees payable to the Non-Defaulting Lenders pursuant to Section 2.6(b) shall be adjusted in accordance with such Non-Defaulting Lenders’ Letter of Credit Exposure;
(E)    to the extent any Defaulting Lender’s Letter of Credit Exposure is neither Cash Collateralized nor reallocated pursuant to this Section 2.3(g)(ii), then, without prejudice to any rights or remedies of Issuing Bank or any Lender hereunder, all Letter of Credit Fees that would have otherwise been payable to such Defaulting Lender under Section 2.6(b) with respect to such portion of such Letter of Credit Exposure shall instead be payable to Issuing Bank until such portion of such Defaulting Lender’s Letter of Credit Exposure is Cash Collateralized or reallocated;
(F)    so long as any Lender is a Defaulting Lender, the Swing Lender shall not be required to make any Swing Loan and Issuing Bank shall not be required to issue, amend, or increase any Letter of Credit, in each case, to the extent (x) the Defaulting Lender’s Pro Rata Share of such Swing Loans or Letter of Credit cannot be reallocated pursuant to this Section 2.3(g)(ii), or (y) the Swing Lender or Issuing Bank, as applicable, has not otherwise entered into arrangements reasonably satisfactory to the Swing Lender or Issuing Bank, as applicable, and Borrowers to eliminate the Swing Lender’s or Issuing Bank’s risk with respect to the Defaulting Lender’s participation in Swing Loans or Letters of Credit; and
(G)    Agent may release any Cash Collateral provided by Borrowers pursuant to this Section 2.3(g)(ii) to Issuing Bank and Issuing Bank may apply any such Cash Collateral to the payment of such Defaulting Lender’s Pro Rata Share of any Letter of Credit Disbursement that is not reimbursed by Borrowers pursuant to Section 2.11(d). Subject to Section 16.14, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.
(h)    Independent Obligations. All Revolving Loans (other than Swing Loans and Extraordinary Advances) shall be made by the Lenders contemporaneously and in accordance with their Pro Rata Shares. It is understood that (i) no Lender shall be responsible for any failure by any other Lender to perform its obligation to make any Revolving Loan (or other extension of credit) hereunder, nor shall any Commitment of any Lender be increased or decreased as a result of any failure by any other Lender to perform its obligations hereunder, and (ii) no failure by any Lender to perform its obligations hereunder shall excuse any other Lender from its obligations hereunder.
2.4    Payments; Reductions of Commitments; Prepayments.
(a)    Payments by Borrowers.
(i)    Except as otherwise expressly provided herein, all payments by Borrowers shall be made to Agent’s Account for the account of the Lender Group and shall be made in immediately available funds, no later than 1:30 p.m. on the date specified herein; provided that, for the avoidance of doubt, any payments deposited into a Controlled Account (as defined in the Guaranty and Security Agreement) shall be deemed not to be received by Agent on any Business Day unless immediately available funds have been credited to Agent’s Account prior to 1:30 p.m. on such Business Day. Any payment received by Agent in immediately available funds in Agent’s Account later than 1:30 p.m. shall be deemed to have been received (unless Agent, in its sole discretion, elects to credit it on the date received) on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day. All payments to be made by Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.
(ii)    Unless Agent receives notice from the Administrative Borrower prior to the date on which any payment is due to the Lenders that Borrowers will not make such payment in full as and when required, Agent may assume that Borrowers have made (or will make) such payment in full to Agent on such date in immediately available funds and Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent Borrowers do not make such payment in full to Agent on the date when due, each Lender severally shall repay to Agent on demand such amount distributed to such Lender, together with interest thereon at the

Defaulting Lender Rate for each day from the date such amount is distributed to such Lender until the date repaid.
(b)    Apportionment and Application.
(i)    So long as no Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, all principal and interest payments received by Agent shall be apportioned ratably among the Lenders (according to the unpaid principal balance of the Obligations to which such payments relate held by each Lender) and all payments of fees and expenses received by Agent (other than fees or expenses that are for Agent’s separate account or for the separate account of Issuing Bank) shall be apportioned ratably among the Lenders having a Pro Rata Share of the type of Commitment or Obligation to which a particular fee or expense relates.
(ii)    Subject to Section 2.4(b)(v), Section 2.4(d) and Section 2.4(e), all payments to be made hereunder by Borrowers shall be remitted to Agent and all such payments, and all proceeds of Collateral received by Agent, shall be applied, so long as no Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, to reduce the balance of the Revolving Loans outstanding and, thereafter, to Borrowers (to be wired to the Designated Account) or such other Person entitled thereto under Applicable Law.
(iii)    At any time that an Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, all payments remitted to Agent and all proceeds of Collateral received by Agent shall be applied as follows:
(A)    first, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to Agent under the Loan Documents, until paid in full,
(B)    second, to pay any fees or premiums then due to Agent under the Loan Documents, until paid in full,
(C)    third, to pay interest due in respect of all Protective Advances, until paid in full,
(D)    fourth, to pay the principal of all Protective Advances, until paid in full,
(E)    fifth, [reserved],
(F)    sixth, [reserved],
(G)    seventh, to pay interest accrued in respect of the Swing Loans, until paid in full,
(H)    eighth, to pay the principal of all Swing Loans, until paid in full,
(I)    ninth, ratably, (1) ratably, to pay interest accrued in respect of the Revolving Loans (other than Protective Advances and Swing Loans) until paid in full and (2) ratably, to pay any fees or premiums then due to any of the Lenders under the Loan Documents, until paid in full,
(J)    tenth, ratably

(1)    ratably, to pay the principal of all Revolving Loans (other than Protective Advances and Swing Loans), until paid in full,
(2)    to Agent, to be held by Agent, for the benefit of Issuing Bank (and for the ratable benefit of each of the Lenders that have an obligation to pay to Agent, for the account of Issuing Bank, a share of each Letter of Credit Disbursement), as Cash Collateral in an amount up to 105% of the Letter of Credit Usage (to the extent permitted by applicable law, such Cash Collateral shall be applied to the reimbursement of any Letter of Credit Disbursement as and when such disbursement occurs and, if a Letter of Credit expires undrawn, the Cash Collateral held by Agent in respect of such Letter of Credit shall, to the extent permitted by Applicable Law, be reapplied pursuant to this Section 2.4(b)(iii), beginning with tier (A) hereof),
(3)    ratably , up to the amount (after taking into account any amounts previously paid pursuant to this clause (3). during the continuation of the applicable Application Event) of the most recently established Bank Product Reserve, which amount was established prior to the occurrence of, and not in contemplation of, the subject Application Event, to
(y)     the Bank Product Providers based upon amounts then certified by each applicable Bank Product Provider to Agent (in form and substance satisfactory to Agent) to be due and payable to such Bank Product Provider on account of Bank Product Obligations (but not in excess of the Bank Product Reserve established for the Bank Product Obligations of such Bank Product Provider), and
(z)     with any balance to be paid to Agent in respect of the Bank Products Reserve, to be held by Agent, for the ratable benefit of the Bank Product Providers, as Cash Collateral (which Cash Collateral may be released by Agent to the applicable Bank Product Provider and applied by such Bank Product Provider to the payment or reimbursement of any amounts due and payable with respect to Bank Product Obligations owed to the applicable Bank Product Provider as and when such amounts first become due and payable and, if and at such time as all such Bank Product Obligations are paid or otherwise satisfied in full, the Cash Collateral held by Agent in respect of such Bank Product Obligations shall be reapplied pursuant to this Section 2.4(b)(iii), beginning with tier (A) hereof,
(K)    eleventh,
(1)    first, ratably, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to any of the Lenders under the Loan Documents, until paid in full, and
(2)    second, to pay any other Obligations other than Obligations owed to Defaulting Lenders (including being paid, ratably, to the Bank Product Providers on account of all amounts in excess of the Bank Product Reserve then due and payable in respect of Bank Product Obligations, with any balance to be paid to Agent, to be held by Agent, for the ratable benefit of the Bank Product

Providers, as Cash Collateral (which Cash Collateral may be released by Agent to the applicable Bank Product Provider and applied by such Bank Product Provider to the payment or reimbursement of any amounts due and payable with respect to Bank Product Obligations owed to the applicable Bank Product Provider as and when such amounts first become due and payable and, if and at such time as all such Bank Product Obligations are paid or otherwise satisfied in full, the Cash Collateral held by Agent in respect of such Bank Product Obligations shall be reapplied pursuant to this Section 2.4(b)(iii), beginning with tier (A) hereof)],
(L)    twelfth, ratably to pay any Obligations owed to Defaulting Lenders; and
(M)    thirteenth, to Borrowers (to be wired to the Designated Account) or such other Person entitled thereto under Applicable Law.
For the avoidance of doubt, none of the payments in respect of any Obligations and none of the proceeds of Collateral received from any Obligor that is not an “Eligible Contract Participant” (as defined in the Commodity Exchange Act) shall be applied to Excluded Swap Obligations.
(iv)    Agent promptly shall distribute to each Lender, pursuant to the applicable wire instructions received from each Lender in writing, such funds as it may be entitled to receive, subject to a Settlement delay as provided in Section 2.3(e).
(v)    In each instance, so long as no Application Event has occurred and is continuing, Section 2.4(b)(ii) shall not apply to any payment made by Administrative Borrower to Agent and specified by Borrowers to be for the payment of specific Obligations then due and payable (or prepayable) under any provision of this Agreement or any other Loan Document.
(vi)    For purposes of Section 2.4(b)(iii), “paid in full” of a type of Obligation means payment in cash or immediately available funds of all amounts owing on account of such type of Obligation, including interest accrued after the commencement of any Insolvency Proceeding, default interest, interest on interest, and expense reimbursements, irrespective of whether any of the foregoing would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.
(vii)    In the event of a direct conflict between the priority provisions of this Section 2.4 and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, if the conflict relates to the provisions of Section 2.3(g) and this Section 2.4, then the provisions of Section 2.3(g) shall control and govern, and if otherwise, then the terms and provisions of this Section 2.4 shall control and govern.
(c)    Reduction of Commitments.
(i)    Revolver Commitments. The Revolver Commitments shall terminate on the applicable Maturity Date or earlier termination thereof pursuant to the terms of this Agreement. Borrowers may reduce the Revolver Commitments, without premium or penalty, to an amount (which may be zero) not less than the sum of
(A)    the Revolver Usage as of such date, plus
(B)    the principal amount of all Revolving Loans not yet made as to which a request has been given by Administrative Borrower under Section 2.3(a), plus
(C)    the amount of all Letters of Credit not yet issued as to which a request has been given by Administrative Borrower pursuant to Section 2.11(a).
Each such reduction shall be in an amount which is not less than $10,000,000 (unless the Revolver Commitments are being reduced to zero and the amount of the Revolver Commitments in effect immediately prior to such reduction are less than $5,000,000), shall be made by providing not less than seven (7) days’ prior written notice to Agent, and shall be irrevocable; provided, that such notice may provide that such reduction is conditioned upon the effectiveness of other credit facilities or other transactions specified herein, in which case such notice may be revoked or extended by Administrative Borrower (by notice to Agent on or prior to the specified effective date) if such condition is not satisfied. The Revolver Commitments, once reduced, may not be increased. Each such reduction of the Revolver Commitments shall reduce the Revolver Commitments of each Lender proportionately in accordance with its ratable share thereof. In connection with any reduction in the Revolver Commitments prior to the applicable Maturity Date, if any Loan Party or any of its Restricted Subsidiaries will acquire any Margin Stock, Borrowers shall deliver to Agent an updated Form U-1 (with sufficient additional originals thereof for each Lender), duly executed and delivered by the Borrowers, together with such other documentation as Agent shall reasonably request, in order to enable Agent and the Lenders to comply with any of the requirements under Regulations T, U or X of the Board of Governors.
(ii)    Billings Acquisition Revolver Increase Commitments. Borrowers may reduce the Billings Acquisition Revolver Increase Commitments, without premium or penalty, in whole, but not part. Such reduction shall be made by providing not less than three (3) Business Days’ prior written notice to the Agent (or such shorter period as may be agreed by Agent in its sole discretion), and shall be irrevocable. The Billings Acquisition Revolver Increase Commitments, once reduced, may not be increased. Such reduction of the Billings Acquisition Revolver Increase Commitments shall reduce the Billings Acquisition Revolver Increase Commitments of each Lender proportionately in accordance with its ratable share thereof.
(d)    Optional Prepayments.
(i)    Revolving Loans. Borrowers may prepay the principal of any Revolving Loan at any time in whole or in part without premium or penalty, subject to Section 2.12(b)(ii).
(e)    Mandatory Prepayments.
(i)    Borrowing Base. Subject to Section 2.3(d)(ii), if an Overadvance exists at any time, Borrowers shall, on one Business Day after Agent’s written demand, prepay the Obligations in an aggregate principal amount necessary to eliminate such Overadvance.
(ii)    Indebtedness. Within three (3) Business Days of the date of incurrence by any Loan Party or any of its Subsidiaries of any Indebtedness (other than Permitted Indebtedness), Borrowers shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(f) in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection with such incurrence. The provisions of this Section 2.4(e)(ii) shall not be deemed to be implied consent to any such incurrence otherwise prohibited by the terms of this Agreement.
(f)    Application of Payments. Each prepayment pursuant to Section 2.4(e) shall,

(i)    so long as no Application Event shall have occurred and be continuing, be applied, first, to the outstanding principal amount of any Protective Advances (and any accrued and unpaid interest in respect thereof), second, to any outstanding principal amount of any Swing Loans (and any accrued and unpaid interest in respect thereof), third, to any outstanding principal amount of any other Revolving Loan until paid in full (and any accrued and unpaid interest in respect thereof), and fourth, to Cash Collateralize the Letters of Credit in an amount equal to 102.5% of the then outstanding Letter of Credit Usage, and
(ii)    if an Application Event shall have occurred and be continuing, be applied in the manner set forth in Section 2.4(b)(iii).
At any time that an Overadvance no longer exists and as long as no Event of Default exists, Agent shall transfer to any Deposit Account or Securities Account that is subject to a Control Agreement the amount of Cash Collateral that had been held as Cash Collateral under the fourth paragraph of this Section 2.4(f).
(g)    Dominion Account. The ledger balance in the main Dominion Account as of the end of a Business Day shall be applied first, to the outstanding principal amount of any Protective Advances (and any accrued and unpaid interest in respect thereof), second, to any outstanding principal amount of any Swing Loans (and any accrued and unpaid interest in respect thereof), third, to any outstanding principal amount of any other Revolving Loan until paid in full (and any accrued and unpaid interest in respect thereof), and fourth, to Cash Collateralize the Letters of Credit in an amount equal to 105% of the then outstanding Letter of Credit Usage, and in each case, at the beginning of the next Business Day, during any Cash Dominion Period. If a credit balance results from such application, it shall not accrue interest in favor of Borrowers and shall be made available to Borrowers as long as no Event of Default exists.
2.5    Promise to Pay; Promissory Notes.
(a)    Borrowers agree to pay all of the Obligations (including principal, interest, premiums, if any, fees, costs, and expenses (including Lender Group Expenses), but excluding the Bank Product Obligations) in full on the applicable Maturity Date or, if earlier, on the date on which the Obligations (other than the Bank Product Obligations) become due and payable pursuant to the terms of this Agreement. Borrowers agree that their obligations contained in the first sentence of this Section 2.5(a) shall survive payment or satisfaction in full of all other Obligations.

(b)    Any Lender may request that any portion of its Commitments or the Loans made by it be evidenced by one or more promissory notes. In such event, Borrowers shall execute and deliver to such Lender the requested promissory notes payable to the order of such Lender in a form furnished by Agent and reasonably satisfactory to Administrative Borrower. Thereafter, the portion of the Commitments and Loans evidenced by such promissory notes and interest thereon shall at all times be represented by one or more promissory notes in such form payable to the order of the payee named therein.
2.6    Interest Rates and Letter of Credit Fee: Rates, Payments, and Calculations.
(a)    Interest Rates. Except as provided in Section 2.6(c) and Section 2.12(d), all Obligations (except for undrawn Letters of Credit) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest as follows:
(i)    if the relevant Obligation is a SOFR Loan, at a per annum rate equal to Adjusted Term SOFR plus the SOFR Margin, and
(ii)    otherwise, at a per annum rate equal to the Base Rate plus the Base Rate Margin.
(b)    Letter of Credit Fee. Borrowers shall pay Agent (for the ratable benefit of the Revolving Lenders), a Letter of Credit fee (the “Letter of Credit Fee”) (which fee shall be in addition to the fronting fees and commissions, other fees, charges and expenses set forth in Section 2.11(k)) that shall accrue at a per annum rate equal to the SOFR Margin times the average amount of the Letter of Credit Usage during the immediately preceding quarter (or if an Event of Default has occurred, month).
(c)    Default Rate. (i) Automatically upon the occurrence and during the continuation of an Event of Default under Section 7.4 or 7.5 and (ii) upon the occurrence and during the continuation of any other Event of Default (other than an Event of Default under Section 7.4 or 7.5), at the direction of Agent or the Required Lenders, and upon written notice by Agent to Administrative Borrower (provided, that such notice shall not be required during the continuation of an Event of Default under Section 7.1), (A) all Loans and all Obligations (except for undrawn Letters of Credit) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest at a per annum rate equal to two percentage points above the per annum rate otherwise applicable thereunder, and (B) the Letter of Credit Fee shall be increased to two percentage points above the per annum rate otherwise applicable hereunder.
(d)    Payment. Except to the extent provided to the contrary in Section 2.10, Section 2.11(k) or Section 2.12(a),
(i)    all interest and all other fees payable hereunder or under any of the other Loan Documents (other than Letter of Credit Fees) shall be due and payable, in arrears, on the first day of each quarter; provided, that if an Event of Default has occurred and is continuing, such amounts shall be due and payable, in arrears, on the first day of each month, and
(ii)    all Letter of Credit Fees payable hereunder, and all fronting fees and all commissions, other fees, charges and expenses provided for in Section 2.11(k) shall be due and payable, in arrears, on the first Business Day of each quarter; provided, that if an Event of Default has occurred and is continuing, such Letter of Credit Fees shall be due and payable, in arrears, on the first Business Day of each month.
Borrowers hereby authorize Agent, from time to time without prior notice to Borrowers, to charge to the Loan Account

(A)    on the first day of each calendar quarter, all interest accrued during the prior calendar quarter on the Revolving Loans hereunder,
(B)    on the first Business Day of each calendar quarter, all Letter of Credit Fees accrued or chargeable hereunder during the prior calendar quarter,
(C)    as and when incurred or accrued, all fees and costs provided for in Section 2.10(a) or (b),
(D)    (1) on the first day of each calendar quarter, the Unused Line Fee accrued during the prior calendar quarter pursuant to Section 2.10(b) and (2) on the first day of each month, the Billings Ticking Fee accrued during the prior month pursuant to Section 2.10(d),
(E)    as and when due and payable, all other fees payable hereunder or under any of the other Loan Documents,
(F)    as and when incurred or accrued, all other Lender Group Expenses, and
(G)    as and when due and payable all other payment obligations payable under any Loan Document or any Bank Product Agreement (including any amounts due and payable to the Bank Product Providers in respect of Bank Products).
All amounts (including interest, fees, costs, expenses, Lender Group Expenses, or other amounts payable hereunder or under any other Loan Document or under any Bank Product Agreement) charged to the Loan Account shall thereupon constitute Revolving Loans hereunder, shall constitute Obligations hereunder, and shall initially accrue interest at the rate then applicable to Revolving Loans that are Base Rate Loans (unless and until converted into SOFR Loans in accordance with the terms of this Agreement).
(e)    Computation. All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360 day year, in each case, for the actual number of days elapsed in the period during which the interest or fees accrue. In the event the Base Rate is changed from time to time hereafter, the rates of interest hereunder based upon the Base Rate automatically and immediately shall be increased or decreased by an amount equal to such change in the Base Rate.
(f)    Intent to Limit Charges to Maximum Lawful Rate. In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Borrowers and the Lender Group, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, that anything contained herein to the contrary notwithstanding, if such rate or rates of interest or manner of payment exceeds the maximum allowable under Applicable Law, then, ipso facto, as of the date of this Agreement, Borrowers are and shall be liable only for the payment of such maximum amount as is allowed by law, and payment received from Borrowers in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.
(g)    Term SOFR Conforming Changes. In connection with the use or administration of Term SOFR, Agent will have the right (in consultation with the Par Borrower) to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. Agent will promptly notify Administrative Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.
2.7    Crediting Payments. The receipt of any payment item by Agent shall not be required to be considered a payment on account unless such payment item is a wire transfer of immediately available funds made to Agent’s Account or unless and until such payment item is honored when presented for payment. Should any payment item not be honored when presented for payment, then Borrowers shall be deemed not to have made such payment. Anything to the contrary contained herein notwithstanding, any payment item shall be deemed received by Agent only if it is received into Agent’s Account on a Business Day on or before 1:30 p.m. If any payment item is received into Agent’s Account on a non-Business Day or after 1:30 p.m. on a Business Day (unless Agent, in its sole discretion, elects to credit it on the date received), it shall be deemed to have been received by Agent as of the opening of business on the immediately following Business Day.
2.8    Designated Account. Agent is authorized to make the Revolving Loans, and Issuing Bank is authorized to issue the Letters of Credit, under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Person or, without instructions, if pursuant to Section 2.6(d). Borrowers agree to establish and maintain the Designated Account with the Designated Account Bank for the purpose of receiving the proceeds of the Revolving Loans requested by Borrowers and made by Agent or the Lenders hereunder. Unless otherwise agreed by Agent and Administrative Borrower, any Revolving Loan or Swing Loan requested by Borrowers and made by Agent or the Lenders hereunder shall be made to the Designated Account.
2.9    Maintenance of Loan Account; Statements of Obligations. Agent shall maintain an account on its books in the name of Borrowers (the “Loan Account”) on which Borrowers will be charged with all Revolving Loans (including Extraordinary Advances and Swing Loans) made by Agent, Swing Lender, or the Lenders to Borrowers or for Borrowers’ account, the Letters of Credit issued or arranged by Issuing Bank for Borrowers’ account, and with all other payment Obligations hereunder or under the other Loan Documents, including, accrued interest, fees and expenses, and Lender Group Expenses. In accordance with Section 2.7, the Loan Account will be credited with all payments received by Agent from Borrowers or for Borrowers’ account. Agent shall make available to Borrowers monthly statements regarding the Loan Account, including the principal amount of the Revolving Loans, interest accrued hereunder, fees accrued or charged hereunder or under the other Loan Documents, and a summary itemization of all charges and expenses constituting Lender Group Expenses accrued hereunder or under the other Loan Documents, and each such statement, absent manifest error, shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrowers and the Lender Group unless, within 45 days after Agent first makes such a statement available to Borrowers, Borrowers shall deliver to Agent written objection thereto describing the error or errors contained in such statement.
2.10    Fees.
(a)    Agent Fees. Borrowers shall pay to Agent, for the account of Agent, as and when due and payable under the terms of the Fee Letter, the fees set forth in the Fee Letter.
(b)    Unused Line Fee. Borrowers shall pay to Agent, for the ratable account of the Revolving Lenders, an unused line fee (the “Unused Line Fee”) in an amount equal to the Applicable Unused Line Fee Percentage per annum times the greater of (x) the result of (i) the average aggregate amount of the Revolver Commitments, calculated as of the end of each day in the applicable period, less (ii) the Average Revolver Usage during the immediately preceding quarter (or portion thereof) and (y) zero, which Unused Line Fee shall be due and payable, in arrears, on the first day of each quarter (or, if an Event of Default has occurred and is continuing, on the first day of each month) prior to the date on which the Obligations are paid in full and on the date on which the Obligations are paid in full.
(c)    Field Examination and Other Fees. Borrowers shall pay to Agent, field examination, appraisal, and valuation fees and charges, as and when incurred or chargeable, in accordance with Section 5.7(c).
(d)    Billings Ticking Fee. Borrowers shall pay to Agent, for ratable account of the Revolving Lenders holding Billings Acquisition Revolver Increase Commitments, a ticking fee (the “Billings Ticking Fee”) in an amount equal to 0.300% per annum times the average aggregate principal amount of the Billings Acquisition Revolver Increase Commitments for the period then ended, calculated as of the end of each day in such period, which Billings Ticking Fee shall be due and payable, in arrears, on the first day of each month prior to the date on which the Billings Acquisition Revolver Increase Commitments are terminated and on the date on which the Billings Acquisition Revolver Increase Commitments are terminated.
2.11    Letters of Credit.
(a)    Subject to the terms and conditions of this Agreement, upon the request of Administrative Borrower made in accordance herewith, and prior to the applicable Maturity Date, Issuing Bank agrees to issue a requested standby Letter of Credit or a sight commercial Letter of Credit for the account of Borrowers or any Obligor (provided, that, any Letter of Credit issued for the benefit of any Obligor that is not a Borrower shall be issued naming a Borrower as the account party on any such Letter of Credit but such Letter of Credit may contain a statement that it is being issued for the benefit of such Obligor). By submitting a request to Issuing Bank for the issuance of a Letter of Credit, Borrowers shall be deemed to have requested that Issuing Bank issue the requested Letter of Credit. Each request for the issuance of a Letter of Credit, or the amendment or extension of any outstanding Letter of Credit, shall be (i) irrevocable and made in writing by an Authorized Person, (ii) delivered to Agent and Issuing Bank via telefacsimile or other electronic method of transmission reasonably acceptable to Agent and Issuing Bank and reasonably in advance of the requested date of issuance, amendment, or extension, and (iii) subject to Issuing Bank’s authentication procedures with results satisfactory to Issuing Bank. Each such request shall be in form and substance reasonably satisfactory to Agent and Issuing Bank and
(i)    shall specify
(A)    the amount of such Letter of Credit,
(B)    the date of issuance, amendment, or extension of such Letter of Credit,
(C)    the proposed expiration date of such Letter of Credit,
(D)    the name and address of the beneficiary of the Letter of Credit, and
(E)    such other information (including, the conditions to drawing, and, in the case of an amendment or extension, identification of the Letter of Credit to be so amended or extended) as shall be necessary to prepare, amend, or extend such Letter of Credit, and
(ii)    shall be accompanied by such Issuer Documents as Agent or Issuing Bank may request or require, to the extent that such requests or requirements are consistent with the Issuer Documents that Issuing Bank generally requests for Letters of Credit in similar circumstances. Issuing Bank’s records of the content of any such request will be conclusive.

Anything contained herein to the contrary notwithstanding, Issuing Bank may, but shall not be obligated to, issue a Letter of Credit that (1) supports the obligations of an Obligor in respect of (x) a lease of real property, or (y) an employment contract or (2) is a documentary letter of credit, commercial letter of credit, foreign guaranty, documentary bankers’ acceptance or similar instrument.
(b)    Issuing Bank shall have no obligation to issue a Letter of Credit if any of the following would result after giving effect to the requested issuance:
(i)    the Letter of Credit Usage would exceed the Letter of Credit Sublimit, or
(ii)    the Letter of Credit Usage attributable to Letters of Credit issued by any Issuing Bank would exceed the Individual Letter of Credit Sublimit of such Issuing Bank, or
(iii)    the Letter of Credit Usage would exceed the Maximum Revolver Amount less the outstanding amount of Revolving Loans (including Swing Loans), or
(iv)    the Letter of Credit Usage would exceed the Borrowing Base at such time less the outstanding principal balance of the Revolving Loans (inclusive of Swing Loans) at such time.
(c)    In the event there is a Defaulting Lender as of the date of any request for the issuance of a Letter of Credit, Issuing Bank shall not be required to issue or arrange for such Letter of Credit to the extent
(i)    the Defaulting Lender’s Letter of Credit Exposure with respect to such Letter of Credit may not be reallocated pursuant to Section 2.3(g)(ii), or
(ii)    Issuing Bank has not otherwise entered into arrangements reasonably satisfactory to it and Administrative Borrower to eliminate Issuing Bank’s risk with respect to the participation in such Letter of Credit of the Defaulting Lender, which arrangements may include Borrowers Cash Collateralizing such Defaulting Lender’s Letter of Credit Exposure in accordance with Section 2.3(g)(ii). Additionally,
Issuing Bank shall have no obligation to issue or extend a Letter of Credit if
(A)     any order, judgment, or decree of any Governmental Authority or arbitrator shall, by its terms, purport to enjoin or restrain Issuing Bank from issuing such Letter of Credit, or any law applicable to Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over Issuing Bank shall prohibit or request that Issuing Bank refrain from the issuance of letters of credit generally or such Letter of Credit in particular, or
(B)     the issuance of such Letter of Credit would violate one or more policies of Issuing Bank applicable to letters of credit generally.
(d)    Any Issuing Bank (other than Wells Fargo or any of its Affiliates) shall notify Agent in writing no later than the Business Day prior to the Business Day on which such Issuing Bank issues any Letter of Credit. In addition, each Issuing Bank (other than Wells Fargo or any of its Affiliates) shall, on the first Business Day of each week, submit to Agent a report detailing the daily undrawn amount of each Letter of Credit issued by such Issuing Bank during the prior calendar week. Borrowers and the Lender Group hereby acknowledge and agree that all Existing Letters of Credit shall constitute Letters of Credit under this Agreement on and after the Closing Date with the same effect as if such Existing Letters of Credit were issued by Issuing Bank at the request of Borrowers on the Closing Date. Each Letter of Credit shall be in form and substance reasonably acceptable to Issuing Bank, including the requirement that the amounts payable thereunder must be payable in Dollars. If Issuing Bank makes a payment under a Letter of Credit, Borrowers shall pay to Agent an amount equal to the applicable Letter of Credit Disbursement on the Business Day such Letter of Credit Disbursement is made and, in the absence of such payment, the amount of the Letter of Credit Disbursement immediately and automatically shall be deemed to be a Revolving Loan hereunder (notwithstanding any failure to satisfy any condition precedent set forth in Section 3) and, initially, shall bear interest at the rate then applicable to Revolving Loans that are Base Rate Loans. If a Letter of Credit Disbursement is deemed to be a Revolving Loan hereunder, Borrowers’ obligation to pay the amount of such Letter of Credit Disbursement to Issuing Bank shall be automatically converted into an obligation to pay the resulting Revolving Loan. Promptly following receipt by Agent of any payment from Borrowers pursuant to this paragraph, Agent shall distribute such payment to Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to Section 2.11(e) to reimburse Issuing Bank, then to such Revolving Lenders and Issuing Bank as their interests may appear.
(e)    Promptly following receipt of a notice of a Letter of Credit Disbursement pursuant to Section 2.11(d), each Revolving Lender agrees to fund its Pro Rata Share of any Revolving Loan deemed made pursuant to Section 2.11(d) on the same terms and conditions as if Borrowers had requested the amount thereof as a Revolving Loan and Agent shall promptly pay to Issuing Bank the amounts so received by it from the Revolving Lenders. By the issuance of a Letter of Credit (or an amendment or extension of a Letter of Credit) and without any further action on the part of Issuing Bank or the Revolving Lenders, Issuing Bank shall be deemed to have granted to each Revolving Lender, and each Revolving Lender shall be deemed to have purchased, a participation in each Letter of Credit issued by Issuing Bank, in an amount equal to its Pro Rata Share of such Letter of Credit, and each such Revolving Lender agrees to pay to Agent, for the account of Issuing Bank, such Revolving Lender’s Pro Rata Share of any Letter of Credit Disbursement made by Issuing Bank under the applicable Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to Agent, for the account of Issuing Bank, such Revolving Lender’s Pro Rata Share of each Letter of Credit Disbursement made by Issuing Bank and not reimbursed by Borrowers on the date due as provided in Section 2.11(d), or of any reimbursement payment that is required to be refunded (or that Agent or Issuing Bank elects, based upon the advice of counsel, to refund) to Borrowers for any reason. Each Revolving Lender acknowledges and agrees that its obligation to deliver to Agent, for the account of Issuing Bank, an amount equal to its respective Pro Rata Share of each Letter of Credit Disbursement pursuant to this Section 2.11(e) shall be absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuation of an Event of Default or Default or the failure to satisfy any condition set forth in Section 3. If any such Revolving Lender fails to make available to Agent the amount of such Revolving Lender’s Pro Rata Share of a Letter of Credit Disbursement as provided in this Section, such Revolving Lender shall be deemed to be a Defaulting Lender and Agent (for the account of Issuing Bank) shall be entitled to recover such amount on demand from such Revolving Lender together with interest thereon at the Defaulting Lender Rate until paid in full.
(f)    Each Borrower agrees to indemnify, defend and hold harmless each member of the Lender Group (including Issuing Bank and its branches, Affiliates, and correspondents) and each such Person’s respective directors, officers, employees, attorneys and agents (each, including Issuing Bank, a “Letter of Credit Related Person”) (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable and documented, fees and disbursements of attorneys, experts, or consultants and all other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), which may be incurred by or awarded against any such Letter of Credit Related Person (other than Taxes, which shall be governed by Section 2.18) (the “Letter of Credit Indemnified Costs”), and which arise out of or in connection with, or as a result of:

(i)    any Letter of Credit or any pre-advice of its issuance;
(ii)    any transfer, sale, delivery, surrender or endorsement (or lack thereof) of any Drawing Document at any time(s) held by any such Letter of Credit Related Person in connection with any Letter of Credit;
(iii)    any action or proceeding arising out of, or in connection with, any Letter of Credit (whether administrative, judicial or in connection with arbitration), including any action or proceeding to compel or restrain any presentation or payment under any Letter of Credit, or for the wrongful dishonor of, or honoring a presentation under, any Letter of Credit;
(iv)    any independent undertakings issued by the beneficiary of any Letter of Credit;
(v)    any unauthorized instruction or request made to Issuing Bank in connection with any Letter of Credit or requested Letter of Credit, or any error, omission, interruption or delay in such instruction or request, whether transmitted by mail, courier, electronic transmission, SWIFT, or any other telecommunication including communications through a correspondent;
(vi)    an adviser, confirmer or other nominated person seeking to be reimbursed, indemnified or compensated;
(vii)    any third party seeking to enforce the rights of an applicant, beneficiary, nominated person, transferee, assignee of Letter of Credit proceeds or holder of an instrument or document;
(viii)    the fraud, forgery or illegal action of parties other than the Letter of Credit Related Person;
(ix)    any prohibition on payment or delay in payment of any amount payable by Issuing Bank to a beneficiary or transferee beneficiary of a Letter of Credit arising out of Anti-Corruption Laws, Anti-Money Laundering Laws, or Sanctions;
(x)    Issuing Bank’s performance of the obligations of a confirming institution or entity that wrongfully dishonors a confirmation;
(xi)    any foreign language translation provided to Issuing Bank in connection with any Letter of Credit;
(xii)    any foreign law or usage as it relates to Issuing Bank’s issuance of a Letter of Credit in support of a foreign guaranty including the expiration of such guaranty after the related Letter of Credit expiration date and any resulting drawing paid by Issuing Bank in connection therewith; or
(xiii)    the acts or omissions, whether rightful or wrongful, of any present or future de jure or de facto governmental or regulatory authority or cause or event beyond the control of the Letter of Credit Related Person;
in each case, including that resulting from the Letter of Credit Related Person’s own negligence; provided, that such indemnity shall not be available to any Letter of Credit Related Person claiming indemnification under clauses (i) through (xiii) above to the extent that such Letter of Credit Indemnified Costs may be finally determined in a final, non-appealable judgment of a court of competent jurisdiction to have resulted directly from the gross negligence or willful misconduct of the Letter of Credit Related Person claiming indemnity. Borrowers hereby agree to pay the Letter of Credit Related Person claiming indemnity on demand from time to time all amounts owing under this Section 2.11(f). If and to the extent that the obligations of Borrowers under this Section 2.11(f) are unenforceable for any reason, Borrowers agree to make the maximum contribution to the Letter of Credit Indemnified Costs permissible under Applicable Law. This indemnification provision shall survive termination of this Agreement and all Letters of Credit.
(g)    The liability of Issuing Bank (or any other Letter of Credit Related Person) under, in connection with or arising out of any Letter of Credit (or pre-advice), regardless of the form or legal grounds of the action or proceeding, shall be limited to direct damages suffered by Borrowers that are caused directly by Issuing Bank’s gross negligence or willful misconduct in
(i)    honoring a presentation under a Letter of Credit that on its face does not at least substantially comply with the terms and conditions of such Letter of Credit,
(ii)    failing to honor a presentation under a Letter of Credit that strictly complies with the terms and conditions of such Letter of Credit, or
(iii)    retaining Drawing Documents presented under a Letter of Credit.
Borrowers’ aggregate remedies against Issuing Bank and any Letter of Credit Related Person for wrongfully honoring a presentation under any Letter of Credit or wrongfully retaining honored Drawing Documents shall in no event exceed the aggregate amount paid by Borrowers to Issuing Bank in respect of the honored presentation in connection with such Letter of Credit under Section 2.11(d), plus interest at the rate then applicable to Base Rate Loans hereunder. Borrowers shall take action to avoid and mitigate the amount of any damages claimed against Issuing Bank or any other Letter of Credit Related Person, including by enforcing its rights against the beneficiaries of the Letters of Credit. Any claim by Borrowers under or in connection with any Letter of Credit shall be reduced by an amount equal to the sum of (x) the amount (if any) saved by Borrowers as a result of the breach or alleged wrongful conduct complained of, and (y) the amount (if any) of the loss that would have been avoided had Borrowers taken all reasonable steps to mitigate any loss, and in case of a claim of wrongful dishonor, by specifically and timely authorizing Issuing Bank to effect a cure.
(h)    Borrowers are responsible for the final text of the Letter of Credit as issued by Issuing Bank, irrespective of any assistance Issuing Bank may provide such as drafting or recommending text or by Issuing Bank’s use or refusal to use text submitted by Borrowers. Borrowers understand that the final form of any Letter of Credit may be subject to such revisions and changes as are deemed necessary or appropriate by Issuing Bank, and Borrowers hereby consent to such revisions and changes not materially different from the application executed in connection therewith. Borrowers are solely responsible for the suitability of the Letter of Credit for Borrowers’ purposes. If Borrowers request Issuing Bank to issue a Letter of Credit for an affiliated or unaffiliated third party (an “Account Party”),
(i)    such Account Party shall have no rights against Issuing Bank;
(ii)    Borrowers shall be responsible for the application and obligations under this Agreement; and
(iii)    communications (including notices) related to the respective Letter of Credit shall be among Issuing Bank and Borrowers.
Borrowers will examine the copy of the Letter of Credit and any other documents sent by Issuing Bank in connection therewith and shall promptly notify Issuing Bank (not later than three (3) Business Days following Administrative Borrower’s receipt of documents from Issuing Bank) of any non-compliance with Borrowers’ instructions and of any discrepancy in any document under any presentment or other irregularity. Borrowers understand and agree that Issuing Bank is not required to extend the expiration date of any Letter of Credit for any reason. With respect to any Letter of Credit containing an “automatic amendment” to extend the expiration date of such Letter of Credit, Issuing Bank, in its sole and absolute discretion, may give notice of non-extension of such Letter of Credit and, if Borrowers do not at any time want the then current expiration date of such Letter of Credit to be extended, Borrowers will so notify Agent and Issuing Bank at least 30 calendar days before Issuing Bank is required to notify the beneficiary of such Letter of Credit or any advising bank of such non-extension pursuant to the terms of such Letter of Credit.
(i)    Borrowers’ reimbursement and payment obligations under this Section 2.11 are absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever, including:
(i)    any lack of validity, enforceability or legal effect of any Letter of Credit, any Issuer Document, this Agreement, or any Loan Document, or any term or provision therein or herein;
(ii)    payment against presentation of any draft, demand or claim for payment under any Drawing Document that does not comply in whole or in part with the terms of the applicable Letter of Credit or which proves to be fraudulent, forged or invalid in any respect or any statement therein being untrue or inaccurate in any respect, or which is signed, issued or presented by a Person or a transferee of such Person purporting to be a successor or transferee of the beneficiary of such Letter of Credit;
(iii)    Issuing Bank or any of its branches or Affiliates being the beneficiary of any Letter of Credit;
(iv)    Issuing Bank or any correspondent honoring a drawing against a Drawing Document up to the amount available under any Letter of Credit even if such Drawing Document claims an amount in excess of the amount available under the Letter of Credit;
(v)    the existence of any claim, set-off, defense or other right that any Borrower, any of its Restricted Subsidiaries or Holdings may have at any time against any beneficiary or transferee beneficiary, any assignee of proceeds, Issuing Bank or any other Person;
(vi)    Issuing Bank or any correspondent honoring a drawing upon receipt of an electronic presentation under a Letter of Credit requiring the same, regardless of whether the original Drawing Documents arrive at Issuing Bank’s counters or are different from the electronic presentation;
(vii)    any other event, circumstance or conduct whatsoever, whether or not similar to any of the foregoing that might, but for this Section 2.11(i), constitute a legal or equitable defense to or discharge of, or provide a right of set-off against, any Borrower’s or any of its Subsidiaries’ reimbursement and other payment obligations and liabilities, arising under, or in connection with, any Letter of Credit, whether against Issuing Bank, the beneficiary or any other Person; or
(viii)    the fact that any Default or Event of Default shall have occurred and be continuing; or
(ix)    Issuing Bank or any correspondent honoring a drawing upon receipt of an electronic presentation under a Letter of Credit requiring the same, regardless of whether the original Drawing Documents arrive at Issuing Bank’s counters or are different from the electronic presentation;

provided, that subject to Section 2.11(g) above, the foregoing shall not release Issuing Bank from such liability to Borrowers as may be finally determined in a final, non-appealable judgment of a court of competent jurisdiction against Issuing Bank following reimbursement or payment of the obligations and liabilities, including reimbursement and other payment obligations, of Borrowers to Issuing Bank arising under, or in connection with, this Section 2.11 or any Letter of Credit.
(j)    Without limiting any other provision of this Agreement, Issuing Bank and each other Letter of Credit Related Person (if applicable) shall not be responsible to Borrowers for, and Issuing Bank’s rights and remedies against Borrowers and the obligation of Borrowers to reimburse Issuing Bank for each drawing under each Letter of Credit shall not be impaired by:
(i)    honor of a presentation under any Letter of Credit that on its face substantially complies with the terms and conditions of such Letter of Credit, even if the Letter of Credit requires strict compliance by the beneficiary;
(ii)    honor of a presentation of any Drawing Document that appears on its face to have been signed, presented or issued (A) by any purported successor or transferee of any beneficiary or other Person required to sign, present or issue such Drawing Document or (B) under a new name of the beneficiary;
(iii)    acceptance as a draft of any written or electronic demand or request for payment under a Letter of Credit, even if nonnegotiable or not in the form of a draft or notwithstanding any requirement that such draft, demand or request bear any or adequate reference to the Letter of Credit;
(iv)    the identity or authority of any presenter or signer of any Drawing Document or the form, accuracy, genuineness or legal effect of any Drawing Document (other than Issuing Bank’s determination that such Drawing Document appears on its face substantially to comply with the terms and conditions of the Letter of Credit);
(v)    acting upon any instruction or request relative to a Letter of Credit or requested Letter of Credit that Issuing Bank in good faith believes to have been given by a Person authorized to give such instruction or request;
(vi)    any errors, omissions, interruptions or delays in transmission or delivery of any message, advice or document (regardless of how sent or transmitted) or for errors in interpretation of technical terms or in translation or any delay in giving or failing to give notice to any Borrower;
(vii)    any acts, omissions or fraud by, or the insolvency of, any beneficiary, any nominated person or entity or any other Person or any breach of contract between any beneficiary and any Borrower or any of the parties to the underlying transaction to which the Letter of Credit relates;
(viii)    assertion or waiver of any provision of the ISP or UCP that primarily benefits an issuer of a letter of credit, including any requirement that any Drawing Document be presented to it at a particular hour or place;
(ix)    payment to any presenting bank (designated or permitted by the terms of the applicable Letter of Credit) claiming that it rightfully honored or is entitled to reimbursement or indemnity under Standard Letter of Credit Practice applicable to it;

(x)    acting or failing to act as required or permitted under Standard Letter of Credit Practice applicable to where Issuing Bank has issued, confirmed, advised or negotiated such Letter of Credit, as the case may be;
(xi)    honor of a presentation after the expiration date of any Letter of Credit notwithstanding that a presentation was made prior to such expiration date and dishonored by Issuing Bank if subsequently Issuing Bank or any court or other finder of fact determines such presentation should have been honored;
(xii)    dishonor of any presentation that does not strictly comply or that is fraudulent, forged or otherwise not entitled to honor; or
(xiii)    honor of a presentation that is subsequently determined by Issuing Bank to have been made in violation of international, federal, state or local restrictions on the transaction of business with certain prohibited Persons.
(k)    Borrowers shall pay immediately upon demand to Agent for the account of Issuing Bank as non-refundable fees, commissions, and charges (it being acknowledged and agreed that any charging of such fees, commissions, and charges to the Loan Account pursuant to the provisions of Section 2.6(d) shall be deemed to constitute a demand for payment thereof for the purposes of this Section 2.11(k)):
(i)    a fronting fee which shall be imposed by Issuing Bank equal to 0.125% per annum times the average amount of the Letter of Credit Usage during the immediately preceding quarter (or portion thereof), plus
(ii)    any and all other customary commissions, fees and charges then in effect imposed by, and any and all expenses incurred by, Issuing Bank, or by any adviser, confirming institution or entity or other nominated person, relating to Letters of Credit, at the time of issuance of any Letter of Credit and upon the occurrence of any other activity with respect to any Letter of Credit (other than Taxes, which shall be governed by Section 2.18) (including transfers, assignments of proceeds, amendments, drawings, extensions or cancellations).
(l)    If by reason of (x) any Change in Law, or (y) compliance by Issuing Bank or any other member of the Lender Group with any direction, request, or requirement (irrespective of whether having the force of law) of any Governmental Authority or monetary authority including, Regulation D of the Board of Governors as from time to time in effect (and any successor thereto):
(i)    any reserve, deposit, or similar requirement is or shall be imposed or modified in respect of any Letter of Credit issued or caused to be issued hereunder or hereby, or any Loans or obligations to make Loans hereunder or hereby, or
(ii)    there shall be imposed on Issuing Bank or any other member of the Lender Group any other condition (including, by reason of a Change in Law only (and not otherwise), Taxes, other than (A) Indemnified Taxes and (B) Taxes described in clauses (ii) through (iv) of the definition of Excluded Taxes or that are Other Connection Taxes) regarding any Letter of Credit, Loans, or obligations to make Loans hereunder, and the result of the foregoing is to increase, directly or indirectly, the cost to Issuing Bank or any other member of the Lender Group of issuing, making, participating in, or maintaining any Letter of Credit or to reduce the amount receivable in respect thereof, then, and in any such case, Agent may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify

Borrowers, and Borrowers shall pay within 30 days after demand therefor, such amounts as Agent may specify to be necessary to compensate Issuing Bank or any other member of the Lender Group for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the rate then applicable to Base Rate Loans hereunder; provided, that (A) Borrowers shall not be required to provide any compensation pursuant to this Section 2.11(l) for any such amounts incurred more than 180 days prior to the date on which the demand for payment of such amounts is first made to Borrowers, and (B) if an event or circumstance giving rise to such amounts is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof. The determination by Agent of any amount due pursuant to this Section 2.11(l), as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.
(m)    Each standby Letter of Credit shall expire not later than the date that is 12 months after the date of the issuance of such Letter of Credit; provided, that any standby Letter of Credit may provide for the automatic extension thereof for any number of additional periods each of up to one year in duration; provided, further, that with respect to any Letter of Credit which extends beyond the applicable Maturity Date, Letter of Credit Collateralization shall be provided therefor on or before the date that is five Business Days prior to the Maturity Date. Each commercial Letter of Credit shall expire on the earlier of (i) 120 days after the date of the issuance of such commercial Letter of Credit and (ii) five Business Days prior to the applicable Maturity Date.
(n)    If (i) any Event of Default shall occur and be continuing, or (ii) Availability shall at any time be less than zero, then on the Business Day following the date when Administrative Borrower receives notice from Agent or the Required Lenders (or, if the maturity of the Obligations has been accelerated, Revolving Lenders with Letter of Credit Exposure representing greater than 50% of the total Letter of Credit Exposure) demanding Letter of Credit Collateralization pursuant to this Section 2.11(n) upon such demand, Borrowers shall provide Letter of Credit Collateralization with respect to the then existing Letter of Credit Usage. If Borrowers fail to provide Letter of Credit Collateralization as required by this Section 2.11(n), the Revolving Lenders may (and, upon direction of Agent, shall) advance, as Revolving Loans the amount of the Cash Collateral required pursuant to the Letter of Credit Collateralization provision so that the then existing Letter of Credit Usage is Cash Collateralized in accordance with the Letter of Credit Collateralization provision (whether or not the Revolver Commitments have terminated, an Overadvance exists or the conditions in Section 3 are satisfied).
(o)    Unless otherwise expressly agreed by Issuing Bank and Administrative Borrower when a Letter of Credit is issued (including in any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the UCP shall apply to each commercial Letter of Credit.
(p)    Issuing Bank shall be deemed to have acted with due diligence and reasonable care if Issuing Bank’s conduct is in accordance with Standard Letter of Credit Practice or in accordance with this Agreement.
(q)    In the event of a direct conflict between the provisions of this Section 2.11 and any provision contained in any Issuer Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.11 shall control and govern.
(r)    The provisions of this Section 2.11 shall survive the termination of this Agreement and the repayment in full of the Obligations with respect to any Letters of Credit that remain outstanding.

(s)    At Borrowers’ costs and expense, Borrowers shall execute and deliver to Issuing Bank such additional certificates, instruments or documents and take such additional action as may be reasonably requested by Issuing Bank to enable Issuing Bank to issue any Letter of Credit pursuant to this Agreement and related Issuer Document, to protect, exercise or enforce Issuing Banks’ rights and interests under this Agreement or to give effect to the terms and provisions of this Agreement or any Issuer Document. Each Borrower irrevocably appoints Issuing Bank as its attorney-in-fact and authorizes Issuing Bank, without notice to Borrowers, to execute and deliver ancillary documents and letters customary in the letter of credit business that may include but are not limited to advisements, indemnities, checks, bills of exchange and issuance documents. The power of attorney granted by the Borrowers is limited solely to such actions related to the issuance, confirmation or amendment of any Letter of Credit and to ancillary documents or letters customary in the letter of credit business. This appointment is coupled with an interest.
2.12    SOFR Options.
(a)    Interest and Interest Payment Dates. In lieu of having interest charged at the rate based upon the Base Rate, Borrowers shall have the option, subject to Section 2.12(b) below (the “SOFR Option”) to have interest on all or a portion of the Revolving Loans be charged (whether at the time when made (unless otherwise provided herein), upon conversion from a Base Rate Loan to a SOFR Loan, or upon continuation of a SOFR Loan as a SOFR Loan) at a rate of interest based upon Adjusted Term SOFR. Interest on SOFR Loans shall be payable on the earliest of
(i)    the last day of the Interest Period applicable thereto; provided, that subject to the following clauses (ii) and (iii), in the case of any Interest Period greater than three months in duration, interest shall be payable at three month intervals after the commencement of the applicable Interest Period and on the last day of such Interest Period,
(ii)    the date on which all or any portion of the Obligations are accelerated pursuant to the terms hereof, or
(iii)    the date on which this Agreement is terminated pursuant to the terms hereof.
On the last day of each applicable Interest Period, unless Borrowers have properly exercised the SOFR Option with respect thereto, the interest rate applicable to such SOFR Loan automatically shall convert to the rate of interest then applicable to Base Rate Loans of the same type hereunder. At any time that an Event of Default has occurred and is continuing, Borrowers no longer shall have the option to request that Revolving Loans bear interest at a rate based upon Adjusted Term SOFR, provided that upon the occurrence of any Event of Default described in Section 7.4 or Section 7.5, the Borrowers’ option to request that Revolving Loans bear interest at a rate based upon Adjusted Term SOFR shall automatically be suspended.
(b)    SOFR Election.
(i)    Borrowers may, at any time and from time to time, so long as no Event of Default has occurred and is continuing, elect to exercise the SOFR Option by notifying Agent prior to 12:00 noon at least three U.S. Government Securities Business Days prior to the commencement of the proposed Interest Period (the “SOFR Deadline”). Notice of Borrowers’ election of the SOFR Option for a permitted portion of the Revolving Loans and an Interest Period pursuant to this Section shall be made by delivery to Agent of a SOFR Notice received by Agent before the SOFR Deadline. Promptly upon its receipt of each such SOFR Notice, Agent shall provide a notice thereof to each of the affected Lenders.

(ii)    Each SOFR Notice shall be irrevocable and binding on Borrowers. In connection with each SOFR Loan, each Borrower shall indemnify, defend, and hold Agent and the Lenders harmless against any loss, cost, or expense (other than Taxes, which shall be governed by Section 2.18) actually incurred by Agent or any Lender as a result of
(A)    the payment or required assignment of any principal of any SOFR Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default),
(B)    the conversion of any SOFR Loan other than on the last day of the Interest Period applicable thereto, or
(C)    the failure to borrow, convert, continue or prepay any SOFR Loan on the date specified in any SOFR Notice delivered pursuant hereto (such losses, costs, or expenses, “Funding Losses”).
(iii)    A certificate of Agent or a Lender delivered to Borrowers setting forth in reasonable detail any amount or amounts that Agent or such Lender is entitled to receive pursuant to this Section 2.12 shall be conclusive absent manifest error. Borrowers shall pay such amount to Agent or the Lender, as applicable, within 30 days of the date of its receipt of such certificate. If a payment of a SOFR Loan on a day other than the last day of the applicable Interest Period would result in a Funding Loss, Agent may, in its sole discretion at the request of Borrowers, hold the amount of such payment as Cash Collateral in support of the Obligations until the last day of such Interest Period and apply such amounts to the payment of the applicable SOFR Loan on such last day of such Interest Period, it being agreed that Agent has no obligation to so defer the application of payments to any SOFR Loan and that, in the event that Agent does not defer such application, Borrowers shall be obligated to pay any resulting Funding Losses.
(iv)    Unless Agent, in its sole discretion, agrees otherwise, Borrowers shall have not more than five SOFR Loans in effect at any given time. Borrowers may only exercise the SOFR Option for proposed SOFR Loans of at least $1,000,000.
(c)    Conversion; Prepayment. Borrowers may convert SOFR Loans to Base Rate Loans or prepay SOFR Loans at any time; provided, that in the event that SOFR Loans are converted or prepaid on any date that is not the last day of the Interest Period applicable thereto, including as a result of any prepayment through the required application by Agent of any payments or proceeds of Collateral in accordance with Section 2.4(b) or for any other reason, including early termination of the term of this Agreement or acceleration of all or any portion of the Obligations pursuant to the terms hereof, each Borrower shall indemnify, defend, and hold Agent and the Lenders and their Participants harmless against any and all Funding Losses in accordance with Section 2.12(b)(ii).
(d)    Special Provisions Applicable to Adjusted Term SOFR and Term SOFR.
(i)    Adjusted Term SOFR or Term SOFR may be adjusted by Agent with respect to any Lender on a prospective basis to take into account any additional or increased costs (including Taxes, other than (A) Indemnified Taxes and (B) Taxes described in clauses (ii) through (iv) of the definition of Excluded Taxes or that are Other Connection Taxes), in each case, due to changes in applicable law occurring subsequent to the commencement of the then applicable Interest Period, or pursuant to any Change in Law or change in the reserve requirements imposed by the Board of Governors, which additional or increased costs would increase the cost of funding or maintaining loans bearing interest at Adjusted Term SOFR or

Term SOFR. In any such event, the affected Lender shall give Borrowers and Agent notice of such a determination and adjustment and Agent promptly shall transmit the notice to each other Lender and, upon its receipt of the notice from the affected Lender, Borrowers may, by notice to such affected Lender (A) require such Lender to furnish to Borrowers a statement setting forth in reasonable detail the basis for adjusting Adjusted Term SOFR or Term SOFR and the method for determining the amount of such adjustment, or (B) repay the SOFR Loans or Base Rate Loans determined with reference to Term SOFR, in each case, of such Lender with respect to which such adjustment is made (together with any amounts due under Section 2.12(b)(ii)).
(ii)    Subject to the provisions set forth in Section 2.12(c)(iii) below, in the event that any change in market conditions or any Change in Law shall at any time after the date hereof, in the reasonable opinion of any Lender, make it unlawful or impractical for such Lender to fund or maintain SOFR Loans (or Base Rate Loans determined with reference to Term SOFR) or to continue such funding or maintaining, or to determine or charge interest rates at the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR or SOFR, such Lender shall give notice of such changed circumstances to Agent and Borrowers and Agent promptly shall transmit the notice to each other Lender and
(y)    (i)     in the case of any SOFR Loans of such Lender that are outstanding, such SOFR Loans of such Lender will be deemed to have been converted Base Rate Loans on the last day of the Interest Period of such SOFR Loans, if such Lender may lawfully continue to maintain such SOFR Loans, or immediately, if such Lender may not lawfully continue to maintain such SOFR Loans, and thereafter interest upon the SOFR Loans of such Lender thereafter shall accrue interest at the rate then applicable to Base Rate Loans (and if applicable, without reference to the Term SOFR component thereof) and
(ii)     in the case of any such Base Rate Loans of such Lender that are outstanding and that are determined with reference to Term SOFR, interest upon the Base Rate Loans of such Lender after the date specified in such Lender’s notice shall accrue interest at the rate then applicable to Base Rate Loans without reference to the Term SOFR component thereof and
(z)     Borrowers shall not be entitled to elect the SOFR Option and Base Rate Loans shall not be determined with reference to the Term SOFR component thereof, in each case, until such Lender determines that it would no longer be unlawful or impractical to do so.
(iii)    Benchmark Replacement Setting.
(A)    Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, Agent and Administrative Borrower may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after Agent has posted such proposed amendment to all affected Lenders and Administrative Borrower so long as Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 2.12(d)(iii) will occur prior to the applicable Benchmark Transition Start Date.

(B)    Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(C)    Notices; Standards for Decisions and Determinations. Agent will promptly notify Administrative Borrower and the Lenders of (1) the implementation of any Benchmark Replacement and (2) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. Agent will notify Administrative Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.12(d)(iii)(D) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.12(d)(iii), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.12(d)(iii).
(D)    Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement),
(1)    if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (I) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by Agent in its reasonable discretion or (II) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and
(2)    if a tenor that was removed pursuant to clause (1) above either (I) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (II) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(D)    Benchmark Unavailability Period. Upon Administrative Borrower's receipt of notice of the commencement of a Benchmark Unavailability Period,
(1)    Administrative Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, Administrative Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans and
(2)    any outstanding affected SOFR Loans will be deemed to have been converted to Base Rate Loans at the end of the applicable Interest Period. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.
(e)    No Requirement of Matched Funding. Anything to the contrary contained herein notwithstanding, neither Agent, nor any Lender, nor any of their Participants, is required actually to match fund any Obligation as to which interest accrues at Adjusted Term SOFR or the Term SOFR Reference Rate.
2.13    Capital Requirements.
(a)    If, after the date hereof, Issuing Bank or any Lender determines that (i) any Change in Law regarding capital, liquidity or reserve requirements for banks or bank holding companies, or (ii) compliance by Issuing Bank or such Lender, or their respective parent bank holding companies, with any guideline, request or directive of any Governmental Authority regarding capital adequacy or liquidity requirements (whether or not having the force of law), has the effect of reducing the return on Issuing Bank’s, such Lender’s, or such holding companies’ capital or liquidity as a consequence of Issuing Bank’s or such Lender’s commitments, Loans, participations or other obligations hereunder to a level below that which Issuing Bank, such Lender, or such holding companies could have achieved but for such Change in Law or compliance (taking into consideration Issuing Bank’s, such Lender’s, or such holding companies’ then existing policies with respect to capital adequacy or liquidity requirements and assuming the full utilization of such entity’s capital) by any amount deemed by Issuing Bank or such Lender to be material, then Issuing Bank or such Lender may notify Borrowers and Agent thereof. Following receipt of such notice, Borrowers agree to pay Issuing Bank or such Lender on demand the amount of such reduction of return of capital as and when such reduction is determined, payable within 45 days after presentation by Issuing Bank or such Lender of a statement in amount and setting forth in reasonable detail Issuing Bank’s or such Lender’s calculation thereof and the assumptions upon which such calculation was based (which statement shall be deemed true and correct absent manifest error). In determining such amount, Issuing Bank or such Lender may use any reasonable averaging and attribution methods. Failure or delay on the part of Issuing Bank or any Lender to demand compensation pursuant to this Section shall not constitute a waiver of Issuing Bank’s or such Lender’s right to demand such compensation; provided, that Borrowers shall not be required to compensate Issuing Bank or a Lender pursuant to this Section for any reductions in return incurred more than 180 days prior to the date that Issuing Bank or such Lender notifies Borrowers of such Change in Law giving rise to such reductions and of such Lender’s intention to claim compensation therefor; provided, further, that if such claim arises by reason of the Change in Law that is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
(b)    If Issuing Bank or any Lender requests additional or increased costs referred to in Section 2.11(l) or Section 2.12(d)(i) or amounts under Section 2.13(a) or sends a notice under Section 2.12(d)(ii) relative to changed circumstances or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.18 (such Issuing Bank or Lender, an “Affected Lender”), then such Affected Lender shall use reasonable efforts to promptly designate a different one of its lending offices or to assign its rights and obligations hereunder to another of its offices or branches, if

(i)    in the reasonable judgment of such Affected Lender, such designation or assignment would eliminate or reduce amounts payable pursuant to Section 2.11(l), Section 2.12(d)(i), Section 2.13(a) or Section 2.18, as applicable, or would eliminate the illegality or impracticality of funding or maintaining SOFR Loans (or Base Rate Loans determined with reference to Term SOFR), and
(ii)    in the reasonable judgment of such Affected Lender, such designation or assignment would not subject it to any unreimbursed cost or expense and would not otherwise be materially disadvantageous to it.
Borrowers agree to pay all reasonable and documented out-of-pocket costs and expenses incurred by such Affected Lender in connection with any such designation or assignment. If, after such reasonable efforts, such Affected Lender does not so designate a different one of its lending offices or assign its rights to another of its offices or branches so as to eliminate Borrowers’ obligation to pay any future amounts to such Affected Lender pursuant to Section 2.11(l), Section 2.12(d)(i) or Section 2.13(a), as applicable, or to enable Borrowers to obtain SOFR Loans (or Base Rate Loans determined with reference to Term SOFR), then Borrowers (without prejudice to any amounts then due to such Affected Lender under Section 2.11(l), Section 2.12(d)(i) or Section 2.13(a), as applicable) may, unless prior to the effective date of any such assignment the Affected Lender withdraws its request for such additional amounts under Section 2.11(l), Section 2.12(d)(i) or Section 2.13(a), as applicable, or indicates that it is no longer unlawful or impractical to fund or maintain SOFR Loans (or Base Rate Loans determined with reference to Term SOFR), designate a different Issuing Bank or substitute a Lender or prospective Lender, in each case, reasonably acceptable to Agent (unless such Lender or prospective Lender is an Eligible Transferee), to purchase the Obligations owed to such Affected Lender and such Affected Lender’s commitments hereunder (a “Replacement Lender”), and if such Replacement Lender agrees to such purchase, such Affected Lender shall assign to the Replacement Lender its Obligations and commitments, and upon such purchase by the Replacement Lender, which such Replacement Lender shall be deemed to be “Issuing Bank” or a “Lender” (as the case may be) for purposes of this Agreement and such Affected Lender shall cease to be “Issuing Bank” or a “Lender” (as the case may be) for purposes of this Agreement.
(c)    Notwithstanding anything herein to the contrary, the protection of Sections 2.11(l), 2.12(d), and 2.13 shall be available to Issuing Bank and each Lender (as applicable) regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, judicial ruling, judgment, guideline, treaty or other change or condition which shall have occurred or been imposed, so long as it shall be customary for issuing banks or lenders affected thereby to comply therewith. Notwithstanding any other provision herein, neither Issuing Bank nor any Lender shall demand compensation pursuant to this Section 2.13 if it shall not at the time be the general policy or practice of Issuing Bank or such Lender (as the case may be) to demand such compensation in similar circumstances under comparable provisions of other credit agreements, if any.
2.14    Incremental Facilities.
(a)    At any time during the period from and after the Closing Date, at the option of Borrowers (but subject to the conditions set forth in clause (b) below), the Revolver Commitments and the Maximum Revolver Amount may be increased by an amount in the aggregate for all such increases of the Revolver Commitments and the Maximum Revolver Amount not to exceed the Available Increase Amount (each such increase, an “Increase”). Agent (at the direction of the Borrowers) shall invite one or more Lenders to increase its Revolver Commitments (it being understood that no Lender shall be obligated to increase its Revolver Commitments) or any prospective Lender who, unless such prospective Lender is an Affiliate of an existing Lender, is reasonably satisfactory to Agent in its Permitted Discretion and Borrowers, to become a Lender in connection with a proposed Increase. Any Increase pursuant to this Section 2.14 shall be in an amount of at least $10,000,000 and integral multiples of $5,000,000 in excess thereof (or such lesser amount as is required to use the remaining amount of possible increases pursuant to this Section 2.14). In no event may the Revolver Commitments and the Maximum Revolver Amount be increased pursuant to this Section 2.14 on more than four occasions in the aggregate for all such Increases. Additionally, it is understood and agreed that in no event shall the aggregate amount of the Increases to the Revolver Commitments pursuant to this Section 2.14 exceed $250,000,000.
(b)    Each of the following shall be conditions precedent to any Increase of the Revolver Commitments and the Maximum Revolver Amount in connection therewith (i) Agent or Borrowers have obtained the commitment of one or more Lenders (or other prospective lenders) in accordance with the above clause (a) to provide the applicable Increase and any such Lenders (or prospective lenders), Borrowers, and Agent have signed a joinder agreement to this Agreement (an “Increase Joinder”), in form and substance reasonably satisfactory to Agent in its Permitted Discretion, to which such Lenders (or prospective lenders), Borrowers, and Agent are party and (ii) no Default or Event of Default shall have occurred and be continuing on the date of such Increase, nor shall either result from the effectiveness of such Increase on the date of such Increase,
(c)    The interest rate margins with respect to the Revolving Loans to be made pursuant to the increased Revolver Commitments shall be the same as the interest rate margin applicable to Revolving Loans hereunder immediately prior to the date of the effectiveness of the increased Revolver Commitments (the “Increase Date”)). Any Increase Joinder may, with the consent of Agent, Borrowers and the Lenders or prospective lenders agreeing to the proposed Increase, effect such amendments to this Agreement and the other Loan Documents as may be necessary to effectuate the provisions of this Section 2.14.
(d)    Unless otherwise specifically provided herein, all references in this Agreement and any other Loan Document to Revolving Loans shall be deemed, unless the context otherwise requires, to include Revolving Loans made pursuant to the increased Revolver Commitments and Maximum Revolver Amount pursuant to this Section 2.14.
(e)    Each of the Lenders having a Revolver Commitment prior to the Increase Date (the “Pre-Increase Revolver Lenders”) shall assign to any Lender which is acquiring a new or additional Revolver Commitment on the Increase Date (the “Post-Increase Revolver Lenders”), and such Post-Increase Revolver Lenders shall purchase from each Pre-Increase Revolver Lender, at the principal amount thereof, such interests in the Revolving Loans and participation interests in Letters of Credit on such Increase Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Loans and participation interests in Letters of Credit will be held by Pre-Increase Revolver Lenders and Post-Increase Revolver Lenders ratably in accordance with their Pro Rata Share after giving effect to such increased Revolver Commitments.
(f)    The Revolving Loans, Revolver Commitments, and Maximum Revolver Amount established pursuant to this Section 2.14 shall constitute Revolving Loans, Revolver Commitments, and Maximum Revolver Amount under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from any guarantees and the security interests created by the Loan Documents. Borrowers shall take any actions reasonably required by Agent to ensure and demonstrate that the Liens and security interests granted by the Loan Documents continue to be perfected under the UCC or otherwise after giving effect to the establishment of any such new Revolver Commitments and Maximum Revolver Amount.

(g)    As of the effective date of any increase in the Revolver Commitments and the Maximum Revolver Amount, each reference to the term “Availability” herein, and in any other Loan Document shall be deemed amended so that (A) the ratio of the Availability and the Maximum Revolver Amount as so increased remains the same as prior to such increase, and (B) the reference to dollar amounts in the definition of Borrowing Base (as such amounts may be adjusted from time to time in accordance with this Section 2.14(g)) shall be adjusted to bear the same relationship to the Maximum Revolver Amount as increased as each had borne to the Maximum Revolver Amount prior to such increase.
2.15    Joint and Several Liability of Borrowers.
(a)    Each Borrower is accepting joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Lender Group under this Agreement, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the Obligations.
(b)    Each Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Obligations (including any Obligations arising under this Section 2.15), it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each Borrower without preferences or distinction among them. Accordingly, each Borrower hereby waives any and all suretyship defenses that would otherwise be available to such Borrower under Applicable Law.
(c)    If and to the extent that any Borrower shall fail to make any payment with respect to any of the Obligations as and when due, whether upon maturity, acceleration, or otherwise, or to perform any of the Obligations in accordance with the terms thereof, then in each such event the other Borrowers will make such payment with respect to, or perform, such Obligations until such time as all of the Obligations are paid in full, and without the need for demand, protest, or any other notice or formality.
(d)    The Obligations of each Borrower under the provisions of this Section 2.15 constitute the absolute and unconditional, full recourse Obligations of each Borrower enforceable against each Borrower to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of the provisions of this Agreement (other than this Section 2.15(d)) or any other circumstances whatsoever.
(e)    Without limiting the generality of the foregoing and except as otherwise expressly provided in this Agreement, each Borrower hereby waives presentments, demands for performance, protests and notices, including notices of acceptance of its joint and several liability, notice of any Revolving Loans, any portion of the Revolving Loans or any Letters of Credit issued under or pursuant to this Agreement, notice of the occurrence of any Default, Event of Default , notices of nonperformance, notices of protest, notices of dishonor, notices of acceptance of this Agreement, notices of the existence, creation, or incurring of new or additional Obligations or other financial accommodations or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by Agent or Lenders under or in respect of any of the Obligations, any right to proceed against any other Borrower or any other Person, to proceed against or exhaust any security held from any other Borrower or any other Person, to protect, secure, perfect, or insure any security interest or Lien on any property subject thereto or exhaust any right to take any action against any other Borrower, any other Person, or any collateral, to pursue any other remedy in any member of the Lender Group’s or any Bank Product Provider’s power whatsoever, any requirement of diligence or to mitigate damages and, generally, to the extent permitted by Applicable Law, all demands, notices and other formalities of every kind in connection with this Agreement (except as otherwise provided in this Agreement), any right to assert against any member of the Lender Group or any Bank Product Provider, any defense (legal or equitable), set-off, counterclaim, or claim which each Borrower may now or at any time hereafter have against any other Borrower or any other party liable to any member of the Lender Group or any Bank Product Provider, any defense, set-off, counterclaim, or claim, of any kind or nature, arising directly or indirectly from the present or future lack of perfection, sufficiency, validity, or enforceability of the Obligations or any security therefor, and any right or defense arising by reason of any claim or defense based upon an election of remedies by any member of the Lender Group or any Bank Product Provider including any defense based upon an impairment or elimination of such Borrower’s rights of subrogation, reimbursement, contribution, or indemnity of such Borrower against any other Borrower. Without limiting the generality of the foregoing, each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by Agent or Lenders at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by Agent or Lenders in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any Borrower. Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or failure to act on the part of any Agent or Lender with respect to the failure by any Borrower to comply with any of its respective Obligations, including any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with Applicable Laws or regulations thereunder, which might, but for the provisions of this Section 2.15 afford grounds for terminating, discharging or relieving any Borrower, in whole or in part, from any of its Obligations under this Section 2.15, it being the intention of each Borrower that, so long as any of the Obligations hereunder remain unsatisfied, the Obligations of each Borrower under this Section 2.15 shall not be discharged except by performance and then only to the extent of such performance. The Obligations of each Borrower under this Section 2.15 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any other Borrower or any Agent or Lender. Each of the Borrowers waives, to the fullest extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement hereof. Any payment by any Borrower or other circumstance which operates to toll any statute of limitations as to any Borrower shall operate to toll the statute of limitations as to each of the Borrowers. Each of the Borrowers waives any defense based on or arising out of any defense of any Borrower or any other Person, other than payment of the Obligations to the extent of such payment, based on or arising out of the disability of any Borrower or any other Person, or the validity, legality, or unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any Borrower other than payment of the Obligations to the extent of such payment. Agent may, at the election of the Required Lenders, foreclose upon any Collateral held by Agent by one or more judicial or nonjudicial sales or other dispositions, whether or not every aspect of any such sale is commercially reasonable or otherwise fails to comply with Applicable Law or may exercise any other right or remedy Agent, any other member of the Lender Group, or any Bank Product Provider may have against any Borrower or any other Person, or any security, in each case, without affecting or impairing in any way the liability of any of the Borrowers hereunder except to the extent the Obligations have been paid.
(f)    Each Borrower represents and warrants to Agent and Lenders that such Borrower is currently informed of the financial condition of Borrowers and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations. Each Borrower further represents and warrants to Agent and Lenders that such Borrower has read and understands the terms and conditions of the Loan Documents. Each Borrower hereby covenants that such Borrower will continue to keep informed of Borrowers’ financial condition and of all other circumstances which bear upon the risk of nonpayment or nonperformance of the Obligations.

(g)    The provisions of this Section 2.15 are made for the benefit of Agent, each member of the Lender Group, each Bank Product Provider, and their respective successors and assigns, and may be enforced by it or them from time to time against any or all Borrowers as often as occasion therefor may arise and without requirement on the part of Agent, any member of the Lender Group, any Bank Product Provider, or any of their successors or assigns first to marshal any of its or their claims or to exercise any of its or their rights against any Borrower or to exhaust any remedies available to it or them against any Borrower or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 2.15 shall remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by Agent or any Lender upon the insolvency, bankruptcy or reorganization of any Borrower, or otherwise, the provisions of this Section 2.15 will forthwith be reinstated in effect, as though such payment had not been made.
(h)    Each Borrower hereby agrees that it will not enforce any of its rights that arise from the existence, payment, performance or enforcement of the provisions of this Section 2.15, including rights of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of Agent, any other member of the Lender Group, or any Bank Product Provider against any Borrower, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including the right to take or receive from any Borrower, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security solely on account of such claim, remedy or right, unless and until such time as all of the Obligations have been paid in full in cash. . Any claim which any Borrower may have against any other Borrower with respect to any payments to any Agent or any member of the Lender Group hereunder or under any of the Bank Product Agreements are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Borrower, its debts or its assets, whether voluntary or involuntary, all such Obligations shall be paid in full in cash before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Borrower therefor. If any amount shall be paid to any Borrower in violation of the immediately preceding sentence, such amount shall be held in trust for the benefit of Agent, for the benefit of the Lender Group and the Bank Product Providers, and shall forthwith be paid to Agent to be credited and applied to the Obligations and all other amounts payable under this Agreement, whether matured or unmatured, in accordance with the terms of this Agreement, or to be held as Collateral for any Obligations or other amounts payable under this Agreement thereafter arising.
(i)    Each Borrower hereby agrees that after the occurrence and during the continuance of an Event of Default, such Borrower will not demand, sue for or otherwise attempt to collect any indebtedness of any other Borrower owing to such Borrower until the Obligations shall have been paid in full in cash. If, notwithstanding the foregoing sentence, such Borrower shall collect, enforce or receive any amounts in respect of such indebtedness after the occurrence and during the continuance of any Event of Default, such amounts shall be collected, enforced and received by such Borrower as trustee for Agent, and such Borrower shall deliver any such amounts to Agent for application to the Obligations in accordance with Section 2.4(b).
2.16    Extensions of Revolver Commitments.
(a)    Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by Administrative Borrower to all Lenders with Revolver Commitments with a like maturity date, in each case on a pro rata basis (based on the aggregate outstanding principal amount of such Revolver Commitments with a like maturity date) and on the same terms to each such Lender, Borrowers are hereby permitted to consummate from time to time transactions with individual Lenders that accept the terms contained in such Extension Offers to extend the maturity date of each such Lender’s Revolver Commitments and otherwise modify the terms of Revolver Commitments pursuant to the terms of the relevant Extension Offer (including by increasing the interest rate margin, interest rate floor, all-in yield pricing or fees payable in respect of Revolver Commitments (and related outstandings)) (each, an “Extension,” and each portion of Revolver Commitments as so extended, as well as the original Revolver Commitments (not so extended), being a “tranche”; any Extended Revolver Commitments shall constitute a separate tranche of Revolver Commitments from the tranche of Revolver Commitments from which they were converted), in each case, so long as each of the following terms is satisfied:
(i)    no Event of Default shall have occurred and be continuing at the time the offering document in respect of an Extension Offer is delivered to the Lenders,
(ii)    except as to interest rate margin, interest rate floor, all-in yield pricing, fees, AHYDO Payments, optional redemption or prepayment terms, final maturity, and after the final maturity date of the other existing Revolver Commitments, any other covenants and provisions (which shall be determined by Borrowers and the Extending Revolver Lenders and set forth in the relevant Extension Offer), the Revolver Commitment of any Lender (an “Extending Revolver Lender”) extended pursuant to an Extension (an “Extended Revolver Commitment”), and the related outstandings, shall be a Revolver Commitment (or related outstandings, as the case may be) with such other terms substantially identical to, or not more favorable to the Extending Revolver Lenders than those applicable to the Revolver Commitments not subject to such Extension Offer (except for covenants or other provisions applicable only to periods after the applicable Maturity Date of the Loans immediately prior to such Extension and provided that any financial maintenance covenant may be added for the benefit of any Extending Revolver Lender for periods prior to such applicable Maturity Date if such covenant is also added for the benefit of the other Lenders); provided, that
(A)    the borrowing and repayment (except for
(1)    payments of interest and fees at different rates on Extended Revolver Commitments (and related outstandings),
(2)    repayments required upon the maturity date of the non-extending Revolver Commitments, and
(3)    repayment made in connection with a permanent repayment and termination of commitments) of Revolving Loans with respect to Extended Revolver Commitments after the applicable Extension date shall be made on a pro rata basis with all other Revolver Commitments,
(B)    all Swing Loans and Letters of Credit shall be participated on a pro rata basis by all Lenders with Revolver Commitments in accordance with their percentage of the Revolver Commitments subject to the express terms herein,
(C)    the permanent repayment of Revolving Loans with respect to, and termination of, Extended Revolver Commitments after the applicable Extension date shall be made on a pro rata basis with all other Revolver Commitments, except that Borrowers shall be permitted to permanently repay and terminate commitments of any tranche on a better than a pro rata basis as compared to any other tranche with a later maturity date than such tranche,
(D)    assignments and participations of Extended Revolver Commitments and extended Revolving Loans shall be governed by the same assignment and participation provisions applicable to Revolver Commitments and Revolving Loans, and
(E)    at no time shall there be Revolver Commitments hereunder (including Extended Revolver Commitments and any original Revolver Commitments) which have more than three different maturity dates,
(iii)    to the extent that the interest rate margin, interest rate floor, all-in yield pricing or fees are increased for the benefit of any Extending Revolver Lender that is payable prior to the payment in full of the Obligations of Lenders that are not Extending Revolver Lenders under such Extension Offer, such non-extending Lenders have the right to receive the aggregate value of such increase from and after the date that such interest rate margin, interest rate floor, all-in yield pricing or fees (as applicable) accrues in favor of or is payable to any such Extending Revolver Lenders,
(iv)    if the aggregate principal amount of Revolver Commitments in respect of which Lenders shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Revolver Commitments offered to be extended by Borrowers pursuant to such Extension Offer, then the Revolver Commitments of such Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings or commitments of record) with respect to which such Lenders have accepted such Extension Offer,
(v)    Borrowers shall have delivered to Agent such legal opinions, certificates, resolutions and other documents as Agent shall reasonably request with respect to the transactions contemplated by this Section 2.16,
(vi)    all documentation in respect of such Extension shall be consistent with the foregoing,
(vii)    the Revolver Commitments extended pursuant to any Extension Offer shall be in a minimum amount of $10,000,000 and increments of $1,000,000 in excess thereof, and
(viii)    any Extension made pursuant to any Extension Offer must be consummated within 30 days of such Extension Offer.
(b)    With respect to all Extensions consummated by Borrowers pursuant to this Section 2.16, such Extension shall not constitute voluntary or mandatory payments or prepayments for purposes of this Agreement. Agent and the Lenders hereby consent to the Extensions and the other transactions contemplated by this Section 2.16 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Revolver Commitments on such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section 2.16.
(c)    No consent of any Lender or Agent shall be required to effectuate any Extension, other than (i) the consent of each Lender agreeing to such Extension with respect to its Revolver Commitments

(or a portion thereof), and (ii) with respect to any Extension of the Revolver Commitments, the consent of Issuing Bank or Swing Lender to the extent the Letter of Credit facility or Swing Loan facility is to be extended, which consent shall not be unreasonably withheld, delayed or conditioned. All Extended Revolver Commitments and all obligations in respect thereof shall be Obligations under this Agreement and the other Loan Documents that are secured by the Collateral on a pari passu basis with all other applicable Obligations under this Agreement and the other Loan Documents. The Lenders hereby irrevocably authorize Agent to enter into amendments to this Agreement and the other Loan Documents with the Loan Parties as may be necessary or appropriate in order to establish new tranches or sub-tranches in respect of Revolver Commitments so extended, that reflect the terms and conditions of any such Extension and such technical amendments as may be necessary or appropriate in the reasonable opinion of Agent and Administrative Borrower in connection with the establishment of such new tranches or sub-tranches, in each case on terms consistent with this Section 2.16. All such amendments entered into with the Loan Parties by Agent hereunder shall be binding and conclusive on the Lenders. In addition, if so provided in such amendment and with the consent of Issuing Bank, participations in Letters of Credit expiring on or after the Maturity Date in respect of the Revolving Loans shall be re-allocated from Lenders holding Revolver Commitments to Lenders holding Extended Revolver Commitments in accordance with the terms of such amendment; provided, that such participation interests shall, upon receipt thereof by the relevant Lenders holding Extended Revolver Commitments, be deemed to be participation interests in respect of such Extended Revolver Commitments and the terms of such participation interests (including the fees applicable thereto) shall be adjusted accordingly. Without limiting the foregoing, in connection with any Extensions the respective Loan Parties shall (at their expense) amend (and Agent is hereby directed to amend) any Security Document that has a maturity date prior to the then Latest Maturity Date so that such maturity date is extended to the then Latest Maturity Date hereunder (or such later date as may be reasonably advised by local counsel to Agent). On and after the maturity date with respect to the Revolver Commitment and Revolving Loans of any Lender that has not extended its Revolver Commitments and Revolving Loans beyond such maturity date pursuant to this Section 2.16, the Letter of Credit Exposure of such Revolving Lender shall be reallocated to Revolving Lenders that have extended their Revolving Loans and Revolver Commitments beyond such maturity date pro rata in accordance with the Revolver Commitments and Revolving Loans of all Revolving Lenders that have so extended their Revolver Commitments and Revolving Loans. Notwithstanding the provisions of this Section 2.16, Agent shall have the right to resign on the Maturity Date in accordance with Section 14.9.
(d)    In connection with any Extension, Administrative Borrower shall provide Agent at least ten days (or such shorter period as may be agreed by Agent) prior written notice thereof, and shall agree to such procedures (including rendering timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or acceptable to, Agent, in each case acting reasonably to accomplish the purposes of this Section 2.16.
2.17    Agent’s Clawback.
(a)    Funding by Lenders; Presumption by Agent. Unless the Agent shall have received notice from a Lender (i) in the case of Base Rate Loans, not later than 12:00 noon on the date of any proposed borrowing and (ii) otherwise, prior to the proposed date of any borrowing that such Lender will not make available to the Agent such Lender’s share of such borrowing, the Agent may assume that such Lender has made such share available on such date in accordance with Section 2.2 and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable borrowing available to the Agent, then the applicable Lender and the Borrowers severally agree to pay to the Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Agent, at (A) in the case of a payment to be made by such Lender, the Overnight Rate and (B) in the case of a payment to be made by the Borrowers, the interest rate applicable to Base Rate Loans. If the Borrowers and such Lender shall pay such interest to the Agent for the same or an overlapping period, the Agent shall promptly remit to the Borrowers the amount of such interest paid by the Borrowers for such period. If such Lender pays its share of the applicable borrowing to the Agent, then the amount so paid shall constitute such Lender’s Loan included in such borrowing. Any payment by the Borrowers shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to the Agent.
(b)    Payments by the Borrowers; Presumptions by Agent. Unless the Agent shall have received notice from the Borrowers prior to the date on which any payment is due to the Agent for the account of the Lenders hereunder that the Borrowers will not make such payment, the Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders severally agrees to repay to the Agent forthwith on demand the amount so distributed to such Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Agent, at the Overnight Rate.
(c)    Nature of Obligations of Lenders Regarding Loans. The obligations of the Lenders under this Agreement to make the Loans are several and are not joint or joint and several. The failure of any Lender to make available its Pro Rata Share of any Loans requested by the Borrowers shall not relieve it or any other Lender of its obligation, if any, hereunder to make its Pro Rata Share of such Loans available on the borrowing date, but no Lender shall be responsible for the failure of any other Lender to make its Pro Rata Share of such Loans available on the borrowing date.
2.18    Taxes.
(a)    Defined Terms. For purposes of this Section 2.18, the term “Applicable Law” includes FATCA.
(b)    Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that, after such deduction or withholding of Indemnified Taxes has been made (including such deductions and withholdings of Indemnified Taxes applicable to additional sums payable under this Section 2.18(b)), the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(c)    Payment of Other Taxes by the Loan Parties. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Agent timely reimburse it for the payment of, any Other Taxes.
(d)    Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.18(d)) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided that no indemnification payment shall be due under this Section 2.18(d) to the extent such payment is duplicative of any payment made by a Loan Party under any other provision of this Agreement (including Section 2.18(b) or (c)) or under any other Loan Document. A certificate as to the amount of such payment or liability (setting forth in reasonable detail the basis and calculation of the amount of such payment or liability) delivered to the Borrower by a Recipient (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Recipient, shall be conclusive absent manifest error. Notwithstanding anything herein to the contrary, no Recipient shall be indemnified for any Indemnified Taxes hereunder unless such Recipient shall make written demand on the Borrower for such reimbursement no later than nine (9) months after the earlier of (i) the date on which the relevant Governmental Authority makes written demand upon such Recipient or its affiliates for payment of such Indemnified Taxes, and (ii) the date on which such Recipient or its affiliates have made payment of such Indemnified Taxes.
(e)    Indemnification by the Lenders. Each Lender shall severally indemnify the Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.1(i) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Agent to the Lender from any other source against any amount due to the Agent under this paragraph (e). The agreements in paragraph (e) shall survive the resignation and/or replacement of the Agent.
(f)    Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.18, such Loan Party shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.
(g)    Status of Lenders.
(i)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrowers and the Agent, at the time or times reasonably requested by the Borrowers or the Agent, such properly completed and executed documentation reasonably requested by the Borrowers or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrowers or the Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrowers or the Agent as will enable the Borrowers or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.18(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)    Without limiting the generality of the foregoing:
(A)    any Lender that is a U.S. Person shall deliver to the Borrowers and the Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), property completed and executed valid copies of IRS Form W-9 (or any applicable successor form) certifying that such Lender is exempt from United States federal backup withholding Tax;
(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), whichever of the following is applicable:
(1)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, properly completed and executed valid copies of IRS Form W-8BEN-E (or any applicable successor form) establishing an exemption from, or reduction of, United States federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E (or any applicable successor form) establishing an exemption from, or reduction of, United States federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)    properly completed and executed valid copies of IRS Form W-8ECI (or any applicable successor form);
(3)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the IRC, (x) a certificate substantially in the form of Exhibit G-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the IRC, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the IRC, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the IRC (a “U.S. Tax Compliance Certificate”) and (y) properly completed and executed valid copies of IRS Form W-8BEN-E (or IRS Form W-8BEN, as applicable) (or any applicable successor form); or
(4)    to the extent a Foreign Lender is not the beneficial owner, properly completed and executed valid copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E (or IRS Form W-8BEN, as applicable) (or any applicable successor form), a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided, that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance

Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner;
(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), properly completed and executed valid copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in United States federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrowers or the Agent to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Lender under any Loan Document would be subject to United States federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the IRC, as applicable), such Lender shall deliver to the Borrower and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrowers or the Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the IRC) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrowers and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Agent in writing of its legal inability to do so.
(iii)    On or before the date that Wells Fargo (and any successor or replacement Agent) becomes the Agent hereunder, it shall deliver to Borrowers two properly completed and executed valid copies of either (i) IRS Form W-9 (or any successor form) or (ii) a U.S. branch withholding certificate on IRS Form W-8IMY (or any successor form) evidencing its agreement with Borrowers to be treated as a U.S. Person (with respect to amounts received on account of any Lender) and IRS Form W-8ECI (or any successor form) (with respect to amounts received on its own account), with the effect that, in any case, Borrowers will be entitled to make payments hereunder to the Agent without withholding or deduction on account of U.S. federal withholding Tax.
(h)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund (including a credit in lieu of refund) of any Taxes as to which it has been indemnified pursuant to this Section 2.18 (including by the payment of additional amounts pursuant to this Section 2.18), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.18 with respect to the Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(i)    Survival. Each party’s obligations under this Section 2.18 shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
3.    CONDITIONS.
3.1    Conditions Precedent to the Initial Loans. The obligation of each Lender to make an initial Loan provided for hereunder and each Issuing Bank to make the initial extensions of credit provided for hereunder (including, without limitation, the deemed issuance of the Existing Letters of Credit hereunder as provided in Section 2.11(d)) is subject to the fulfillment, to the satisfaction of Agent, each Lender and each Issuing Bank, of each of the conditions precedent set forth on Schedule 3.1 to this Agreement (the making of such initial extensions of credit by a Lender or Issuing Bank being conclusively deemed to be its satisfaction or waiver of the conditions precedent).
3.2    Conditions Precedent to all Extensions of Credit. The obligation of the Lender Group (or any member thereof) to make any Revolving Loans hereunder (or to extend any other credit hereunder) at any time shall be subject to the following conditions precedent:
(a)    the representations and warranties of Holdings, each Loan Party or its Restricted Subsidiaries and contained in this Agreement or in the other Loan Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date); and
(b)    no Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof.
3.3    Maturity. The Commitments shall continue in full force and effect for a term ending on the Latest Maturity Date (unless terminated earlier in accordance with the terms hereof).
3.4    Effect of Maturity. On the Latest Maturity Date the Commitments shall automatically be terminated and all of the Obligations (other than Bank Product Obligations) immediately shall become due and payable without notice or demand and Borrowers shall be required to repay all of the Obligations in full, subject to and in accordance with Section 1.4. No termination of the obligations of the Lender Group (other than payment in full of the Obligations) shall relieve or discharge any Loan Party of its duties, obligations, or covenants hereunder or under any other Loan Document and Agent’s Liens in the Collateral shall continue to secure the Obligations and shall remain in effect until all Obligations have been paid in full. When all of the Obligations have been paid in full, Agent will, at Borrowers’ sole expense, execute and deliver any termination statements, lien releases, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are reasonably necessary to release, as of record, Agent’s Liens and all notices of security interests and liens previously filed by Agent with respect to the Obligations.
3.5    Early Termination by Borrowers. Borrowers have the option, at any time upon three (3) Business Days prior written notice to Agent (or such shorter period as Agent may agree), to terminate this Agreement and terminate the Commitments hereunder by repaying to Agent all of the Obligations in full and terminate the Commitments. The foregoing notwithstanding,
(a)    Borrowers may rescind or extend termination notices relative to proposed payments in full of the Obligations (i) with the proceeds of third party Indebtedness if the closing for such issuance or incurrence does not happen on or before the date of the proposed termination, (ii) upon the consummation of a transaction that would result in a Change of Control if the closing of such transaction does not happen on or before the date of the proposed termination (and in each case, a new notice shall be required to be sent in connection with any subsequent termination) or (iii) any other transaction, and
(b)    Borrowers may extend the date of termination at any time with the consent of Agent (which consent shall not be unreasonably withheld or delayed).
3.6    Conditions Subsequent. The obligation of the Lender Group (or any member thereof) to continue to make Revolving Loans (or otherwise extend credit hereunder) is subject to the fulfillment, on or before the date applicable thereto, of the conditions subsequent set forth on Schedule 3.6 (the failure by Borrowers or their Subsidiaries to so perform or cause to be performed such conditions subsequent as and when required by the terms thereof (unless such date is extended or such condition subsequent is waived, in either case, in writing, by Agent, which Agent may do without obtaining the consent of the other members of the Lender Group), shall constitute an Event of Default). All conditions precedent, covenants and representations and warranties contained in this Agreement and the other Loan Documents shall be deemed modified to the extent necessary to effect the foregoing (and to permit the taking of the actions described on Schedule 3.6 within the time periods required by this Section 3.6, rather than as elsewhere provided in the Loan Documents).
4.    REPRESENTATIONS AND WARRANTIES.
In order to induce the Lender Group to enter into this Agreement, Holdings and each Loan Party, as applicable, makes the following representations and warranties to the Lender Group which shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the Closing Date, and shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the date of the making of each Revolving Loan and issuance, extension or amendment to increase the face amount of a Letter of Credit made thereafter, as though made on and as of the date of such Revolving Loan or such issuance, extension or amendment to increase the face amount (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date), and such representations and warranties shall survive the execution and delivery of this Agreement:

4.1    Due Organization and Qualification; Subsidiaries.
(a)    Holdings, each Loan Party and each Restricted Subsidiary thereof (i) is duly organized and validly existing under the laws of the jurisdiction of its organization, (ii) is in good standing and/or qualified to do business in any state where the failure to be so qualified and/or in good standing would reasonably be expected to result in a Material Adverse Effect and (iii) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted (except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect), to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby.
(b)    As of the date hereof, set forth on Schedule 4.1(b), is a complete and accurate description of the authorized Equity Interests of each Loan Party, by class, and, as of the Closing Date, a description of the number of shares of each such class that are issued and outstanding.
(c)    As of the date hereof, set forth on Schedule 4.1(c) is a complete and accurate list of the Loan Parties’ direct and indirect Subsidiaries, showing: (i) the number of shares of each class of common and preferred Equity Interests authorized for each Restricted Subsidiary and (ii) the number and the percentage of the outstanding shares of each such class owned directly or indirectly by each Restricted Subsidiary. As of the date hereof, such Schedule 4.1(c) identifies each Subsidiary that is an Excluded Subsidiary, a Restricted Subsidiary, and Intermediation Subsidiary and an Unrestricted Subsidiary. All of the outstanding Equity Interests of each such Restricted Subsidiary that are owned by a Loan Party has been validly issued and is fully paid and non-assessable.
(d)    Except as set forth on Schedule 4.1(d) or pursuant to employee, officer or director stock compensation ownership or benefit plans, as of the date hereof, there are no subscriptions, options, warrants, or calls relating to any shares of the Par Borrower’s or any of its Restricted Subsidiaries’ Equity Interests, including any right of conversion or exchange under any outstanding security or other instrument. As of the date hereof, no Loan Party is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its Equity Interests or any security convertible into or exchangeable for any of its Equity Interests.
4.2    Due Authorization; No Conflict.
(a)    As to each Loan Party and Holdings, the execution, delivery, and performance by such Loan Party or Holdings of the Loan Documents to which it is a party have been duly authorized by all necessary action on the part of such Loan Party or Holdings, as applicable.
(b)    As to each Loan Party and Holdings, the execution, delivery, and performance by such Loan Party or Holdings of the Loan Documents to which it is a party do not and will not (i) violate (A) any provision of federal, state, provincial or local law or regulation applicable to Holdings, any Loan Party or its Restricted Subsidiaries where such violation would reasonably be expected to have a Material Adverse Effect, (B) the Governing Documents of any Loan Party or Holdings, or (C) any order, judgment, or decree of any court or other Governmental Authority binding on any Loan Party or Holdings where such violation would reasonably be expected to have a Material Adverse Effect, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default (A) under any Intermediation Facility where any such conflict, breach or default would reasonably be expected to have a Material Adverse Effect or (B) under any Term Facility Document governing a Material Term Facility of Holdings or any Loan Party or its Restricted Subsidiaries, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any assets of any Loan Party, other than Permitted Liens, or (iv) require any approval of any holder of Equity Interests of a Loan Party or any approval or consent of any Person under any Intermediation Facility or Term Facility Document governing a Material Term Facility of Holdings or any Loan Party or Restricted Subsidiary, other than consents or approvals that have been obtained and that are still in force and effect.
(c)    No Default or Event of Default has occurred and is continuing.
4.3    Governmental Consents. The execution, delivery, and performance by each Loan Party and Holdings of the Loan Documents to which such Loan Party or Holdings is a party and the consummation of the transactions contemplated by the Loan Documents do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority, other than registrations, consents, approvals, notices, or other actions that have been obtained and that are still in force and effect and immaterial registrations, consents, approvals, notices or other actions the failure to obtain which could not reasonably be expected to be adverse to the interests of any member of the Lender Group, and except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to the Agent for filing or recordation, as of the Closing Date and except for filings and/or disclosures as may be required by applicable federal or provincial securities laws and/or the requirements of any national securities exchange or any similar organization.
4.4    Binding Obligations; Perfected Liens.
(a)    Each Loan Document has been duly executed and delivered by each Loan Party and Holdings that is a party thereto and is the legally valid and binding obligation of such Loan Party or Holdings, enforceable against such Loan Party or Holdings in accordance with its respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.
(b)    The Agent’s Liens are, to the extent required by the Guaranty and Security Agreement on the date hereof, validly created, perfected (other than (i) money, (ii) letter-of-credit rights (other than supporting obligations), (iii) commercial tort claims (other than those that, by the terms of the Guaranty and Security Agreement, are required to be perfected), and (iv) any Deposit Accounts and Securities Accounts not subject to a Control Agreement as permitted by the Guaranty and Security Agreement and this Agreement, and subject only to possession of Collateral for which the UCC requires possession to perfect a security interest and the filing of financing statements in the appropriate filing offices), and first priority Liens, subject only to Permitted Liens (other than pursuant to clauses (b), (u), (v), (w) and (z) of such definition).
4.5    Title to Assets; No Encumbrances. Each of the Loan Parties and its Restricted Subsidiaries has (a) good, sufficient and legal title to (in the case of fee interests in Real Property), (b) good and valid leasehold interests in (in the case of leasehold interests in real or personal property), and (c) good and marketable title to (in the case of all other personal property), all of their respective assets reflected in their most recent financial statements delivered pursuant to Section 5.1, in each case except for assets disposed of since the date of such financial statements to the extent permitted hereby and except for such defects in title or interests as could not, individually or in the aggregate, reasonably be expected to cause a Material Adverse Effect. All of such assets are free and clear of Liens except for Permitted Liens.
4.6    Litigation.
(a)    There are no actions, suits, or proceedings pending or, to the knowledge of any Loan Party, after due inquiry, threatened in writing against Holdings, a Loan Party or any of a Loan Party’s

Restricted Subsidiaries that either individually or in the aggregate would reasonably be expected to result in a Material Adverse Effect.
4.7    Compliance with Laws.
(a)    None of any Loan Party and any of its Restricted Subsidiaries
(i)    is in violation of any Applicable Laws (including Environmental Laws) that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect, or
(ii)    is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, provincial, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.
(b)    No Inventory has been produced in any material violation of the FLSA.
4.8    Financial Statements; No Material Adverse Effect. All historical financial statements relating to Loan Parties and their Restricted Subsidiaries that have been delivered by the Borrowers to the Agent have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to changes resulting from audit and year-end audit adjustments) and present fairly in all material respects, the Loan Parties’ and their Restricted Subsidiaries’ consolidated financial condition as of the date thereof and results of operations for the period then ended. Since December 31, 2021, no event, circumstance, or change has occurred that has or would reasonably be expected to result in a Material Adverse Effect with respect to the Loan Parties and their Restricted Subsidiaries.
4.9    Solvency.
(a)    The Loan Parties and their Restricted Subsidiaries, taken as a whole, are Solvent.
(b)    No transfer of property is being made by any Loan Party and no obligation is being incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of such Loan Party.
4.10    Employee Benefits.
(a)    Except as set forth on Schedule 4.10, as of the date hereof, no Loan Party, none of their Subsidiaries, nor any of their ERISA Affiliates maintains or contributes to any Pension Plan.
(b)    Each Employee Benefit Plan is, and has been, maintained in substantial compliance with ERISA, the IRC, all Applicable Laws and the terms of each such Employee Benefit Plan.
(c)    Each Employee Benefit Plan that is intended to qualify under Section 401(a) of the IRC has received a favorable determination letter from the Internal Revenue Service or an application for such letter is currently being processed by the Internal Revenue Service. To the best knowledge of each Loan Party, each Loan Party’s Subsidiaries and the ERISA Affiliates after due inquiry, nothing has occurred which would prevent, or cause the loss of, such qualification.

(d)    No liability to the PBGC (other than for the payment of current premiums which are not past due) by any Loan Party, any Subsidiary thereof or ERISA Affiliate has been incurred or is expected by any Loan Party, any Subsidiary thereof or ERISA Affiliate to be incurred with respect to any Pension Plan.
(e)    No Notification Event exists or has occurred in the past six (6) years.
(f)    No Loan Party, any Subsidiary thereof or ERISA Affiliate has provided any security under Section 436 of the IRC.
4.11    Environmental Condition. Except as set forth on Schedule 4.11 or as, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, (a) to each Loan Party’s knowledge, no Loan Party’s nor any of its Restricted Subsidiaries’ properties or assets has ever been used by a Loan Party, its Restricted Subsidiaries, or by any previous owner or operator for the disposal of, or to produce, store, handle, treat, Release, or transport, any Hazardous Materials, where such disposal, production, storage, handling, treatment, Release or transport was in violation of any applicable Environmental Law, (b) to each Loan Party’s knowledge, no Loan Party’s nor any of its Restricted Subsidiaries’ properties or assets has ever been designated or identified in any manner pursuant to any Environmental Law as a Hazardous Materials disposal site, (c) no Loan Party nor any of its Restricted Subsidiaries has received written notice that a Lien arising under any Environmental Law has attached to any revenues or to any Real Property owned or operated by a Loan Party or its Restricted Subsidiaries and (d) no Loan Party nor any of its Restricted Subsidiaries nor any of their respective facilities or operations is subject to any outstanding written order, consent decree, or settlement agreement with any Person relating to any Environmental Law or Environmental Liability. Each of the Loan Party and its Restricted Subsidiaries has obtained and is in compliance with the terms and conditions of all Environmental Permits required for the ownership and operation of their respective properties or assets, and each such Environmental Permit is in full force and effect, in each case, except where failure to do so could not reasonably be expected to have a Material Adverse Effect.
4.12    Complete Disclosure. All factual written information taken as a whole (other than forward-looking information and projections and information of a general economic nature and general information about Loan Parties’ industry) furnished by or on behalf of (at their direction) Holdings, a Loan Party or any of a Loan Party’s Restricted Subsidiaries in writing to Agent or any Lender (including all information contained in the Schedules hereto or in the other Loan Documents) for purposes of or in connection with this Agreement or the other Loan Documents (as modified or supplemented by other information so furnished on or before the date as of which this representation is made or deemed made) is, true and accurate, in all material respects, on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided. The Projections delivered to Agent on February 2, 2023, represent, and as of the date on which any other Projections are delivered to Agent, such additional Projections represent, the Borrowers’ good faith estimate, on the date such Projections are delivered, of Loan Parties’ and their Restricted Subsidiaries’ future performance for the periods covered thereby based upon assumptions believed by the Borrowers to be reasonable at the time of the delivery thereof to Agent (it being understood that such Projections are subject to significant uncertainties and contingencies, many of which are beyond the control of Loan Parties and their Restricted Subsidiaries, and no assurances can be given that such Projections will be realized, and although reflecting Borrowers’ good faith estimate, projections or forecasts based on methods and assumptions which the Borrowers believed to be reasonable at the time such Projections were prepared, are not to be viewed as facts, and that actual results during the period or periods covered by the Projections may differ materially from projected or estimated results). As of the

Closing Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.
4.13    Patriot Act. To the extent applicable, Holdings and each Loan Party is in compliance, in all material respects, with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto and (b) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001) (the “Patriot Act”).
4.14    [Reserved].
4.15    Payment of Taxes. Except as otherwise permitted under Section 5.5, all Tax returns and reports of each Loan Party and its Restricted Subsidiaries required to be filed by any of them have been timely filed, and all Taxes shown on such Tax returns to be due and payable, have been paid when due and payable, except, in either case, where (a) the Taxes are the subject of a Permitted Protest or (b) the failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Each Loan Party and each of its Restricted Subsidiaries have made adequate provision in accordance with GAAP for all material Taxes not yet due and payable.
4.16    Margin Stock. No Loan Party nor any of its Restricted Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Loans made to the Borrowers or the Letters of Credit issued for the account of any Borrower or any Restricted Subsidiary will be used to purchase or carry any Margin Stock in any manner that, or to extend credit to others for the purpose of purchasing or carrying any Margin Stock, or for any purpose that, violates the provisions of Regulation T, U, or X of the Board of Governors.
4.17    Governmental Regulation. None of Holdings, any Loan Party and any of its Restricted Subsidiaries is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any other federal, state or provincial statute or regulation which may limit its ability to incur Indebtedness. None of Holdings, any Loan Party and any of its Restricted Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.
4.18    OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws. None of Holdings, any Loan Party and any of its Subsidiaries is in violation of any Sanctions. None of Holdings, any Loan Party and any of its Subsidiaries, nor, to the knowledge of Holdings or such Loan Party, any director, officer, employee, agent, Affiliate or Permitted Joint Venture thereof (a) is a Sanctioned Person or a Sanctioned Entity, (b) has any assets located in Sanctioned Entities, or (c) derives revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. Holdings has implemented and maintains in effect policies and procedures designed to ensure compliance with all Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws by Holdings, the Loan Parties and the Par Borrower’s Subsidiaries. Each of Holdings, the Loan Parties and Par Borrower’s Subsidiaries, and to the knowledge of Holdings and each such Loan Party, each director, officer, employee, agent, Affiliate and Permitted Joint Venture thereof, is in compliance with all Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws in all material respects. No proceeds of any Loan made or any Letters of Credit issued hereunder will be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity, or otherwise used in any manner that would result in a violation of any Sanction, Anti-Corruption Law or Anti-Money Laundering Law by Holdings, Par Borrower or any of Par Borrower’s Subsidiaries.
4.19    Employee and Labor Matters. As of the date hereof, there is (i) no unfair labor practice complaint pending or, to the knowledge of any Loan Party, threatened in writing against the Par Borrower or its Restricted Subsidiaries before any Governmental Authority and no grievance or arbitration proceeding pending or, to the knowledge of any Loan Party, threatened in writing against the Par Borrower or its Restricted Subsidiaries which arises out of or under any collective bargaining agreement and that would reasonably be expected to result in a Material Adverse Effect and (ii) no strike, labor dispute, slowdown, stoppage or similar action or grievance pending or threatened in writing against the Par Borrower or its Restricted Subsidiaries that would reasonably be expected to result in a Material Adverse Effect. None of the Par Borrower or its Restricted Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or similar state law, which remains unpaid or unsatisfied, unless such incurrence could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. The hours worked and payments made to employees of the Par Borrower and its Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable legal requirements, except to the extent such violations could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. All material payments due from the Par Borrower or its Restricted Subsidiaries on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of the Par Borrower, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
4.20    [Reserved].
4.21    [Reserved].
4.22    Eligible Accounts Receivables. Agent may rely, in determining which Accounts are Eligible Accounts Receivables, on all statements and representations made by Borrowers with respect thereto. Borrowers warrant, with respect to each Account shown as an Eligible Accounts Receivable in a Borrowing Base Report, that:
(a)    it is genuine and in all material respects what it purports to be;
(b)    it arises out of a completed, bona fide sale and delivery of goods or rendition of services in the Ordinary Course of Business, and substantially in accordance with any purchase order, contract or other document relating thereto;
(c)    it is for a sum certain, maturing as stated in the applicable invoice, a copy of which has been furnished or is available to Agent on request;
(d)    it is not subject to any offset, Lien (other than Liens in favor of Agent), deduction, defense, dispute, counterclaim or other adverse condition except as arising in the Ordinary Course of Business and disclosed to Agent; and it is absolutely owing by the Account Debtor, without contingency in any respect;
(e)    no purchase order, agreement, document or Applicable Law restricts assignment of the Account to Agent (regardless of whether, under the UCC, the restriction is ineffective), and the applicable Borrower is the sole payee or remittance party shown on the invoice;

(f)    no extension, compromise, settlement, modification, credit, deduction or return has been authorized or is in process with respect to the Account, except discounts or allowances granted in the Ordinary Course of Business for prompt payment that are reflected on the face of the invoice related thereto and in the reports submitted to Agent hereunder; and
(g)    to the Borrowers’ knowledge,
(i)    there are no facts or circumstances that are reasonably likely to impair the enforceability or collectability of such Account;
(ii)    the Account Debtor had the capacity to contract when the Account arose, continues to meet the applicable Borrower’s customary credit standards, is Solvent, is not contemplating or subject to an Insolvency Proceeding, and has not failed, or suspended or ceased doing business; and
(iii)    there are no proceedings or actions threatened or pending against any Account Debtor that could, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Account Debtor’s financial condition.
4.23    [Reserved].
4.24    [Reserved](a)    .
4.25    Location of Chief Executive Office; Registered Offices.
(a)    The address of each Loan Party’s chief executive office is set forth on Schedule 4.25.
4.26    [Reserved].
4.27    Eligible Renewable Identification Numbers; RFS.
As to each Renewable Identification Number that is identified by Borrowers as Eligible Renewable Identification Numbers in a Borrowing Base Report submitted to Agent, such Renewable Identification Number is not excluded as ineligible by virtue of one or more of the excluding criteria (other than any Agent-discretionary criteria) set forth in the definition of Eligible Renewable Identification Numbers.
4.28    [Reserved].
4.29    [Reserved].
4.30    [Reserved].
4.31    [Reserved].
4.32    [Reserved].
4.33    Insurance. The properties of Loan Parties and their Restricted Subsidiaries are insured with financially sound and reputable insurance companies which are not Affiliates of Loan Parties (unless such Affiliate is a Captive Insurer), in such amounts, with such deductibles and covering such risks (including, without limitation, workmen’s compensation, public liability, business interruption, property damage and directors and officers liability insurance) as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where Loan Parties operate; provided, however, that the Loan Parties and their Restricted Subsidiaries may otherwise self-insure consistent with past practice.
4.34    Security Documents. The Guaranty and Security Agreement and each other Security Document executed and delivered by a Loan Party on the date hereof is effective to create in favor of Agent, for the benefit of the Secured Parties, a valid and enforceable security interest in the Collateral described therein, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting generally the enforcement of creditors’ rights, by general equitable principles (whether enforcement is sought by proceedings in equity or at law) and an implied covenant of good faith and fair dealing. Subject to the terms of the Intercreditor Agreements and except as otherwise provided under Applicable Law (including the UCC), in the case of (i) Collateral with respect to which a security interest may be perfected only by possession or control, upon the taking of possession or control by Agent of such Collateral, and (ii) the other personal property Collateral described in the Guaranty and Security Agreement, when financing statements in appropriate form are filed in the appropriate filing offices and such other filings as are specified by the Guaranty and Security Agreement have been completed, the Liens on the Collateral created by the Guaranty and Security Agreement shall constitute fully perfected Liens on (to the extent that perfection can be achieved under Applicable Law by making such filings or recordings or taking such possession or control and to the extent required by the Guaranty and Security Agreement), and security interests in, all right, title and interest of Obligors in such Collateral, as security for the Obligations, in each case prior to the Liens of any other Person (except Permitted Liens).
4.35    Intermediation Documents. All material Intermediation Documents that are in existence and effective as of the Closing Date (such Intermediation Documents as in effect on the Closing Date, the “Existing Intermediation Documents”) are in full force and effect. No Intermediation Facility is secured by any Lien other than a Lien on Intermediation Collateral, and no event or condition has occurred which would, with the passage of time or the giving of notice or both, constitute an event of default under or permit the termination of, any Intermediation Facility, except to the extent such event of default or termination could not reasonably be expected to cause a Material Adverse Effect.
4.36    Affected Financial Institution. None of Loan Parties is an Affected Financial Institution.
5.    AFFIRMATIVE COVENANTS.
Each Loan Party and Holdings, as applicable, covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations:
5.1    Financial Statements, Reports, Certificates. Loan Parties will deliver to Agent (and if so requested by Agent, with copies to each Lender), each of the financial statements, compliance certificates, reports, and other items set forth on Schedule 5.1 no later than the times specified therein.
Contemporaneously with the delivery of each Compliance Certificate pursuant to Schedule 5.1, the Par Borrower will provide Agent with copies of (x) each material Intermediation Document entered into since the delivery of the previous Compliance Certificate, and (y) each material amendment, restatement, amendment and restatement, supplement or other material modification of any material Intermediation Document entered into since the delivery of the previous Compliance Certificate other than in the ordinary course of the administration of such Intermediation Document.
5.2    Reporting. Loan Parties

(a)    will deliver to Agent (and if so requested by Agent, with copies for each Lender) each of the reports set forth on Schedule 5.2 at the times specified therein, and
(b)    agree to use commercially reasonable efforts in cooperation with Agent to facilitate and implement a system of electronic collateral reporting in order to provide electronic reporting of each of the items set forth on such Schedule.
Borrowers and Agent hereby agree that the delivery of the Borrowing Base Report through Agent’s electronic platform or portal, subject to Agent’s authentication process, by such other electronic method as may be approved by Agent from time to time in its sole discretion, or by such other electronic input of information necessary to calculate the Borrowing Bases as may be approved by Agent from time to time in its sole discretion, shall in each case be deemed to satisfy the obligation of Borrowers to deliver such Borrowing Base Report, with the same legal effect as if such Borrowing Base Report had been manually executed by Borrowers and delivered to Agent.
5.3    Existence.
(a)    Except as otherwise permitted under Section 6.3 or Section 6.4, Holdings and each Loan Party will, and will cause each of Par Borrower’s Restricted Subsidiaries to, at all times preserve and keep in full force and effect such Person’s
(i)    valid existence and good standing in its jurisdiction of organization, except for dissolutions or liquidations
(A)    of any Restricted Subsidiary that is not a Borrower (or direct or indirect parent thereof) whose assets are transferred to a Loan Party (other than an Intermediation Guarantor (except in the case where such transfer is from an Intermediation Subsidiary)); or
(B)    of any non-Guarantor Restricted Subsidiary (1) whose assets are transferred to another non-Guarantor Restricted Subsidiary or (2) whose existence is no longer desirable in the conduct of the business of the Borrower and its Restricted Subsidiaries, taken as a whole, and,
(ii)    except as could not reasonably be expected to result in a Material Adverse Effect, good standing with respect to all other jurisdictions in which it is qualified to do business and any rights, franchises, permits, licenses, accreditations, authorizations, or other approvals material to their businesses.
(b)    Promptly following any request therefor, Holdings and the Borrowers will provide all information and documentation reasonably requested by the Agent or any Lender for purposes of compliance with applicable “know your customer” requirements under the Patriot Act, the Beneficial Ownership Regulation or other applicable anti-money laundering laws.
5.4    Maintenance of Properties. Each Loan Party will, and will cause each of its Restricted Subsidiaries to, maintain and preserve all of its assets that are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear, tear, casualty, or condemnation by power of eminent domain excepted and Permitted Dispositions excepted (and except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect), and comply with the material provisions of all material leases to which it is a party as lessee, so as to prevent the loss or forfeiture thereof (except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect).
5.5    Taxes. Each Loan Party will, and will cause each of its Restricted Subsidiaries to, pay in full before delinquency or before the expiration of any extension period all material Taxes imposed, levied, or assessed against it, or any of its assets or in respect of any of its income, businesses, or franchises, except to the extent that (a) the validity of such governmental assessment or Tax is the subject of a Permitted Protest or (b) the failure to pay such governmental assessment or Tax could not reasonably be expected to result in a Material Adverse Effect.
5.6    Insurance.
Each Loan Party will, and will cause each of its Restricted Subsidiaries to, at Loan Parties’ expense, maintain insurance respecting each of each Loan Party’s and its Restricted Subsidiaries’ assets wherever located, covering liabilities, losses or damages as are customarily are insured against by other Persons engaged in same or similar businesses and similarly situated and located. All such policies of insurance shall be with financially sound and reputable insurance companies and in such amounts as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated and located; provided, however, that such insurance may be with a Captive Insurer or otherwise self-insured consistent with past practice. All property insurance policies covering the Collateral are to be made payable to Agent for the benefit of the Secured Parties, as their interests may appear, in case of loss, pursuant to a standard lender’s loss payable endorsement with a standard, non-contributory “lender” or “secured party” clause All certificates of property and general liability insurance are to be delivered to Agent, with (unless otherwise agreed by Agent in its discretion) the lender’s loss payable (but only in respect of Collateral) and additional insured endorsements in favor of Agent, and the Loan Parties shall use commercially reasonable efforts to cause the applicable insurance company to provide for not less than thirty (30) days (ten (10) days in the case of non-payment) prior written notice to Agent of the exercise of any right of cancellation. If any Loan Party or its Restricted Subsidiaries fails to maintain such insurance, Agent may, based on the exercise of reasonable (from the perspective of a secured lender) business judgment and after giving the Loan Parties prior written notice of the same (unless an Event of Default has occurred and is continuing, in which case no such prior notice is necessary), arrange for such insurance, but at Loan Parties’ expense and without any responsibility on Agent’s part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims.
The Borrower shall give Agent prompt notice of any loss exceeding $5,000,000 covered by their or their Restricted Subsidiaries’ casualty or business interruption insurance. Unless a Default or Event of Default shall exist or have occurred and be continuing, to the extent that Agent receives proceeds of insurance maintained by a Loan Party, such proceeds shall be applied in accordance with Section 2.4. Upon the occurrence and during the continuance of an Event of Default, Agent shall have the sole right to file claims under any property and general liability insurance policies in respect of the Collateral, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.
If at any time the area in which any Real Property that is subject to a Security Document is located is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), obtain and maintain flood insurance in such total amount and on terms that are satisfactory to Agent and all Lenders from time to time, and otherwise comply with the Flood Laws or as is otherwise satisfactory to Agent and all Lenders.

5.7    Inspections; Examinations; Books and Records.
(a)    Each Loan Party will, and will cause each of its Restricted Subsidiaries to, permit Agent and its duly authorized representatives or agents (or during the continuation of an Event of Default, any Lender) to visit any of its properties and inspect any of its assets or books and records, to examine and make copies of its books and records, and to discuss its affairs, finances, and accounts with, and to be advised as to the same by, its officers and employees (provided an authorized representative of the Par Borrower shall be allowed to be present) at such reasonable times and intervals as Agent or ay Lender, as applicable, may designate and with reasonable prior notice to the Par Borrower and during regular business hours and no more often than once in the aggregate for the Agent and the Lenders, as the case may be, in any twelve (12) consecutive month period (unless an Event of Default has occurred and is continuing, in which case there shall be no limit to the number or frequency of such visitations or inspections while such Event of Default is continuing).
(b)    Each Loan Party will, and will cause each of its Restricted Subsidiaries to, maintain proper books of record and account, in which full, true and correct in all material respects entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Par Borrower or such Restricted Subsidiary, as the case may be; and maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Par Borrower or such Restricted Subsidiary, as the case may be.
(c)    Each Loan Party will, and will cause each of its Restricted Subsidiaries to, permit Agent and each of its duly authorized representatives or agents to conduct field examinations, appraisals and valuations at such reasonable times during normal business hours and intervals as Agent may designate and, so long as no Event of Default has occurred and is continuing, with reasonable prior notice to Administrative Borrower. In connection therewith, Borrowers shall pay to Agent, field examination, appraisal, and valuation fees and charges, as and when incurred or chargeable, as follows (i) a fee of $1,000 per day, per examiner, plus reasonable and documented out-of-pocket expenses (including travel, meals, and lodging) for each field examination, appraisal and valuation of Loan Parties and their Restricted Subsidiaries performed by personnel employed by Agent, and (ii) the fees or charges paid or incurred by Agent (but, in any event, no less than a charge of $1,000 per day, per Person, plus reasonable and documented out-of-pocket expenses (including travel, meals, and lodging)) if it elects to employ the services of one or more third Persons to perform field examinations of any Loan Party or its Restricted Subsidiaries, to appraise the Collateral, or any portion thereof, or to assess any Loan Party’s or Restricted Subsidiary’s business valuation; provided, that, subject to the provisions of this clause (c), Loan Parties shall solely be required to pay to Agent any such fees, charges, and expenses in connection with no more than one (1) examination, appraisal or valuation with respect to Loan Parties, in each case in any twelve (12) consecutive month period; provided, further, that if Excess Availability at any time for a three (3) consecutive Business Day period is less than the greater of (1) $10,000,000 (or, after consummation of the Billings Acquisition Increase, $40,000,000) and (2) 15% of the lesser of the Borrowing Base and the Maximum Revolver Amount), Loan Parties shall be required to pay for one (1) additional examination, appraisal or valuation in any twelve (12) consecutive month period; provided, further, (x) that if a Default or Event of Default exists, such field examinations, appraisals and valuations shall be conducted as often as Agent may request, all at Borrowers’ expense and (y) with respect to the Billings Field Exam, two additional customary field exams or collateral audits within one year after the Billings Acquisition shall be provided at Borrowers’ expense. Except as provided in the definition of “Borrowing Base” with respect to the Billings Acquisition, no Borrowing Base calculation shall include Collateral acquired in an Acquisition or otherwise outside the Ordinary Course of Business (i) until completion of applicable field examinations and appraisals (which shall not be included in the limits of above) satisfactory to Agent or (ii) as agreed to by the Agent in its sole discretion.

5.8    Compliance with Laws. Each Loan Party will, and will cause each of its Restricted Subsidiaries to, comply with the requirements of all Applicable Laws, other than where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
5.9    Environmental. Each Loan Party will, and will cause each of its Restricted Subsidiaries to,
(a)    Keep any property either owned or operated by any Loan Party or its Restricted Subsidiaries free of any Environmental Liens or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens, except to the extent that any failure to do so could not reasonably be expected to have a Material Adverse Effect,
(b)    Comply with Environmental Laws and Environmental Permits held by any Loan Party or its Restricted Subsidiaries, except to the extent that any failure to do so could not reasonably be expected to have a Material Adverse Effect and provide to Agent documentation confirming such compliance which Agent reasonably requests in writing,
(c)    Promptly notify Agent following discovery by any Loan Party or its Restricted Subsidiaries of any material Release of a Hazardous Material from or onto property owned or operated by any Loan Party or its Restricted Subsidiaries, or from or onto any other property that could reasonably be expected to result in a material Environmental Action against or a material Environmental Liability of any Loan Party, and take any Remedial Actions required by applicable Environmental Law to abate said Release or otherwise to come into compliance, in all material respects, with applicable Environmental Law, and
(d)    Promptly, but in any event within ten (10) Business Days of its receipt thereof, provide Agent with written notice of any of the following: (i) notice that a material Environmental Lien has been filed against any of the material real or personal property of a Loan Party or its Restricted Subsidiaries that constitutes Collateral, (ii) notice of a commencement of any material Environmental Action or written notice that a material Environmental Action will be filed against a Loan Party or its Restricted Subsidiaries, (iii) written notice of a violation, citation, or other Environmental Action, other than any with respect to a violation, citation or other Environmental Action that could not reasonably be expected to have a Material Adverse Effect and (iv) the revocation, suspension, or material adverse modification of any Environmental Permit, other than any such action that could not reasonably be expected to have a Material Adverse Effect.
5.10    Compliance with Material Contracts. Each Loan Party will, and will cause each Restricted Subsidiary to, comply with all Material Contracts, except to the extent that such noncompliance, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
5.11    Formation of Subsidiaries. Each Loan Party will, within forty-five (45) days (or such later date as permitted by Agent in its sole discretion) of the time that any Loan Party forms any direct or indirect wholly-owned Subsidiary or acquires any direct or indirect wholly-owned Subsidiary after the Closing Date (provided, that
(i)    a designation in accordance with Section 6.11 resulting in an Unrestricted Subsidiary becoming a Restricted Subsidiary,
(ii)     any Restricted Subsidiary ceasing to constitute an Immaterial Subsidiary,

(iii)     any Restricted Subsidiary ceasing to constitute an Excluded Subsidiary pursuant to the proviso set forth in the definition of “Excluded Subsidiary,” and
(iv)     an Intermediation Subsidiary ceases to be an Intermediation Subsidiary but remains a Restricted Subsidiary, in each case, shall be deemed to constitute the acquisition of a Subsidiary for all purposes of this Section 5.11):
(a)    Unless such new Subsidiary is an Excluded Subsidiary or an Unrestricted Subsidiary, cause such new Subsidiary to provide to Agent an update to the Perfection Certificate, a joinder to any applicable Intercreditor Agreement in substantially the form attached as an exhibit thereto as required thereby, a joinder to the Guaranty and Security Agreement, together with such other security agreements, as well as appropriate financing statements and transmitting utility filings, all in form and substance reasonably satisfactory to Agent (including being sufficient to grant Agent, for the benefit of the Secured Parties, a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary); provided, that the joinder to the Guaranty and Security Agreement, and such other security agreements shall not be required to be provided to Agent with respect to any Subsidiary of any Loan Party that is a FSHCO or CFC, and
(b)    provide to Agent all other documentation, including the Governing Documents of such Subsidiary and one or more opinions of counsel covering customary matters related thereto reasonably satisfactory to Agent and substantially consistent with those delivered on the Closing Date other than changes to such legal opinion resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Agent;
provided, that in the case of clause (iv) above, such former Intermediation Subsidiary shall not be required to deliver any documentation to Agent pursuant to this Section 5.11 to the extent that it has previously done so under this Agreement, unless reasonably requested by Agent.
5.12    Further Assurances.
(a)    Each Obligor will, and will cause each of Holdings and the other Loan Parties to, at any time upon the reasonable request of Agent, execute or deliver to Agent any and all financing statements, fixture filings, security agreements, pledges, assignments, and all other documents (the “Additional Documents”) that Agent may reasonably request in form and substance reasonably satisfactory to Agent, to create, perfect, and continue perfected or to better perfect (in each case to the extent required by the Guaranty and Security Agreement) Agent’s Liens in all of the Collateral (and such other property purported to be Collateral) of each Obligor and in order to fully consummate all of the transactions contemplated hereby and under the other Loan Documents; provided, that the foregoing shall not apply to any Subsidiary of Borrower that is a CFC or FSHCO.
(b)    In furtherance of, and not in limitation of, the foregoing, Holdings and each Loan Party shall take such actions as Agent may reasonably request from time to time to ensure that the Obligations are Guaranteed by the Guarantors and are secured by the Collateral (and such other property purported to be Collateral) in each case to the extent required by the Guaranty and Security Agreement.
(c)    Notwithstanding anything to the contrary contained herein (including Section 5.11 hereof and this Section 5.12) or in any other Loan Document,

(i)    Agent shall not accept delivery of any mortgage of Real Property from any Loan Party unless each of the Lenders has received 45 days prior written notice thereof and Agent has received confirmation from each Lender that such Lender has completed its flood insurance diligence, has received copies of all flood insurance documentation and has confirmed that flood insurance compliance has been completed as required by the Flood Laws or as otherwise satisfactory to such Lender and
(ii)    Agent shall not accept delivery of any joinder to any Loan Document with respect to any Subsidiary of any Loan Party that is not a Loan Party, if such Subsidiary that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, unless such Subsidiary has delivered a Beneficial Ownership Certification in relation to such Subsidiary and Agent has completed its Patriot Act searches, OFAC/PEP searches and customary individual background checks for such Subsidiary, the results of which shall be satisfactory to Agent.
5.13    [Reserved].
5.14    Compliance with ERISA and the IRC. In addition to and without limiting the generality of Section 5.8, each Loan Party will, and will cause each of its Restricted Subsidiaries to
(a)    except where the failure to so comply could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, comply with applicable provisions of ERISA and the IRC with respect to all Employee Benefit Plans,
(b)    except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, not take any action or fail to take action the result of which could result in a Loan Party or ERISA Affiliate incurring a liability to the PBGC or to a Multiemployer Plan (other than to pay contributions or premiums payable in the ordinary course),
(c)    not allow any facts or circumstances to exist with respect to one or more Employee Benefit Plans that, in the aggregate, reasonably could be expected to result in a Material Adverse Effect,
(d)    not participate in any prohibited transaction that could result in other than a de minimis civil penalty excise Tax, fiduciary liability or correction obligation under ERISA or the IRC,
(e)    operate each Employee Benefit Plan in such a manner that will not incur any material tax liability under the IRC (including Section 4980B of the IRC), and
(f)    furnish to Agent upon Agent’s written request such additional information about any Employee Benefit Plan for which any Loan Party or ERISA Affiliate could reasonably expect to incur any material liability.
With respect to each Pension Plan except as could not reasonably be expected to result in material liability to Loan Parties, Loan Parties, their Subsidiaries and the ERISA Affiliates shall (i) satisfy in full and in a timely manner, without incurring any late payment or underpayment charge or penalty and without giving rise to any Lien, all of the contribution and funding requirements of the IRC and of ERISA, and (ii) pay, or cause to be paid, to the PBGC in a timely manner, without incurring any late payment or underpayment charge or penalty, all premiums required pursuant to ERISA.
5.15    ABL Collateral Administration.
(a)    Borrowing Base Reports.

(i)    Borrowers shall deliver to Agent (and Agent shall promptly deliver same to Lenders) a Borrowing Base Report
(A)    as of the close of business of the previous month by the 20th day of each month,
(B)    during any Borrowing Base Reporting Trigger Period, as of the close of business of the previous week by Wednesday of each week (or if a Wednesday is not a Business Day, the next succeeding Business Day),
(C)    at the option of the Borrowers, during the 60 day period immediately following the consummation of the Billings Acquisition, as of the close of business of the previous week by Wednesday of each week (or if a Wednesday is not a Business Day, the next succeeding Business Day),
(D)    at such other times as Agent may request after a Default or Event of Default has occurred and is continuing,
(E)     upon any Disposition of Borrowing Base Assets (including by way of release of a Guarantor or designation of an Intermediation Subsidiary) not in the Ordinary Course of Business in excess of 5.0% of the Borrowing Base, and
(F)    upon designation of any Restricted Subsidiary as an Unrestricted Subsidiary and
        in the case of clauses (E) and (F), such Borrowing Base Report shall demonstrate no pro forma Overadvance.
(ii)    All information (including calculation of Availability) in a Borrowing Base Report shall be certified by Administrative Borrower. Agent may from time to time adjust any such report
(A)    to reflect Agent’s reasonable estimate of declines in value of Collateral, due to collections received in the Dominion Account or otherwise;
(B)    to adjust advance rates to reflect changes in dilution, quality, mix and other factors affecting Collateral; and
(C)    to the extent any information or calculation does not comply with this Agreement.
(b)    Accounts.
(i)    Records and Schedules of Accounts.
(A)    Each Obligor shall keep accurate and complete records of its Accounts in all material respects, including all payments and collections thereon, and shall submit to Agent sales, collection, reconciliation and other reports in form reasonably satisfactory to Agent, on such periodic basis as Agent may reasonably request in its Permitted Discretion.

(B)    Each Borrower shall also provide to Agent, on or before the 20th day of each month and, during any Borrowing Base Reporting Trigger Period, by Wednesday of each week (or if a Wednesday is not a Business Day, the next succeeding Business Day), a detailed aged trial balance of all Accounts as of the end of the preceding month and, during any Borrowing Base Reporting Trigger Period, as of the end of the preceding week, specifying each Account’s Account Debtor name and address, amount, invoice date and due date, showing any discount, allowance, credit, authorized return or dispute, and including such proof of delivery, copies of invoices and invoice registers, copies of related documents, repayment histories, status reports and other information as Agent may reasonably request; provided that Agent and the Lenders understand that information delivered during a Borrowing Base Reporting Trigger Period may be preliminary and subject to customary month-end adjustments.
(ii)    Taxes. If an Account of any Obligor includes a charge for any Taxes, Agent is authorized, during the continuance of an Event of Default, in its discretion, to pay the amount thereof to the proper taxing authority for the account of such Obligor and to charge Obligors therefor; provided, however, that neither Agent nor Lenders shall be liable for any Taxes that may be due from Obligors or with respect to any Collateral.
(iii)    Account Verification. During the existence of an Event of Default, Agent shall have the right at any time, in the name of Agent, any designee of Agent or any Obligor, to verify the validity, amount or any other matter relating to any Accounts of Obligors by mail, telephone or otherwise. Obligors shall cooperate fully with Agent in an effort to facilitate and promptly conclude any such verification process.
(iv)    Maintenance of Dominion Account.
(A)    Obligors shall maintain Dominion Accounts pursuant to lockbox or other arrangements acceptable to Agent in its Permitted Discretion. Obligors shall obtain an agreement (in form and substance satisfactory to Agent in its Permitted Discretion) from each lockbox servicer and Dominion Account bank, establishing Agent’s control over and Lien in the lockbox or Dominion Account, which may be exercised by Agent during any Cash Dominion Period, requiring immediate deposit of all remittances received in the lockbox to a Dominion Account, and waiving or subordinating offset rights of such servicer or bank, except for customary administrative charges.
(B)    Agent and Lenders assume no responsibility to Obligors or their Restricted Subsidiaries for any lockbox arrangement or Dominion Account, including any claim of accord and satisfaction or release with respect to any Payment Items accepted by any bank.
(v)    Proceeds of Collateral.
(A)    Obligors shall request in writing and otherwise take all commercially reasonably necessary steps to ensure that all payments on Accounts are made directly to a Dominion Account (or a lockbox relating to a Dominion Account).
(B)    If any Obligor or Restricted Subsidiary receives cash or Payment Items with respect to any Collateral, it shall hold same in trust for Agent and promptly (not later than the next Business Day) deposit same into a Dominion Account.

(c)    Proceeds of Term Loan Collateral. Identifiable proceeds of Dispositions of Term Loan Collateral, and identifiable proceeds of insurance resulting from casualty of the Term Loan Collateral and of awards arising from condemnation of the Term Loan Collateral to the extent deposited in the Term Loan Collateral Proceeds Account, (i) may not be commingled with any other funds and (ii) shall at all times remain segregated funds, separate and apart from any other funds of the Borrowers and their Subsidiaries.
(d)    Deposit Accounts; Securities Accounts.
(i)    (A)    Subject to Section 3.6, each Borrower and other Obligor shall take all actions necessary to establish Agent’s control of (1) each Deposit Account that is a collection or concentration account or required by Section 5.15(d)(ii)(B), (2) each Securities Account and (3) each new Deposit Account and Securities Account opened after the Closing Date (in each case, other than (w) accounts exclusively used for payroll, taxes, trust, employee wage and benefit payments and other fiduciary deposit accounts, (x) zero balance accounts (other than zero balance accounts that are collection or concentration accounts), (y) the Term Loan Collateral Proceeds Account and (z) accounts containing not more than $1,000,000 individually and $5,000,000 in the aggregate for all such accounts under this clause (z) at any time (each an “Excluded Account” and collectively for all such accounts in clauses (w) through (z) above, the “Excluded Accounts”)). Unless an Event of Default or Cash Dominion Period then exists, Agent agrees not to give any instruction under any Control Agreement directing disposition of funds in any account subject to such Control Agreement.
(B)    Each Borrower and each other Obligor shall be the sole account holder of each Deposit Account (other than an Excluded Account) and Securities Account (other than an Excluded Account) and shall not allow any other Person (other than Agent) to have control over a Deposit Account or a Securities Account (other than the Term Loan Collateral Proceeds Account) or any Property deposited therein.
(C)    Each Borrower and each other Obligor shall promptly notify Agent of any opening of a Deposit Account or a Securities Account (in each case other than an Excluded Account).
(D)    Within 120 days of the Closing Date, each Obligor shall request and otherwise take such commercially reasonable steps to ensure that all Account Debtors forward payment directly to lockboxes and Dominion Accounts maintained pursuant to and in accordance with Section 5.10(b)(iv).
(E)    All Net Cash Proceeds of the sale or other disposition of any Collateral, shall be deposited directly into the applicable Dominion Accounts.
(ii)    (A)    Within 120 days of the Closing Date, until payment in full of the Obligations, each Borrower and the other Obligors shall establish and maintain their primary depository and treasury management relationships with the Agent or any of its Affiliates, except for (i) Excluded Accounts, (ii) other operating and Deposit Accounts maintained with financial institutions located in Hawaii with whom the Obligors currently have accounts, with an aggregate average monthly balance for all such accounts not to exceed $15,000,000; provided that the Agent may increase such $15,000,000 threshold or approve additional financial institutions located in Hawaii in its sole discretion, (iii) Deposit Accounts with Bank of America, N.A. or one or more of its Affiliates in relation to Accounts Set-up Under the ExxonMobil SAP Clone, (iv) one or more Deposit Accounts with Fifth Third Bank, National Association or its Affiliates in

aggregate amounts not to exceed $50,000,000, and (v) depository or treasury management services for which the Agent or one of its Affiliates do not provide in the applicable jurisdiction.
(B)    At all times (subject to Section 3.6), all operating and Deposit Accounts described in Section 5.15(d)(ii)(A)(ii) shall be subject to a Deposit Account Control Agreement.
(e)    Power of Attorney. Each Obligor hereby irrevocably constitutes and appoints Agent (and all Persons designated by Agent) as such Obligor’s true and lawful attorney (and agent-in-fact) for the purposes provided in this Section. Agent, or Agent’s designee, may, without notice and in either its or an Obligor’s name, but at the cost and expense of the Borrowers and the other Obligors:
(i)    During an Event of Default to the extent any of the following relate to the Collateral,
(A)    endorse any Obligor’s name on any Payment Item or other proceeds of Collateral (including proceeds of insurance) that come into Agent’s possession or control;
(B)    notify any Account Debtors of the assignment of their Accounts, demand and enforce payment of Accounts by legal proceedings or otherwise, and generally exercise any rights and remedies with respect to Accounts;
(C)    settle, adjust, modify, compromise, discharge or release any Accounts or other Collateral, or any legal proceedings brought to collect Accounts or Collateral;
(D)    sell or assign any Accounts and other Collateral upon such terms, for such amounts and at such times as Agent deems advisable;
(E)    collect, liquidate and receive balances in Deposit Accounts, Securities Accounts or investment accounts, and take control, in any manner, of proceeds of Collateral;
(F)    prepare, file and sign an Obligor’s name to a proof of claim or other document in a bankruptcy of an Account Debtor, or to any notice, assignment or satisfaction of Lien or similar document;
(G)    receive, open and dispose of mail addressed to any Obligor, and notify postal authorities to deliver any such mail to an address designated by Agent;
(H)    endorse any Chattel Paper, Document, Instrument, bill of lading, or other document or agreement relating to any Accounts, Inventory or other Collateral;
(I)    use an Obligor’s stationery and sign its name to verifications of Accounts and notices to Account Debtors;
(J)    use information contained in any data processing, electronic or information systems relating to Collateral;
(K)    make and adjust claims under insurance policies;

(L)    take any action as may be necessary or appropriate to obtain payment under any letter of credit, banker’s acceptance or other instrument for which an Obligor is a beneficiary; and
(M)    take all other actions with respect to the Collateral as Agent deems appropriate to fulfill an Obligor’s obligations under the Loan Documents.
5.16    [Reserved].
5.17    Landlord and Storage Agreement.
(a)    Upon the reasonable request of Agent, the Borrowers shall, and shall cause each of their Restricted Subsidiaries to, provide to the Agent, copies of all material lease, storage, pipeline and similar agreements and material amendments and modifications thereto, between any Borrower or any Restricted Subsidiary and any landlord, warehouseman, processor, shipper, bailee or other Person that owns or operates any premises or facility where any Borrowing Base Assets are located.
5.18    OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws. Holdings and each Loan Party will, and will cause each of its Subsidiaries to comply in all material respects with all applicable Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. Holdings shall implement and maintain in effect policies and procedures designed to ensure compliance by Holdings, the Loan Parties and Par Borrower’s Subsidiaries and their respective directors, officers, employees, agents and Affiliates with all Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws.
5.19    Beneficial Ownership Regulation. Each Loan Party will notify the Agent and each Lender that previously received a Beneficial Ownership Certification (or a certification that the Par Borrower qualifies for an express exclusion to the “legal entity customer” definition under the Beneficial Ownership Regulation) of any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified therein (or, if applicable, the Par Borrower’s ceasing to fall within an express exclusion to the definition of “legal entity customer” under the Beneficial Ownership Regulation) and promptly upon the reasonable request of the Agent or any Lender, provide the Agent or directly to such Lender, as the case may be, any information or documentation requested by it for purposes of complying with the Beneficial Ownership Regulation.
5.20    Intermediation Documents. Each Loan Party will, and will cause each of its Restricted Subsidiaries to,
(i)     perform and observe all the terms and provisions of each Intermediation Document entered into in connection with, or related to, any Intermediation Facility to be performed or observed by it,
(ii)     maintain each such Intermediation Document in full force and effect except to the extent such Intermediation Document is no longer used or useful in the conduct of the business of Loan Parties or Restricted Subsidiaries in the ordinary course of business, consistent with past practices, and
(iii)     enforce each such Intermediation Document in accordance with its terms, except, in each case, where the failure to do so, either individually or in the aggregate, could not be reasonably likely to have a Material Adverse Effect.

6.    NEGATIVE COVENANTS.
Each Loan Party (and in the case of Section 6.18, Holdings) covenants and agrees that, until the termination of all of the Commitments and the payment in full of the Obligations:
6.1    Indebtedness. Each Obligor will not, and will not permit any of its Restricted Subsidiaries other than Intermediation Subsidiaries to, create, incur, assume, suffer to exist, Guarantee, or otherwise become or remain liable with respect to any Indebtedness, except for Permitted Indebtedness.
6.2    Liens. Each Obligor will not, and will not permit any of its Restricted Subsidiaries other than Intermediation Subsidiaries to, create, incur, assume, or suffer to exist, any Lien on or with respect to any of its assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens.
6.3    Restrictions on Fundamental Changes. Each Obligor will not, and will not permit any of its Restricted Subsidiaries other than Intermediation Subsidiaries to,
(a)    Consolidate, amalgamate or merge with or into another Person (whether or not a Borrower is the surviving corporation) or sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties and assets of the Par Borrower and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:
(i)    either
(A)    a Borrower or a Guarantor shall be the continuing or surviving Person; provided,
(1)    if a Borrower is involved, a Borrower shall be the continuing or surviving Person
(2)    if a Guarantor that is not an Intermediation Subsidiary is involved and such other Person is not a Borrower, such Guarantor shall be the continuing or surviving Person, or

(B)    the Person formed by or surviving any such consolidation, amalgamation or merger (if other than a Borrower or a Restricted Subsidiary, as applicable) or to which such Disposition will have been made
(1)    is organized or existing under the laws of the United States, any state thereof or the District of Columbia and
(2)    assumes all the obligations of such Borrower or such Restricted Subsidiary under the Loan Documents pursuant to agreements reasonably satisfactory to the Agent;
(ii)    immediately after giving effect to such transaction, no Default or Event of Default exists;
(iii)    immediately after giving effect to such transaction on a pro forma basis,

(A)    the Borrower or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than a Borrower or a Restricted Subsidiary, as applicable), or to which such Disposition will have been made, will be permitted to incur at least $1.00 of additional Indebtedness under sub-clause (c) of the definition of “Permitted Indebtedness” or
(B)    the Fixed Charge Coverage Ratio for the Par Borrower immediately after such transactions would be higher than prior to such transaction; and
(iv)    each Guarantor, unless such Guarantor is the Person with which a Borrower has entered into a transaction under this covenant, will have by amendment to the Guaranty and Security Agreement confirmed that the Guaranty and Security Agreement will apply to the obligations of the Borrower or the surviving Person in accordance with this Agreement, in a manner reasonably satisfactory to the Agent.
(b)    lease all or substantially all of the properties or assets of the Par Borrower and its Restricted Subsidiaries considered on a consolidated basis, in one or more related transactions, to any other Person.
(c)    Clauses (ii), (iii) and (iv) of Section 6.3(a) will not apply
(x)    to any merger, amalgamation, consolidation or sale, assignment, transfer, conveyance or other disposition of assets
(A)     (1) between or among the Par Borrower and any of its Restricted Subsidiaries or (2) between the Par Borrower and its Restricted Subsidiaries, on the one hand, and any Subsidiary of the Par Borrower that is not a Restricted Subsidiary, on the other hand, in each case of clauses (1) and (2), so long as the survivor of such merger, amalgamation or consolidation is the Par Borrower or a Restricted Subsidiary (as applicable) (and (x) if either entity was a Borrower, a Borrower, and (y) if either entity was a Guarantor that is not an Intermediation Subsidiary, a Borrower or a Guarantor that is not an Intermediation Subsidiary) or
(B)    effected in connection with a Disposition permitted by Section 6.4 or an Investment permitted by Section 6.7 or
(y)     if, in the good faith determination the Par Borrower, the sole purpose of the transaction is to change the jurisdiction of incorporation of the Borrower.
(d)    Section 6.3(a) and (b) shall not apply to
(i)    any transfer of assets by a Borrower to any other Borrower or any Guarantor (other than an Intermediation Subsidiary),
(ii)    any transfer of assets among Guarantors to a Borrower,
(iii)    any transfer of assets by a Restricted Subsidiary that is not a Guarantor to (x) another Restricted Subsidiary that is not a Guarantor or (y) a Borrower or any Guarantor,
(iv)    any merger, amalgamation or consolidation of two Subsidiaries that are not Borrowers so long as the surviving entity is a Restricted Subsidiary and

(A)    if either of such Subsidiaries was a Guarantor, so long as the surviving entity is a Guarantor; provided that if any such Guarantor is not an Intermediation Subsidiary, such surviving entity shall be a Guarantor that is not an Intermediation Subsidiary,
(v)    any merger, amalgamation or consolidation effected in connection with a Disposition permitted by Section 6.4 or an Investment permitted by Section 6.7.
(e)    Upon any consolidation or merger, or any sale, assignment, transfer, conveyance or other disposition of all or substantially all of the assets of a Borrower in accordance with Section 6.3(a) or (b) hereof, the successor formed by such consolidation or into or with which such Borrower is merged or to which such sale, assignment, transfer, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, assignment, conveyance or other disposition, the provisions of this Agreement referring to such “Borrower” shall refer instead to the successor and not to such Borrower), and may exercise every right and power of such Borrower under this Agreement with the same effect as if such successor Person had been named as such Borrower herein and the predecessor will be released from all obligations.
6.4    Disposal of Assets. Other than Permitted Dispositions or transactions expressly permitted by Sections 6.3, each Obligor will not, and will not permit any of its Restricted Subsidiaries to Dispose of any of its or their assets (including by an allocation of assets among newly divided limited liability companies pursuant to a “plan of division”).
6.5    Nature of Business. Each Loan Party will not, and will not permit any of its Restricted Subsidiaries to, engage in any material line of business substantially different from those lines of business conducted by the Borrowers and their Restricted Subsidiaries on the Closing Date or any business reasonably related, ancillary, incidental or complementary thereto, or reasonable extensions thereof.
6.6    Prepayments and Amendments. Each Obligor will not, and will not permit
(a)    any of its Restricted Subsidiaries to amend, modify or change any of the terms or provisions of:
(i)    any Term Facility Document governing a Material Term Facility, except as not prohibited hereunder and does not contravene the Collateral Rights Agreement; and
(ii)    any Intermediation Document in a manner that could reasonably be expected to have a Material Adverse Effect.
(b)    any of its Restricted Subsidiaries (other than Intermediation Subsidiaries) to. except in connection with Refinancing Indebtedness permitted by Section 6.1,
(i)    optionally prepay, redeem, defease, purchase, or otherwise acquire
(A)    any contractually subordinated Indebtedness of any Loan Party or its Restricted Subsidiaries, unless permitted at such time under the subordination terms and conditions,
(B)    any Indebtedness of any Loan Party or its Restricted Subsidiaries that is secured by a Lien (1) on the Collateral that is junior to Agent’s Liens or (2) on the Term Loan Collateral that is junior to the Liens that secure the Initial Term Loans, or

(C)    any other Indebtedness under any Term Facility governing a Material Term Facility (including the Term Loans (and any Refinancing Indebtedness in respect thereof)), in each case, unless the Payment Conditions are satisfied, or
(ii)    make any payment on account of Indebtedness that has been contractually subordinated in right of payment to the Obligations if such payment is not permitted at such time under the subordination terms and conditions.
6.7    Restricted Payments.
(a)    The Par Borrower shall not, nor shall it permit any Restricted Subsidiary other than any Intermediation Subsidiaries to
(1)    declare or pay (without duplication) any dividend or make any other payment or distribution on account of the Par Borrower’s or any of its Restricted Subsidiaries’ Equity Interests or to the direct or indirect holders of the Par Borrower’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends, payments or distributions (A) payable in additional Equity Interests (other than Disqualified Equity Interests) of the Par Borrower or any Restricted Subsidiary, (B) to the Par Borrower or a Guarantor (other than an Intermediation Guarantor) or (C) by an Intermediation Subsidiary);
(2)    purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Par Borrower held by Persons other than the Par Borrower or any of its Restricted Subsidiaries;
(3)    make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is expressly subordinated in right of payment to the Loans or the Guaranty and Security Agreement, except
(x)     a payment of principal or interest at the stated maturity thereof,
(y)     the purchase, repurchase or other acquisition of any such Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase or other acquisition or
(z)     any Indebtedness incurred pursuant to clause (f) of the definition of “Permitted Indebtedness”; or
(4)    make any Restricted Investment (all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:
(i)    no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;
(ii)    the Par Borrower would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to Incur at least $1.00 of additional Indebtedness under sub-clause (c) of the definition of “Permitted Indebtedness”; and
(iii)    such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Par Borrower and its Restricted Subsidiaries after the Closing Date (excluding Restricted Payments permitted by clauses (ii) to (vi) and (viii) to (xii) of Section 6.7(b) hereof), is less than the sum, without duplication, of:
(A)    [reserved],
(B)    100% of the aggregate net cash proceeds (or the aggregate fair market value of any property or assets (such fair market value as determined in the good faith reasonable judgment of the Par Borrower)) received by the Par Borrower since June 30, 2022, as a contribution Not Otherwise Applied to its common equity capital or from the issue or sale of Equity Interests (other than Disqualified Equity Interests) of the Par Borrower or from the Incurrence of Indebtedness of the Par Borrower that has been converted into or exchanged for such Equity Interests (other than Equity Interests sold to, or Indebtedness held by, a Subsidiary of the Par Borrower), plus
(C)    with respect to Restricted Investments made by the Par Borrower and its Restricted Subsidiaries after June 30, 2022, an amount equal to the net reduction in such Investments in any Person resulting from dividends, distributions, repayments of loans or advances, or other transfers of assets, in each case to the Par Borrower or any Restricted Subsidiary or from the net cash proceeds from the sale of any such Investment (except, in each case, to the extent any such payment or proceeds are included in the calculation of Consolidated Net Income), from the release of a Guarantee (except to the extent any amounts are paid under such Guarantee ), not to exceed, in each case, the amount of Restricted Investments previously made by the Par Borrower or any Restricted Subsidiary in such Person or Unrestricted Subsidiary after June 30, 2022, plus
(D)    any cash dividends or distributions received by the Par Borrower or any Restricted Subsidiary from any Unrestricted Subsidiaries since June 30, 2022, to the extent not included in Consolidated Net Income; plus
(E)    to the extent any Unrestricted Subsidiary is redesignated as a Restricted Subsidiary after the Closing Date, the fair market value of the Par Borrower’s Investment in such Subsidiary as of the date of such redesignation (such fair market value as determined in the good faith reasonable judgment of the Borrower); plus
(F)    any Declined Proceeds since the Closing Date;
(b)    The foregoing provisions of Section 6.7(a) shall not prohibit, so long as, in the case of clauses (vii), (x), (xi) and (xii) of this Section 6.7(b), no Default or Event of Default has occurred and is continuing or would be caused thereby:
(i)    the payment of any dividend within 75 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of this Agreement, provided that, if such compliance is pursuant to the below clause (xi), the Borrowers shall promptly notify the Agent in writing of their intent to utilize this clause (i), and the Agent in its Permitted Discretion may institute a reserve with respect to the amount of such declared dividend from the date of such declaration until the date of such payment;

(ii)    the payment of any dividend by a Restricted Subsidiary of the Par Borrower to the holders of any class of its Equity Interests on a pro rata basis among holders of such class;
(iii)    the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of the Borrowers or any Guarantor or of any Equity Interests of the Par Borrower or any Restricted Subsidiary in exchange for, or out of the net cash proceeds of a contribution to the common equity of the Par Borrower or a substantially concurrent sale (other than to a Subsidiary of the Par Borrower) of, Equity Interests (other than Disqualified Equity Interests) of the Par Borrower; provided, that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition will be excluded from clause (iii)(B) of Section 6.7(a);
(iv)    the defeasance, redemption, repurchase or other acquisition of Indebtedness subordinated to the Loans with the net cash proceeds from an Incurrence of Refinancing Indebtedness;
(v)    Investments acquired as a capital contribution to, or in exchange for, or out of the net cash proceeds of a substantially concurrent sale (other than to a Subsidiary of the Par Borrower) of, Equity Interests (other than Disqualified Equity Interests) of the Par Borrower; provided, that the amount of any such net cash proceeds that are utilized for any such acquisition or exchange will be excluded from clause (iii)(B) of Section 6.7(a);
(vi)    the repurchase of Equity Interests deemed to occur upon the exercise of options or warrants to the extent that such Equity Interests represent all or a portion of the exercise price thereof;
(vii)    the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Par Borrower held by any current or former employee or director of the Par Borrower (or any of its Restricted Subsidiaries) pursuant to the terms of any employee equity subscription agreement, stock option agreement, restricted stock or similar agreement entered into in the ordinary course of business; provided, that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests in any calendar year will not exceed $10,000,000 (with unused amounts carried over to subsequent years);
(viii)    the payment of cash in lieu of the issuance of fractional shares of Equity Interests upon conversion or exchange of securities convertible into or exchangeable for Equity Interests of the Par Borrower; provided, that any such cash payment shall not be for the purpose of evading the limitations of this covenant (as determined in good faith by the Board of Managers of the Par Borrower);
(ix)    the repurchase of any subordinated Indebtedness that is subordinated in right of payment to the Loans at a purchase price not greater than 101% of the principal amount thereof and accrued interest thereon in the event of a Disposition in an amount not to exceed the Net Cash Proceeds thereof minus any amounts prepaid as described in the proviso hereto, provided, that in each case, prior to the repurchase the Par Borrower has made an offer to purchase and repurchased with the Net Cash Proceeds of such Disposition all Loans that were validly tendered for payment in connection with such offer to purchase under Section 2.4(b)(ii);
(x)    the declaration and payment of dividends to holders of any class or series of Disqualified Equity Interests of the Par Borrower or any Restricted Subsidiary issued not in violation of this Agreement and payment of any redemption price or liquidation value of any such Disqualified Equity Interests when due in accordance with its terms;
(xi)    Restricted Payments so long as Payment Conditions are satisfied;
(xii)    Restricted Payments in an aggregate amount not to exceed the greater of (x) $100,000,000 and (y) 2.50% of Total Assets (measured at the time of the making of such Restricted Payment);
(xiii)    Permitted Holdings Payments;
(xiv)    distribution, by dividend or otherwise, of shares of capital stock of, or Indebtedness owed to any Borrower or a Restricted Subsidiary by, any Unrestricted Subsidiary; and
(xv)    payments or distributions, in the nature of satisfaction of dissenters’ rights, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of this Agreement applicable to mergers, consolidations and transfers of all or substantially all the property and assets of the Borrowers.
The amount of any Restricted Payment (other than cash) will be the fair market value, as determined in good faith by an officer of the Par Borrower, on the date of such Restricted Payment of the asset(s) or securities proposed to be transferred or issued to or by the Par Borrower or such Subsidiary, as the case may be, pursuant to such Restricted Payment.
In determining whether any Restricted Payment is permitted by this Section 6.7, the Borrowers and the Restricted Subsidiaries may allocate all or any portion of such Restricted Payment among the categories described in clauses (i) through (xv) of Section 6.7(b) hereof or Section 6.7(a) hereof (including categorization in whole or in part as a Permitted Investment); provided that, at the time of such allocation, all such Restricted Payments, or allocated portions thereof, would be permitted under the various provisions of this Section 6.7; and provided, further, that the Borrowers and the Restricted Subsidiaries may reclassify all or a portion of such Restricted Payment or Permitted Investment in any manner that complies with this Section 6.7, and following such reclassification such Restricted Payment or Permitted Investment shall be treated as having been made pursuant to only the clause or clauses of this Section 6.7 to which such Restricted Payment or Permitted Investment has been reclassified.
Notwithstanding the foregoing, no Loan Party or Restricted Subsidiary shall make any Restricted Payment with a Refinery (other than an Excluded Refinery) to any Person (other than another Loan Party or Restricted Subsidiary).
6.8    Accounting Methods; Organizational Documents.
(a)    Each Loan Party will not, and will not permit any of its Restricted Subsidiaries to, modify or change its fiscal year or its method of accounting (other than as may be required to conform to GAAP).
(b)    Each Loan Party will not, and will not permit any of its Restricted Subsidiaries to, amend, modify or change its articles of incorporation (or corporate charter or other similar organizational documents) or amend, modify or change its bylaws (or other similar documents) in any manner materially adverse to the rights or interests of the Lenders (as reasonably determined by the Par Borrower in good faith).

(c)    Each Loan Party will not, without providing notice to Agent within thirty (30) days thereafter (or such longer period as may be agreed to by the Agent), change its (i) jurisdiction of organization, (ii) organizational structure or type or (iii) legal name.
6.9    Transactions with Affiliates.
(a)    Each Loan Party will not, and will not permit any of its Restricted Subsidiaries (other than any Intermediation Subsidiary) to enter into any transaction of any kind involving payments or an aggregate consideration in excess of $10,000,000 with any Affiliate of the Par Borrower or any Subsidiary thereof, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Par Borrower or such Restricted Subsidiary as would be obtainable by the Par Borrower or such Restricted Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate.
(b)    Notwithstanding Section 6.9(a), the following transactions shall not be subject to the restriction contained in clause (a) above:
(i)    transactions between or among the Obligors or any direct or indirect Restricted Subsidiary (other than any Intermediation Subsidiary);
(ii)    transactions (A) between or among non-Guarantor Restricted Subsidiaries (other than Intermediation Subsidiaries) or (B) between or among Intermediation Subsidiaries;
(iii)    payment of reasonable and customary fees to, and reasonable and customary indemnification made available to current, former and future officers, directors, employees or consultants of the Par Borrower or a Restricted Subsidiary or Affiliate of the Par Borrower, including reimbursement and advancement of out-of-pocket expenses and provisions of officers’ and directors’ liability insurance and similar payments on behalf of, officers and directors of the Par Borrower;
(iv)    Restricted Payments that are permitted by Section 6.7 and Permitted Investments;
(v)    any sale of Equity Interests (other than Disqualified Equity Interests) of the Par Borrower and any agreement that provides customary registration rights to the equity holders of the Par Borrower or any direct or indirect parent of the Par Borrower and the performance of such agreements;
(vi)    transactions pursuant to agreements or arrangements in effect on the Closing Date and set forth on Schedule 6.9 or any amendment, modification, or supplement thereto or replacement thereof, as long as such agreement or arrangement, as so amended, modified, supplemented or replaced, taken as a whole, is not materially more disadvantageous to the Par Borrower and its Restricted Subsidiaries than the original agreement or arrangement in existence on the Closing Date;
(vii)    any employment, equity award, equity contribution or equity appreciation agreement or arrangement, consulting, service or termination agreement, or reasonable and customary indemnification arrangements, entered into by the Par Borrower or any of its Restricted Subsidiaries or Holdings or any of its Subsidiaries with officers and employees of the Par Borrower or any of its Restricted Subsidiaries or Holdings or any of its Subsidiaries and the payment of compensation to officers and employees of the Par Borrower or any of its Restricted

Subsidiaries or Holdings or any of its Subsidiaries (including amounts paid pursuant to employee benefit plans, employee stock option or similar plans), so long as such agreement or payment have been approved by a majority of the disinterested members of the Board of Managers of the Par Borrower;
(viii)    any transaction in which the Par Borrower or any Restricted Subsidiary, as the case may be, obtains a favorable written opinion from a nationally recognized investment banking firm as to the fairness of the transaction to the Par Borrower and its Restricted Subsidiaries from a financial point of view;
(ix)    [reserved];
(x)    (A)     transactions with customers, clients, suppliers or purchasers or sellers of goods or services, or transactions otherwise relating to the purchase or sale of goods or services, in each case in the ordinary course of business (including the payment of insurance premiums to a Captive Insurer and the payment of administrative expenses) or
(B)     transactions with Permitted Joint Ventures or Unrestricted Subsidiaries
(1)     entered into in the ordinary course of business and consistent with past practice or industry norms,
(2)     entered into on customary terms (as determined by the Par Borrower in good faith, including that such transaction is customary in respect of Persons and their Permitted Joint Ventures or Unrestricted Subsidiaries, as applicable), or
(3)     that are fair to the Par Borrower and its Restricted Subsidiaries from a financial point of view (as determined by the Par Borrower in good faith);
(xi)    transactions permitted by, and complying with the provisions of, Section 6.3;
(xii)    in the case of contracts for the purchase or sale of Hydrocarbons or activities or services reasonably related thereto, or other operational contracts, any such contracts that are entered into in the ordinary course of business on terms substantially similar to those contained in similar contracts entered into by the Borrowers or any of the Restricted Subsidiaries with third parties or otherwise on terms not materially less favorable to the Borrowers and the Restricted Subsidiaries taken as a whole than those that would be available in a transaction with an unrelated third party in the reasonable determination of Par Borrower;
(xiii)    any guarantee by any direct or indirect parent of the Par Borrower of Indebtedness or other obligations of the Borrowers or any Restricted Subsidiary (which Indebtedness or obligation is not prohibited hereunder);
(xiv)    transactions with Affiliates solely in their capacity as holders of Indebtedness or Equity Interests of the Par Borrower or any of the Par Borrower’s Subsidiaries, so long as such transaction is with all holders of such class (and there are such non-Affiliate holders) and such Affiliates are treated no more favorably than all other holders of such class generally;
(xv)    any contribution to the equity capital of the Borrowers or any Restricted Subsidiary;

(xvi)    any transaction with any Person who is not an Affiliate immediately before the consummation of such transaction that becomes an Affiliate as a result of such transaction;
(xvii)    any transaction related to the Equity Interests of any Unrestricted Subsidiary; or
(xviii)    payments by the Borrowers (or any other direct or indirect parent of the Par Borrower) or any of the Restricted Subsidiaries pursuant to any tax sharing, allocation or similar agreement.
6.10    Use of Proceeds.
(a)    Each Loan Party will not, and will not permit any of its Subsidiaries to, use the proceeds of any Loan made hereunder for any purpose other than, (A) on the Closing Date to consummate the Refinancing and pay accrued fees and expenses in connection therewith, (B) to consummate the Billings Acquisition, (C) for working capital and general corporate purposes and (D) to pay the fees, costs, and expenses incurred in connection with this Agreement, the other Loan Documents, and the transactions contemplated hereby and thereby.
(b)    Each Loan Party will not, and will not permit any of its Subsidiaries to, use the proceeds of any Increase made hereunder for any purpose not permitted by Section 2.14.
(c)    (i)     No part of the proceeds of the Loans will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors,
(ii)     no part of the proceeds of any Loan or Letter of Credit will be used, directly or, to the knowledge of any Loan Party, indirectly, to make any payments to a Sanctioned Entity or a Sanctioned Person, to fund any investments, loans or contributions in, or otherwise make such proceeds available to, a Sanctioned Entity or a Sanctioned Person, to fund any operations, activities or business of a Sanctioned Entity or a Sanctioned Person, or in any other manner that would result in a violation of Sanctions by Holdings, Par Borrower or any of Par Borrower’s Subsidiaries, and
(iii)     no part of the proceeds of any Loan or Letter of Credit will be used, directly or, to the knowledge of any Loan Party, indirectly, in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Sanctions, Anti-Corruption Laws or Anti-Money Laundering Laws.
6.11    Designation of Restricted and Unrestricted Subsidiaries.
(a)    Par Borrower may designate any Restricted Subsidiary of the Par Borrower to be an Unrestricted Subsidiary; provided, that:
(i)    the aggregate fair market value, as determined in good faith by the Par Borrower, of all outstanding Investments owned by the Par Borrower and its Restricted Subsidiaries in the Subsidiary being so designated (including any Guarantee by the Par Borrower or any Restricted Subsidiary thereof of any Indebtedness of such Subsidiary) will be deemed to be an Investment made as of the time of such designation and that such Investment would be permitted under Section 6.7 hereof, including as a Permitted Investment;
(ii)    such Subsidiary does not hold any Liens on any property of the Par Borrower or any Restricted Subsidiary thereof;

(iii)    the Subsidiary being so designated:
(A)    is not party to any agreement, contract, arrangement or understanding with the Par Borrower or any Restricted Subsidiary of the Par Borrower unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Par Borrower or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Par Borrower or would be permitted under Section 6.9 hereof; and
(B)    is a Person with respect to which neither the Par Borrower nor any of its Restricted Subsidiaries has any direct or indirect obligation to subscribe for additional Equity Interests, except as would be permitted under Section 6.7 hereof;
(iv)    no Event of Default would be in existence following such designation; and
(v)    no Borrower (or direct or indirect parent thereof) may be designated as an Unrestricted Subsidiary if such Borrower is the primary borrower, obligor or applicant with respect to any Revolver Usage outstanding at such time.
(b)    Any designation of a Restricted Subsidiary of the Par Borrower as an Unrestricted Subsidiary will be evidenced to the Agent by filing with the Agent of a certificate duly executed by an Authorized Person of the Par Borrower certifying that such designation complied with the preceding conditions and was permitted by this Agreement. If, at any time, any Unrestricted Subsidiary (x) would fail to meet any of the preceding requirements described in subclauses (A) or (B) of clause (iii) of Section 6.11(a), it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Agreement and any Indebtedness, Investments, or Liens on the property, of such Subsidiary will be deemed to be Incurred or made by a Restricted Subsidiary of the Par Borrower as of such date and, if such Indebtedness, Investments or Liens are not permitted to be Incurred or made as of such date under this Agreement, such event will constitute an Event of Default under this Agreement.
(c)    The Par Borrower may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, that:
(i)    such designation will be deemed to be an Incurrence of Indebtedness by a Restricted Subsidiary of the Par Borrower of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if such Indebtedness is Permitted Indebtedness;
(ii)    all outstanding Investments owned by such Unrestricted Subsidiary will be deemed to be made as of the time of such designation and such designation will only be permitted if such Investments would be permitted under Section 6.7 hereof, including as Permitted Investments;
(iii)    all Liens upon property or assets of such Unrestricted Subsidiary existing at the time of such designation would be Permitted Liens; and
(iv)    no Event of Default would be in existence following such designation.
Notwithstanding the provisions set forth above with respect to “Unrestricted Subsidiaries”, the Par Borrower shall not designate any Subsidiary as an Unrestricted Subsidiary, to the extent that such Subsidiary (x) directly or indirectly owns a Refinery (other than an Excluded Refinery) or (y) is not an “Unrestricted Subsidiary” for purposes of the Material Term Facilities.

6.12    [Reserved].
6.13    Burdensome Agreement.
(a)    Each Loan Party will not, and will not permit any of its Restricted Subsidiaries to, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of the Par Borrower or any Restricted Subsidiary to: (i) pay dividends or make any other distributions on its Equity Interests (or with respect to any other interest or participation in, or measured by, its profits) to the Par Borrower or any of its Restricted Subsidiaries or pay any liabilities owed to the Par Borrower or any of its Restricted Subsidiaries; (ii) make loans or advances to the Par Borrower or any of its Restricted Subsidiaries; (iii) transfer any of its properties or assets to the Par Borrower or any of its Restricted Subsidiaries or (iv) create, incur, assume or suffer to exist Liens on property of such Person for the benefit of the Secured Parties to secure the Obligations.
(b)    The restrictions in Section 6.13(a) will not apply to encumbrances or restrictions:
(i)    existing under, by reason of or with respect to (A) any Term Loan Credit Agreement that are no more restrictive, when taken as a whole, in any material respect than the Term Loan Credit Agreement as in effect on the Closing Date (unless reasonably satisfactory to the Agent) or (B) any existing Indebtedness or any other agreements set forth on Schedule 6.13 and any Refinancing Indebtedness in respect thereof that is not more restrictive, when taken as a whole, than the terms of such existing Indebtedness or agreement, in the case of clauses (A) and (B), in effect on the Closing Date;
(ii)    set forth in this Agreement and the other Loan Documents;
(iii)    existing under, by reason of or with respect to Applicable Law;
(iv)    with respect to any Person or the property or assets of a Person acquired after the Closing Date by the Par Borrower or any of its Restricted Subsidiaries, existing at the time of such acquisition and not Incurred in connection with or in contemplation of such acquisition, which encumbrance or restriction is not applicable to any Person or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired and any amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings thereof;
(v)    set forth in any document governing any secured Indebtedness that limits the right of the debtor to dispose of the assets securing such Indebtedness that is otherwise permitted to be Incurred pursuant to Sections 6.1 and 6.2 hereof;
(vi)    in the case of clause (iii) of Section 6.13(a):
(A)    that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset,
(B)    existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Par Borrower or any Restricted Subsidiary thereof not otherwise prohibited by this Agreement, or
(C)    arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Par Borrower or any Restricted Subsidiary thereof in any manner material to the Par Borrower or any Restricted Subsidiary thereof;
(vii)    existing under, by reason of or with respect to any agreement for the sale or other disposition of all or substantially all of the Equity Interests of, or property and assets of, a Restricted Subsidiary that restrict distributions by that Restricted Subsidiary pending such sale or other disposition;
(viii)    existing under restrictions on cash or other deposits or net worth imposed by customers or required by insurance, surety or bonding companies, in each case, under contracts entered into in the ordinary course of business;
(ix)    existing under joint venture or similar agreements or any Indebtedness permitted to be Incurred under this Agreement and which an officer of the Par Borrower determines in good faith will not materially adversely affect the Borrowers’ ability to make payments of principal or interest payments on the Loans;
(x)    any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (i) through (xv) of Section 6.13(b) hereof, provided, that, the encumbrances and restrictions in any such amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacement or refinancings, in the good faith judgment of an Authorized Person of the Par Borrower, are not materially more restrictive, taken as a whole, than those prior to such amendment, modification, restatement, renewal, extension, supplement, refunding, replacement or refinancing;
(xi)    contained in any Intermediation Document existing or entered into in accordance with this Agreement (and, for the avoidance of doubt, shall not prohibit transfers of Collateral);
(xii)    any agreement for the sale or other disposition of some or all of the capital stock of, or any property and assets of, a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;
(xiii)    provisions with respect to the disposition or distribution of assets or property in exchange agreements, trading agreements, netting agreements, consignment agreements, operating agreements, construction agreements, supply agreements, terminal, agreements, storage agreements, purchase sale agreements, Hedge Agreement, joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements (including agreements entered into in connection with a Restricted Investment) entered into in the ordinary course of business consistent with past practice, which limitation is applicable only to the assets that are the subject of such agreements;
(xiv)    customary provisions contained in leases, sub-leases, licenses or sub-licenses and other agreements, in each case, entered into in the ordinary course of business or as is typical in the same or similar industries in which the Borrowers or the Restricted Subsidiaries engage from time to time; and
(xv)    restrictions in agreements or instruments that prohibit the payment or making of dividends other than on a pro rata basis.
6.14    [Reserved].

6.15    Hedging. Each Loan Party will not, and will not permit any of its Restricted Subsidiaries to, enter into any Hedge Agreement other than any Hedge Agreement that is not for speculative purposes.
6.16    Financial Covenant. Until the payment in full of the Obligations, during the existence of a Covenant Trigger Period, Borrowers shall:
(a)    Financial Fixed Charge Coverage Ratio. Have a Financial Fixed Charge Coverage Ratio as of the last day of each month for the 12-month period then ending of at least 1.00 to 1.00 while a Covenant Trigger Period is in effect, measured for the most recent period for which financial statements were delivered hereunder prior to the Covenant Trigger Period and as of the last day of each month for the 12-month period ending thereafter until the Covenant Trigger Period is no longer in effect.
(b)    Borrower Group Fixed Charge Coverage Ratio. Have a Borrower Group Financial Fixed Charge Coverage Ratio as of the last day of each month for the 12-month period then ending of at least 1.00 to 1.00 while a Covenant Trigger Period is in effect, measured for the most recent period for which financial statements were delivered hereunder prior to the Covenant Trigger Period and as of the last day of each month for the 12-month period ending thereafter until the Covenant Trigger Period is no longer in effect.
(c)    Right to Cure Fixed Charge Coverage Ratio. Solely for purposes of determining compliance with the Financial Fixed Charge Coverage Ratio set forth in Section 6.16(a) and the Borrower Group Financial Fixed Charge Coverage Ratio set forth in Section 6.16(b), net cash proceeds of any cash equity contribution (other than Disqualified Equity Interests) Not Otherwise Applied by Holdings to Par Borrower and made up to tenth Business Days after the day on which financial statements are required to be delivered for any applicable measurement period will be included in the calculation of EBITDA for such month for purposes of determining compliance with such Financial Fixed Charge Coverage Ratio and such Borrower Group Financial Fixed Charge Coverage Ratio for such applicable measurement period and any subsequent measurement period that includes such month (any such equity contribution so included in the calculation of EBITDA, a “Specified Equity Contribution”); provided that
(i)    no more than five (5) Specified Equity Contributions shall be made during the term of this Agreement;
(ii)    no more than two (2) Specified Equity Contributions shall be made during any 12-month period,
(iii)    the amount of any Specified Equity Contribution shall be no greater than 100% of the amount required to cause the Borrowers to be in compliance with the Financial Fixed Charge Coverage Ratio and the Borrower Group Fixed Charge Coverage Ratio, and
(iv)    all Specified Equity Contributions shall be disregarded for purposes of determining any baskets, tests, or pro forma tests set forth in the covenants in this Agreement that utilize EBITDA or a Financial Fixed Charge Coverage Ratio or a Borrower Group Financial Fixed Charge Coverage Ratio.
To the extent that (x) a Borrower notifies the Agent that it intends to cure non-compliance with Section 6.16(a) and/or (b) pursuant to this clause (c) and (y) no Event of Default exists other than such Event of Default resulting solely from the failure to comply with Section 6.16(a) or (b), neither the Agent nor the Required Lenders shall have the right to exercise remedies in accordance with Section 8.1, unless the Borrowers fail to so cure such non-compliance within the requisite ten Business Day period, and no Default or Event of Default shall be deemed to exist under this Agreement (other than in respect of any exception or condition contained in this Agreement or any other Loan Document that restricts activities of Holdings or any Subsidiary thereof if an Event of Default or Default then exists).
6.17    Intermediation Facilities. Each Loan Party will not, and will not permit any of its Restricted Subsidiaries to, enter into any crude oil or other feedstock supply agreements, natural gas supply agreements, hydrogen supply agreements, or off-take agreements relating to intermediate or refined products with a counterparty for purposes of facilitating an intermediation agreement other than an Intermediation Facility.
6.18    Holdings Covenant. Holdings may not:
(a)    consolidate or merge with or into another Person; or
(b)    sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets taken as a whole, in one or more related transactions, to another Person, unless
(i)    with respect to any merger or consolidation with another Person, Holdings shall be the continuing or surviving Person or
(ii)    with respect to any merger or consolidation with another Person, if the Person formed by or surviving any such merger, amalgamation or consolidation is not Holdings, or is a Person into which Holdings has been liquidated (any such Person, the “Successor Holdings”),
(A)    the Successor Holdings shall be an entity organized or existing under the laws of the United States of America, any state thereof, the District of Columbia or any territory thereof,
(B)    the Successor Holdings shall expressly assume all the obligations of Holdings under this Agreement and the other Loan Documents to which Holdings is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Agent, and
(C)    the Agent shall have received at least two (2) days prior to the date of such merger, amalgamation or consolidation (to the extent reasonably requested in writing by the Agent at least ten days prior to such date (or such lesser period of time equal to the amount of notice the Par Borrower has provided the Agent of such transaction) all documentation and other information about Successor Holdings required under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and the Beneficial Ownership Regulation that has been reasonably requested by the Agent;
provided, further, that if the foregoing are satisfied, the Successor Holdings will succeed to, and be substituted for, Holdings under this Agreement.
7.    EVENTS OF DEFAULT.
Any one or more of the following events shall constitute an event of default (each, an “Event of Default”) under this Agreement:
7.1    Payments. If the Borrowers, Holdings or any other Loan Party fail to pay when due and payable, or when declared due and payable,

(a)    all or any portion of the Obligations consisting of interest, fees, or charges due the Lender Group, reimbursement of Lender Group Expenses, or other amounts (other than any portion thereof constituting principal) constituting Obligations (including any portion thereof that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), and such failure continues for a period of five (5) Business Days or
(b)    all or any portion of the principal of the Loans or
(c)    any amount payable to Issuing Bank in reimbursement of any drawing under a Letter of Credit;
7.2    Covenants.
(a)    If any Loan Party or Holdings fails to perform or observe any term, covenant or other agreement contained in any of
(i)    Sections 3.6, 5.3 (solely with respect to the existence of Holdings or of any Loan Party in its jurisdiction of organization), 5.6, 5.7 (solely if any Obligor refuses to allow Agent or its representatives or agents to visit any Obligor’s properties, inspect its assets or books or records, examine and make copies of its books and records, conduct field exams, appraisals or valuations in accordance with Section 5.7(c) or discuss the Obligors’ affairs, finances, and accounts with officers and employees of any Obligor), 5.11, 5.15(a), 5.15(b)(iv), 5.15(b)(v), 5.15(c), 5.15(d), or 5.17 of this Agreement, or
(ii)    Section 6 of this Agreement,
(b)    If any Loan Party fails to perform or observe any covenant or other agreement contained in any of Sections 5.1 and 5.2 of this Agreement and such failure continues for a period of three Business Days; or
(c)    If any Loan Party or Holdings fails to perform or observe any covenant or other agreement contained in this Agreement, or in any of the other Loan Documents, in each case, other than any such covenant or agreement that is the subject of another provision of this Section 7 (in which event such other provision of this Section 7 shall govern), and such failure continues for a period of thirty days after the earlier of (i) the date on which such failure shall first become known to any Authorized Person of any Loan Party, or (ii) the date on which written notice thereof is given to Borrowers by Agent; provided, however, that such notice and opportunity to cure shall not apply if the breach or failure to perform is not capable of being cured within such period or is a willful breach by an Loan Party or Holdings;
7.3    Judgments. If one or more judgments, orders, requirements to pay issued by a Governmental Authority or awards for the payment of money involving an aggregate amount of $75,000,000 or more (net of any amounts covered by insurance pursuant to which the insurer (including a Captive Insurer) has not denied coverage) is entered or filed against a Loan Party or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary), or with respect to any of their respective assets, and either (a) there is a period of thirty (30) consecutive days at any time after the entry of any such judgment, order, or award during which (i) the same is not discharged, satisfied, vacated, or bonded pending appeal, or (ii) a stay of enforcement thereof is not in effect, or (b) enforcement proceedings are commenced upon such judgment, order, or award;

7.4    Voluntary Bankruptcy, etc. If an Insolvency Proceeding is commenced by Holdings, a Loan Party or any of a Loan Party’s Restricted Subsidiaries (other than any Immaterial Subsidiary);
7.5    Involuntary Bankruptcy, etc. If an Insolvency Proceeding is commenced against Holdings, a Loan Party or any of a Loan Party’s Restricted Subsidiaries (other than any Immaterial Subsidiary) and any of the following events occur:
(a)    Holdings, such Loan Party or Restricted Subsidiary consents to the institution of such Insolvency Proceeding against it,
(b)    the petition commencing the Insolvency Proceeding is not timely controverted,
(c)    the petition commencing the Insolvency Proceeding is not dismissed within sixty (60) calendar days of the date of the filing thereof,
(d)    an interim trustee is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, Holdings or such Loan Party, or
(e)    an order for relief shall have been issued or entered therein;
7.6    Default Under Other Agreements. If there is
(a)    a default in one or more agreements to which a Loan Party or any of its Restricted Subsidiaries is a party with one or more third Persons relative to a Loan Party’s or any of its Restricted Subsidiaries’ Indebtedness (other than in respect of Hedge Agreements) involving an aggregate amount of $75,000,000 or more, and such default (i) occurs at the final maturity of the obligations thereunder, or (ii) results in a right by such third Person, irrespective of whether exercised, to accelerate the maturity of such Loan Party’s or its Restricted Subsidiary’s obligations thereunder,
(b)    a default in or an involuntary early termination of one or more Hedge Agreements to which a Loan Party or any of its Restricted Subsidiaries is a party as to which such Loan Party or Restricted Subsidiary is the defaulting party or affected party and the Swap Termination Value is an aggregate amount of $75,000,000 or more or
(c)    there is an event of default by a Loan Party or any of its Restricted Subsidiaries in respect of any Intermediation Facility that could reasonably be expected to have a Material Adverse Effect;
7.7    Representations, etc. If any warranty, representation, certificate, statement, or Record made herein or in any other Loan Document or delivered in writing to Agent or any Lender in connection with this Agreement or any other Loan Document proves to be untrue in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of the date of issuance or making or deemed making thereof;
7.8    Guaranty. If the obligation of any Guarantor under the Guarantee contained in the Guaranty and Security Agreement or the obligation of Holdings under the Holdings Guarantee is limited or terminated by operation of law or by Holdings or such Guarantor (other than in accordance with the terms of this Agreement or the Guaranty and Security Agreement or the Holdings Guarantee) or if Holdings or any Guarantor repudiates or revokes or purports to repudiate or revoke any such Guarantee or the Holdings Guarantee;

7.9    Security Documents. If the Guaranty and Security Agreement or any other Loan Document that purports to create a Lien, shall, for any reason, fail or cease to create a valid and perfected and (except by Permitted Liens) first priority Lien on the Collateral covered thereby, except, in each case, (i) as a result of a disposition of the applicable Collateral in a transaction permitted under this Agreement, (ii) with respect to Collateral the aggregate value of which, for all such Collateral, does not exceed $25,000,000, or (iii) as the result of an action or failure to act on the part of the Agent;
7.10    Loan Documents. The validity or enforceability of any Loan Document shall at any time for any reason (other than solely as the result of an action or failure to act on the part of Agent) be declared to be null and void, or a proceeding shall be commenced by Holdings, a Loan Party or any of a Loan Party’s Restricted Subsidiaries, or by any Governmental Authority having jurisdiction over Holdings, a Loan Party or any of a Loan Party’s Restricted Subsidiaries, seeking to establish the invalidity or unenforceability thereof, or Holdings, a Loan Party or any of a Loan Party’s Restricted Subsidiaries shall deny that Holdings, such Loan Party or any of a Loan Party’s Restricted Subsidiaries has any liability or obligation purported to be created under any Loan Document;
7.11    Change of Control. A Change of Control shall occur, whether directly or indirectly;
7.12    ERISA.
(a)    An Notification Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Loan Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC that could reasonably be expected to have a Material Adverse Effect or
(b)    any Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan that could reasonably be expected to have a Material Adverse Effect;
7.13    Certain Environmental Event. Any Environmental Action, Remedial Action, or Environmental Liability shall arise or occur, the cost of which to any Loan Party or any of its Restricted Subsidiaries could reasonably be expected to have a Material Adverse Effect, and such Environmental Action, Remedial Action or Environmental Liability continues uncured and is continuing for a period of thirty (30) days after the earlier of (i) the date on which such Environmental Action, Remedial Action, or Environmental Liability shall first become known to any officer of any Loan Party or (ii) the date on which written notice thereof is given Borrower by Agent; and
7.14    Intercreditor Provisions.
(i)    The Collateral Rights Agreement, any other Intercreditor Agreement or the subordination provisions of the documents evidencing or governing any subordinated Indebtedness (collectively, the “Intercreditor Provisions”) shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any Term Facility Agent, any holder of any Term Loans, any holder of the applicable subordinated Indebtedness or any other Person bound by any Intercreditor Provisions; or
(ii)     the Par Borrower or any other Loan Party shall, directly or indirectly, disavow or contest in any manner (A) the effectiveness, validity or enforceability of any of the applicable Intercreditor Provisions, (B) that such Intercreditor Provisions exist for the benefit of the Secured Parties, or (C) that all payments of principal of or premium and interest on the applicable subordinated Indebtedness or other

Indebtedness subject to any Intercreditor Provisions, or realized from the liquidation of any property of any Loan Party, shall be subject to any of the applicable Intercreditor Provisions.
8.    RIGHTS AND REMEDIES.
8.1    Rights and Remedies. Upon the occurrence and during the continuation of an Event of Default, Agent may, and, at the instruction of the Required Lenders, shall, in addition to any other rights or remedies provided for hereunder or under any other Loan Document or by applicable law, do any one or more of the following:
(a)    (i)    by written notice to the Par Borrower, declare the principal of, and any and all accrued and unpaid interest and fees in respect of, the Loans and all other Obligations (other than the Bank Product Obligations), whether evidenced by this Agreement or by any of the other Loan Documents to be immediately due and payable, whereupon the same shall become and be immediately due and payable and Borrowers shall be obligated to repay all of such Obligations in full, without presentment, demand, protest, or further notice or other requirements of any kind, all of which are hereby expressly waived by the Borrowers;
(ii)    direct Borrowers to provide (and Borrowers agree that upon receipt of such notice Borrowers will provide) Letter of Credit Collateralization to Agent to be held as security for Borrowers’ reimbursement obligations for drawings that may subsequently occur under issued and outstanding Letters of Credit;
(iii)    declare the Commitments terminated, whereupon the Commitments shall immediately be terminated together with (A) any obligation of any Revolving Lender to make Revolving Loans, (B) the obligation of the Swing Lender to make Swing Loans, and (C) the obligation of Issuing Bank to issue Letters of Credit and or make any adjustment to the Borrowing Base; and
(b)    subject to any Intercreditor Agreements and any Intermediation Access Agreement, exercise all other rights and remedies available to Agent or the Lenders under the Loan Documents, under Applicable Law, or in equity, including, without limitation, any rights of setoff;
provided, that, with respect to any Event of Default resulting solely from failure of Loan Parties to comply with the financial covenants set forth in Section 6.16, neither Agent nor the Required Lenders may exercise the foregoing remedies in this Section 8.1 until the date that is ten (10) Business Days after the day on which financial statements are required to be delivered for the applicable month or fiscal quarter; provided further, that notwithstanding anything to the contrary set forth in this Agreement, no member of the Lender Group shall be required to make any Revolving Loans hereunder (or extend any other credit hereunder) during such ten (10) Business Day period.
The foregoing to the contrary notwithstanding, upon the occurrence of any Event of Default described in Section 7.4 or Section 7.5, in addition to the remedies set forth above, without any notice to Borrowers or any other Person or any act by the Lender Group, the Commitments shall automatically terminate and the Obligations (other than the Bank Product Obligations), inclusive of the principal of, and any and all accrued and unpaid interest and fees in respect of, the Loans and all other Obligations (other than the Bank Product Obligations), whether evidenced by this Agreement or by any of the other Loan Documents, shall automatically become and be immediately due and payable and Borrowers shall automatically be obligated to repay all of such Obligations in full (including Borrowers being obligated to provide (and Borrowers agree that they will provide) (1) Letter of Credit Collateralization to Agent to be held as security for Borrowers’ reimbursement obligations in respect of drawings that may subsequently occur under issued and outstanding Letters of Credit and (2) Bank Product Collateralization to be held as security for Borrowers’ or their Restricted Subsidiaries’ obligations in respect of outstanding Bank Products), without presentment, demand, protest, or notice or other requirements of any kind, all of which are expressly waived by Holdings, Borrowers and each other Loan Party.
8.2    Remedies Cumulative. The rights and remedies of the Lender Group under this Agreement, the other Loan Documents, and all other agreements shall be cumulative. The Lender Group shall have all other rights and remedies not inconsistent herewith as provided under the UCC, by law, or in equity. No exercise by the Lender Group of one right or remedy shall be deemed an election, and no waiver by the Lender Group of any Default or Event of Default shall be deemed a continuing waiver. No delay by the Lender Group shall constitute a waiver, election, or acquiescence by it.
9.    WAIVERS; INDEMNIFICATION.
9.1    Demand; Protest; etc. Holdings and each Loan Party waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, chattel paper, and Guarantees at any time held by the Lender Group on which Holdings or any Loan Party may in any way be liable.
9.2    The Lender Group's Liability for Collateral. Each Borrower hereby agrees that: (a) so long as Agent complies with its obligations, if any, under the UCC, the Lender Group shall not in any way or manner be liable or responsible for: (i) the safekeeping of the Collateral, (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause, (iii) any diminution in the value thereof, or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person, and (b) all risk of loss, damage, or destruction of the Collateral shall be borne by Holdings and the Loan Parties.
9.3    Indemnification. Holdings and each Loan Party shall pay, indemnify, defend, and hold the Agent-Related Persons, the Lender-Related Persons, the Issuing Bank and each Participant (each, an “Indemnified Person”) harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable and documented out-of-pocket fees and disbursements of attorneys (but limited to one counsel for all Indemnified Persons and, if reasonably necessary or advisable, one local counsel for all Indemnified Persons in each applicable jurisdiction and, solely in the case of actual or potential conflicts of interest, one additional counsel in each applicable jurisdiction for the affected Indemnified Person(s) similarly situated taken as a whole), experts, or consultants and all other reasonable and documented out-of-pocket costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them
(a)    in connection with or as a result of or related to the execution and delivery (provided, that, Loan Parties shall not be liable for costs and expenses (including attorneys’ fees) of any Lender (other than Wells Fargo) incurred in advising, structuring, drafting, reviewing, administering or syndicating the Loan Documents), enforcement, performance, or administration (including any restructuring or workout with respect hereto) of this Agreement, any of the other Loan Documents, or the transactions contemplated hereby or thereby or the monitoring of Holdings’, Borrower’s and its Restricted Subsidiaries’ compliance with the terms of the Loan Documents,
(b)    with respect to any actual or prospective investigation, litigation, or proceeding related to this Agreement, any other Loan Document, the making of any Loans or any issuance of any Letters of

Credit hereunder, or the use of the proceeds of the Loans or the Letters of Credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto, and
(c)    in connection with or arising out of any presence or Release of Hazardous Materials at, on, under, to or from any assets or properties owned, leased or operated by any Borrower or any of its Restricted Subsidiaries or any Environmental Actions, Environmental Liabilities or Remedial Actions related in any way to any such assets or properties of any Borrower or any of its Restricted Subsidiaries (each and all of the foregoing, the “Indemnified Liabilities”); provided that Holdings’ obligations under this Section 9.3 shall be subject to any applicable limitations set forth in the Holdings Guarantee.
The foregoing to the contrary notwithstanding, no Loan Party shall have any obligation to any Indemnified Person under this Section 9.3 with respect to any Indemnified Liability
(y)     that a court of competent jurisdiction finally determines pursuant to a non-appealable judgment to have resulted from the gross negligence, bad faith, material breach of any Loan Document or willful misconduct of such Indemnified Person or its officers, directors, employees, attorneys, or agents, or
(z)    (i)    disputes solely between or among the Lenders that do not involve any acts or omissions of any Loan Party,
(ii)    disputes solely between or among the Lenders and their respective Affiliates that do not involve any acts or omissions of any Loan Party; it being understood and agreed that the indemnification provided for herein shall extend to Agent (but not the Lenders unless the dispute involves an act or omission of a Loan Party) relative to disputes between or among Agent on the one hand, and one or more Lenders, or one or more of their Affiliates, on the other hand, or
(iii)     that represent any Taxes or any costs attributable to Taxes, which shall be governed by Section 2.18, other than Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
This provision shall survive the termination of this Agreement and the repayment in full of the Obligations. If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which Holdings or Loan Parties were required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by Holdings or Loan Parties with respect thereto. WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON.
10.    NOTICES.
Unless otherwise provided in this Agreement, all notices or demands relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, electronic mail (at such email addresses as a party may designate in accordance herewith), or telefacsimile. In the case of notices or demands to Holdings, any Loan Party or Agent, as the case may be, they shall be sent to the respective address set forth below:

If to Holdings or any Loan Party:	c/o Par Petroleum, LLC 825 Town & Country Lane, Suite 1500 Houston, Texas 770024 Attn: Chief Financial Officer Fax No.: 832-518-5203 Email: SFlores@parpacific.com

with copies to (which shall not constitute notice):	Baker Botts L.L.P. 401 S. First Street, Suite 1200 Austin, Texas 78704 Attn: Clint Culpepper Email: Clint.Culpepper@BakerBotts.com

If to Agent:	WELLS FARGO BANK, NATIONAL ASSOCIATION
14241 Dallas Parkway, Suite 1300 Dallas, Texas 75254
Attn: Layne Deutscher
Email: layne.deutscher@wellsfargo.com

Any party hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other party. All notices or demands sent in accordance with this Section 10, shall be deemed received on the earlier of the date of actual receipt or three (3) Business Days after the deposit thereof in the mail; provided, that (a) notices sent by overnight courier service shall be deemed to have been given when received, (b) notices by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient) and (c) notices by electronic mail shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgment).
11.    CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER; JUDICIAL REFERENCE PROVISION.
(a)    THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO, AND ANY CLAIMS, CONTROVERSIES OR DISPUTES ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
(b)    THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND, TO THE EXTENT PERMITTED BY

APPLICABLE LAW, FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK, STATE OF NEW YORK; PROVIDED, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE AGENT ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. HOLDINGS AND EACH LOAN PARTY AND EACH MEMBER OF THE LENDER GROUP WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 11(b).
(c)    TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, HOLDINGS AND EACH LOAN PARTY AND EACH MEMBER OF THE LENDER GROUP HEREBY WAIVE THEIR RESPECTIVE RIGHTS, IF ANY, TO A JURY TRIAL OF ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS (EACH A “CLAIM”). HOLDINGS, EACH LOAN PARTY AND EACH MEMBER OF THE LENDER GROUP REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
(d)    HOLDINGS AND EACH LOAN PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK AND THE STATE OF NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT AGENT MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST HOLDINGS OR ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
(e)    NO CLAIM MAY BE MADE BY HOLDINGS OR ANY LOAN PARTY AGAINST THE AGENT, THE SWING LENDER, ANY JOINT LEAD ARRANGER, ANY LENDER, ANY ISSUING BANK, ANY AFFILIATE OF THE AGENT, ANY JOINT LEAD ARRANGER OR ANY LENDER, OR ANY DIRECTOR, OFFICER, EMPLOYEE, COUNSEL, REPRESENTATIVE, AGENT, OR ATTORNEY-IN-FACT OF ANY OF THE FOREGOING, AND NO CLAIM MAY BE MADE BY ANY OF THE FOREGOING AGAINST A LOAN PARTY, FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES OR LOSSES IN RESPECT OF ANY CLAIM FOR BREACH OF CONTRACT OR ANY OTHER THEORY OF LIABILITY ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY ACT, OMISSION, OR EVENT OCCURRING IN CONNECTION THEREWITH, AND HOLDINGS AND EACH LOAN PARTY HEREBY WAIVES, RELEASES, AND AGREES NOT TO SUE UPON ANY CLAIM FOR SUCH DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR; PROVIDED THAT, FOR THE AVOIDANCE OF DOUBT, NOTHING CONTAINED IN THIS SECTION 11(e) SHALL LIMIT HOLDINGS OR ANY LOAN PARTY’S INDEMNIFICATION,

HOLD HARMLESS OR REIMBURSEMENT OBLIGATIONS TO EXTENT SET FORTH IN SECTION 9.3.
12.    ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.
12.1    Assignments and Participations.
(a)    (i)    Subject to the conditions set forth in clause (a)(ii) below, any Lender may assign and delegate all or any portion of its rights and duties under the Loan Documents (including the Obligations owed to it and its Commitments) to one or more assignees so long as such prospective assignee is an Eligible Transferee (each, an “Assignee”), with the prior written consent (such consent not be unreasonably withheld or delayed) of:
(A)    Par Borrower; provided, that no consent of Par Borrower shall be required (1) if an Event of Default under Section 7.1, 7.4 or 7.5 has occurred and is continuing or (2) in connection with an assignment to a Person that is a Lender, an Affiliate (other than natural persons) or a Related Fund of a Lender; provided, further, that Par Borrower shall be deemed to have consented to a proposed assignment unless it objects thereto by written notice to Agent within seven (7) Business Days after having received notice thereof;
(B)    Agent;
(C)    each Issuing Bank, and
(D)    each Swing Lender.
(ii)    Assignments shall be subject to the following additional conditions:
(A)    no assignment may be made to (i) a Disqualified Institution or (ii) a natural person or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural person,
(B)    no assignment may be made to a Defaulting Lender, Holdings, a Loan Party, any Subsidiary of a Loan Party or an Affiliate of a Loan Party,
(C)    the amount of the Commitments and the other rights and obligations of the assigning Lender hereunder and under the other Loan Documents subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to Agent) shall be in a minimum amount (unless waived by Agent) of $5,000,000 (except such minimum amount shall not apply to (I) an assignment or delegation by any Lender to any other Lender, an Affiliate of any Lender, or a Related Fund of such Lender, or (II) a group of new Lenders, each of which is an Affiliate of each other or a Related Fund of such new Lender to the extent that the aggregate amount to be assigned to all such new Lenders is at least $5,000,000),
(D)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement,
(E)    the parties to each assignment shall execute and deliver to Agent an Assignment and Acceptance; provided, that Borrowers and Agent may continue to deal solely and directly with the assigning Lender in connection with the interest so assigned to an Assignee until written notice of such assignment, together with payment instructions, addresses, and related information with respect to the Assignee, have been given to Borrowers and Agent by such Lender and the Assignee,
(F)    unless waived by Agent, the assigning Lender or Assignee has paid to Agent, for Agent’s separate account, a processing fee in the amount of $3,500, and
(G)    the assignee, if it is not a Lender, shall deliver to Agent an Administrative Questionnaire in a form approved by Agent (the “Administrative Questionnaire”).
(b)    From and after the date that Agent receives the executed Assignment and Acceptance and, if applicable, payment of the required processing fee,
(i)    the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall be a “Lender” and shall have the rights and obligations of a Lender under the Loan Documents, and
(ii)    the assigning Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except with respect to Section 9.3) and be released from any future obligations under this Agreement (and in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement and the other Loan Documents, such Lender shall cease to be a party hereto and thereto); provided, that nothing contained herein shall release any assigning Lender from obligations that survive the termination of this Agreement, including such assigning Lender’s obligations under Section 14 and Section 16.9(a).
(c)    By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows:
(i)    other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto,
(ii)    such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of Holdings, any Loan Party or the performance or observance by Holdings, any Loan Party of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto,
(iii)    such Assignee confirms that it has received a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance,
(iv)    such Assignee will, independently and without reliance upon Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement,
(v)    such Assignee appoints and authorizes Agent to take such actions and to exercise such powers under this Agreement and the other Loan Documents as are delegated to Agent, by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, and
(vi)    such Assignee agrees that it will perform all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.
(d)    Immediately upon Agent’s receipt of the required processing fee, if applicable, and delivery of notice to the assigning Lender pursuant to Section 12.1(b), this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom. The Commitment allocated to each Assignee shall reduce such Commitments of the assigning Lender pro tanto.
(e)    Any Lender may at any time sell to one or more commercial banks, financial institutions, or other Persons, in each case that are not a Disqualified Institution (any such commercial bank, financial institution or other Person, in each case other than a Disqualified Institution, a “Participant”) participating interests in all or any portion of its Obligations, its Commitment, and the other rights and interests of that Lender (the “Originating Lender”) hereunder and under the other Loan Documents; provided, that
(i)    the Originating Lender shall remain a “Lender” for all purposes of this Agreement and the other Loan Documents and the Participant receiving the participating interest in the Obligations, the Commitments, and the other rights and interests of the Originating Lender hereunder shall not constitute a “Lender” hereunder or under the other Loan Documents and the Originating Lender’s obligations under this Agreement shall remain unchanged,
(ii)    the Originating Lender shall remain solely responsible for the performance of such obligations,
(iii)    Borrowers, Agent, and the Lenders shall continue to deal solely and directly with the Originating Lender in connection with the Originating Lender’s rights and obligations under this Agreement and the other Loan Documents,
(iv)    no Lender shall transfer or grant any participating interest under which the Participant has the right to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment to, or consent or waiver with respect to this Agreement or of any other Loan Document would
(A)    extend the final maturity date of the Obligations hereunder in which such Participant is participating,
(B)    reduce the interest rate applicable to the Obligations hereunder in which such Participant is participating,
(C)    release all or substantially all of the Collateral or Guarantees (except to the extent expressly provided herein or in any of the Loan Documents) supporting the Obligations hereunder in which such Participant is participating,

(D)    postpone the payment of, or reduce the amount of, the interest or fees payable to such Participant through such Lender (other than a waiver of default interest), or
(E)    decrease the amount or postpone the due dates of scheduled principal repayments or prepayments or premiums payable to such Participant through such Lender,
(v)    no participation shall be sold to a natural person or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural person,
(vi)    no participation shall be sold to Holdings, a Loan Party, a Subsidiary of a Loan Party or an Affiliate of a Loan Party and
(vii)    all amounts payable by Borrowers hereunder shall be determined as if such Lender had not sold such participation, except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement.
The rights of any Participant only shall be derivative through the Originating Lender with whom such Participant participates and no Participant shall have any rights under this Agreement or the other Loan Documents or any direct rights as to the other Lenders, Agent, Borrower, the Collateral, or otherwise in respect of the Obligations. No Participant shall have the right to participate directly in the making of decisions by the Lenders among themselves.
(f)    In connection with any such assignment or participation or proposed assignment or participation or any grant of a security interest in, or pledge of, its rights under and interest in this Agreement, a Lender may, subject to the provisions of Section 16.9, disclose all documents and information which it now or hereafter may have relating to Holdings, any Loan Party and its Subsidiaries and their respective businesses.
(g)    Any other provision in this Agreement notwithstanding, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement to secure obligations of such Lender, including any pledge in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Bank or United States Treasury Regulation 31 CFR §203.24, and the Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law; provided, that no such pledge shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(h)    Agent (as a non-fiduciary agent on behalf of Borrower) shall maintain, or cause to be maintained, a register (the “Register”) on which it enters the name and address of each Lender as the registered owner of the Loans (and the principal amount thereof and stated interest thereon) held by such Lender (each, a “Registered Loan”). Other than in connection with an assignment by a Lender of all or any portion of its portion of the Loans to an Affiliate of such Lender or a Related Fund of such Lender
(i)    a Registered Loan (and the registered note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register (and each registered note shall expressly so provide) and

(ii)    any assignment or sale of all or part of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by registration of such assignment or sale on the Register, together with the surrender of the registered note, if any, evidencing the same duly endorsed by (or accompanied by a written instrument of assignment or sale duly executed by) the holder of such registered note, whereupon, at the request of the designated assignee(s) or transferee(s), one or more new registered notes in the same aggregate principal amount shall be issued to the designated assignee(s) or transferee(s).
Prior to the registration of assignment or sale of any Registered Loan (and the registered note, if any evidencing the same), Borrower shall treat the Person in whose name such Registered Loan (and the registered note, if any, evidencing the same) is registered as the owner thereof for the purpose of receiving all payments thereon and for all other purposes, notwithstanding notice to the contrary. In the case of any assignment by a Lender of all or any portion of its Loans to an Affiliate of such Lender or a Related Fund of such Lender, and which assignment is not recorded in the Register, the assigning Lender, on behalf of Borrowers, shall maintain a register comparable to the Register.
(i)    In the event that a Lender sells participations in the Registered Loan, such Lender, as a non-fiduciary agent on behalf of Borrowers, shall maintain (or cause to be maintained) a register on which it enters the name of all participants in the Registered Loans held by it (and the principal amount (and stated interest thereon) of the portion of such Registered Loans that is subject to such participations) (the “Participant Register”). A Registered Loan (and the registered note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each registered note shall expressly so provide). Any participation of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register. No Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.
(j)    Agent shall make a copy of the Register (and each Lender shall make a copy of its Participant Register to the extent it has one) available for review by Par Borrower from time to time as Par Borrower may reasonably request.
(k)    Upon request by any Lender to the Agent, the Agent shall be permitted to disclose to such inquiring Lender the list of Disqualified Institutions, which such list shall be subject to the provisions of Section 16.9; provided, that the Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions and shall not be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or have any liability with respect to or arising out of any assignment or participation to or disclosure of confidential information to, a Disqualified Institution.
12.2    Successors. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, that no Loan Party nor Holdings may assign this Agreement or any rights or duties hereunder without the Lenders’ prior written consent and any prohibited assignment shall be absolutely void ab initio. No consent to assignment by the Lenders shall release any Loan Party or Holdings from its Obligations. A Lender may assign this Agreement and the other Loan Documents and its rights and duties hereunder and thereunder pursuant to Section 12.1 and, except as expressly required pursuant to Section 12.1, no consent or approval by any Loan Party or Holdings is required in connection with any such assignment.
13.    AMENDMENTS; WAIVERS.
13.1    Amendments and Waivers.
(a)    Except as provided in Section 2.14 with respect to any Increase and Section 2.16 with respect to any Extension, no amendment, waiver or other modification of any provision of this Agreement or any other Loan Document (other than the Engagement Letter), and no consent with respect to any departure by Holdings, the Borrowers or any other Loan Party therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by Agent at the written request of the Required Lenders) and Holdings and the Loan Parties that are party thereto and acknowledged by the Agent and then any such waiver or consent shall be effective, but only in the specific instance and for the specific purpose for which given; provided, that no such waiver, amendment, or consent shall, unless in writing and signed by all of the Lenders directly and adversely affected thereby and Holdings and all of the Loan Parties that are party thereto, do any of the following:
(i)    increase the amount of or extend the expiration date of any Commitment of any Lender or amend, modify, or eliminate the penultimate sentence of Section 2.4(c)(i),
(ii)    postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees, or other amounts due hereunder or under any other Loan Document (except with respect to an Extension Offer),
(iii)    reduce the principal of, or the rate of interest on, any loan or other extension of credit hereunder, or reduce any fees or other amounts payable hereunder or under any other Loan Document (except (x) in connection with the waiver of applicability of Section 2.6(c) or the terms thereof (which waiver shall be effective with the written consent of the Required Lenders) and (y) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or a reduction of fees for purposes of this clause (iii)),
(iv)    amend, modify, or eliminate this Section or any provision of this Agreement providing for consent or other action by all Lenders,
(v)    amend, modify, or eliminate Sections 2.4(b), (d), (e), (f), Section 3.1 or Section 3.2, or
(vi)    other than as permitted by Section 14.11, release Agent’s Lien in and to all or substantially all of the Collateral,
(vii)    amend, modify, or eliminate the definitions of “Required Lenders”, “Supermajority Lenders”, or “Pro Rata Share”,
(viii)    other than in connection with a merger, amalgamation, liquidation, dissolution or sale of such Person expressly permitted by the terms hereof or the other Loan Documents, release Holdings, the Borrowers or substantially all Guarantors from any obligation for the payment of money or consent to the assignment or transfer by Holdings, the Borrowers or substantially all Guarantors of any of its rights or duties under this Agreement or the other Loan Documents,
(ix)    subject to Section 14.11, prior to the commencement of proceedings with respect to the Loan Parties under any Debtor Relief Laws, subordinate any of the Obligations owed under the Loan Documents in right of payment or otherwise adversely affect the priority of payment of any of such Obligations or subordinate the Liens securing the Obligations owed under the Loan Documents on any material portion of the Collateral, in each case, without the prior written consent of each Lender, unless each adversely affected Lender has been offered a bona fide opportunity to fund or otherwise provide its pro rata share (based on the amount of the Obligations that are adversely affected thereby held by each Lender) of such Indebtedness on the same terms (other than bona fide backstop fees and reimbursement of counsel fees and other expenses in connection with the negotiation of the terms of such transaction; such fees and expenses, “Ancillary Fees”) as offered to all other providers (or their Affiliates) of such Indebtedness and to the extent such adversely affected Lender decides to participate in such Indebtedness, receives its pro rata share of the fees and any other similar benefit (other than Ancillary Fees) of such Indebtedness afforded to the providers of such Indebtedness (or any of their Affiliates) in connection with providing such Indebtedness pursuant to a written offer made to each such adversely affected Lender describing the material terms of the arrangements pursuant to which such Indebtedness is to be provided, or
(x)    amend, modify, or eliminate any of the provisions of Section 12.1 with respect to assignments to, or participations with, Persons who are Holdings, Loan Parties or Affiliates of a Loan Party.
(b)    No amendment, waiver, modification, or consent shall amend, modify, waive, or eliminate,
(i)    the definition of, or any of the terms or provisions of, the Engagement Letter, without the written consent of Agent and Par Borrower (and shall not require the written consent of any of the Lenders),
(ii)    any provision of Section 14 pertaining to Agent, or any other rights or duties of Agent under this Agreement or the other Loan Documents, without the written consent of Agent, Par Borrower, and the Required Lenders;
(c)    Notwithstanding anything in this Section 13.1 to the contrary,
(i)    technical modifications to the Loan Documents may be made with the consent of Borrower and the Agent (and no other Person) to the extent necessary (A) to integrate any Increase, Extended Revolving Commitments or the Billings Acquisition Increase, (B) to integrate or make administrative modifications with respect to borrowings and (C) to integrate any terms or conditions from any Incremental Amendment that are more restrictive than this Agreement in accordance with Section 2.14; and
(ii)    without the consent of any Lender, Holdings, the Loan Parties and the Agent may (in their respective sole discretion, or shall, to the extent required by any Loan Document) enter into
(x)     any amendment, modification or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection,

expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties or as required by local law to give effect to, or protect, any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with Applicable Law or this Agreement or in each case to otherwise enhance the rights or benefits of any Lender under any Loan Document,
(y)     any applicable Intercreditor Agreement, in each case with the holders of Indebtedness permitted by this Agreement to be secured by the Collateral or by any other assets or property, or
(z)     any applicable Intermediation Access Agreement, in each case with the counterparty to any Intermediation Facility otherwise permitted by this Agreement.
(d)    Anything in this Section 13.1 to the contrary notwithstanding,
(i)    any amendment, modification, elimination, waiver, consent, termination, or release of, or with respect to, any provision of this Agreement or any other Loan Document that relates only to the relationship of the Lender Group among themselves, and that does not affect the rights or obligations of any Loan Party, shall not require consent by or the agreement of any Loan Party,
(ii)    any amendment, waiver, modification, elimination, or consent of or with respect to any provision of this Agreement or any other Loan Document may be entered into without the consent of, or over the objection of, any Defaulting Lender other than any of the matters governed by Section 13.1(a)(i) through (iii) that affect such Lender,
(iii)    any Intercreditor Agreement may be waived, amended or otherwise modified in accordance with Section 16.16, and
(iv)    any waiver, amendment or modification of any Intermediation Access Agreement may be effected by an agreement or agreements in writing entered into between Agent and the counterparty to any Intermediation Facility (without the consent of any Lender or, so long as such amendment, waiver or modification does not impose any additional duties or obligations on Holdings or the Loan Parties or alter or impair any right of Holdings or any Loan Party under the Loan Documents, Holdings or any Loan Party), and
(v)    the Letter of Credit Sublimit and the Individual Letter of Credit Sublimits may be increased, decreased, eliminated or otherwise modified as between Wells Fargo (in its capacity as an Issuing Bank) and any other Issuing Bank (and each applicable Issuing Bank’s Individual Letter of Credit Sublimit and Schedule 1.2 may be modified to reflect any such increase, decrease, elimination or other modification) solely with the consent of each applicable Issuing Bank, Administrative Borrower and Agent (with respect to the applicable Issuing Bank and Agent, such consent not to be unreasonably withheld); provided, that,
(x)     only the consent of Administrative Borrower, Agent and the Issuing Bank that then proposes to issue any Letter of Credit to exceed the then outstanding Letter of Credit Sublimit will be required with respect to increases of such Letter of Credit Sublimit, and

(y)     with respect to decreases of any Issuing Bank’s Individual Letter of Credit Sublimit to the extent that such Issuing Bank then does not have Letters of Credit issued and outstanding in excess of such proposed decreased Individual Letter of Credit Sublimit (and each applicable Issuing Bank’s Individual Letter of Credit Sublimit and Schedule 1.2 may be modified to reflect any such increase, decrease, elimination or other modification), only the consent of Agent, such Issuing Bank and Administrative Borrower (with respect to Agent and such Issuing Bank, each such consent not to be unreasonably withheld) shall be required;
The Agent (and, if applicable, the Borrower) may, without the consent of any Lender, enter into amendments or modifications to this Agreement or any of the other Loan Documents or to enter into additional Loan Documents in order to implement any Benchmark Replacement or any Conforming Changes or otherwise effectuate the terms of Section 2.12(c) in accordance with the terms of Section 2.12(c); and
(e)    No amendment, waiver, modification, elimination, or consent shall amend, modify, or eliminate, without written consent of Agent, Borrowers and the Supermajority Lenders, the definition of Borrowing Base or any of the defined terms that are used in such definition to the extent that any such change results in more credit being made available to Borrowers based upon the Borrowing Base, but not otherwise, or the definition of Maximum Revolver Amount, or change Section 2.1(c);
(f)    No amendment, waiver, modification, elimination, or consent shall amend, modify, or waive any provision of this Agreement or the other Loan Documents pertaining to Issuing Bank, or any other rights or duties of Issuing Bank under this Agreement or the other Loan Documents, without the written consent of Issuing Bank, Agent, Borrowers, and the Required Lenders;
(g)    No amendment, waiver, modification, elimination, or consent shall amend, modify, or waive any provision of this Agreement or the other Loan Documents pertaining to Swing Lender, or any other rights or duties of Swing Lender under this Agreement or the other Loan Documents, without the written consent of Swing Lender, Agent, Borrowers, and the Required Lenders; and
(h)    Anything in this Section 13.1 to the contrary notwithstanding,
(i)    any amendment, waiver, modification, elimination, or consent of or with respect to any provision of this Agreement or any other Loan Document may be entered into without the consent of, or over the objection of, any Defaulting Lender other than any of the matters governed by Section 13.1(a)(i) through (iii) that affect such Lender,
(ii)    any amendment contemplated by Section 2.12(d)(iii) of this Agreement in connection with a Benchmark Transition Event shall be effective as contemplated by such Section 2.12(d)(iii) hereof and
(iii)    any amendment contemplated by Section 2.6(g) of this Agreement in connection with the use or administration of Term SOFR shall be effective as contemplated by such Section 2.6(g).
(i)    Notwithstanding anything to the contrary, no Real Property shall be taken as Collateral unless Lenders have received at least forty-five (45) days’ prior notice and each Lender has confirmed to Agent that it has completed all flood due diligence, received copies of all flood insurance documentation and confirmed flood insurance compliance as required by the Flood Insurance Laws or as otherwise reasonably satisfactory to such Lender. At any time that any Real Property constitutes Collateral, no amendment, waiver, modification, elimination, or consent with respect to a Loan Document shall add, increase, renew or extend any loan, commitment or credit line hereunder until the completion of flood due diligence, documentation and coverage as required by the Flood Insurance Laws or as otherwise reasonably satisfactory to all Lenders.
13.2    No Waivers; Cumulative Remedies. No failure by Agent or any Lender to exercise any right, remedy, or option under this Agreement or any other Loan Document, or delay by Agent or any Lender in exercising the same, will operate as a waiver thereof. No waiver by Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by Agent or any Lender on any occasion shall affect or diminish Agent’s and each Lender’s rights thereafter to require strict performance by Borrower of any provision of this Agreement. Agent’s and each Lender’s rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that Agent or any Lender may have.
13.3    Replacement of Certain Lenders.
(a)    If (i) any action to be taken by the Lender Group or Agent hereunder requires the consent, authorization, or agreement of all Lenders or all Lenders affected thereby and if such action has received the consent, authorization, or agreement of the Required Lenders but not of all Lenders or all Lenders affected thereby, or (ii) any Lender makes a claim for compensation under Section 2.18, then Borrowers or Agent, upon at least five Business Days prior irrevocable notice, may permanently replace any Lender that failed to give its consent, authorization, or agreement (a “Non-Consenting Lender”) or any Lender that made a claim for compensation (a “Tax Lender”) with one or more Replacement Lenders, and the Non-Consenting Lender or Tax Lender, as applicable, shall have no right to refuse to be replaced hereunder. Such notice to replace the Non-Consenting Lender or Tax Lender, as applicable, shall specify an effective date for such replacement, which date shall not be later than 15 Business Days after the date such notice is given.
(b)    Prior to the effective date of such replacement, the Non-Consenting Lender or Tax Lender, as applicable, and each Replacement Lender shall execute and deliver an Assignment and Acceptance, subject only to the Non-Consenting Lender or Tax Lender, as applicable, being repaid in full its share of the outstanding Obligations (without any premium or penalty of any kind whatsoever, but including (i) all interest, fees and other amounts that may be due in payable in respect thereof, (ii) an assumption of its Pro Rata Share of participations in the Letters of Credit, and (iii) Funding Losses). If the Non-Consenting Lender or Tax Lender, as applicable, shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, Agent may, but shall not be required to, execute and deliver such Assignment and Acceptance in the name or and on behalf of the Non-Consenting Lender or Tax Lender, as applicable, and irrespective of whether Agent executes and delivers such Assignment and Acceptance, the Non-Consenting Lender or Tax Lender, as applicable, shall be deemed to have executed and delivered such Assignment and Acceptance. The replacement of any Non-Consenting Lender or Tax Lender, as applicable, shall be made in accordance with the terms of Section 12.1. Until such time as one or more Replacement Lenders shall have acquired all of the Obligations, the Commitments, and the other rights and obligations of the Non-Consenting Lender or Tax Lender, as applicable, hereunder and under the other Loan Documents, the Non-Consenting Lender or Tax Lender, as applicable, shall remain obligated to make the Non-Consenting Lender's or Tax Lender’s, as applicable, Pro Rata Share of Revolving Loans and to purchase a participation in each Letter of Credit, in an amount equal to its Pro Rata Share of participations in such Letters of Credit.
14.    AGENT; THE LENDER GROUP;.
14.1    Appointment and Authorization of Agent.

(a)    Each Lender hereby designates and appoints Wells Fargo as its agent under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to designate, appoint, and authorize) Agent to execute and deliver each of the other Loan Documents on its behalf and to take such other action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to Agent by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Agent agrees to act as agent for and on behalf of the Lenders (and the Bank Product Providers) on the conditions contained in this Section 14.
(b)    Any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document notwithstanding, Agent shall not have any duties or responsibilities, except those expressly set forth herein or in the other Loan Documents, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender (or Bank Product Provider), and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent.
(c)    Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement or the other Loan Documents with reference to Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only a representative relationship between independent contracting parties.
(d)    Each Lender hereby further authorizes (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent to act as the secured party under each of the Loan Documents that create a Lien on any item of Collateral. Except as expressly otherwise provided in this Agreement, Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions that Agent expressly is entitled to take or assert under or pursuant to this Agreement and the other Loan Documents.
(e)    Without limiting the generality of the foregoing, or of any other provision of the Loan Documents that provides rights or powers to Agent, Lenders agree (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to agree) that Agent shall have the right to exercise the following powers as long as this Agreement remains in effect:
(i)    maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Collateral, payments and proceeds of Collateral, and related matters,
(ii)    execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to the Loan Documents, or to take any other action with respect to any Collateral or Loan Documents which may be necessary to perfect, and maintain perfected, the security interests and Liens upon Collateral pursuant to the Loan Documents,
(iii)    make Loans, for itself or on behalf of Lenders, as provided in the Loan Documents,
(iv)    exclusively receive, apply, and distribute payments and proceeds of the Collateral as provided in the Loan Documents,

(v)    open and maintain such bank accounts and cash management arrangements as Agent deems necessary and appropriate in accordance with the Loan Documents for the foregoing purposes,
(vi)    perform, exercise, and enforce any and all other rights and remedies of the Lender Group (and Bank Product Providers) with respect to Holdings, any Loan Party or its Subsidiaries, the Obligations, the Collateral, or otherwise related to any of same as provided in the Loan Documents, and
(vii)    incur and pay such Lender Group Expenses as Agent may deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to the Loan Documents.
(f)    The Agent alone shall be authorized to determine eligibility under the Borrowing Base in accordance with the terms of this Agreement, whether to impose or release any reserve, which determinations and judgments, if exercised in good faith, shall exonerate the Agent from liability to any Secured Party for any error in judgment.
14.2    Delegation of Duties. Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Agent shall not be responsible for the negligence or misconduct of any agent or attorney in fact that it selects as long as such selection was made without gross negligence or willful misconduct.
14.3    Liability of Agent. None of the Agent-Related Persons shall
(a)    be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or
(b)    be responsible in any manner to any of the Lenders (or Bank Product Providers) for any recital, statement, representation or warranty made by any Loan Party or any of its Subsidiaries or Affiliates, or any officer or director thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Loan Party or its Subsidiaries or any other party to any Loan Document to perform its obligations hereunder or thereunder.
No Agent-Related Person shall be under any obligation to any Lenders (or Bank Product Providers) to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the books and records or properties of any Loan Party or its Subsidiaries. No Agent-Related Person shall have any liability to any Lender, and Loan Party or any of their respective Affiliates if any request for a Loan, Letter of Credit or other extension of credit was not authorized by the applicable Borrower. Agent shall not be required to take any action that, in its opinion or in the opinion of its counsel, may expose it to liability or that is contrary to any Loan Document or Applicable Law.
14.4    Reliance by Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, telefacsimile or other electronic method of transmission, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrowers or counsel to any Lender), independent accountants and other experts selected by Agent. The Agent shall have no duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 13.1). In all cases Agent shall be entitled and fully justified in failing or refusing to take any action or exercise any power, discretion or authority vested in it under this Agreement or any other Loan Document unless and until Agent shall
(a)    receive written instructions from the Required Lenders or the Lenders, as applicable (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 13.1), specifying the action to be taken and
(b)    be indemnified to its satisfaction by the Lenders against any and all liability and expenses which may be incurred by it by reason of taking or continuing to take any such action, which indemnification may be required to be joint and several.
If Agent so requests, it shall first be indemnified to its reasonable satisfaction by the Lenders (and, if it so elects, the Bank Product Providers) against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders (and Bank Product Providers).
14.5    Notice of Default or Event of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest, fees, and expenses required to be paid to Agent for the account of the Lenders and, except with respect to Events of Default of which Agent has actual knowledge, unless Agent shall have received written notice from a Lender or Par Borrower referring to this Agreement, describing such Default or Event of Default, and stating that such notice is a “notice of default.” Agent promptly will notify the Lenders of its receipt of any such notice or of any Event of Default of which Agent has actual knowledge. If any Lender obtains actual knowledge of any Event of Default, such Lender promptly shall notify the other Lenders and Agent of such Event of Default. Each Lender shall be solely responsible for giving any notices to its Participants, if any. Subject to Section 14.4, Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Section 9; provided, that unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.
14.6    Credit Decision. Each Lender (and Bank Product Provider) acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by Agent hereinafter taken, including any review of the affairs of any Loan Party and its Subsidiaries or Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender (or Bank Product Provider). Each Lender represents (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to represent) to Agent that it has, independently and without reliance upon any Agent-Related Person and based on such due diligence, documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of each Borrower or any other Person party to a Loan Document, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrowers. Each Lender also represents (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to represent) that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of each Borrower or any other Person party to a Loan Document. Except for notices, reports, and other documents expressly herein required to be furnished to the Lenders by Agent, Agent shall not have any duty or responsibility to provide any Lender (or Bank Product Provider) with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Borrower or any other Person party to a Loan Document that may come into the possession of any of the Agent-Related Persons. Each Lender acknowledges (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that Agent does not have any duty or responsibility, either initially or on a continuing basis (except to the extent, if any, that is expressly specified herein) to provide such Lender (or Bank Product Provider) with any credit or other information with respect to any Borrower, its Affiliates or any of their respective business, legal, financial or other affairs, and irrespective of whether such information came into Agent’s or its Affiliates’ or representatives’ possession before or after the date on which such Lender became a party to this Agreement (or such Bank Product Provider entered into a Bank Product Agreement).
14.7    Costs and Expenses; Indemnification. Agent may incur and pay Lender Group Expenses to the extent Agent reasonably deems necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to the Loan Documents, including court costs, attorneys’ fees and expenses, fees and expenses of financial accountants, advisors, consultants, and appraisers, costs of collection by outside collection agencies, auctioneer fees and expenses, and costs of security guards or insurance premiums paid to maintain the Collateral, whether or not the Loan Parties are obligated to reimburse Agent or Lenders for such expenses pursuant to this Agreement or otherwise. Agent is authorized and directed to deduct and retain sufficient amounts from payments or proceeds of the Collateral received by Agent to reimburse Agent for such out-of-pocket costs and expenses prior to the distribution of any amounts to Lenders (or Bank Product Providers). The Loan Parties agree to pay the Lender Group Expenses within 30 days of a Loan Parties’ receipt of written notification thereof. In the event Agent is not reimbursed for such costs and expenses by the Loan Parties, each Lender hereby agrees that it is and shall be obligated to pay to Agent such Lender’s ratable share thereof. Whether or not the transactions contemplated hereby are consummated, each of the Lenders, on a ratable basis, shall indemnify and defend the Agent-Related Persons (to the extent not reimbursed by or on behalf of the Loan Parties and without limiting the obligation of the Loan Parties to do so) from and against any and all Indemnified Liabilities; provided, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting solely from such Person’s gross negligence or willful misconduct nor shall any Lender be liable for the obligations of any Defaulting Lender in failing to make a Loan or other extension of credit hereunder. Without limitation of the foregoing, each Lender shall reimburse Agent upon demand for such Lender’s ratable share of any costs or out of pocket expenses (including attorneys, accountants, advisors, and consultants fees and expenses) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any other Loan Document to the extent that Agent is not reimbursed for such expenses by or on behalf of the Loan Parties. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of Agent.

14.8    Agent in Individual Capacity. Wells Fargo and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, provide Bank Products to, acquire Equity Interests in, and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with any Loan Party and its Subsidiaries and Affiliates and any other Person party to any Loan Document as though Wells Fargo were not Agent hereunder, and, in each case, without notice to or consent of the other members of the Lender Group. The other members of the Lender Group acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, pursuant to such activities, Wells Fargo or its Affiliates may receive information regarding a Loan Party or its Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of such Loan Party or such other Person and that prohibit the disclosure of such information to the Lenders (or Bank Product Providers), and the Lenders acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver Agent will use its reasonable best efforts to obtain), Agent shall not be under any obligation to provide such information to them. The terms “Lender” and “Lenders” include Wells Fargo in its individual capacity.
14.9    Successor Agent. Agent may resign as Agent upon thirty (30) days’ (ten (10) days’ if an Event of Default has occurred and is continuing) prior written notice to the Lenders (unless such notice is waived by the Required Lenders) and Par Borrower (unless such notice is waived by Par Borrower or a Default or Event of Default has occurred and is continuing) and without any notice to the Bank Product Providers. If Agent resigns under this Agreement, the Required Lenders shall be entitled, with (so long as no Event of Default has occurred and is continuing) the consent of Par Borrower (such consent not to be unreasonably withheld, delayed, or conditioned), appoint a successor Agent for the Lenders (and the Bank Product Providers). If, at the time that Agent’s resignation is effective, it is acting as Issuing Bank or the Swing Lender, such resignation shall also operate to effectuate its resignation as Issuing Bank or the Swing Lender, as applicable, and it shall automatically be relieved of any further obligation to issue Letters of Credit, or to make Swing Loans. If no successor Agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with the Lenders and Par Borrower, a successor Agent. If Agent has materially breached or failed to perform any material provision of this Agreement or of Applicable Law, the Required Lenders may agree in writing to remove and replace Agent with a successor Agent from among the Lenders with (so long as no Event of Default has occurred and is continuing) the consent of Par Borrower (such consent not to be unreasonably withheld, delayed, or conditioned). In any such event, upon the acceptance of its appointment as successor Agent hereunder, such successor Agent shall succeed to all the rights, powers, and duties of the retiring Agent and the term “Agent” shall mean such successor Agent and the retiring Agent’s appointment, powers, and duties as Agent shall be terminated. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 14 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor Agent has accepted appointment as Agent by the date which is thirty (30) days (or ten (10) days if an Event of Default has occurred and is continuing) following a retiring Agent’s notice of resignation,
(1)     the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Agent on behalf of the Lenders under any of the Loan Documents, the retiring Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and
(2)     except for any indemnity payments owed to the retiring Agent, all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Agent as provided for above.

14.10    Lender in Individual Capacity. Any Lender and its respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, provide Bank Products to, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with any Loan Party and its Subsidiaries and Affiliates and any other Person party to any Loan Documents as though such Lender were not a Lender hereunder without notice to or consent of the other members of the Lender Group (or the Bank Product Providers). The other members of the Lender Group acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, pursuant to such activities, such Lender and its respective Affiliates may receive information regarding a Loan Party or its Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of such Loan Party or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver such Lender will use its reasonable best efforts to obtain), such Lender shall not be under any obligation to provide such information to them.
14.11    Collateral and Guaranty Matters.
(a)    The Lenders hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent to release any Lien on any Collateral
(i)    upon the payment in full of all of the Obligations (other than contingent expense reimbursement or indemnification obligations for which no claim has been made in writing),
(ii)    constituting property being sold or disposed of if a release is required or desirable in connection therewith and, at the request of the Agent, if Borrower certifies to Agent that the sale or disposition is permitted under Section 6.4 and is not a sale or disposition to another Loan Party (and Agent may rely conclusively on any such certificate, without further inquiry),
(iii)    constituting property in which no Loan Party or any of its Restricted Subsidiaries owned any interest at the time Agent’s Lien was granted nor at any time thereafter,
(iv)    constituting property leased or licensed to a Loan Party or its Restricted Subsidiaries under a lease or license that has expired or is terminated in a transaction permitted under this Agreement,
(v)    owned by any Guarantor upon the release of its Guarantee under the Guaranty and Security Agreement in accordance with Section 14.11(b) or
(vi)    in connection with a credit bid or purchase authorized under this Section 14.11.
The Loan Parties and the Lenders hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent, based upon the instruction of the Required Lenders, to
(A)     consent to the sale of, credit bid, or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any sale thereof conducted under the provisions of any Debtor Relief Law, including Section 363 of the Bankruptcy Code,
(B)    credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any sale or other disposition thereof conducted under the provisions of the UCC, including pursuant to Sections 9-610 or 9-620 of the UCC or other Applicable Law, or
(C)     credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any other sale or foreclosure conducted or consented to by Agent in accordance with Applicable Law in any judicial action or proceeding or by the exercise of any legal or equitable remedy.
In connection with any such credit bid or purchase,
(i)     the Obligations owed to the Lenders and the Bank Product Providers shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims being estimated for such purpose if the fixing or liquidation thereof would not impair or unduly delay the ability of Agent to credit bid or purchase at such sale or other disposition of the Collateral and, if such contingent or unliquidated claims cannot be estimated without impairing or unduly delaying the ability of Agent to credit bid at such sale or other disposition, then such claims shall be disregarded, not credit bid, and not entitled to any interest in the Collateral that is the subject of such credit bid or purchase) and the Lenders and the Bank Product Providers whose Obligations are credit bid shall be entitled to receive interests (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) in the Collateral that is the subject of such credit bid or purchase (or in the Equity Interests of the any entities that are used to consummate such credit bid or purchase), and
(ii)     Agent, based upon the instruction of the Required Lenders, may accept non-cash consideration, including debt and equity securities issued by any entities used to consummate such credit bid or purchase and in connection therewith Agent may reduce the Obligations owed to the Lenders and the Bank Product Providers (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) based upon the value of such non-cash consideration; provided, that Bank Product Obligations not entitled to the application set forth in Section 2.4(b)(iii)(J) shall not be entitled to be, and shall not be, credit bid, or used in the calculation of the ratable interest of the Lenders and Bank Product Providers in the Obligations which are credit bid.
Except as provided above, Agent will not execute and deliver a release of any Lien on any Collateral without the prior written authorization of (y) if the release is of all or substantially all of the Collateral, all of the Lenders (without requiring the authorization of the Bank Product Providers), or (z) otherwise, the Required Lenders (without requiring the authorization of the Bank Product Providers). Upon request by Agent or Par Borrower at any time, the Lenders will (and if so requested, the Bank Product Providers will) confirm in writing Agent’s authority to release any such Liens on particular types or items of Collateral pursuant to this Section 14.11; provided, that
(1)     anything to the contrary contained in any of the Loan Documents notwithstanding, Agent shall not be required to execute any document or take any action necessary to evidence such release on terms that, in Agent’s opinion, could expose Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and
(2)     such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly released) upon (or obligations of Borrowers in respect

of) any and all interests retained by any Borrower, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral.
Each Lender further hereby irrevocably authorizes (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to irrevocably authorize Agent, at its option and in its sole discretion, to subordinate (by contract or otherwise) any Lien granted to or held by Agent on any property under any Loan Document
(a)     to the holder of any Permitted Lien on such property if such Permitted Lien secures purchase money Indebtedness (including Capitalized Lease Obligations) which constitute Permitted Indebtedness or Permitted Retail Store Purchase Money Indebtedness and
(b)     to the extent Agent has the authority under this Section 14.11 to release its Lien on such property.
(b)    The Lenders hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent to release any Guarantor from its Guarantee under the Guaranty and Security Agreement if
(i)    the Obligations (other than contingent expense reimbursement or indemnification obligations for which no claim has been made in writing) have been paid in full,
(ii)    all the Equity Interests of such Guarantor shall be sold, transferred conveyed, associated or otherwise disposed of to a Person that is not the a Loan Party or a Restricted Subsidiary in a transaction permitted by Section 6.4,
(iii)    such Guarantor becomes an Excluded Subsidiary or an Immaterial Subsidiary, upon request by the Borrower to the Agent or
(iv)    such Guarantor is designated as an Unrestricted Subsidiary in accordance with the terms hereof;
provided, that, a Guarantor that becomes a non-wholly owned Subsidiary will not be released from its guarantee if the transaction that resulted in its becoming non-wholly owned was done with an Affiliate, except if such transaction (i) constitutes a Permitted Investment or Permitted Disposition, and (ii) is being effected primarily for a bona fide business purpose independent of, and unrelated to, releasing such guarantee. At the written request and sole expense of the Borrower, the Agent, at the sole expense of the Borrower and the applicable Guarantor, shall promptly execute and deliver to the Borrower or such Guarantor all releases, termination statements and/or other documents reasonably necessary or desirable to evidence such release; provided that the Borrower shall have delivered to the Agent a written request for release identifying the relevant Guarantor together with a certification by the Borrower stating that such transaction is in compliance with this Agreement and the other Loan Documents.
(c)    Agent shall have no obligation whatsoever to any of the Lenders (or the Bank Product Providers)
(i)    to verify or assure that the Collateral exists or is owned by Holdings, a Loan Party or any of its Restricted Subsidiaries or is cared for, protected, or insured or has been encumbered,
(ii)    to verify or assure that Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority,

(iii)    to verify or assure that any particular items of Collateral meet the eligibility criteria applicable in respect thereof,
(iv)    to impose, maintain, increase, reduce, implement, or eliminate any particular reserve hereunder or to determine whether the amount of any reserve is appropriate or not, or
(v)    to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, subject to the terms and conditions contained herein, Agent may act in any manner it may deem appropriate, in its sole discretion given Agent’s own interest in the Collateral in its capacity as one of the Lenders and that Agent shall have no other duty or liability whatsoever to any Lender (or Bank Product Provider) as to any of the foregoing, except as otherwise expressly provided herein.
14.12    Restrictions on Actions by Lenders; Sharing of Payments.
(a)    Each of the Lenders agrees that it shall not, without the express written consent of Agent, set off against the Obligations, any amounts owing by such Lender to Holdings, any Loan Party or its Restricted Subsidiaries or any deposit accounts of Holdings, any Loan Party or its Restricted Subsidiaries now or hereafter maintained with such Lender. Each of the Lenders further agrees that it shall not, unless specifically requested to do so in writing by Agent, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings to enforce any Loan Document against any Borrower or any Guarantor or to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.
(b)    If, at any time or times any Lender shall receive
(i)    by payment, foreclosure, setoff, or otherwise, any proceeds of Collateral or any payments with respect to the Obligations, except for any such proceeds or payments received by such Lender from Agent pursuant to the terms of this Agreement, or
(ii)    payments from Agent in excess of such Lender’s Pro Rata Share of all such distributions by Agent, such Lender promptly shall
(A)     turn the same over to Agent, in kind, and with such endorsements as may be required to negotiate the same to Agent, or in immediately available funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or
(B)     purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Pro Rata Shares; provided, that to the extent that such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.

14.13    Agency for Perfection. Agent hereby appoints each other Lender (and each Bank Product Provider) as its agent (and each Lender hereby accepts (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to accept) such appointment) for the purpose of perfecting Agent’s Liens in assets which, in accordance with Article 8 or Article 9, as applicable, of the UCC can be perfected by possession or control. Should any Lender obtain possession or control of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor shall deliver possession or control of such Collateral to Agent or in accordance with Agent’s instructions.
14.14    Payments by Agent to the Lenders. All payments to be made by Agent to the Lenders (or Bank Product Providers) shall be made by bank wire transfer of immediately available funds pursuant to such wire transfer instructions as each party may designate for itself by written notice to Agent. Concurrently with each such payment, Agent shall identify whether such payment (or any portion thereof) represents principal, premium, fees, or interest of the Obligations.
14.15    Concerning the Collateral and Related Loan Documents. Each member of the Lender Group authorizes and directs Agent to enter into this Agreement and the other Loan Documents. Each member of the Lender Group agrees (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to agree) that any action taken by Agent in accordance with the terms of this Agreement or the other Loan Documents relating to the Collateral and the exercise by Agent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders (and such Bank Product Provider).
14.16    Field Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information. By becoming a party to this Agreement, each Lender (and by entering into a Bank Product Agreement, each Bank Product Provider):
(a)    is deemed to have requested that Agent furnish such Lender, promptly after it becomes available, a copy of each field examination report respecting any Loan Party or its Subsidiaries (each, a “Report”) prepared by or at the request of Agent, and Agent shall so furnish each Lender with such Reports,
(b)    expressly agrees and acknowledges that Agent does not (i) make any representation or warranty as to the accuracy of any Report, and (ii) shall not be liable for any information contained in any Report,
(c)    expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or other party performing any field examination will inspect only specific information regarding Holdings, the Loan Parties and their Subsidiaries and will rely significantly upon Holdings’, Borrowers’ and their Subsidiaries’ books and records, as well as on representations of Borrowers’ personnel,
(d)    agrees to keep all Reports and other material, non-public information regarding Holdings, the Loan Parties and their Subsidiaries and their operations, assets, and existing and contemplated business plans in a confidential manner in accordance with Section 14.16, and
(e)    without limiting the generality of any other indemnification provision contained in this Agreement, agrees:
(i)    to hold Agent and any other Lender preparing a Report harmless from any action the indemnifying Lender may take or fail to take or any conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to Borrowers, or the indemnifying Lender's participation in, or the indemnifying Lender’s purchase of, a loan or loans of Borrowers, and
(ii)    to pay and protect, and indemnify, defend and hold Agent, and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorneys' fees and costs) incurred by Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.
In addition to the foregoing,
(x)    any Lender may from time to time request of Agent in writing that Agent provide to such Lender a copy of any report or document provided by Holdings, any Loan Party or its Subsidiaries to Agent that has not been contemporaneously provided by Holdings, such Loan Party or such Subsidiary to such Lender, and, upon receipt of such request, Agent promptly shall provide a copy of same to such Lender,
(y)     to the extent that Agent is entitled, under any provision of the Loan Documents, to request additional reports or information from Holdings, any Loan Party or its Subsidiaries, any Lender may, from time to time, reasonably request Agent to exercise such right as specified in such Lender’s notice to Agent, whereupon Agent promptly shall request of Borrowers the additional reports or information reasonably specified by such Lender, and, upon receipt thereof from Holdings, such Loan Party or such Subsidiary, Agent promptly shall provide a copy of same to such Lender, and
(z)     any time that Agent renders to Borrowers a statement regarding the Loan Account, Agent shall send a copy of such statement to each Lender.
14.17    Several Obligations; No Liability. Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of Agent in its capacity as such, and not by or in favor of the Lenders, any and all obligations on the part of Agent (if any) to make any credit available hereunder shall constitute the several (and not joint) obligations of the respective Lenders on a ratable basis, according to their respective Commitments, to make an amount of such credit not to exceed, in principal amount, at any one time outstanding, the amount of their respective Commitments. Nothing contained herein shall confer upon any Lender any interest in, or subject any Lender to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other Lender. Each Lender shall be solely responsible for notifying its Participants of any matters relating to the Loan Documents to the extent any such notice may be required, and no Lender shall have any obligation, duty, or liability to any Participant of any other Lender. Except as provided in Section 14.7, no member of the Lender Group shall have any liability for the acts of any other member of the Lender Group. No Lender shall be responsible to any Borrower or any other Person for any failure by any other Lender (or Bank Product Provider) to fulfill its obligations to make credit available hereunder, nor to advance for such Lender (or Bank Product Provider) or on its behalf, nor to take any other action on behalf of such Lender (or Bank Product Provider) hereunder or in connection with the financing contemplated herein.
14.18    Joint Lead Arrangers. Each of the Joint Lead Arrangers, in such capacity, shall not have any right, power, obligation, liability, responsibility, or duty under this Agreement other than those applicable to it in its capacity as a Lender, as Agent, as Swing Lender or as Issuing Bank. Without limiting the foregoing, each of the Joint Lead Arrangers, in such capacity, shall not have or be deemed to have any fiduciary relationship with any Lender or any Loan Party. Each Lender, Agent, Swing Lender, Issuing Bank and each Loan Party acknowledges that it has not relied, and will not rely, on the Joint Lead

Arrangers in deciding to enter into this Agreement or in taking or not taking action hereunder. Each of the Joint Lead Arrangers, in such capacity, shall be entitled to resign at any time by giving notice to Agent and Borrower.
14.19    Erroneous Payments.
(a)    Each Lender, each Issuing Bank, each other Bank Product Provider and any other party hereto hereby severally agrees that if
(i)    Agent notifies (which such notice shall be conclusive absent manifest error) such Lender or Issuing Bank or any Bank Product Provider (or the Lender which is an Affiliate of a Lender, Issuing Bank or Bank Product Provider) or any other Person that has received funds from Agent or any of its Affiliates, either for its own account or on behalf of a Lender, Issuing Bank or Bank Product Provider (each such recipient, a "Payment Recipient") that Agent has determined in its sole discretion that any funds received by such Payment Recipient were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Payment Recipient) or
(ii)    any Payment Recipient receives any payment from Agent (or any of its Affiliates)
(x)     that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable,
(y)     that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, or
(z)     that such Payment Recipient otherwise becomes aware was transmitted or received in error or by mistake (in whole or in part) then, in each case, an error in payment shall be presumed to have been made (any such amounts specified in clauses (i) or (ii) of this Section 14.19(a), whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise; individually and collectively, an “Erroneous Payment”), then, in each case, such Payment Recipient is deemed to have knowledge of such error at the time of its receipt of such Erroneous Payment; provided that nothing in this Section shall require Agent to provide any of the notices specified in clauses (i) or (ii) above.
Each Payment Recipient agrees that it shall not assert any right or claim to any Erroneous Payment, and hereby waives any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by Agent for the return of any Erroneous Payments, including without limitation waiver of any defense based on "discharge for value" or any similar doctrine.
(b)    Without limiting the immediately preceding clause (a), each Payment Recipient agrees that, in the case of clause (a)(ii) above, it shall promptly notify Agent in writing of such occurrence.
(c)    In the case of either clause (a)(i) or (a)(ii) above, such Erroneous Payment shall at all times remain the property of Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of Agent, and upon demand from Agent such Payment Recipient shall (or, shall cause any Person who received any portion of an Erroneous Payment on its behalf to), promptly, but in all events no later than one Business Day thereafter, return to Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds and in the currency so received, together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to Agent at the greater of the Federal Funds Rate and a rate determined by Agent in accordance with banking industry rules on interbank compensation from time to time in effect.
(d)    In the event that an Erroneous Payment (or portion thereof) is not recovered by Agent for any reason, after demand therefor by Agent in accordance with immediately preceding clause (c), from any Lender that is a Payment Recipient or an Affiliate of a Payment Recipient (such unrecovered amount as to such Lender, an “Erroneous Payment Return Deficiency”), then at the sole discretion of Agent and upon Agent's written notice to such Lender, such Lender shall be deemed to have made a cashless assignment of the full face amount of the portion of its Loans (but not its Commitments) with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Loans”) to Agent or, at the option of Agent, Agent's applicable lending affiliate (such assignee, the “Agent Assignee”) in an amount that is equal to the Erroneous Payment Return Deficiency (or such lesser amount as Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Loans, the “Erroneous Payment Deficiency Assignment”) plus any accrued and unpaid interest on such assigned amount, without further consent or approval of any party hereto and without any payment by Agent Assignee as the assignee of such Erroneous Payment Deficiency Assignment. Without limitation of its rights hereunder, following the effectiveness of the Erroneous Payment Deficiency Assignment, Agent may make a cashless reassignment to the applicable assigning Lender of any Erroneous Payment Deficiency Assignment at any time by written notice to the applicable assigning Lender and upon such reassignment all of the Loans assigned pursuant to such Erroneous Payment Deficiency Assignment shall be reassigned to such Lender without any requirement for payment or other consideration. The parties hereto acknowledge and agree that (1) any assignment contemplated in this clause (d) shall be made without any requirement for any payment or other consideration paid by the applicable assignee or received by the assignor, (2) the provisions of this clause (d) shall govern in the event of any conflict with the terms and conditions of Section 13 and (3) Agent may reflect such assignments in the Register without further consent or action by any other Person.
(e)    Each party hereto hereby agrees that
(x)     in the event an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, Agent (1) shall be subrogated to all the rights of such Payment Recipient and (2) is authorized to set off, net and apply any and all amounts at any time owing to such Payment Recipient under any Loan Document, or otherwise payable or distributable by Agent to such Payment Recipient from any source, against any amount due to Agent under this Section 14.19 or under the indemnification provisions of this Agreement,
(y)     the receipt of an Erroneous Payment by a Payment Recipient shall not for the purpose of this Agreement be treated as a payment, prepayment, repayment, discharge or other satisfaction of any Obligations owed by the Borrowers or any other Loan Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by Agent from the Borrowers or any other Loan Party for the purpose of making for a payment on the Obligations and
(z)     to the extent that an Erroneous Payment was in any way or at any time credited as payment or satisfaction of any of the Obligations, the Obligations or any part thereof that were so credited, and all rights of the Payment Recipient, as the case may be, shall be reinstated and continue in full force and effect as if such payment or satisfaction had never been received.
(f)    Each party's obligations under this Section 14.19 shall survive the resignation or replacement of Agent or any transfer of right or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.
(g)    The provisions of this Section 14.19 to the contrary notwithstanding, (i) nothing in this Section 14.19 will constitute a waiver or release of any claim of any party hereunder arising from any Payment Recipient's receipt of an Erroneous Payment and (ii) there will only be deemed to be a recovery of the Erroneous Payment to the extent that Agent has received payment from the Payment Recipient in immediately available funds the Erroneous Payment Return Deficiency, whether directly from the Payment Recipient, as a result of the exercise by Agent of its rights of subrogation or set off as set forth above in clause (e) or as a result of the receipt by Agent Assignee of a payment of the outstanding principal balance of the Loans assigned to Agent Assignee pursuant to an Erroneous Payment Deficiency Assignment, but excluding any other amounts in respect thereof (it being agreed that any payments of interest, fees, expenses or other amounts (other than principal) received by Agent Assignee in respect of the Loans assigned to Agent Assignee pursuant to an Erroneous Payment Deficiency Assignment shall be the sole property of Agent Assignee and shall not constitute a recovery of the Erroneous Payment).
14.20    Agent Professionals. The Agent may perform its duties through agents and employees. The Agent may consult with and employ Agent Professionals, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by an Agent Professional. The Agent shall not be responsible for the negligence or misconduct of any agents, employees or Agent Professionals selected by it with reasonable care.
14.21    Collateral Agent. Notwithstanding anything contained in this Agreement or any other Loan Document to the contrary, all determinations under this Agreement and the other Loan Documents related, directly or indirectly, to the Collateral, Borrowing Base eligibility standards or criteria, reserves or the implementation or adjustment of reserves, collateral information rights, access rights, appraisal rights, audit rights, cash management and cash dominion rights and control agreement rights (including, for the avoidance of doubt, any such determinations which are assigned to the Agent pursuant to this Agreement and other Loan Documents) shall, be made by the Agent. Any of the foregoing to the contrary notwithstanding, nothing contained in this Section 14.21 shall be deemed to expand the rights of Agent or any Lender with respect to Borrowing Base eligibility standards or advance rates applicable to the Borrowing Base or reserves.
15.    [RESERVED].
16.    GENERAL PROVISIONS.
16.1    Effectiveness. This Agreement shall be binding and deemed effective when executed by Holdings, the Borrowers, each other Loan Party, Agent, and each Lender whose signature is provided for on the signature pages hereof and Agent shall have received counterparts of each such signature page.
16.2    Section Headings. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.

16.3    Interpretation. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against the Lender Group, Holdings or any Loan Party, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.
16.4    Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.
16.5    Bank Product Providers. Each Bank Product Provider in its capacity as such shall be deemed a third party beneficiary hereof and of the provisions of the other Loan Documents for purposes of any reference in a Loan Document to the parties for whom Agent is acting. Agent hereby agrees to act as agent for such Bank Product Providers and, by virtue of entering into a Bank Product Agreement, the applicable Bank Product Provider shall be automatically deemed to have appointed Agent as its agent and to have accepted the benefits of the Loan Documents. It is understood and agreed that the rights and benefits of each Bank Product Provider under the Loan Documents consist exclusively of such Bank Product Provider’s being a beneficiary of the Liens and security interests (and, if applicable, guarantees) granted to Agent and the right to share in payments and collections out of the Collateral as more fully set forth herein. In addition, each Bank Product Provider, by virtue of entering into a Bank Product Agreement, shall be automatically deemed to have agreed that Agent shall have the right, but shall have no obligation, to establish, maintain, relax, or release reserves in respect of the Bank Product Obligations and that if reserves are established there is no obligation on the part of Agent to determine or insure whether the amount of any such reserve is appropriate or not. In connection with any such distribution of payments or proceeds of Collateral, Agent shall be entitled to assume no amounts are due or owing to any Bank Product Provider unless such Bank Product Provider has provided a written certification (setting forth a reasonably detailed calculation) to Agent as to the amounts that are due and owing to it and such written certification is received by Agent a reasonable period of time prior to the making of such distribution. Agent shall have no obligation to calculate the amount due and payable with respect to any Bank Products, but may rely upon the written certification of the amount due and payable from the applicable Bank Product Provider. In the absence of an updated certification, Agent shall be entitled to assume that the amount due and payable to the applicable Bank Product Provider is the amount last certified to Agent by such Bank Product Provider as being due and payable (less any distributions made to such Bank Product Provider on account thereof). Borrowers may obtain Bank Products from any Bank Product Provider, although Borrowers are not required to do so. Each Borrower acknowledges and agrees that no Bank Product Provider has committed to provide any Bank Products (unless otherwise agreed separate from this Agreement) and, unless otherwise agreed separate from this Agreement, that the providing of Bank Products by any Bank Product Provider is in the sole and absolute discretion of such Bank Product Provider. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, no provider or holder of any Bank Product shall have any voting or approval rights hereunder (or be deemed a Lender) solely by virtue of its status as the provider or holder of such agreements or products or the Obligations owing thereunder, nor shall the consent of any such provider or holder be required (other than in their capacities as Lenders, to the extent applicable) for any matter hereunder or under any of the other Loan Documents, including as to any matter relating to the Collateral or the release of Collateral or Guarantors.
16.6    Debtor-Creditor Relationship. The relationship between the Lenders and Agent, on the one hand, and the Loan Parties, on the other hand, is solely that of creditor and debtor. No member of the Lender Group has (or shall be deemed to have) any fiduciary relationship or duty to any Loan Party arising out of or in connection with the Loan Documents or the transactions contemplated thereby, and there is no agency or joint venture relationship between the members of the Lender Group, on the one hand, and the Loan Parties, on the other hand, by virtue of any Loan Document or any transaction contemplated therein.
16.7    Counterparts; Electronic Execution.
(a)    This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document and any notice delivered hereunder or thereunder, mutatis mutandis.
(b)    Electronic Execution. The words “execute,” “execution,” “signed,” “signature,” “delivery” and words of like import in or related to this Agreement, any other Loan Document or any document, amendment, approval, consent, waiver, modification, information, notice, certificate, report, statement, disclosure, or authorization to be signed or delivered in connection with this Agreement or any other Loan Document or the transactions contemplated hereby shall be deemed to include Electronic Signatures or execution in the form of an Electronic Record, and contract formations on electronic platforms approved by the Agent, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.  Each party hereto agrees that any Electronic Signature or execution in the form of an Electronic Record shall be valid and binding on itself and each of the other parties hereto to the same extent as a manual, original signature.  For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the parties of a manually signed paper which has been converted into electronic form (such as scanned into PDF format), or an electronically signed paper converted into another format, for transmission, delivery and/or retention.  Notwithstanding anything contained herein to the contrary, the Agent is under no obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by the Agent pursuant to procedures approved by it; provided that without limiting the foregoing,
(i)    to the extent the Agent has agreed to accept such Electronic Signature from any party hereto, the Agent and the other parties hereto shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of the executing party without further verification and
(ii)    upon the request of the Agent or any Lender, any Electronic Signature shall be promptly followed by an original manually executed counterpart thereof.
Without limiting the generality of the foregoing, each party hereto hereby
(A)     agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Agent, the Lenders and any of the Loan Parties, electronic images of this Agreement or any other

Loan Document (in each case, including with respect to any signature pages thereto)  shall have the same legal effect, validity and enforceability as any paper original, and
(B)     waives any argument, defense or right to contest the validity or enforceability of the Loan Documents based solely on the lack of paper original copies of any Loan Documents, including with respect to any signature pages thereto.
16.8    Revival and Reinstatement of Obligations; Certain Waivers.
(a)    If any member of the Lender Group or any Bank Product Provider repays, refunds, restores, or returns in whole or in part, any payment or property (including any proceeds of Collateral) previously paid or transferred to such member of the Lender Group or such Bank Product Provider in full or partial satisfaction of any Obligation or on account of any other obligation of any Loan Party under any Loan Document or any Bank Product Agreement, because the payment, transfer, or the incurrence of the obligation so satisfied is asserted or declared to be void, voidable, or otherwise recoverable under any law relating to creditors’ rights, including provisions of the Bankruptcy Code and any other Debtor Relief Law relating to fraudulent transfers, preferences, or other voidable or recoverable obligations or transfers (each, a “Voidable Transfer”), or because such member of the Lender Group or Bank Product Provider elects to do so on the reasonable advice of its counsel in connection with a claim that the payment, transfer, or incurrence is or may be a Voidable Transfer, then, as to any such Voidable Transfer, or the amount thereof that such member of the Lender Group or Bank Product Provider elects to repay, restore, or return (including pursuant to a settlement of any claim in respect thereof), and as to all reasonable costs, expenses, and attorneys’ fees of such member of the Lender Group or Bank Product Provider related thereto,
(i)    the liability of the Loan Parties with respect to the amount or property paid, refunded, restored, or returned will automatically and immediately be revived, reinstated, and restored and will exist, and
(ii)    Agent’s Liens securing such liability shall be effective, revived, and remain in full force and effect, in each case, as fully as if such Voidable Transfer had never been made.
If, prior to any of the foregoing, (A) Agent’s Liens shall have been released or terminated, or (B) any provision of this Agreement shall have been terminated or cancelled, Agent’s Liens, or such provision of this Agreement, shall be reinstated in full force and effect and such prior release, termination, cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect the obligation of any Loan Party in respect of such liability or any Collateral securing such liability. This provision shall survive the termination of this Agreement and the repayment in full of the Obligations.
16.9    Confidentiality.
(a)    Agent and Lenders each individually (and not jointly or jointly and severally) agree that material, non-public information regarding Holdings and its Subsidiaries, their operations, assets, and existing and contemplated business plans provided by or on behalf of Holdings or any of its Subsidiaries under or in connection with this Agreement or any other Loan Document (collectively, “Confidential Information”) shall be treated by Agent and the Lenders in a confidential manner, and shall not be disclosed by Agent and the Lenders to Persons who are not parties to this Agreement, except:
(i)    to attorneys for and other advisors, accountants, auditors, and consultants to any member of the Lender Group and to employees, directors and officers of any member of the Lender Group (the Persons in this clause (i), “Lender Group Representatives”) on a “need to know” basis in connection with this Agreement and the transactions contemplated hereby and on a confidential basis,
(ii)    to Subsidiaries and Affiliates of any member of the Lender Group (including the Bank Product Providers); provided, that any such Subsidiary or Affiliate shall have agreed to receive such information hereunder subject to the terms of this Section 16.9,
(iii)    as may be required by regulatory authorities so long as such authorities are informed of the confidential nature of such information,
(iv)    as may be required by statute, decision, or judicial or administrative order, rule, or regulation; provided, that (x) prior to any disclosure under this clause (iv), the disclosing party agrees to provide Par Borrower with prior notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior notice to Par Borrower pursuant to the terms of the applicable statute, decision, or judicial or administrative order, rule, or regulation and (y) any disclosure under this clause (iv) shall be limited to the portion of the Confidential Information as may be required by such statute, decision, or judicial or administrative order, rule, or regulation,
(v)    as may be agreed to in advance in writing by Borrower,
(vi)    as requested or required by any Governmental Authority pursuant to any subpoena or other legal process; provided, that (x) prior to any disclosure under this clause (vi) the disclosing party agrees to provide Par Borrower with prior written notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior written notice to Par Borrower pursuant to the terms of the subpoena or other legal process and (y) any disclosure under this clause (vi) shall be limited to the portion of the Confidential Information as may be required by such Governmental Authority pursuant to such subpoena or other legal process,
(vii)    as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by Agent or the Lenders or the Lender Group Representatives),
(viii)    in connection with any assignment, participation or pledge of any Lender’s interest under this Agreement; provided, that this clause (viii) shall not permit disclosure to any Disqualified Institution and prior to receipt of Confidential Information any such assignee, participant, or pledgee shall have agreed in writing to receive such Confidential Information either subject to the terms of this Section 16.9 or pursuant to confidentiality requirements substantially similar to those contained in this Section 16.9 (and such Person may disclose such Confidential Information to Persons employed or engaged by them as described in clause (i) above),
(ix)    in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents; provided, that prior to any disclosure to any Person (other than Holdings, any Loan Party, Agent, any Lender, any of their respective Affiliates, or their respective counsel) under this clause (ix) with respect to litigation involving any Person (other than Holdings, any Borrower, Agent, any Lender, any of their respective Affiliates, or their respective counsel), the disclosing party agrees to provide Borrower with prior written notice thereof, and

(x)    in connection with, and to the extent reasonably necessary for, the exercise of any secured creditor remedy under this Agreement or under any other Loan Document.
(b)    Anything in this Agreement to the contrary notwithstanding, Agent may disclose information concerning the terms and conditions of this Agreement and the other Loan Documents to loan syndication and pricing reporting services or in its marketing or promotional materials, with such information to consist of deal terms and other information customarily found in such publications or marketing or promotional materials and may otherwise use the name, logos, and other insignia of Holdings, any Borrower or the other Loan Parties and the Commitments provided hereunder in any “tombstone” or other advertisements, on its website or in other marketing materials of the Agent.
(c)    Holdings and each Loan Party agrees that Agent may make Borrower Materials available to the Lenders by posting the Borrower Materials on IntraLinks, SyndTrak or a substantially similar secure electronic transmission system (the “Platform”). The Platform is provided “as is” and “as available.” Agent does not warrant the accuracy or completeness of the Borrower Materials, or the adequacy of the Platform and expressly disclaim liability for errors or omissions in the communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by Agent in connection with the Borrower Materials or the Platform. In no event shall Agent or any of the Agent-Related Persons have any liability to Holdings, the Loan Parties, any Lender or any other person for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of Holdings’, any Loan Party’s or Agent’s transmission of communications through the Internet, except to the extent the liability of such person is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such person’s gross negligence or willful misconduct. Holdings and each Loan Party further agrees that certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Loan Parties or their securities) (each, a “Public Lender”). Holdings and the Loan Parties shall be deemed to have authorized Agent and its Affiliates and the Lenders to treat Borrower Materials marked “PUBLIC” or otherwise at any time filed with the SEC as not containing any material non-public information with respect to the Loan Parties or their securities for purposes of United States federal and state securities laws. All Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor” (or another similar term), and any Borrower Materials not so marked shall not be made available to any Public Lender. Agent and its Affiliates and the Lenders may be entitled to treat any Borrower Materials that are not marked “PUBLIC” or that are not at any time filed with the SEC as being suitable only for posting on a portion of the Platform not marked as “Public Investor” (or such other similar term).
16.10    Survival. All representations and warranties made by Holdings and the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Agent, Issuing Bank, or any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of, or any accrued interest on, any Loan or any fee or any other amount payable under this Agreement is outstanding or unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or been terminated.

16.11    Patriot Act; Due Diligence. The Agent and each Lender that is subject to the requirements of the Patriot Act and the Beneficial Ownership Regulation hereby notifies Holdings and the Loan Parties that pursuant to the requirements of the Patriot Act and the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies Holdings and each Loan Party, which information includes the name and address of Holdings each Loan Party and other information that will allow the Agent or such Lender to identify each such Person in accordance with the Patriot Act and the Beneficial Ownership Regulation. In addition, Agent and each Lender shall have the right to periodically conduct due diligence on Holdings, all Loan Parties, their respective senior management and key principals and legal and beneficial owners. Holdings and each Loan Party agrees to cooperate in respect of the conduct of such due diligence and further agrees that the reasonable costs and charges for any such due diligence by Agent shall constitute Lender Group Expenses hereunder and be for the account of the Borrowers.
16.12    Integration. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof. The foregoing to the contrary notwithstanding, all Bank Product Agreements, if any, are independent agreements governed by the written provisions of such Bank Product Agreements, which will remain in full force and effect, unaffected by any repayment, prepayments, acceleration, reduction, increase, or change in the terms of any credit extended hereunder, except as otherwise expressly provided in such Bank Product Agreement.
16.13    Release of Guarantors and Collateral.
(a)    The Lien on any Collateral will be automatically released upon any of the occurrence of any of the circumstances set forth in Section 14.11(a)(i) to (vi). The Agent shall concurrently with such release (to the extent the Par Borrower has delivered to the Agent notice thereof at least three Business Days prior to such release, and if such notice was not delivered in such time frame, within three Business Days after such notice was delivered) execute and deliver such acknowledgments, releases and terminations as the Par Borrower may reasonably request in connection with any such release.
(b)    Any Guarantor will automatically be released from its Guarantee of the Obligations upon the occurrence of any of the circumstances set forth in Section 14.11(b). The Agent shall concurrently with such release (to the extent the Par Borrower has delivered to the Agent notice thereof at least three Business Days prior to such release, and if such notice was not delivered in such time frame, within three Business Days after such notice was delivered) execute and deliver such acknowledgments, releases and terminations as the Par Borrower may reasonably request in connection with any such release.
16.14    Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;

(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.
16.15    Certain ERISA Matters.
(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agent and each Joint Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:
(i)    such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more ERISA Plans in connection with the Loans or the Commitments,
(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,
(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or
(iv)    such other representation, warranty and covenant as may be agreed in writing between the Agent, in its sole discretion, and such Lender.
(b)    In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agent and each Joint Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that:

(i)    none of the Agent or any Joint Lead Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Agent under this Agreement, any Loan Document or any documents related to hereto or thereto),
(ii)    the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50,000,000, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),
(iii)    the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations),
(iv)    the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is a fiduciary under ERISA or the IRC, or both, with respect to the Loans, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and
(v)    no fee or other compensation is being paid directly to the Agent or the Joint Lead Arrangers or any their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Commitments or this Agreement.
(c)    The Agent and each Joint Lead Arranger hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans or the Commitments for an amount less than the amount being paid for an interest in the Loans or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.
16.16    Permitted Intercreditor Agreements and Intermediation Access Agreements.
(a)    Each of the Lenders acknowledges that obligations of the Borrower and the Guarantors under any Incremental Equivalent Debt and any Permitted First Priority Refinancing Debt may be secured by Liens on assets of the Borrower and the Guarantors that constitute Term Loan Collateral and that the obligations of the Borrower and the Guarantors under the Loan Documents may be secured by liens on the Collateral. Each of the Lenders hereby irrevocably authorizes and directs (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to irrevocable authorize and direct) the Agent to execute and deliver, in each case on behalf of such Lender (and Bank Product

Provider) and without any further consent, authorization or other action by such Lender (or Bank Product Provider),
(i)    from time to time upon the request of the Borrower, in connection with the establishment, incurrence, amendment, refinancing or replacement of any such Indebtedness or any other Indebtedness, any applicable Intercreditor Agreement (it being understood that the Agent is hereby authorized and directed to determine the terms and conditions of any such Intercreditor Agreement as contemplated by the definition of “Intercreditor Agreement”), and
(ii)    any documents relating thereto.
(b)    Each of the Lenders acknowledges (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that obligations of the Par Borrower or any of its Subsidiaries that is party to an Intermediation Facility under Intermediation Facilities may be secured by Liens on Intermediation Collateral owned by the Par Borrower or any of such Subsidiaries and that counterparties to Intermediation Facilities may need to access to the Collateral in order to obtain and utilize its Intermediation Collateral or other assets located on the Collateral. Each of the Lenders hereby irrevocably authorizes and directs (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize and direct) the Agent to execute and deliver, in each case on behalf of such Lender (or Bank Product Provider) and without any further consent, authorization or other action by such Lender (or Bank Product Provider), from time to time upon the request of Par Borrower, in connection with any Intermediation Facility, any applicable Intermediation Access Agreement (it being understood that the Agent is hereby authorized and directed to determine the terms and conditions of any such Intermediation Access Agreement as contemplated by the definition of the term “Intermediation Access Agreement”). The Lenders hereby ratify (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to ratify) Agent’s entry into the Intermediation Access Agreements in effect as of the Closing Date.
(c)    Each of the Lenders hereby irrevocably (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to)
(i)    consents to the treatment of Liens and any access rights to be provided for under the Intercreditor Agreements,
(ii)    consents to the access of the Intermediation Facility counterparties to the Collateral in accordance with the Intermediation Access Agreements,
(iii)    agrees that, upon the execution and delivery thereof, such Lender will be bound by the provisions of any Intercreditor Agreement and any Intermediation Access Agreement as if it were a signatory thereto and will take no actions contrary to the provisions of any Intercreditor Agreement or any Intermediation Access Agreement,
(iv)    agrees that no Lender shall have any right of action whatsoever against the Agent as a result of any action taken by the Agent pursuant to this Section or in accordance with the terms of any Intercreditor Agreement or any Intermediation Access Agreement and
(v)    authorizes and directs the Agent to carry out the provisions and intent of each such document.
(d)    Each of the Lenders hereby irrevocably further authorizes and directs (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to irrevocably further authorize and direct) the Agent to execute and deliver, in each case on behalf of such Lender (or Bank Product Provider) and without any further consent, authorization or other action by such Lender (or Bank Product Provider), any amendments, amendments and restatements, supplements or other modifications of any Intercreditor Agreement or any Intermediation Access Agreement that the Borrower may from time to time request
(i)    to give effect to any establishment, incurrence, amendment, extension, renewal, refinancing or replacement of any Indebtedness under the Term Facility Documents, any Incremental Equivalent Debt, any Permitted First Priority Refinancing Debt, any other Indebtedness or any Intermediation Facility, as applicable, or
(ii)    to confirm for any party that such Intercreditor Agreement or Intermediation Access Agreement is effective and binding upon the Agent on behalf of the Lenders and the Bank Product Providers.
(e)    Each of the Lenders hereby irrevocably further authorizes and directs (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to irrevocably further authorize and direct) the Agent to execute and deliver, in each case on behalf of such Lender (or Bank Product Provider) and without any further consent, authorization or other action by such Lender (or Bank Product Provider), any amendments, supplements or other modifications of any Loan Document to add or remove any legend that may be required pursuant to any Intercreditor Agreement.
The Agent shall have the benefit of the provisions of Section 14 with respect to all actions taken by it pursuant to this Section or in accordance with the terms of any Intercreditor Agreement or Intermediation Access Agreement to the full extent thereof.
16.17    The Administrative Borrower.
Each Borrower hereby irrevocably appoints Par Borrower as the borrowing agent and attorney-in-fact for all Borrowers (the “Administrative Borrower”) which appointment shall remain in full force and effect unless and until Agent shall have received prior written notice signed by each Borrower that such appointment has been revoked and that another Borrower has been appointed Administrative Borrower. Each Borrower hereby irrevocably appoints and authorizes Administrative Borrower
(a)    to provide Agent with all notices with respect to Revolving Loans and Letters of Credit obtained for the benefit of any Borrower and all other notices and instructions under this Agreement and the other Loan Documents (and any notice or instruction provided by Administrative Borrower shall be deemed to be given by Borrowers hereunder and shall bind each Borrower),
(b)    to receive notices and instructions from members of the Lender Group (and any notice or instruction provided by any member of the Lender Group to Administrative Borrower in accordance with the terms hereof shall be deemed to have been given to each Borrower),
(c)    to enter into Bank Product Provider Agreements on behalf of Borrowers and their Subsidiaries, and
(d)    to take such action as Administrative Borrower deems appropriate on its behalf to obtain Revolving Loans and Letters of Credit and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement.
It is understood that the handling of the Loan Account and Collateral in a combined fashion, as more fully set forth herein, is done solely as an accommodation to Borrowers in order to utilize the collective borrowing powers of Borrowers in the most efficient and economical manner and at their request, and that Lender Group shall not incur liability to any Borrower as a result hereof. Each Borrower expects to derive benefit, directly or indirectly, from the handling of the Loan Account and the Collateral in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the integrated group. To induce the Lender Group to do so, and in consideration thereof, each Borrower hereby jointly and severally agrees to indemnify each member of the Lender Group and hold each member of the Lender Group harmless against any and all liability, expense, loss or claim of damage or injury (other than Taxes, which shall be governed by Section 2.18), made against the Lender Group by any Borrower or by any third party whosoever, arising from or incurred by reason of (i) the handling of the Loan Account and Collateral of Borrowers as herein provided, or (ii) the Lender Group’s relying on any instructions of Administrative Borrower, except that Borrowers will have no liability to the relevant Agent-Related Person or Lender-Related Person under this Section 16.17 with respect to any liability that has been finally determined by a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of such Agent-Related Person or Lender-Related Person, as the case may be.
(e)    Execution of Loan Documents. The Borrowers hereby empower and authorize the Administrative Borrower, on behalf of the Borrowers, to execute and deliver to the Administrative Agent and the Lenders the Loan Documents and all related agreements, certificates, notices, consents, documents or instruments as shall be necessary or appropriate to effect the purposes of the Loan Documents. Each Borrower agrees that any action taken by the Administrative Borrower or the Borrowers in accordance with the terms of this Agreement or the other Loan Documents, and the exercise by the Administrative Borrower of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Borrowers .
16.18    Acknowledgment Regarding Any Support QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedge Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and, each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the FDIC under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
(a)    In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
(b)    As used in this Section 16.18, the following terms have the following meanings:
(i)    “BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
(ii)    “Covered Entity” means any of the following:
(A)    a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
(B)    a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or
(C)    a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
(iii)    “Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
(iv)    “QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
[Signature pages to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

BORROWERS:	PAR PETROLEUM, LLC PAR HAWAII, LLC HERMES CONSOLIDATED, LLC WYOMING PIPELINE COMPANY LLC PAR MONTANA, LLC PAR ROCKY MOUNTAIN MIDSTREAM, LLC

	By:	/s/ Shawn D. Flores
	Name:	Shawn D. Flores
	Title:	Chief Financial Officer

HOLDINGS:	PAR PACIFIC HOLDINGS, INC.

	By:	/s/ Shawn D. Flores
	Name:	Shawn D. Flores
	Title:	Senior Vice President and Chief Financial Officer

Signature Page to Asset-Based Revolving Credit Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as Agent

By:	/s/ Michael Matranga
Name:	Michael Matranga
Its Authorized Signatory

Signature Page to Asset-Based Revolving Credit Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Michael Matranga
Name:	Michael Matranga
Title:	Authorized Signatory

Signature Page to Asset-Based Revolving Credit Agreement

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Mark Porter
Name:	Mark Porter
Title:	Senior Vice President

Signature Page to Asset-Based Revolving Credit Agreement

FIFTH THIRD BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Elias Makris
Name:	Elias Makris
Title:	Managing Director

Signature Page to Asset-Based Revolving Credit Agreement

MUFG Bank, LTD, as a Lender

By:	/s/ Stephen W. Warfel
Name:	Stephen W. Warfel
Title:	Authorized Signatory

Signature Page to Asset-Based Revolving Credit Agreement

Goldman Sachs Bank USA, as a Lender

By:	/s/ Thomas Manning
Name:	Thomas Manning
Title:	Authorized Signatory

Signature Page to Asset-Based Revolving Credit Agreement

American Savings Bank FSB, as a Lender

By:	/s/ Liane Khim
Name:	Liane Khim
Title:	First Vice President

Signature Page to Asset-Based Revolving Credit Agreement